    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998


                                                    REGISTRATION NO. 333-43287

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
-----------------------------------------------------------------------------

                                POST-EFFECTIVE
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
-----------------------------------------------------------------------------

                           SFX ENTERTAINMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                             7922                       13-3977880
   (State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or Organization)       Classification Code Number)     Identification Number)

                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)

                  ROBERT F.X. SILLERMAN, EXECUTIVE CHAIRMAN
                           SFX ENTERTAINMENT, INC.
                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 838-3100
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                         Code, of Agent For Service)
-----------------------------------------------------------------------------

                                   Copy to:

                                AMAR BUDARAPU
                               BAKER & MCKENZIE
                               805 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 751-5700
-----------------------------------------------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the distribution under the Distribution Agreement described in the Prospectus have been satisfied or waived, and from time to time thereafter pursuant to the exercise of certain warrants of SFX Broadcasting, Inc.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------------------------------------------------------------------

   THIS POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(C) OF THE SECURITIES ACT.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED MARCH 31, 1998
PROSPECTUS


                                  [SFX LOGO]


                CLASS A COMMON STOCK AND CLASS B COMMON STOCK


   SFX Broadcasting, Inc. ("SFX Broadcasting") currently operates in two principal lines of business: radio broadcasting and live entertainment. In August 1997, SFX Broadcasting entered into an agreement (as amended, the "SFX Merger Agreement") to merge (the "SFX Merger") its radio business with a subsidiary of SBI Holdings Corporation ("SFX Buyer"). If the SFX Merger is consummated, then, among other things, holders of SFX Broadcasting's Class A common stock will have the right to receive $75.00 per share, holders of SFX Broadcasting's Class B common stock will have the right to receive $97.50 per share and holders of SFX Broadcasting's Series D preferred stock will have the right to receive $82.40 per share, subject to certain adjustments. In the SFX Merger Agreement, SFX Broadcasting retained the right to spin off its live entertainment business to its stockholders (the "Spin-Off"). If the conditions to the Spin-Off are satisfied or waived, SFX Broadcasting will consummate the Spin-Off by issuing shares of its subsidiary, SFX Entertainment, Inc. (the "Company"), which holds SFX Broadcasting's live entertainment operations, to SFX Broadcasting's stockholders as a dividend in a taxable transaction. See "Certain Federal Income Tax Consequences." Based on the number of SFX Broadcasting's shares and interests in its director deferred stock ownership plan outstanding, and assuming the exercise of outstanding options and warrants of SFX Broadcasting before the record date for the Spin-Off, SFX Broadcasting will distribute in the Spin-Off approximately 14,200,000 shares of the Company's Class A common stock, par value $.01 per share (the "Company Class A Common Stock"), and 1,047,037 shares of the Company's Class B common stock, par value $.01 per share (the "Company Class B Common Stock" and, with the Company Class A Common Stock, the "Company Common Stock"). This Prospectus is the Company's prospectus relating to those shares.

   If the Spin-Off and the SFX Merger are consummated, then, among other things:

The Company will:


   o continue to own and operate SFX Broadcasting's live entertainment venue operation, promotion, production and marketing and consulting business (the "Entertainment Business"), representing on a pro forma basis giving effect to the Recent Acquisitions (as defined herein) approximately 68% of SFX Broadcasting's revenues for the year ended December 31, 1997 and 37% of SFX Broadcasting's assets as of that time.


SFX Broadcasting will be wholly-owned by SBI Holdings Corporation and will:


   o continue to own and operate SFX Broadcasting's radio broadcasting business, which would on a continuing basis, giving pro forma effect to the Recent Acquisitions, represent approximately 32% of SFX Broadcasting's revenues for the year ended December 31, 1997 and 63% of SFX Broadcasting's assets as of that time; and


   o at the time of the SFX Merger, make a payment to the Company, or receive a payment from the Company, for Working Capital (as defined in "Agreements Relating to the Spin-Off--Distribution Agreement").


   Before the Spin-Off, the Company and SFX Broadcasting will enter into a Distribution Agreement, which will govern the terms and conditions of the Spin-Off (the "Distribution Agreement"). A form of the Distribution Agreement has been filed as an exhibit hereto. See "Agreements Relating to the Spin-Off--Distribution Agreement" and "Additional Information."

   In the Spin-Off, for each share of SFX Broadcasting's Class A common stock held on the record date for the Spin-Off to be set by SFX Broadcasting's board of directors (the "Spin-Off Record Date"), the holder will receive one share of Company Class A Common Stock, which has 1 vote in most matters. For each share of SFX Broadcasting's Class B common stock owned on the Spin-Off Record Date, the holder will receive one share of Company Class B Common Stock, which has 10 votes in most matters. Holders of SFX Broadcasting's Series D preferred stock will receive the number of shares of Company Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share). For each share of SFX Broadcasting's Class A common stock credited under SFX Broadcasting's director deferred stock ownership plan, the holder of that interest will receive one share of Company Class A Common Stock. In addition, persons who exercise certain warrants of SFX Broadcasting after the Spin-Off Record Date will be entitled to receive, among other things, up to 636,289 shares of Company Class A Common Stock. Holders will not receive cash in lieu of fractional shares. After the Spin-Off and certain other transactions described in this Prospectus, Robert F.X. Sillerman, the Executive Chairman of the Company, will beneficially own approximately 45.7%, and all directors and executive officers together will beneficially own approximately 52.0%, of the combined vote of the Company Common Stock. Accordingly, these individuals will generally be able to control the election of a majority of Company's board of directors, as well as stockholder votes on most other matters. See "Risk Factors--Control by Management," "Management," "Principal Stockholders of the Company" and "Certain Relationships and Related Transactions."

   SFX Broadcasting stockholders will not pay any consideration for receiving Company Common Stock in the Spin-Off. The Company Class A Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "SFXE". However, a when-issued trading market has developed in the Company Class A Common Stock on the over-the-counter market under the symbol "SFXAV." See "Listing and Trading of Company Class A Common Stock."



   PLEASE READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS IMPORTANT INFORMATION. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 12.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is         , 1998.

                              TABLE OF CONTENTS


                                           PAGE
                                          ------
SUMMARY..................................    3
 The Company.............................    3
 Overview of the Spin-Off and the SFX
  Merger.................................    5
 The Spin-Off............................    6
 Summary Consolidated Financial Data  ...   10
RISK FACTORS.............................   12
 Absence of Combined Operating History;
  Potential Inability to Integrate
  Acquired Businesses....................   12
 Risks Related to Recent Acquisitions ...   12
 Financing Matters ......................   14
 Substantial Leverage....................   14
 Indemnification Arrangements............   15
 Future Charges to Earnings .............   16
 Future Acquisitions.....................   17
 Expansion Strategy; Need for Additional
  Funds..................................   17
 Restrictions Imposed by the Company's
  Indebtedness...........................   17
 Working Capital Adjustments and
  Repayment of Advances..................   18
 Dependence on Key Personnel.............   18
 Potential Conflicts of Interest ........   19
 Control of Motor Sports and Theatrical
  Businesses.............................   20
 BGP Right of First Refusal..............   20
 Control of Concerts ....................   20
 Control by Management; Stock Issued to
  Management.............................   20
 Economic Conditions and Consumer
  Tastes.................................   20
 Availability of Artists and Events .....   21
 Control of Venues.......................   21
 Seasonality.............................   21
 Competition.............................   21
 Environmental Matters...................   22
 Fraudulent Conveyance...................   22
 Anti-Takeover Effects...................   23
 Limited Market for Company Class A
  Common Stock ..........................   23
OVERVIEW OF THE LIVE ENTERTAINMENT
 INDUSTRY................................   24
 Concert Promotion Industry..............   24
 Theatrical Industry.....................   24
 Motor Sports Industry...................   25
BUSINESS.................................   26
 General.................................   26
 SFX Merger and the Spin-Off ............   26
 1997 Acquisitions ......................   27
 Recent Acquisitions ....................   27
 The Company's Live Entertainment
  Activities.............................   31
 Operating Strategy......................   38
 Properties .............................   40
 Employees...............................   40
 Litigation..............................   40
 Potential Conflicts of Interest ........   40
 Seasonality.............................   41
 Competition.............................   41
 Regulatory Matters......................   42
 Forward Looking Statements..............   42
THE SPIN-OFF.............................   43
 Background and Reasons for the
  Spin-Off...............................   43
 Manner of Effecting the Spin-Off .......   44
 Regulatory Matters......................   45
AGREEMENTS RELATING TO THE SPIN-OFF .....   46
 Distribution Agreement..................   46
 Tax Sharing Agreement...................   52
 Employee Benefits Agreement.............   52
CERTAIN FEDERAL INCOME TAX CONSEQUENCES .   53
LISTING AND TRADING OF COMPANY CLASS A
 COMMON STOCK............................   55
 Dividend Policy.........................   55
 Recent Sales of Unregistered Securities    55
CAPITALIZATION...........................   57

                                1

                                           PAGE
                                          ------
UNAUDITED PRO FORMA CONDENSED COMBINED
 FINANCIAL STATEMENTS ...................    59
SELECTED CONSOLIDATED FINANCIAL DATA  ...    74
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..............................    76
 1997 Acquisitions ......................    76
 Recent Acquisitions.....................    77
 Spin-Off and SFX Merger.................    79
 Results of Operations...................    80
 Historical Results......................    82
 Liquidity and Capital Resources ........    84
MANAGEMENT...............................    91
 Directors and Executive Officers .......    91
 Executive Compensation..................    94
 Employment Agreements and Arrangements
  with Certain Officers and Directors ...    95
PRINCIPAL STOCKHOLDERS OF THE COMPANY ...    98
 Possible Change in Control..............   100
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS............................   101
 Agreements with SFX Broadcasting  ......   101
 Company Common Stock to be Received in
  the Spin-Off...........................   101
 Issuance of Stock to Holders of SFX
  Broadcasting's Options and SARs .......   101
 Employment Agreements...................   101
 Delsener/Slater Employment Agreements ..   102
 Assumption of Employment Agreements;
  Certain Change of Control Payments ....   102
 Indemnification of Mr. Sillerman .......   103
 Potential Conflicts of Interest ........   103
 Relationship Between Howard J. Tytel
  and Baker & McKenzie...................   103
 Arrangement Between Robert F.X.
  Sillerman and Howard J. Tytel..........   104
 Triathlon Fees..........................   104
 Relationships and Transactions with SFX
  Broadcasting ..........................   104
SHARES ELIGIBLE FOR FUTURE SALE..........   105
DESCRIPTION OF CAPITAL STOCK.............   107
 Common Stock............................   107
 Transfer Agent and Registrar ...........   108
 Preferred Stock.........................   108
 Warrants and Other Securities of SFX
  Broadcasting ..........................   109
DESCRIPTION OF INDEBTEDNESS..............   110
 Notes...................................   110
 Credit Facility.........................   111
 Other Debt..............................   114
ADDITIONAL INFORMATION...................   115
LEGAL MATTERS............................   115
EXPERTS..................................   115
INDEX TO FINANCIAL STATEMENTS............   F-1

                                   SUMMARY

   The following is a summary of the information contained elsewhere in this Prospectus. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information and financial statements, including the notes thereto, set forth in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes consummation of the Spin-Off (including recapitalizing the Company to increase its authorized capital stock and to increase the number of shares of Company Common Stock outstanding) and the SFX Merger described in "The Spin-Off." However, there can be no assurance that the Spin-Off or the SFX Merger will be consummated on the terms described herein or at all.

THE COMPANY


   The Company is a leading promoter of, and operator of venues for, live entertainment events. Management believes that the Company is the largest diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. The Company believes that it owns and/or operates the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 39 venues either directly owned or operated under lease or exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in 6 of the top 10 markets. Through its large number of venues, its strong market presence and the long operating histories of the Company and the businesses acquired pursuant to the Recent Acquisitions and the 1997 Acquisitions (as defined herein), the Company operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. During 1997, approximately 1.4 million people attended approximately 210 events promoted and/or produced by the Company, including approximately 200 music concerts. During the same year, approximately 25 million people attended 9,100 events promoted and/or produced by the Company and the businesses acquired in the Recent Acquisitions (the "Acquired Businesses"), including approximately 3,880 music concerts, 4,850 theatrical shows and 188 specialized motor sports events. These events included: (a) music concerts featuring artists such as The Rolling Stones, Phish, Fleetwood Mac, Ozzy Osbourne and Alanis Morissette,
(b) music festivals such as Lollapalooza and the George Strait Country Music Festival, (c) touring theatrical productions such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield and (d) specialized motor sports events, such as Truck Fest and American Motorcycle Association Supercross racing events.


   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. As promoter, the Company typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, the Company (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Broadway-style touring theatrical shows ("Touring Broadway Shows"), and develops specialized motor sports and other live entertainment events. In connection with its live entertainment events, the Company also derives related revenue streams, including from the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Recent Acquisitions, the Company's music and ancillary businesses would have comprised approximately 78%; theater would have comprised approximately 16%; and specialized motor sports would have comprised approximately 6% of the Company's total net revenues for the year ended December 31, 1997.

   The Company believes that it owns and/or operate the largest number of venues in the United States used principally for music concerts and other live entertainment events. The following table summarizes the amphitheaters, theaters and other venues owned and/or operated under lease or exclusive booking arrangement by the Company:

                                                           NUMBER OF                   TOTALS
                                 MARKET     NUMBER OF     THEATERS AND    TOTAL       SEATING
MARKET                           RANK(1)AMPHITHEATERS(2)    CLUBS(2)    VENUES(2)     CAPACITY
------------------------------  -------- --------------  ------------- ---------  ---------------
New York--Northern New Jersey
 --Long Island ................      1           2              2           4          37,570
Los Angeles--Riverside--Orange
 County .......................      2           2             --           2          40,500(3)
San Francisco--Oakland--San
 Jose..........................      5           2              4           6          49,499(4)
Philadelphia--Wilmington
 --Atlantic City ..............      6           1             --           1          25,000
Dallas--Fort Worth ............      9           1             --           1          20,100
Houston--Galveston--Brazoria  .     10           1              1           2          15,800
Atlanta .......................     12           2              2           4          28,250
St. Louis .....................     17           1              2           3          24,100
Phoenix--Mesa .................     18           1             --           1          20,000
Pittsburgh ....................     19           1             --           1          22,500
Kansas City ...................     24           1              2           3          30,000
Sacramento--Yolo ..............     26          --              1           1             N/A(4)
Indianapolis ..................     28           1              1           2          23,700
Columbus ......................     30           1             --           1          20,000
Charlotte--Gastonia--Rock Hill      32           1             --           1          18,000
Hartford ......................     36           1             --           1          25,000
Rochester .....................     39           1             --           1          12,700
Nashville .....................     41           1             --           1          20,100
Oklahoma City .................     43           1             --           1           9,000
Raleigh--Durham--Chapel Hill  .     47           1             --           1          20,000
West Palm Beach--Boca Raton  ..     50           1             --           1          20,000
Reno ..........................    119           1             --           1           8,500
                                         --------------  ------------- ---------  ---------------
 Total.........................                 25             15          40         490,319(3),(4)



------------
(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States.
(2) Does not include venues in the 31 markets where PACE sells subscriptions for Touring Broadway Shows. See "Business--The Company's Live Entertainment Activities--Production."
(3) Additional seating of approximately 40,000 is available for certain events.
(4) Club seating, which cannot be accurately determined because clubs typically have either open or reserved seating for any given event, is not reflected.

   The Company was formed as a wholly-owned subsidiary of SFX Broadcasting in December 1997 as the parent company of SFX Concerts, Inc. ("Concerts"). Concerts was formed by SFX Broadcasting in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations. Concerts acquired Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), a New York-based concert promotion company, in January 1997. In March 1997, Concerts acquired a 37-year lease to operate the Meadows Music Theater ("Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, Concerts acquired Sunshine Promotions, Inc., a concert promoter in the Midwest, and certain other related companies ("Sunshine Promotions" and, together with the acquisitions of Delsener/Slater and the Meadows Music Theater lease, the "1997 Acquisitions").

   In February and March of 1998, the Company completed its acquisitions of PACE Entertainment Corporation ("PACE"); Contemporary Group ("Contemporary"); BG Presents, Inc. ("BGP"); Album Network, Inc., SJS Entertainment Corporation and The Network 40 (collectively, "Network"); Concert/ Southern Promotions ("Concert/Southern") and certain related entities. The aggregate purchase price of such acquisitions was approximately $506.1 million, consisting of approximately $442.1 million in cash, including repaid debt and payments for working capital, $7.8 million in assumed debt and the agreement to issue, or the issuance of securities convertible into, an aggregate of approximately 4.2 million shares of Company Class A Common Stock (approximately 21% of the outstanding shares of Company Common Stock after the Spin-Off and other issuances described herein) with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to the Company Class A Common Stock will approximate the actual trading price of such stock. The acquisitions of PACE, Contemporary, BGP, Network and Concert/Southern are collectively referred to as the "Recent Acquisitions."

   Certain agreements of the Company, including the Distribution Agreement, the Tax Sharing Agreement (as defined herein), certain employment agreements and the agreements relating to the Recent Acquisitions provide for tax and other indemnities, purchase price adjustments and future contingent payments in certain circumstances. The Company may also be responsible for certain other payments in connection with, and to be made contemporaneously with or prior to, the consummation of the SFX Merger and/or the Spin-Off, including the amount of any shortfall in Working Capital. There can be no assurance that the Company will have sufficient sources of funds to make such payments should they come due. In addition, consistent with its operating strategy, the Company intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to acquisitions in the live entertainment business, certain of which may be consummated prior to the Spin-Off. See "Risk Factors--Risks Related to Recent Acquisitions," "--Financing Matters," "--Indemnification Arrangements," and "--Working Capital Adjustments and Repayment of Advances," "Management's Discussion and Analysis of Financing Condition and Results of Operations," "Certain Relationships and Related Transactions--Indemnification of Mr. Sillerman" and "Agreements Relating to the Spin-Off--Distribution Agreement" and "--Tax Sharing Agreement."


   The address and telephone number of the Company's principal executive offices are: 650 Madison Avenue, 16th Floor, New York, New York 10022; (212) 838-3100.

OVERVIEW OF THE SPIN-OFF AND THE SFX MERGER

   In August 1997, SFX Broadcasting entered into the SFX Merger Agreement among SFX Buyer, a wholly-owned subsidiary of SFX Buyer ("SFX Buyer Sub") and SFX Broadcasting. Upon the terms and subject to the conditions set forth in the SFX Merger Agreement, SFX Broadcasting will be merged with SFX Buyer Sub, with SFX Broadcasting surviving the SFX Merger and becoming a wholly-owned subsidiary of SFX Buyer. As a waivable condition to and in order to facilitate the SFX Merger, SFX Broadcasting has agreed to effect the Spin-Off (or an alternative transaction to dispose of the Company) prior to consummation of the SFX Merger. The Spin-Off will separate the Entertainment Business from SFX Broadcasting's radio broadcasting business and will enable SFX Buyer to acquire only SFX Broadcasting's radio broadcasting business in the SFX Merger. It will also allow SFX Broadcasting's stockholders to continue their equity participation in the Entertainment Business. The receipt of shares by SFX Broadcasting's stockholders pursuant to the Spin-Off will be a taxable transaction.


   In February 1998, SFX Broadcasting obtained consents under the indenture governing certain of its notes and the certificate of designations of its Series E preferred stock that were required to consummate the Spin-Off. In addition, on March 26, 1998, the SFX Broadcasting's stockholders approved the SFX Merger and certain amendments to the certificate of incorporation of SFX Broadcasting to permit the SFX Merger and the Spin-Off as currently contemplated.


   Pursuant to the Distribution Agreement, SFX Broadcasting has contributed to the Company all of its assets relating to the Entertainment Business. At the time of the SFX Merger, SFX Broadcasting will contribute its positive Working Capital to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. Therefore, the capitalization of the Company will depend, to a large extent, on the operating results of SFX Broadcasting through the date of the SFX Merger. As of December 31, 1997, the Company estimates that Working Capital to be received by the Company would have been approximately $3.0 million (excluding the Series E Adjustment, as defined herein). The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of December 31, 1997, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual cost of consummating the SFX Merger and the related transactions. SFX Broadcasting will also incur certain other significant expenses prior to the consummation of the SFX Merger that could reduce Working Capital, including the payment of dividends and interest on SFX Broadcasting's debt, the Meadows Repurchase (as defined herein) and the amount of any settlement paid by SFX Broadcasting in connection with the SFX Merger shareholder litigation. Moreover, Working Capital will be reduced by at least $2.1 million pursuant to the Series E Adjustment. If the Company is required to make Working Capital payments to SFX Broadcasting, there can be no assurance that the Company will have the funds to do so or that it will have sufficient funds to conduct its operations after making the required payments. See "Agreements Relating to the Spin-Off--Distribution Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   In the Spin-Off, shares of Company Common Stock will be distributed pro rata to holders on the Spin-Off Record Date of SFX Broadcasting's Class A common stock, Class B common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, and the remaining shares will be placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. See "The Spin-Off." Pursuant to the SFX Merger Agreement, when the SFX Merger is consummated, each outstanding share (except for shares of holders who exercise dissenters' appraisal rights) of SFX Broadcasting's (a) Class A common stock will convert into the right to receive $75.00 (subject to increase under certain circumstances), (b) Class B common stock will convert into the right to receive $97.50 (subject to increase under certain circumstances), (c) Series D preferred stock will convert into the right to receive $82.40 (subject to increase under certain circumstances) and (d) Series C preferred stock will convert into the right to receive $1,000.00 plus any accrued but unpaid dividends.


THE SPIN-OFF

   The following is a brief summary of certain terms of the Spin-Off. The Spin-Off and the Distribution Agreement are more fully described under "The Spin-Off" and "Agreements Relating to the Spin-Off," and a form of the Distribution Agreement is filed as an exhibit hereto.

DISTRIBUTING COMPANY ..........  SFX Broadcasting. References to SFX
                                 Broadcasting include its subsidiaries,
                                 except where the context otherwise requires.

DISTRIBUTED COMPANY ...........  The Company, will hold the assets and be responsible for the liabilities of SFX
                                 Broadcasting relating to the Entertainment
                                 Business, as well as certain other
                                 liabilities. In connection with the SFX
                                 Merger, the Company will be required to make or entitled to receive certain payments of Working Capital of SFX Broadcasting. References to the Company include its subsidiaries and assume completion of the transfer of assets and liabilities, except where the context otherwise requires. See "Business" and "The Spin-Off."


SHARES TO BE ISSUED IN
 CONNECTION WITH THE RECENT
 ACQUISITIONS .................  4,215,678 shares of Company Class A Common
                                 Stock. (1)


------------
(1) If the company is unable to issue these shares of its capital stock in connection with certain of the Recent Acquisitions, then the cash portion of the purchase price in those acquisitions will increase. See "Risk Factors--Risks Related to the Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES TO BE DISTRIBUTED
 IN THE SPIN-OFF ..............  Approximately 14,200,000 shares of Company
                                 Class A Common Stock and 1,047,037 shares of
                                 Company Class B Common Stock. (2)

CONDITIONS TO THE SPIN-OFF ....  The Spin-Off is subject to certain conditions, however, the Spin-Off is not conditioned on the prior consummation of the SFX Merger. Management believes that it will consummate the Spin-Off in the second quarter of 1998, although there can be no assurance that the Spin-Off will be consummated during that time period, on the terms described herein or at all. See "Agreements Relating to the
                                 Spin-Off--Distribution Agreement--Conditions
                                 to the Spin-Off."


DISTRIBUTION RATIO TO
 SFX BROADCASTING
 STOCKHOLDERS .................  For each share owned on the Spin-Off Record
                                 Date of: (a) SFX Broadcasting's Class A
                                 common stock, 1 share of Company Class A
                                 Common Stock; (b) SFX Broadcasting's Class B common stock, 1 share of Company Class B Common Stock; and (c) SFX Broadcasting's Series D preferred stock, approximately
                                 1.0987 shares of Company Class A Common
                                 Stock, rounded down to the nearest whole number for each holder. In addition, participants in SFX Broadcasting's director deferred stock ownership plan will receive 1 share of Company Class A Common Stock per share of SFX Broadcasting's Class A common stock credited to their accounts. Shares of Company Class A Common Stock will also be placed in escrow for issuance upon exercise of certain warrants of SFX Broadcasting. See "The Spin-Off--Manner of Effecting the Spin-Off."


FEDERAL INCOME TAX
 CONSEQUENCES .................  The receipt of Company Common Stock in the
                                 Spin-Off will be a taxable event for the stockholder for U.S. federal income tax purposes and may also be taxable events under applicable local, state and foreign tax laws. See "Certain Federal Income Tax Consequences."

TRADING MARKET ................  The Company Class A Common Stock has been approved for quotation on the Nasdaq
                                 National Market under the symbol "SFXE."
                                 However, a when-issued trading market has developed in the Company Class A Common Stock on the over-the-counter market under the symbol "SFXAV." See "Listing and Trading of Company Class A Common Stock."


------------
(2) Assumes that all presently outstanding and exercisable options and warrants of SFX Broadcasting are exercised prior to the Spin-Off Record Date. Includes the issuance of (i) 793,633 shares of Company Class A Common Stock upon the exercise of options under SFX Broadcasting's option plans, (ii) 804,384 shares of Company Class A Common Stock upon the exercise of certain warrants of SFX Broadcasting and (iii) 2,766 shares issuable pursuant to SFX Broadcasting's director deferred stock ownership plan. See "The Spin-Off--Manner of Effecting the Spin-Off." Does not include shares to be issued in connection with the Recent Acquisitions and pursuant to certain employment agreements after the Spin-Off. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

ASSETS AND LIABILITIES
 OF THE COMPANY ...............  SFX Broadcasting will transfer to the
                                 Company all of its assets relating to the Entertainment Business, and the Company will assume all of SFX Broadcasting's Entertainment Business liabilities, as well as certain other liabilities. See "Business," "The Spin-Off," "Agreements Relating to the Spin-Off," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness."

WORKING CAPITAL ...............  At the time of the SFX Merger, SFX
                                 Broadcasting will pay to the Company any positive Working Capital; if Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of December 31, 1997, the Company estimates that Working Capital to be received by the Company would have been approximately $3.0 million (excluding the Series E Adjustment). However, certain transactions contemplated by SFX Broadcasting may significantly reduce Working Capital. See "Risk Factors--Working Capital Adjustments and Repayment of Advances," "The Spin-Off," "Agreements Relating to the Spin-Off," and "Management's Discussion and Analysis of Financial Condition and Results of
                                 Operations--Liquidity and Capital
                                 Resources."

EFFECT OF THE SPIN-OFF ........  SFX Broadcasting will deliver to Chase
                                 Mellon Shareholder Services, L.L.C., as the distribution agent (the "Distribution Agent") and as escrow agent (the "Escrow Agent"), shares of Company Class A Common Stock representing all of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock. The Distribution Agent will distribute shares of Company Class A Common Stock to the holders of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, and will distribute shares of Company Class B Common Stock to the holders of SFX Broadcasting's Class B common stock, in each case to the holders as of the close of business on the Spin-Off Record Date. Holders of certain warrants of SFX Broadcasting who exercise their warrants after the Spin-Off Record Date will be entitled to receive from the Escrow Agent shares of Company Class A Common Stock, in addition to stock of SFX Broadcasting or cash in lieu thereof. See "The Spin-Off--Manner of Effecting the Spin-Off."


RELATIONSHIP WITH SFX
 BROADCASTING AFTER THE
 SPIN-OFF .....................  After the Spin-Off, the Company and SFX
                                 Broadcasting will be separate companies.
                                 However, until the consummation of the SFX
                                 Merger, they will share their boards of
                                 directors, senior management and
                                 administrative functions. The Company and
                                 SFX Broadcasting have agreed to indemnify each other after the Spin-Off for liabilities arising from various matters, including from the other company's assets and operations. The Company may also be responsible for certain taxes resulting from the Spin-Off. See "Risk
                                 Factors--Indemnification Arrangements,"
                                 "Agreements Relating to the Spin-Off" and "Management."

SPIN-OFF RECORD DATE ..........  It is expected that the Spin-Off Record Date will be established on a date prior to the date of consummation of the SFX Merger. However, there can be no assurance that the Spin-Off will occur.

DATE OF THE SPIN-OFF ..........  If the conditions to the Spin-Off set forth in the Distribution Agreement are fulfilled or waived, the Spin-Off will be effected on a date to be determined by the board of directors of SFX Broadcasting, which, in any event, will be before the closing of the SFX Merger.

DISTRIBUTION AGENT, TRANSFER
 AGENT AND REGISTRAR ..........  Chase Mellon Shareholder Services, L.L.C.

RISK FACTORS ..................  Stockholders should carefully review the matters discussed under the section titled
                                 "Risk Factors" in this Prospectus.

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

   The Summary Consolidated Financial Data of the Company includes the historical financial statements of Delsener/Slater and affiliated companies, the predecessor of the Company, for each of the four years ended December 31, 1996 and the historical financial statements of the Company for the year ended December 31, 1997. The statement of operations data with respect to Delsener/Slater for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 is unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes thereto of the Company, the 1997 Acquisitions and the Recent Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of the Company, the 1997 Acquisitions and the Recent Acquisitions. The pro forma summary data for the year ended December 31, 1997 are derived from the unaudited pro forma condensed combined financial statements, which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given.



                                                             YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------------------------
                                                       PREDECESSOR
                                        ----------------------------------------
                                                                                               1997 (1)
                                                                                               PRO FORMA
                                           1993      1994       1995      1996       1997     (UNAUDITED)
                                        --------- ---------  --------- ---------  ---------- -----------
STATEMENT OF OPERATIONS DATA:
Revenue................................  $46,526    $92,785   $47,566    $50,362   $ 96,144    $638,159
Operating expenses.....................   45,635     90,598    47,178     50,686     83,417     568,607
Depreciation & amortization............      762        755       750        747      5,431      39,339
Corporate
 expenses (2)..........................       --         --        --         --      2,206       4,206
                                        --------- ---------  --------- ---------  ---------- -----------
Operating income (loss)................      129      1,432      (362)    (1,071)     5,090      26,007
Interest expense.......................     (148)      (144)     (144)       (60)    (1,590)    (47,296)
Other income ..........................       85        138       178        198        295         562
Equity income (loss) from investments         --         (9)      488        524        509       6,998
                                        --------- ---------  --------- ---------  ---------- -----------
Income (loss) before income taxes .....       66      1,417       160       (409)     4,304     (13,729)
Income tax provision ..................      (57)        (5)      (13)      (106)      (490)     (3,500)
                                        --------- ---------  --------- ---------  ---------- -----------
Net income (loss)......................  $     9    $ 1,412   $   147    $  (515)  $  3,814    $(17,229)
                                        ========= =========  ========= =========  ========== ===========
Accretion on temporary equity (3) .....                                                          (3,300)
                                                                                             -----------
Net loss applicable to common shares  .                                                        $(20,529)
                                                                                             ===========
Net loss per common share..............                                                        $  (1.04)
                                                                                             ===========
Weighted average common shares
 outstanding (4).......................                                                          20,300
                                                                                             ===========
OTHER OPERATING DATA:
EBITDA (5).............................  $   891    $ 2,187   $   388    $  (324)  $ 10,521    $ 65,346
                                        ========= =========  ========= =========  ========== ===========
Cash flow from:
 Operating activities..................             $ 2,959   $  (453)   $ 4,214   $  1,005
 Investing activities..................                   0         0       (435)   (73,296)
 Financing activities..................                (477)     (216)    (1,431)    78,270

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                                (in thousands)

BALANCE SHEET DATA:



                                         DECEMBER 31,
                             -------------------------------------
                                          PREDECESSOR
                             -------------------------------------
                               1993      1994     1995      1996
                             -------- --------  -------- --------
Current assets..............  $1,823    $4,453   $3,022    $6,191
Property and equipment,
 net........................   4,484     3,728    2,978     2,231
Intangible assets, net .....      --        --       --        --
Total assets................   6,420     8,222    6,037     8,879
Current liabilities.........   4,356     3,423    3,138     7,973
Long-term debt, including
 current portion............      --     1,830       --        --
Temporary equity(3).........      --        --       --        --
Stockholders' equity........   6,420     2,969    2,900       907


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                         PRO FORMA
                                1997  (UNAUDITED)(6)
Current assets..............  $ 11,220    $132,743
Property and equipment,
 net........................    59,685     192,482
Intangible assets, net .....    60,306     431,820
Total assets................   146,942     809,170
Current liabilities.........    21,514     101,573
Long-term debt, including
 current portion............    16,178     534,925
Temporary equity(3).........        --      16,500
Stockholders' equity........   102,144     126,810



------------
(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1997 is presented as if the Company had completed the 1997 Acquisitions, the Recent Acquisitions, the Spin-Off, Financing and the SFX Merger as of January 1, 1997. There can be no assurance that the Spin-Off and the SFX Merger will be consummated on the terms assumed in preparing such pro forma data or at all.
(2) Corporate expenses are reduced by $1,794,000 for fees earned from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1997. The right to receive such fees in the future is to be assigned to the Company by SFX Broadcasting in connection with the Spin-Off. Future fees may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. See "Certain Relationships and Related Transactions--Triathlon Fees."
(3) The PACE acquisition agreement provides that each PACE seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the the Company Class A Common Stock received by that PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the sellers. The maximum amount payable under all Fifth Year Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.
(4) Includes 500,000 shares of the Company Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option; these shares are not included in calculating the net loss per common share.
(5) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
       There are other adjustments that could effect EBITDA but have not been reflected herein. Had such adjustments been made, EBITDA as so adjusted ("Adjusted EBITDA") on a pro forma basis would have been approximately $77,344,000 for the year ended December 31, 1997. These adjustments include the elimination of duplicative staffing and general and administrative expenses of $5,000,000 and include the Company's pro rata share of equity income from investments of $6,998,000 for the year ended December 31, 1997.
       While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors certain of which may be beyond the Company's control.
(6) The Unaudited Pro Forma Balance Sheet Data at December 31, 1997 is presented as if the Company had completed the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger as of December 31, 1997. No adjustment has been made to reflect the Company's anticipated tax indemnity payment to SFX Broadcasting for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. If the Company Common Stock were valued at $24 1/2 per share for tax purposes (the last price of the Company Class A Common Stock (trading on a when issued basis) on the over-the-counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70 million pursuant to such indemnification obligation. See "Agreements Relating to the Spin-Off--Tax Sharing Agreement."
       Retained earnings on a pro forma basis for the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

                                 RISK FACTORS

   Stockholders should carefully consider and evaluate the following risk factors together with the other information set forth in this Prospectus.


   Certain statements, estimates, predictions and projections contained in this Prospectus under "Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Spin-Off" in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although these sections do not apply to this offering. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect the Company's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; inability to successfully implement operating strategies (including the achievement of cost savings); failure to derive anticipated benefits from the Recent Acquisitions; failure to raise additional financing; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; changes in economic conditions and consumer tastes; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. The Company does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.


ABSENCE OF COMBINED OPERATING HISTORY; POTENTIAL INABILITY TO INTEGRATE ACQUIRED BUSINESSES


   The business of the Company has been developed principally through the acquisition of established live entertainment businesses, which have all been acquired since January 1997. The Company consummated the 1997 Acquisitions between January and June of 1997 and the Recent Acquisitions in February and March of 1998. Prior to their acquisition by the Company, these acquired companies operated independently. In addition, each of the Acquired Businesses has significantly increased the size and operations of the Company. The Unaudited Pro Forma Condensed Combined Financial Statements include the combined operating results of the recently acquired businesses and the Acquisition Businesses during periods when they were not under common control or management, and therefore may not necessarily be indicative of the results that would have been attained had the Company and the acquired businesses operated on a combined basis during those periods. On a pro forma basis, as of December 31, 1997 and for the year then ended, the Recent Acquisitions represented 85% of the Company's revenues and 82% of assets. The Company's prospects should be considered in light of the numerous risks commonly encountered in business combinations. Although the anticipated management of the Company has significant experience in other industries, there can be no assurance that the Company's management group will be able to effectively integrate the Acquired Businesses. The Company's business, financial condition and results of operations could be materially adversely affected if the Company is unable to retain the key personnel that have contributed to the historical performances of the Acquired Businesses or the Company. See "--Dependence on Key Personnel" and "Business."


RISKS RELATED TO RECENT ACQUISITIONS

   Although management believes that the consummation of the Recent Acquisitions was in the best interests of the Company, it involves substantial risks on the part of the Company. There can be no assurance that the Recent Acquisitions will yield the expected benefits to the Company or will not materially adversely affect the Company's business, financial condition or results of operations.

 PACE Acquisition

   The PACE acquisition agreement provides that each PACE seller will have an option (the "Fifth Year Put Option"), exercisable for 90 days after the fifth anniversary of the closing of the PACE acquisition, to require the Company to repurchase up to one-third of the Company Class A Common Stock received by that seller (representing 500,000 shares in the aggregate) for $33.00 in cash per share. With certain limited exceptions, these option rights are not assignable by the sellers. In certain circumstances, if the selling price of the Company Class A Common Stock is less than $13.33 per share, the Company may be required to make an offer to the sellers to provide an additional cash payment or additional shares of Company Class A Common Stock, at the option of each seller.

   The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. The Company intends to seek a waiver of the restrictive provision; however, it is possible that the Company will be unable to obtain the waiver.

 Contemporary Acquisition

   In addition, in the Contemporary acquisition agreement, the Company agreed to make payments to any Contemporary sellers who own shares of Company Class A Common Stock on the second anniversary of the closing of the Contemporary acquisition. These payments will be due only if the average trading price of the Company Class A Common Stock during the 20-day period ending on the anniversary date is less than $13.33 per share. There can be no assurance that the average trading price of the Company Class A Common Stock will be $13.33 per share at that time.

 Network Acquisition


   Pursuant to the Network acquisition agreement, the Company has agreed to increase the purchase price for Network Magazine and SJS Entertainment, Inc. ("SJS") based on actual 1998 EBITDA (as defined in the acquisition agreement) as follows: (a) by $4.0 million if the 1998 EBITDA equals or exceeds $9.0 million; (b) by an additional $4 for each $1 of additional 1998 EBITDA between $9.0 million and $10.0 million; and (c) by an additional $6 for each $1 of additional 1998 EBITDA between $10.0 million and $11.0 million. This contingent consideration of up to $14.0 million is payable in stock or, in certain circumstances, in cash no later than March 20, 1999.


   Although the Company and SFX Broadcasting have conducted a due diligence investigation of the Acquired Businesses, the scope of their investigation was limited. Although the agreements governing the Recent Acquisitions generally provide for indemnification from the seller for a limited period of time with respect to certain matters, the indemnification is subject to thresholds and limitations, and it is possible that other material matters not identified in due diligence will subsequently be identified or that the matters heretofore identified will prove to be more significant than currently expected.

   In addition, if the Company is unable to issue shares of its capital stock to certain of the sellers prior to certain time periods, by virtue of having failed to consummate the Spin-Off or for any other reason, the aggregate cash consideration that would be owed to the sellers in the Recent Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control, and there can be no assurance that the Spin-Off will be consummated on the terms presently contemplated or at all. In addition, the agreements relating to the Recent Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. There can be no assurance that the Company will have sufficient sources of available capital to pay any material increases in cash consideration or satisfy future contingent cash payment obligations in connection with the Recent Acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions" and "--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions--Indemnification of Mr. Sillerman."

FINANCING MATTERS


   The Company will require additional financing in order to make all of the payments described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," including the anticipated tax indemnification obligation to SFX Broadcasting (approximately $70.0 million based on the trading price (on a when-issued basis) of the Company Class A Common Stock on March 27, 1998), anticipated acquisitions (approximately $40.0 million) planned capital expenditures (approximately $38.0 million), fees and expenses related to the Spin-Off (estimated to be approximately $18.0 million), certain change of control payments to executive officers ($5.0 million) and the Meadows Repurchase (as defined herein) (at least $8.3 million). See "--Indemnification Arrangements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company's ability to issue preferred stock or debt securities or to borrow under its senior secured credit facility (the "Credit Facility") may be significantly impacted by the covenants in the Credit Facility and/or the indenture (the "Indenture") relating to its 9 1/8% Senior Subordinated Notes due 2008 (the "Notes"). To the extent that available borrowings under the Credit Facility and cash on hand are insufficient, debt financing is not available or management determines that debt financing or the issuance of preferred stock is inadvisable in view of the Company's capital structure, management currently anticipates that upon consummation of the Spin-Off, such obligations will be financed through a public offering of not less than $125.0 million in value of Company Class A Common Stock. If the Company Class A Common Stock were valued at $24 1/2 per share (the last sales price of the Company Class A Common Stock (trading on a when-issued basis) on the over-the-counter market on March 27, 1998), approximately 5.1 million shares of Company Class A Common Stock would be issued in such offering. There can be no assurance that the Company will be able to complete the offering or obtain alternate financing on acceptable terms or at all. Any offering of Company Class A Common Stock would be dilutive to the ownership interests of the Company's then-existing stockholders and the trading price of the Company Class A Common Stock may be adversely affected. Any debt financing would require payments of principal and interest and would adversely impact the Company's cash flows.

   Furthermore, certain agreements of the Company, including the Distribution Agreement, the Tax Sharing Agreement (as defined herein), certain employment agreements and the agreements relating to the Recent Acquisitions provide for tax and other indemnities, purchase price adjustments and future contingent payments in certain circumstances. There can be no assurance that the Company will have sufficient sources of funds to make such payments should they come due. In addition, consistent with its operating strategy, the Company intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the live entertainment business, certain of which may be consummated prior to the Spin-Off. See "--Risks Related to Recent Acquisitions," "--Restrictions imposed by the Company's Indebtedness," "--Substantial Leverage" and "--Working Capital Adjustments and Repayment of Advances," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Relationships and Related Party Transactions--Indemnification of Mr. Sillerman" and "Description of Indebtedness."


SUBSTANTIAL LEVERAGE


   The Company is a highly leveraged company. As of December 31, 1997, on a pro forma basis giving effect to the private placement of the Notes and $150.0 million in borrowings under the Credit Facility (the "Financing"), the Recent Acquisitions and the Spin-Off, the Company's consolidated indebtedness would have been approximately $534.9 million (of which $350.0 million would have consisted of the Notes, and the balance would have consisted of $150.0 million in debt under the Credit Facility, $16.2 million in pre-existing senior debt and $18.7 million of debt assumed pursuant to the Recent Acquisitions), its temporary equity would have been approximately $16.5 million, and its stockholders' equity would have been approximately $126.8 million. See "Unaudited Condensed Combined Pro Forma Financial Statements." If the Company is unable to issue shares of capital stock, and thus is obligated to pay cash to the sellers in the Recent Acquisitions in lieu of issuing shares of its common stock, then its total pro forma indebtedness would increase by $56.2 million, and its pro forma stockholders' equity would decrease by a similar amount. On a pro forma basis for the Recent Acquisitions and the Financing, the Company's ratio of total debt to total capitalization as of December 31, 1997 would have been .79 to 1 (.80 to 1 if the Company is obligated to pay cash in lieu of issuing shares in connection with the Recent Acquisitions). Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. The Spin-Off might not be consummated on the terms presently contemplated, or at all. Certain of the agreements relating to the Recent Acquisitions provide for other purchase price adjustments and future contingent payments in certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions." In addition, the Company may incur substantial additional indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "--Financing Matters," "Capitalization" and "Unaudited Condensed Combined Pro Forma Financial Statements."

   The Company's ability to make scheduled payments of principal, to pay interest on or to refinance its indebtedness, or to fund planned capital expenditures, will depend on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the Acquired Businesses and their integration into the Company's operations. There can be no assurance that the Company will be able to make planned borrowings (including under the Credit Facility), that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing. See "--Financing Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The degree to which the Company is and will be leveraged could have material consequences to the holders of shares of Company Common Stock, including, but not limited to, (a) increasing the Company's vulnerability to general adverse economic and industry conditions, (b) limiting the Company's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements, (c) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures or other general corporate purposes,
(d) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (e) placing the Company at a competitive disadvantage to less leveraged competitors. In addition, the Indenture and the Credit Facility contain, financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with these covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on the Company's business, financial condition and results of operations. The indebtedness incurred under the Credit Facility is secured by a pledge of the stock of its subsidiaries and by liens on substantially all of its and its subsidiaries' tangible assets. In addition, the Notes and borrowings under the Credit Facility are guaranteed by the Company's subsidiaries. See "Description of Indebtedness."


INDEMNIFICATION ARRANGEMENTS

   In the Distribution Agreement, the Company will agree to indemnify, defend and hold SFX Broadcasting and its subsidiaries harmless from and against certain liabilities to which SFX Broadcasting or any of its subsidiaries may be or become subject. These liabilities relate to the assets, business, operations, employees (including under any employment agreement assumed by the Company in the Spin-Off), debts or liabilities of the Company and its subsidiaries. Although the Company does not anticipate that any material liabilities for which it has agreed to indemnify SFX Broadcasting and its subsidiaries will arise, it is possible that the Company will become subject to these liabilities. Any of these liabilities may have a material adverse effect on the Company's business, financial condition or results of operations. See "Agreements Relating to the Spin-Off--The Distribution Agreement."

   In addition, pursuant to the Tax Sharing Agreement, the Company also will be responsible for certain taxes resulting from the Spin-Off, including income taxes but only to the extent that such income taxes result from gain on the distribution that exceeds the net operating losses of SFX Broadcasting available to offset such gain (including net operating losses generated in the current year prior to the Spin-Off). See "Agreements Relating to the Spin-Off--Tax Sharing Agreement." The actual amount of the gain will be based on the excess of the value of the Company Common Stock distributed in the Spin-Off over the tax basis of that stock.

   The Company believes that the value of the Company Common Stock for tax purposes will be determined by no later than the first trading day following the date on which the Company Common Stock is distributed in the Spin-Off. Increases or decreases in the value of the Company Common Stock subsequent to such date will not affect the tax liability. If the Company Common Stock had a value of approximately $15 per share at the time of the Spin-Off, management believes that no material indemnification payment would be required. Such indemnification obligation would be approximately $4.0 million at $16 per share and would increase by approximately $7.7 million for each $1.00 increase above the per share valuation of $16. If the Company Common Stock were valued at $24 1/2 per share (the last price of the Company Class A Common Stock (trading on a when issued basis) on the over-the-counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70.0 million pursuant to such indemnification obligation. The Company expects that such indemnity payment will be due on or about June 15, 1998.

   Concurrently with the execution of the SFX Merger Agreement, Mr. Sillerman waived his right to receive indemnification from SFX Broadcasting, its subsidiaries, SFX Buyer Sub and SFX Buyer, after the effective time of the SFX Merger with respect to claims or damages relating to the SFX Merger Agreement and the transactions contemplated thereby, except to the extent that SFX Broadcasting can be reimbursed under the terms of its directors' and officers' liability insurance. It is anticipated that, after the Spin-Off, the Company will agree to indemnify (to the extent permitted by law) Mr. Sillerman for any such claims or damages. In addition, pursuant to Messrs. Sillerman's and Ferrel's existing employment agreements with SFX Broadcasting (which will be assumed by the Company pursuant to the SFX Merger Agreement), the Company will be obligated to indemnify them (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX Broadcasting in connection with the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman."


FUTURE CHARGES TO EARNINGS

   Consummation of the Recent Acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill; these charges will increase the Company's losses or reduce or eliminate its earnings, if any. As of December 31, 1997 the Company had goodwill of approximately $60.3 million. This balance will substantially increase in 1998 due to the Recent Acquisitions. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The Company anticipates entering into employment agreements with certain of its executive officers before the Spin-Off. In connection with these agreements, the Company's Board (the "Board"), on the recommendation of its Compensation Committee, agreed to sell the executive officers an aggregate of 650,000 shares of Company Class B Common Stock and 90,000 shares of Company Class A Common Stock at a purchase price of $2.00 per share. The shares will be issued on or about the Spin-Off Distribution Date. The Company will record a non-cash compensation charge at the date of the sale equal to the fair market value of the shares less the aggregate purchase price paid.


   In addition, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of stock options exercisable for an aggregate of 245,000 shares of Company Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the five-year exercise period to the extent that the fair value of the underlying Company Class A Common Stock exceeds the exercise price. These substantial non-cash charges to earnings could increase the Company's losses or reduce or eliminate its earnings, if any. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "--Indemnification Arrangements."


FUTURE ACQUISITIONS


   The Company expects to pursue additional acquisitions of live entertainment businesses in the future. Future acquisitions by the Company could result in (a) potentially dilutive issuance of equity securities, (b) the incurrence of substantial additional indebtedness and/or (c) the amortization of expenses related to goodwill and other intangible assets, any or all of which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If any acquisition occurs, the Company's business, financial condition and results of operations may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Acquisitions."


EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

   The Company intends to pursue additional expansion opportunities. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. Each acquisition may also be subject to the prior approval of the Company's lenders. Any debt financing would require payments of principal and interest and would adversely impact the Company's cash flow. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions and financing, may be restricted by the terms of the Credit Facility and the Indenture. See "--Financing Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Furthermore, future acquisitions may result in potentially dilutive issuances of equity securities as well as charges to operations relating to interest expense or the recognition and amortization of goodwill; these charges would increase the Company's losses or reduce or eliminate its earnings, if any. Acquisitions also involve numerous risks, including difficulties in the assimilation of operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If any additional acquisition occurs, the Company's business, financial condition and results of operations might be materially adversely affected.

RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS

   The Indenture and the Credit Facility contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. These restrictions may adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. In addition, the Indenture and the Credit Facility require the Company to maintain compliance with certain financial ratios, such as a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed charges ratio, a minimum pro forma interest expense ratio and a minimum debt service ratio. The Company's ability to comply with these ratios and limits may be affected by events beyond its control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios or limits could result in an event of default under the Credit Facility. Such an event of default could permit the lenders to declare all borrowings outstanding to be due and payable, to require the Company to apply all of its available cash to repay its borrowings or to prevent the Company from making debt service payments on certain portions of its outstanding indebtedness. If the Company were unable to repay any borrowings when due, the lenders could proceed against their collateral. The Credit Facility requires the Company and its subsidiaries to grant the lenders thereunder a continuing security interest in all of their tangible assets and in the capital stock of the guaranteeing subsidiaries. If the Company's indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay its indebtedness in full.


   Furthermore, Mr. Sillerman has pledged certain shares of SFX Broadcasting's Class B common stock that, if sold, could result in a "Change of Control" pursuant to the terms of the Credit Facility. See "Principal Stockholders of the Company--Possible Change of Control." In the event of such a "Change of Control," the Company might be unable to obtain a waiver of that provision of the Credit Facility, or might be required to make substantial concessions to the lenders under the Credit Facility in order to obtain such a waiver. The failure to obtain such a waiver could result in a material adverse effect to the Company's business, results of operation and financial condition. See "Description of Indebtedness."


WORKING CAPITAL ADJUSTMENTS AND REPAYMENT OF ADVANCES

   Pursuant to the Distribution Agreement, the Company must pay SFX Broadcasting any net negative Working Capital at the time of consummation of the SFX Merger. Alternatively, SFX Broadcasting must pay to the Company any net positive Working Capital. Therefore, the capitalization of the Company will depend, to a large extent, on the operating results of SFX Broadcasting through the date of the SFX Merger. As of December 31, 1997, the Company estimates that Working Capital to be received by the Company would have been approximately $3.0 million (excluding the Series E Adjustment). The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of December 31, 1997, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual cost of consummating the SFX Merger and the related transactions. SFX Broadcasting will also incur certain other significant expenses prior to the consummation of the SFX Merger that could reduce Working Capital, including the payment of dividends and interest on SFX Broadcasting's debt, the Meadows Repurchase and the amount of any settlement paid by SFX Broadcasting in connection with the SFX Merger shareholder litigation. Moreover, Working Capital will be reduced by at least $2.1 million pursuant to the Series E Adjustment. If the Company is required to make Working Capital payments to SFX Broadcasting, there can be no assurance that the Company will have the funds to do so or that it will have sufficient funds to conduct its operations after making the required payments. See "--Financing Matters."

   In addition, at the time of the Spin-Off, the Company must repay sums advanced to it by SFX Broadcasting for certain acquisitions or capital expenditures after August 25, 1997 and not repaid at or before the closing of the Spin-Off. In February 1998, the Company reimbursed SFX Broadcasting approximately $25.3 million for consent fees, capital expenditures and other acquisition related expenses funded by SFX Broadcasting. SFX Broadcasting may advance additional amounts to the Company for these purposes before the consummation of the Spin-Off. See "Agreements Relating to the Spin-Off -- Distribution Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL


   The success of the Company depends substantially on the abilities and continued service of certain of its (and its subsidiaries') executive officers and directors. In particular, the Company will depend on the continued services of Robert F.X. Sillerman, Michael G. Ferrel, Brian Becker, Howard J. Tytel and Thomas P. Benson. Although these individuals generally have greater experience in the radio broadcasting business than the live entertainment industry, they do have significant expertise in selecting, negotiating and financing acquisitions and in operating and managing public companies. In addition, most of the Company's directors and executive officers are also currently acting as directors and executive officers of SFX Broadcasting. Until the consummation of the SFX Merger, these directors and executive officers can be anticipated to expend substantial time and effort in managing the business of SFX Broadcasting (which may detract from their performance with respect to the Company). If the SFX

Merger is not consummated, there can be no assurance that the Company will be able to retain the services of these directors and executive officers. See "The Spin-Off" and "Management." The Company and Messrs. Sillerman and Ferrel have reached agreements in principle that those individuals will serve as officers and directors of the Company.

   Messrs. Sillerman and Tytel are also officers and directors of, and have an aggregate equity interest of approximately 8.8% in The Marquee Group, Inc. ("Marquee"), a company involved in various aspects of the sports, news and other entertainment industries, and own a substantial equity interest in Triathlon Broadcasting Company ("Triathlon"), a company that owns and operates radio stations. In addition, they provide consulting services to both companies through an affiliated entity. Messrs. Sillerman and Tytel devote time to both Marquee and Triathlon, and the amount of time they continue to devote to those companies could detract from their duties as officers and directors of the Company. However, neither Mr. Sillerman nor Mr. Tytel has an employment agreement with Marquee or Triathlon, and they do not anticipate devoting significant amounts of time to Marquee or Triathlon. See "--Potential Conflicts of Interest."


   Furthermore, the operations of each of the Acquired Businesses are local in nature and depend to a significant degree on the continued services of between one to three individuals at each business. See "Management" and "Certain Relationships and Related Transactions." The loss of any of these individual's services could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL CONFLICTS OF INTEREST


   Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 8.8% in Marquee; Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. The Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of the Company. These transactions or arrangements will be subject to the approval of the independent committees of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. Marquee also acts as a promoter of various sporting events and sports personalities and the Company produces ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   The Sillerman Companies, Inc. ("TSC"), an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee and Triathlon. TSC's services are provided by certain directors, officers and employees of SFX Broadcasting, who are anticipated to become directors, officers and employees of the Company at the time of consummation of the SFX Merger, and who are not separately compensated for their services by TSC. Messrs. Sillerman and Tytel have substantial equity interests in Triathlon. In any transaction, arrangement or competition with Marquee or Triathlon, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC, Marquee and Triathlon, on the other hand. See "Certain Relationships and Related Transactions--Triathlon Fees."


   In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of the Company's management team will have management obligations to both SFX Broadcasting and the Company that may cause them to have conflicts of interest. See "Management" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."


   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE acquisition, to purchase the Company's then existing motor sports line of business (or, if that line of business has been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of the Company in evaluating proposals for the acquisition of either line of business. See "Management."

CONTROL OF MOTOR SPORTS AND THEATRICAL BUSINESSES


   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the PACE acquisition, Mr. Becker has the option, exercisable within 15 days after February 25, 2000 to acquire the Company's then existing motor sports line of business (or, if that line of business has previously been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's exercise of this option could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Mr. Becker also has the right under certain circumstances to acquire the theatrical or motor sports line of business at a price equal to 95% of the proposed purchase price. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors." On a pro forma basis giving effect to the Recent Acquisitions, specialized motor sports would have comprised approximately 6%, and theater would have comprised approximately 16%, of the Company's total net revenues for the year ended December 31, 1997.


BGP RIGHT OF FIRST REFUSAL

   The Company has agreed that it will not sell all, or substantially all, of BGP's assets prior to February 24, 2001 without offering the BGP sellers the opportunity to purchase the assets on the same terms as those included in any bona fide offer received by the Company from any third party.

CONTROL OF CONCERTS

   After the consummation of the Spin-Off or the SFX Merger, the senior management of Concerts may have the right pursuant to their employment agreements (a) to purchase the outstanding capital stock of Concerts (a subsidiary of the Company holding a significant amount of the assets of the Company) for Fair Market Value (as defined in their employment agreements) or
(b) to receive a cash payment equal to 15% of the amount by which the Fair Market Value of Concerts exceeds the fixed payment portion of the cash purchase price of the acquisition of Concerts, plus 20% interest thereon. The senior management of Concerts and SFX Broadcasting have reached an agreement in principle to waive any of the above rights in connection with the Spin-Off, the SFX Merger and related transactions; however, there can be no assurance that the rights will be waived on terms acceptable to SFX Broadcasting and the Company or at all. In addition, although the Company is in the process of negotiating amendments to these agreements, these and certain other rights described in the agreements may continue to apply to transactions after, or unrelated to, the Spin-Off or the SFX Merger. See "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."

CONTROL BY MANAGEMENT; STOCK ISSUED TO MANAGEMENT


   At the time of completion of the Spin-Off, and after the grant of additional shares as described in "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs," it is anticipated that Mr. Sillerman will beneficially own approximately 45.7% of the total voting power of the Company Common Stock, and that all directors and executive officers together will beneficially own approximately 52.0% of the total voting power of the Company Common Stock. Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability to control the election of a majority of the Board, the decision whether to effect or prevent a merger or sale of assets (except in certain "going private transactions") and other matters requiring stockholder approval. See "--Anti-Takeover Effects," "Management," "Principal Stockholders of the Company" and "Description of Capital Stock."


ECONOMIC CONDITIONS AND CONSUMER TASTES

   The Company's operations are affected by general economic conditions and consumer tastes. The demand for live entertainment tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions that generally reduces consumers' disposable incomes can, in turn, materially adversely affect the Company's revenues. In addition, the profitability of events promoted or produced by the Company is directly related to the ancillary revenues generated by those events, and the ancillary revenues decrease with lower attendance levels. The success of a music concert, theatrical show or motor sports event depends on public tastes, which are unpredictable and susceptible to change, and may also be significantly affected by the number and popularity of competitive productions, concerts or events as well as other forms of entertainment. It is impossible for the Company to predict the success of any music concert, theatrical show or motor sports event. In addition, decreased attendance, a change in public tastes or an increase in competition could have a material adverse effect on the Company's business, financial condition and results of operations.

AVAILABILITY OF ARTISTS AND EVENTS

   The Company's success and ability to sell tickets (including subscriptions) is highly dependent on the availability of popular musical artists, Touring Broadway Shows and specialized motor sports talent, among other performers of live entertainment. The Company's and the Acquired Businesses' results of operations have been adversely affected in periods where fewer popular musical artists and/or popular theatrical productions were available for presentation. There can be no assurance that popular musical artists, theatrical shows or specialized motor sports talent will be available to the Company in the future. The lack of availability of these artists and productions could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL OF VENUES

   The Company operates a number of its live entertainment venues under leasing or booking agreements, and accordingly the Company's long-term success will depend in part on its ability to renew these agreements when they expire or terminate. There can be no assurance that the Company will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues. See "Business--The Company's Live Entertainment Activities--Venue Operations."

SEASONALITY

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the 1997 Acquisitions, the Company generated approximately 68% of its revenues in the second and third quarters for the twelve months ending December 31, 1997. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company's business causes (and will probably continue to cause) a significant variation in the Company's quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Recent Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

   Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. The Company competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, the Company's marketing and consulting operations compete with advertising agencies and other marketing organizations. The Company and the Acquired Businesses compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of the Company's competitors have substantially greater resources than the Company. Certain of the Company's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than the Company. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by the Company. There can be no assurance that the Company will be able to compete successfully in this market or against these competitors.

ENVIRONMENTAL MATTERS

   The Company has real property relating to its business, consisting of fee interests, leasehold interests and other contractual interests. The Company's properties are subject to foreign, federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and non-hazardous substances, materials or wastes, including laws relating to noise emissions (which may affect, among other things, the hours of operation of the Company's venues). Further, under certain of these laws and regulations, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to any contamination. The Company believes that it is in substantial compliance with all of these laws and regulations, and has performed preliminary environmental assessments of all of the properties that are wholly-owned, without identifying material environmental hazards. Although the level of future expenditures cannot be determined with certainty, the Company does not anticipate, based on currently known facts, that its environmental costs are likely to have a material adverse effect on the Company's business, financial condition and results of operations.

FRAUDULENT CONVEYANCE

   The Board of Directors of SFX Broadcasting does not intend to consummate the Spin-Off unless it is satisfied that SFX Broadcasting is solvent before and will be solvent following the Spin-Off and that the Spin-Off is otherwise permissible under applicable law. There is no certainty, however, that a court would find the facts relied on and the judgments made by the Board of Directors of SFX Broadcasting to be binding on creditors of SFX Broadcasting or that a court would reach the same conclusions as the Board of Directors of SFX Broadcasting in determining that SFX Broadcasting is solvent at the time of, and after giving effect to, the Spin-Off. If a court in a lawsuit filed by an unpaid creditor or representative of unpaid creditors, such as a trustee in bankruptcy, were to find that, at the time the Spin-Off is consummated or after giving effect thereto, SFX Broadcasting (a) was insolvent, (b) was rendered insolvent by reason of the Spin-Off, (c) was engaged in a business or transaction for which the remaining assets of SFX Broadcasting constituted unreasonably small capital or (d) intended to incur, or believed it would incur, debts beyond its ability to pay as the debts matured, then the court might void the Spin-Off (in whole or in part) as a fraudulent conveyance and require SFX Broadcasting's stockholders to return the shares of Company distributed in the Spin-Off (in whole or in part) to SFX Broadcasting or require the Company to fund certain liabilities of SFX Broadcasting for the benefit of SFX Broadcasting's creditors. If the assets of the Company were recovered as fraudulent transfers by a creditor or trustee of SFX Broadcasting, the relative priority of right to payment between any financing and any fraudulent transfer claimant would be unclear, and the Company could be rendered insolvent. In addition, under applicable corporate law, a corporation generally makes distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital. The foregoing consequences would also apply were a court to find that the Spin-Off was not made out of SFX Broadcasting's surplus. Indebtedness of the Company was incurred to finance the Recent Acquisitions, to refinance certain indebtedness of the Company and the Recent Acquisitions, to pay related fees and expenses, and for general corporate purposes. Management believes that the indebtedness of the Company incurred in the Financing was incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, after the consummation of the Spin-Off, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature.

   The Company believes that, (a) SFX Broadcasting and the Company will be solvent at the time of the Spin-Off, (b) the Company was solvent at the time of the Financing and (c) the Spin-Off will be made entirely out of SFX Broadcasting surplus in accordance with applicable law. However, the Company cannot predict what standard a court might apply in evaluating these matters, and it is possible that the court would disagree with the Company's conclusions.


ANTI-TAKEOVER EFFECTS


   The Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate"), the By-laws of the Company and the Delaware General Corporation Law (the "DGCL") contain several provisions that could have the effect of delaying, deferring or preventing a change of control of the Company in a transaction not approved by the Board. The Company Certificate provides for the issuance of shares of Company Class B Common Stock (with 10 votes per share in most matters), and the holders of these shares will generally be able to prevent a change of control of the Company if they so desire. In addition, the Company Certificate authorizes the Board to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of the Company Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder (unless the business combination is approved in a prescribed manner). The application of Section 203 could also have the effect of delaying or preventing a change in control of the Company. The Board has also adopted certain other programs, plans and agreements with the Company's management and/or employees that may make a change of control more expensive. See "Management," "Principal Stockholders of the Company" and "Description of Capital Stock."


LIMITED MARKET FOR COMPANY CLASS A COMMON STOCK


   Although the Company Class A Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that those shares will be initially listed on the Nasdaq National Market or elsewhere or will continue to be listed in the future. While a when-issued trading market has developed in the Company Class A Common Stock, there can be no assurance that trading would be sustained or that the volume would be sufficient for trading to occur with any frequency. As a result, it could be difficult to make purchases or sales of Company Class A Common Stock in the market at any particular time. In addition, until the Company Class A Common Stock is fully distributed and an orderly market develops, the prices at which Company Class A Common Stock trades may fluctuate significantly. There can be no assurance as to the prices at which Company Class A Common Stock will trade before or after the Spin-Off. See "Listing and Trading of Company Class A Common Stock" and "Shares Eligible for Future Sale."

                 OVERVIEW OF THE LIVE ENTERTAINMENT INDUSTRY

CONCERT PROMOTION INDUSTRY

   The concert promotion industry consists primarily of regional promoters focused generally in one or two major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled $922 million in 1996, compared to $322 million in 1985, representing a compounded annual growth rate of approximately 10%. The Company believes that overall increases in ticket sales during the last several years are in part due to the increasing popularity of amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts.

   Typically, in order to initiate a music concert or other live entertainment event or tour, a booking agent contracts with a performer to arrange a venue and date, or series of venues and dates, for the performer's event. The booking agent in turn contacts a promoter or promoters in the locality or region of the relevant venue or venues. The promoter markets the event, sells tickets, rents or otherwise provides the event venue or venues, and arranges for local production services (such as stage, set, sound and lighting). In certain instances, particularly in connection with music festivals, a promoter may also provide limited production services. Individual industry participants, such as the Company, often perform more than one of the booking, promotion and venue operation functions.

   The booking agent generally receives a fixed fee for its services, or in some cases, a fee based on the success of the event or events, in each case from the artist. The promoter typically agrees to pay the performer the greater of a guaranteed amount and a profit-sharing payment based on gross ticket revenues, therefore assuming the risk of an unsuccessful event. The promoter sets ticket prices and advertises the event in order to cover expenses and generate profits. In the case of an unprofitable event, a promoter will sometimes renegotiate a lower guarantee in order to mitigate the promoter's losses (in a process known as "settlement"). In some instances, the promoter agrees to accept a fee from the booking agent for the promoter's services, and the booking agent bears the financial risk of the event.

   A venue operator typically contracts with a promoter to rent its venue for a specific event on a specific date or dates. The venue operator provides services such as concessions, parking, security, ushers and ticket-takers, and receives revenues from concessions, merchandise, sponsorships, parking and premium box seats. A venue operator will typically receive (for each event it hosts) a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer.

   Concert venues are generally comprised of stadiums (typically 32,000 seats or more), amphitheaters or arenas (typically 5,000 to 32,000 seats), clubs (typically less than 2,000 seats) and theaters (typically 100 to 5,000 seats). Amphitheaters are generally outdoor venues that are used primarily in the summer season. They have become increasingly popular venues for concerts because the seating configuration is designed specifically for concert events, often resulting in more available seats, fewer obstructed seats, better lines of sight to the stage and superior acoustics. In addition, because they typically cost less to construct, maintain and operate than traditional multi-purpose stadiums and arenas, amphitheaters often are able to host concerts and other events that would not be profitable in a stadium or arena.

THEATRICAL INDUSTRY

   The audience for live professional theater has increased significantly in the last two decades. According to Variety Magazine, gross ticket sales for the entire industry of Touring Broadway Shows and Broadway shows have increased from $431.5 million during the 1986-7 season to $1.3 billion during the 1996-7 season, a compounded annual growth rate of 11.7%. During this time, the number of touring weeks and markets where Touring Broadway Shows could profitably be presented have expanded. Sales for Touring Broadway Shows have grown as a percentage of total industry gross ticket sales, from approximately 52% in the 1986-7 season to approximately 60% in the 1996-7 season. The growth of the national theatrical industry had resulted, in part, from the development of local subscription series for Touring Broadway Shows, the construction of new performing arts centers with seating capacities of 2,500 or more in many municipalities, and an increase in the quality of Touring Broadway Shows and in the number of multiple-week engagements produced for presentation outside of New York City. Touring

Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City ("Broadway Shows").

   Live professional theater consists mainly of the production of existing musical and dramatic works and the development of new works. In general, musicals require more investment of time and capital than dramatic productions. For an existing musical work (which is more likely to be presented as a Touring Broadway Show), a period of 12 to 24 months typically elapses between the time a producer acquires the theatrical stage rights and the date when the musical is first performed before the public. During this time, a touring company is assembled, and the show is readied for the road. By comparison, dramatic productions typically have smaller production budgets, shorter pre-production periods and lower operating costs, and tend to occupy smaller theaters for shorter runs.

   A producer of a Broadway Show or a Touring Broadway Show first acquires the rights to the work from its owners, who typically receive royalty payments in return. The producer then assembles the cast of the play, hires a director and arranges for the design and construction of sets and costumes. The producer of a Touring Broadway Show also must arrange transportation and schedule the show with local promoters. The local promoter of a Touring Broadway Show, who generally operates or has relationships with venues in individual markets, provides all local services such as selling tickets, hiring local personnel, buying advertising and paying a fixed guarantee (typically between $100,000 and $400,000) to the producer of the show for each week that the show is presented. The promoter is then entitled to recover the amount of the guarantee plus its local costs from ticket revenues. Any remaining ticket revenues are shared by the promoter and the producer, with the producer typically receiving approximately 60% of the profits. Although Touring Broadway Shows are generally substantially less expensive to produce than Broadway Shows, they may be financed through a limited partnership with third-party investors who receive a profit interest in the production. Often, investors in Touring Broadway Shows will also invest in the underlying Broadway Show, in part to help secure touring rights. After investors have received the complete return of their investment, net profits are split between the limited partners and the show's producer. The amount of net profits allocated to the show's producer, including fees and royalties, varies somewhat, but is normally in the range of 50% after certain profit participations are deducted. After certain net profits, a producer may also receive a production fee and royalties. A typical Touring Broadway Show requires 45 playing weeks with a weekly guarantee from the local promoter of approximately $250,000 to recoup production and touring costs; more elaborate touring productions with larger casts or sets, such as The Phantom of the Opera or Miss Saigon, generally require significantly higher weekly revenues and additional playing weeks in order to recoup production and touring costs.

   Tickets for Touring Broadway Shows often are sold through "subscription series," which are pre-sold season tickets for a defined package of shows to be presented in a given venue.

MOTOR SPORTS INDUSTRY

   Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with (and, in part, been due to) the increased popularity of other professional motor sports events, such as professional auto racing (including NASCAR, CART and Indy Car Racing). A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

   In general, one to four motor sports events will be produced and presented each year in a market, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize each event's results and each season's revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to $600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events are typically created and financed by third parties and hired to perform in an individual event or season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

                                   BUSINESS

GENERAL


   The Company is a leading promoter of, and operator of venues for, live entertainment events. Management believes that the Company is the largest diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. The Company believes that it owns and/or operates the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 39 venues either directly owned or operated under lease or exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in 6 of the top 10 markets. Through its large number of venues, its strong market presence and the long operating histories of the Company and the businesses acquired pursuant to the 1997 Acquisitions and the Recent Acquisitions, the Company operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. During 1997, approximately 1.4 million people attended approximately 210 events promoted and/or produced by the Company, including approximately 200 music concerts. During the same year, approximately 25 million people attended 9,100 events promoted and/or produced by the Company and the Acquired Businesses, including approximately 3,880 music concerts, 4,850 theatrical shows and 188 specialized motor sports events. These events included: (a) music concerts featuring artists such as The Rolling Stones, Phish, Fleetwood Mac, Ozzy Osbourne and Alanis Morissette, (b) music festivals such as Lollapalooza and the George Strait Country Music Festival,
(c) touring theatrical productions such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield and (d) specialized motor sports events, such as Truck Fest and American Motorcycle Association Supercross racing events.


   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. As promoter, the Company typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, the Company (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Touring Broadway Shows and (c) develops specialized motor sports and other live entertainment events. In connection with its live entertainment events, the Company also derives related revenue streams, including from the sale of corporate sponsorships and advertising, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Recent Acquisitions, the Company's music and ancillary businesses would have comprised approximately 78%; theater would have comprised approximately 16%; and specialized motor sports would have comprised approximately 6% of the Company's total net revenues for the year ended December 31, 1997.

SFX MERGER AND THE SPIN-OFF


   SFX Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. SFX Broadcasting currently operates in two lines of business: radio broadcasting and live entertainment. In August 1997, SFX Broadcasting agreed to merge its radio business with a subsidiary of SFX Buyer. In connection with the proposed Spin-Off, SFX Broadcasting (a) has contributed its concert and other live entertainment operations to the Company and (b) intends to distribute all of the outstanding shares of Company Common Stock to the holders of common stock, Series D preferred stock, interests in SFX Broadcasting's director deferred stock ownership plan and certain warrants of SFX Broadcasting in the Spin-Off. The receipt of shares by stockholders of SFX Broadcasting pursuant to the Spin-Off will be a taxable transaction. While the Spin-Off is subject to certain conditions, SFX Broadcasting intends to consummate the Spin-Off on or prior to the consummation of the SFX Merger. There can be no assurance that the conditions to the Spin-Off will be satisfied. However, the Spin-Off is not conditioned on the consummation of the SFX Merger. Management believes that the Spin-Off is likely to be consummated in the second quarter of 1998, although there can be no assurance that the Spin-Off will be consummated on the terms described herein or at all. See "The Spin-Off" and "Agreements Relating to the Spin-Off."

1997 ACQUISITIONS

   The Company was formed as a wholly-owned subsidiary of SFX Broadcasting in December 1997 as the parent company of Concerts. Concerts was formed by SFX Broadcasting in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations.

 Delsener/Slater

   In January 1997, Concerts acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27.6 million, including $2.9 million for working capital and the present value of deferred payments of $3.0 million to be paid without interest over five years and $1.0 million to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

 Meadows

   In March 1997, Concerts acquired the stock of certain companies which own and operate the Meadows, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX
Broadcasting Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million in debt.


   The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to SFX Broadcasting for the per share value of SFX Broadcasting as of the acquisition closing date, as defined, less 10%. Additionally the shares may be called by SFX Broadcasting at any time after the merger date and before the seventh anniversary of the closing for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). If the option is not exercised, the Company will be required to pay approximately $10.5 million pursuant to Working Capital calculation. See "Agreements Relating to the Spin-Off--Distribution Agreement--Working Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Meadows Repurchase."


 Sunshine Promotions

   In June 1997, Concerts acquired the stock of Sunshine Promotions, one of the largest concert promoters in the Midwest for $53.9 million in cash, $2.0 million payable over five years, shares of SFX Broadcasting Class A common stock issued and issuable over a two year period with a value of approximately $4.0 million and the assumption of approximately $1.6 million of debt. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater ("Polaris"), a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

   The cash portion of the 1997 Acquisitions was financed through capital contributions from SFX Broadcasting.

RECENT ACQUISITIONS


   In February and March of 1998, the Company completed its acquisitions of PACE, Contemporary, BGP, Network, Concert/Southern and certain related entities. The aggregate purchase price of the Recent Acquisitions was approximately $506.1 million, consisting of approximately $442.1 million in cash including repaid debt and payments for working capital, $7.8 million in assumed debt and the agreement to issue, or the issuance of securities convertible into, an aggregate of approximately 4.2 million shares of Company Class A Common Stock with an attributed negotiated value of $56.2 million. Following is a brief description of the Acquired Businesses. The following descriptions are not intended to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements, copies of which are filed as exhibits hereto and are incorporated herein by reference. See "Additional Information."

   The live entertainment businesses acquired by the Company pursuant to the Recent Acquisitions are summarized in the following table:


 -------------------------------------------------------------------------------------------------------------
                     TOTAL
               CONSIDERATION(1)
                     ($ IN                                            SELECTED
COMPANY            MILLIONS)   BUSINESS(ES)                           VENUES(2)
-------------------------------------------------------------------------------------------------------------
PACE                $240.7     Music, theater and specialized motor   American Theater
  (including                   sports event promotion and             Bayou Place Performance Hall
  Pavilion                     production. PACE is one of the         Blockbuster/SONY Music  Entertainment
  Partners)                    largest diversified promoters and      Centre on the
                               producers of live entertainment in      Waterfront
                               the United States, having what the     Charlotte Blockbuster Pavilion Cynthia
                               Company believes is the largest U.S.   Woods Mitchell Pavilion Glen Helen
                               distribution network in each of its    Blockbuster Pavilion Irving Meadows
                               music, theater and specialized motor   Amphitheater Lakewood Amphitheater
                               sports businesses. Pavilion Partners   PNC Bank Arts Center
                               is one of the leading owners of        SONY Music/Blockbuster
                               amphitheaters in the United States.     Coral Sky Amphitheater
                                                                      Star Lake Amphitheater
                                                                      Starplex Amphitheater
                                                                      Starwood Amphitheater
                                                                      Walnut Creek Amphitheater
-------------------------------------------------------------------------------------------------------------
CONTEMPORARY        $101.4     A fully-integrated live                Memorial Hall
                               entertainment and special event        Riverport Amphitheater
                               promoter and producer, venue owner     Sandstone Amphitheater
                               and operator, ticket distributor and   Starlight Theater
                               consumer marketer.                     West Fair Amphitheater
                                                                      Westport Playhouse
                                                                      Zoo Amphitheater
-------------------------------------------------------------------------------------------------------------
BGP                 $ 80.3     One of the oldest producers and        Concord Pavilion
                               promoters of, and owner-operators of   Fillmore West Auditorium
                               venues for, live entertainment in      Greek Theater
                               the United States, and a leading       Punchline Comedy Club (Sacramento)
                               promoter of live entertainment in      Punchline Comedy Club (San Francisco)
                               the San Francisco Bay area.            Seattle, WA--Under construction.
                                                                      Shoreline Amphitheater
                                                                      Warfield Theater
-------------------------------------------------------------------------------------------------------------
NETWORK             $ 66.8     Network, a leading publisher of        N/A
                               trade magazines for the radio
                               broadcasting industry, and SJS, a
                               leading independent creator,
                               producer and distributor of
                               music-related programming, services
                               and research.
-------------------------------------------------------------------------------------------------------------
CONCERT/            $ 16.9     A promoter of live music events in     Chastain Park Amphitheater Cotton Club
  SOUTHERN                     the Atlanta, Georgia metropolitan      Roxy Theater
                               area.
-------------------------------------------------------------------------------------------------------------




(1) Includes the cash portion of purchase price, the negotiated value of Company Class A Common Stock, if any, to be issued, and debt or other liabilities, if any, which was assumed or repaid. Excludes certain potential contingent consideration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions."
(2) Includes venues owned and/or operated under lease or under exclusive booking arrangements.


 PACE

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE for a total purchase price of $150.1 million comprised of $109.5 million in cash, the repayment of $20.6 million of debt and the agreement to issue upon the consummation of the Spin-Off 1.5 million shares of Company Class A Common Stock valued by the parties at approximately $20.0 million. PACE is one of the largest diversified promoters and producers of live entertainment in the United States, having what the Company believes to be the largest distribution network in each of its music concerts, theatrical shows and motor sports events business segments. As part of its distribution network for music concerts, PACE owns interests in and manages the largest network of amphitheaters in the United States. During 1997, more than 15 million people attended approximately 5,700 events produced or presented by PACE. These events included: (a) music concerts featuring artists such as Rod Stewart, Jimmy Buffett and Ozzy Osbourne; (b) theatrical shows such as The Phantom of the Opera, Jekyll & Hyde, Rent and The Magic of David Copperfield; and (c) specialized motor sports events featuring AMA Supercross racing, monster trucks, demolition derbies and thrill acts. In 1997, PACE's music division, PACE Music, presented 491 amphitheater events in the United States, and 348 non-amphitheater events in over 40 markets. Its recently formed touring division, PACE Touring, produces national tours of music events, having produced two national music tours in 1997. In 1997, PACE's theatrical division, PACE Theatrical, (a) presented approximately 300 weeks of theater in over 30 markets, including 31 subscription markets with approximately 220,000 subscribers, and (b) produced or had significant investments in the production of 19 Broadway Shows and Touring Broadway Shows. In 1997, PACE Motor Sports presented over 188 events in over 70 markets. In connection with the acquisition of PACE, the Company has obtained 100% of Pavilion Partners, a partnership that owns interests in 10 of the 41 venues owned by the Company, by acquiring one-third of Pavilion Partners through the acquisition of PACE and the remaining two-thirds of Pavilion Partners from YM Corp. ("Sony") and The Westside Amphitheater Corporation and Charlotte Amphitheater Corporation, (collectively "Blockbuster"), for a combined consideration of $90.6 million (comprised of cash of $41.4 million, the repayment of $43.1 million of debt related to the two-thirds interest and the assumption of $6.1 million of debt related to a capital lease).


   Under certain circumstances, the Company may be required to sell either its motor sports or theatrical lines of business. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

   The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition described below. The Company intends to seek a waiver of the restrictive provision; however, it is possible that the Company will be unable to obtain the waiver.

 Contemporary

   On February 27, 1998, the Company acquired by merger and asset acquisition, the music concert, live entertainment, event marketing, computerized ticketing and related businesses of Contemporary and the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary for approximately $101.4 million comprised of $72.8 million in cash, a payment for working capital of $9.9 million, and the issuance of preferred stock of the Company which, upon consummation of the Spin-Off, will convert into 1,402,850 shares of Company Class A Common Stock valued by the parties at approximately $18.7 million. Contemporary is a vertically-integrated live entertainment and special event promoter and producer, venue operator and consumer marketer. Contemporary is also the leading promoter, producer and tour developer of Christian performers (including Amy Grant and Michael W. Smith) and is a major promoter and producer of comedy tours (including those of Jerry Seinfeld, Tim Allen, Chris Rock and HBO's Def Comedy Jam). Contemporary (through its Capital Tickets subsidiary) sells tickets for its own events and events at its venues through a wide distribution of retail outlets and a state-of-art interactive voice response phone system (operated by its Dialtix affiliate) that permits automated ticket orders and credit card payment. In addition to the venues controlled by Contemporary, clients of Capital Tickets and Dialtix include the Kiel Center, a 20,000 seat arena in St. Louis, Missouri (home arena of the National Hockey League's St. Louis Blues), and Trans World Dome, a 60,000 seat stadium in St. Louis, Missouri (home stadium of the National Football League's St. Louis Rams).

   Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the National Basketball Association.

 BGP

   On February 24, 1998, the Company acquired BGP for total consideration of $80.3 million comprised of $60.8 million in cash, $12.0 million in repayment of debt, which amount was at least equal to BGP's working capital (as defined in the acquisition agreement) and options to purchase 562,640 shares of Company Class A Common Stock upon consummation of the Spin-Off valued by the parties at $7.5 million. BGP is one of the oldest promoters and producers of live entertainment in the United States and is the principal promoter of live entertainment in the San Francisco Bay area. During 1997, more than 2.3 million people attended approximately 1,450 events promoted and/or produced by BGP. Events recently promoted or produced by BGP include: (a) music concerts featuring artists such as Alanis Morissette, Bruce Springsteen, Dave Matthews, Gloria Estefan, James Taylor, Jimmy Buffett, Metallica, Neil Diamond, Phish and The Who; and (b) theatrical shows such as Lord of the Dance and The Magic of David Copperfield. In 1997, BGP promoted (a) 124 amphitheater events and (b) 1,199 non-amphitheater events in over 20 markets. Divisions of BGP also produce and promote national gymnastic and ice-skating tours and events as well as major corporate events for San Francisco and Silicon Valley corporate customers. In 1997, BGP presented a total of 133 gymnastic, ice-skating and major corporate events for clients such as Adobe Systems, Charles Schwab, Banana Republic, Oracle, PowerBar, Sterling Software and Excite. BGP also acts as a talent manager for national acts including the Neville Brothers, the Gin Blossoms, Taj Mahal and Cracker.

 Network


   On February 27, 1998, the Company acquired Album Network, Inc., SJS and The Network 40 for a total purchase price of $66.8 million comprised of cash of $52.0 million, a payment for working capital of $1.8 million, reimbursed seller's costs of $500,000, the purchase of an office building and related property for $2.5 million and the issuance upon the Spin-Off of 750,188 shares of Company Class A Common Stock upon consummation of the Spin-Off valued by the parties at approximately $10.0 million. The $2.5 million purchase of the office building and related property consists of cash of $700,000 and the assumption of debt of $1.8 million. Network is engaged in music marketing, research and artist development activities and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each magazine is focused on research and insight common to a specific contemporary radio format. These publications, Album Network, Network 40, Urban Network, Virtually Alternative, Totally Adult, AggroActive and Educated Guess, derive revenue from advertising sales and subscriptions. Network also publishes The Yellow Pages of Rock, which is a reference book popular with people and companies doing business in the broadcast music industry. Network is currently developing a consumer music magazine that will be distributed free to customers at music retail locations. Network also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. Network gathers its information directly from nearly 1,100 radio programmers and product buyers and, in 1996, had more than 300 clients for these services. Annual fees during this period ranged from $2,500 to $250,000 per corporate client.


   Network and SJS are both creators and distributors of network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, SJS is an independent creator, producer and distributor of music related programming, services and research. SJS produces eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, SJS delivered these services to approximately 1,100 radio stations. Together, Network and SJS barter or exchange these programs and services to radio broadcasters for commercial inventory or airtime, which is in turn sold by SJS to national network advertisers. Network also provides consulting and entertainment marketing services to corporate clients with music business interests.

 Concert/Southern

   On March 4, 1998, the Company acquired Concert/Southern for a total cash purchase price of $16.9 million (including a working capital payment of $300,000). Concert/Southern is a promoter of live entertainment in the Atlanta metropolitan area. During 1997, more than 555,000 people attended approximately 370 events promoted or produced by Concert/Southern. These events included concerts featuring artists such as Celine Dion, James Taylor, Alanis Morissette, ZZ Top, Bruce Springsteen, Bob Dylan, Harry Connick, Jr. and Gregg Allman, in addition to a week-long engagement of the Broadway Show Stomp. Concert/Southern also owns the rights to the Music Midtown Festival in downtown Atlanta. This three day multi-stage music festival presents over 80 bands, and in 1997 drew approximately 200,000 people to the downtown Atlanta area. Concert/Southern is currently developing a Music Midtown Festival for June 1998 in Charlotte, North Carolina and has plans to export this festival to other sites in future years.

   If the Spin-Off does not occur, the Company would be unable to issue shares of Company Class A Common Stock to the sellers in the Recent Acquisitions and the aggregate cash purchase of the Recent Acquisitions would increase by approximately $56.2 million. See "Risk Factors--Risks Related to Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The approximately 4.2 million shares of Company Class A Common Stock expected to be issued in connection with certain of the Recent Acquisitions have been valued by the applicable parties at $13.33 per share for purposes of calculating the consideration to be given for the Recent Acquisitions. This valuation is based on financial projections developed jointly by the Company and the relevant sellers. There can be no assurance that the assumptions underlying the valuation will be correct or that the valuation will approximate the actual trading price of the Conpany Class A Common Stock upon consummation of the Spin-Off.


THE COMPANY'S LIVE ENTERTAINMENT ACTIVITIES

   The Company is engaged in (a) the booking, promotion and production of live entertainment events and tours, (b) the ownership and/or operation of concert and other entertainment venues and (c) the sale of corporate sponsorships and advertising and provision of marketing and consulting services to third parties.

 Booking and Promotion


   The Company books and promotes music concert, theatrical, specialized motor sports and other live entertainment events and tours such as music festivals, comedy tours, figure skating shows, gymnastics tours, motivational speaking tours and other special events. The Company books and promotes events in a number of types of venues (including amphitheaters, theaters, clubs, arenas and stadiums) that are owned and/or operated by the Company or by third parties. See "--Venue Operations." The Company primarily promotes concerts performed by newer groups having widespread popularity (e.g., Phish, Dave Matthews and Hootie & the Blowfish) and by more established groups having relatively long-standing and more stable bases of popularity (e.g., James Taylor and Jimmy Buffett). The Company believes that its large distribution network will enable it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. The Company also believes that the market research and audience demographics database that it acquired in the Recent Acquisitions, when combined with its existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which the Company believes will increase ticket pre-sales and overall sales in a cost-efficient manner. In addition, the Company's Capital Tickets retail distribution outlets and Dialtix interactive, voice-response automated phone ticket order system are currently operating in three markets. The Company believes that expanding the markets where it can utilize its own ticketing sources will permit the Company to promote its live entertainment events more effectively. The following table identifies artists whose events were recently promoted by the Company or the Acquired Businesses:

 Aerosmith                 Elton John            Phil Collins
Alabama                    Fleetwood Mac*        Pink Floyd
Alanis Morissette          James Taylor          Phish
Bette Midler               Jerry Seinfeld*       R.E.M.
Billy Joel                 Jimmy Buffett         Rod Stewart
Brooks & Dunn              John Secada           The Rolling Stones
Chris Rock*                Live                  Seal
Clint Black                Melissa Etheridge     Sheryl Crow
Crosby, Stills & Nash      Metallica             Smashing Pumpkins
Dave Matthews              Michael Bolton        Stone Temple Pilots
Depeche Mode               Ozzy Osbourne*        Tim Allen*
The Eagles                 Pearl Jam             Tina Turner
Earth, Wind & Fire         Peter Gabriel         U2
-------------------------  --------------------- -----------------------

* National tour produced.

 Production


   The Company is currently involved in the creation of tours for music concert and other live entertainment events. The Company's production activities include (a) the creation of tours for music concert, theatrical, specialized motor sports and other live entertainment events, (b) the development and management of Touring Broadway Shows and (c) the development of specialized motor sports shows, proprietary characters and television programming. The Acquired Businesses produce tours on a national or regional basis and, in 1997, structured national tours for Fleetwood Mac and Ozzy Osbourne, among others. The Company plans to increase its production of national music tours. PACE (one of the Acquired Businesses) also produces Touring Broadway Shows, acquiring the stage and touring rights from a show's owner, assembling the touring cast, hiring a director and arranging for the construction and design of sets and costumes. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. PACE also produces and makes small investments (i.e., from approximately $150,000 to $600,000) as a limited partner in the creation of a small number of original Broadway Shows in exchange for obtaining touring rights and favorable scheduling for those shows.


   The Touring Broadway Show production and promotion industry is highly fragmented. The Company believes it is the largest of six multiple-market promoters of Touring Broadway Shows in the United States, and that the remainder of the industry is made up of single-market promoters. The Company competes with other producers and promoters to obtain presentation arrangements with venues and performing arts organizations in various markets, including in markets that have more than one venue suitable for presenting a Touring Broadway Show. The Company's competitors, some of whom have also been partners of PACE in certain theater investments from time to time, include a number of New York-based production companies that also promote Touring Broadway Shows and a number of regional promoters. On a pro forma basis giving effect to the Recent Acquisitions, the Company would have had a producing interest or investment in the following shows for 1997 and/or 1998:

           SHOW TITLE                    TYPE             THE COMPANY'S INVOLVEMENT
------------------------------  ---------------------- -----------------------------
              Big                       Touring                  Production
          Damn Yankees                  Touring                  Production
       David Copperfield                Touring                  Production
           Death Trap                   Touring                  Production
           Funny Girl                   Touring                  Production
            Harmony                   Development                Production
         Jekyll & Hyde                 Broadway                  Production
    Kiss of the Spiderwoman             Touring                  Production
        Man of La Mancha                Touring                  Production
       Smokey Joe's Cafe                Touring                  Production
       The Sound of Music               Touring                  Production
        West Side Story                 Touring                  Production
         A Chorus Line             Touring (US & UK)             Investment
             Annie                     Broadway                  Investment
            Carousel                    Touring                  Investment
        Cirque Ingenieux                Touring                  Investment
             Grease               Broadway & Touring             Investment
            Chicago               Broadway & Touring             Investment
  How to Succeed in Business      Broadway & Touring             Investment
         Martin Guerre               West End (UK)               Investment
              Rent                Broadway & Touring             Investment
           Steel Pier                  Broadway                  Investment
        Triumph of Love                Broadway                  Investment
        West Side Story              Touring (UK)                Investment
------------------------------  ---------------------- -----------------------------


   The Company believes that there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale Touring Broadway Show to be profitable, and an additional 50 markets where smaller scale productions with shorter runs can be presented profitably. In most of these cities, there are a limited number of venues that can accommodate a Touring Broadway Show.

   The Company currently sells subscription series for its Touring Broadway Shows in the following 31 of the approximately 60 markets that maintain active touring schedules:

 Atlanta, GA            Long Beach, CA        Palm Beach, FL
Austin, TX              Louisville, KY        Phoenix, AZ
Baltimore, MD           Miami, FL             Pittsburgh, PA
Chicago, IL             Milwaukee, WI         Portland, OR
Cincinnati, OH          Minneapolis, MN       San Antonio, TX
Columbus, OH            Myrtle Beach, SC      Seattle, WA
Dallas, TX              Nashville, TN         Tampa, FL
Ft. Lauderdale, FL      New Orleans, LA       Ottawa, Canada
Green Bay, WI           Omaha, NE             Edmonton, Canada
Houston, TX             Orange County, CA
Indianapolis, IN        Orlando, FL
----------------------  ---------------------

   Subscriptions historically have covered two-thirds of PACE's break-even point for Touring Broadway Shows. In 1997, PACE had approximately 220,000 subscribers for its Touring Broadway Shows.

   The Company also produces motor sports events such as monster truck events, tractor pulls, mud races, demolition derbies and motorcross races, and design tracks and other elements for those events.

Competition among producers in the specialized motor sports industry is between three large companies and a number of smaller regional companies. The Company believes that it is the largest participant in the industry, on a pro forma basis having produced 188 events in over 70 markets in 1997. The Company's two major specialized motor sports competitors produce approximately 40 and 55 events each year, respectively. The Company also competes with several regional specialized motor sports companies, which each present only a small number of events, as well as a number of local promoters that present only one or two events per year. See "Risk Factors--Control of Motor Sports and Theatrical Businesses."


   In addition, the Company produces a variety of other forms of live entertainment, including music festivals, radio programs, air shows, figure skating shows, gymnastics tours, comedy tours, motivational speaking tours and television programming based on certain of their events and other events.

 Venue Operations

   The Company's revenues from its venue operations are derived primarily from corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. As a venue owner, the Company typically receives 100% of sponsorship and advertising revenues. Since few artists will play in every available market during a tour, the Company competes with venues in other markets for dates of popular national tours. The favorable cost structure of amphitheaters and their ability to draw fans is often an important factor in the decision of a performer to choose to perform in an amphitheater market. In certain cities, the Company also competes with other venues to promote an artist in that city. The Company believes that it owns and/or operates the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 39 venues either directly owned or operated under lease or exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in 6 of the top 10 markets. The following chart sets forth certain information with respect to the venues that are owned and/or operated by the Company:


                                                                                                               TOTAL
                                                                            TOTAL        AVG.       NO. OF     SEATS
                           MARKET      TYPE OF         THE COMPANY'S       SEATING    ATTENDANCE    EVENTS    SOLD IN
     MARKET AND VENUE      RANK(1)      VENUE            INTEREST         CAPACITY      IN 1997     IN 1997     1997
------------------------  -------- --------------  -------------------- -----------  ------------ ---------  ---------
New York--Northern New
 Jersey--Long Island:
 PNC Bank ArtsCenter
  (formerly Garden
  State Arts Center)
  (Holmdel, NJ)..........     1      amphitheater  22-year lease           17,500(2)     6,456         57     368,004
                                                   (expires October 31,
                                                   2017)
 Jones Beach Marine
  Amphitheater
  (Wantagh, NY)..........            amphitheater  10-year license         14,400(2)     7,992         45     359,653
                                                   agreement (expires
                                                   December 31, 1999)
 Roseland Theater .......              theater     exclusive booking        3,200        2,614         41     107,174
                                                   agent
 Westbury Music Fair
  (Westbury, NY).........              theater     43-year lease            2,870        2,198        148     325,348
                                                   (expires December
                                                   31, 2034)
Los Angeles--Riverside--
 Orange County:
 Glen Helen Blockbuster
  Pavilion
  (San Bernardino, CA)  .     2      amphitheater  50% partnership          25,00(3)     7,736         15     116,033
                                                   interest in 25-year
                                                   lease (expires July
                                                   1, 2018)

                               34

                                                                                                               TOTAL
                                                                            TOTAL        AVG.       NO. OF     SEATS
                           MARKET      TYPE OF         THE COMPANY'S       SEATING    ATTENDANCE    EVENTS    SOLD IN
     MARKET AND VENUE      RANK(1)      VENUE            INTEREST         CAPACITY      IN 1997     IN 1997     1997
------------------------  -------- --------------  -------------------- -----------  ------------ ---------  ---------
 Irvine Meadows
  Amphitheater
  (Irvine, CA)...........            amphitheater  50% partnership         15,500        9,852         11     108,369
                                                   interest in 20-year
                                                   lease (expires
                                                   February 28, 2017)
San Francisco--Oakland--
 San Jose:
 Shoreline Amphitheater .     5      amphitheater  facility owned; land    22,000       12,600         40     504,013
                                                   leased for 35 years
                                                   (expires November
                                                   30, 2021)
 Concord Pavilion........            amphitheater  10-year exclusive       12,500        6,226         42     261,479
                                                   outside booking
                                                   agent (expires
                                                   December 31, 2005)
 Greek Theater...........              theater     4-year lease             8,500        6,191          9      55,718
                                                   (expires October 31,
                                                   1998)
 Warfield Theatre........              theater     10-year lease            2,250        1,677         77     129,129
                                                   (expires May 31,
                                                   2008)
 Fillmore Auditorium ....              theater     10-year lease            1,249        1,051        180     189,103
                                                   (expires August 31,
                                                   2007)
 Punchline Comedy  Club .                club      5-year lease               175           97        422      41,138
                                                   (expires September
                                                   15, 2001)
Philadelphia--Wilmington--
 Atlantic City:
 Blockbuster/SONY  Music
 Entertainment
  Centre on the
  Waterfront.............     6      amphitheater  31-year lease           25,000        8,973         54     484,528
                                                   (expires February 9,
                                                   2025)
Dallas--Ft. Worth:
 Starplex Amphithr.......     9      amphitheater  32.5% partnership       20,500        8,799         35     307,981
                                                   interest in 31 year
                                                   lease (expires
                                                   December 31, 2028)
Houston--Galveston--
 Brazoria:
 Cynthia Woods Mitchell
  Pavilion...............    10      amphitheater  15-year management      13,000        8,381         35     293,350
                                                   contract (expires
                                                   December 31, 2009
 Bayou Place
  Performance Hall.......              theater     50% partnership          2,800        3,223         18      58,019
                                                   interest in 10-year
                                                   lease (expires
                                                   December 31, 2007)
                                                   statistics are for 2
                                                   months)
Atlanta:
 Lakewood  Amphitheater .    12      amphitheater  32.5% partnership       19,000        9,257         32     296,225
                                                   interest in 35-year
                                                   lease (expires
                                                   January 1, 2019)
 Chastain Park
  Amphitheater...........            amphitheater  10-year lease            7,000        5,777         28     161,755
                                                   (expires December
                                                   31, 2000)

                               35

                                                                                                               TOTAL
                                                                            TOTAL        AVG.       NO. OF     SEATS
                           MARKET      TYPE OF         THE COMPANY'S       SEATING    ATTENDANCE    EVENTS    SOLD IN
     MARKET AND VENUE      RANK(1)      VENUE            INTEREST         CAPACITY      IN 1997     IN 1997     1997
------------------------  -------- --------------  -------------------- -----------  ------------ ---------  ---------
 Roxy Theater............              theater     7-year lease             1,600          848        102      86,498
                                                   (expires March 31,
                                                   2004)
 Cotton Club.............              theater     5-year lease               650          403        151      60,829
                                                   (expires June 12,
                                                   2000)
St. Louis:
 Riverport
  Amphitheater...........    17      amphitheater  facility owned          21,000       10,531         42     442,302
 American Theater........              theater     10-year lease            2,000        1,510         24      36,236
                                                   (expires July 31,
                                                   2004)
 Westport Playhouse......              theater     1-lease (expires May     1,100          880         15      13,196
                                                   31, 1998)
Phoenix--Mesa:
 Desert Sky Blockbuster
  Pavilion(2)............    18      amphitheater  60-year lease           19,900        9,179         23     211,114
                                                   (expires June 30,
                                                   2049)
Pittsburgh:
 Star Lake
  Amphitheater...........    19      amphitheater  45-year lease           22,500       12,361         42     519,182
                                                   (expires December
                                                   31, 2034)
Kansas City:
 Sandstone  Amphitheater
  (Kansas City, KS)......    24      amphitheater  10-year lease           18,000        8,109         32     259,488
                                                   (expires December
                                                   31, 2002)
 Starlight Theater.......              theater     annual exclusive         9,000        3,772          9      33,948
                                                   booking agent
                                                   contract (1998)
                                                   renewal under
                                                   negotiation)
 Memorial Hall...........              theater     1998 contract            3,000        1,910         11      21,014
                                                   renewal under
                                                   negotiation
Sacramento--Yolo:
 Punchline Comedy  Club .    26          club      9-year lease               245          355         90      31,834
                                                   (expires December
                                                   17, 1999)
Indianapolis:
 Deer Creek Music
  Center.................    28      amphitheater  owned                   21,000       11,348         42     476,617
 Murat Centre............            theater and   50-year lease            2,700        1,412        144     211,920
                                       ballroom    (expires August 31,
                                                   2045)
Columbus:
 Polaris Amphitheater ...    30      amphitheater  owned                   20,000        7,732         39     301,555
Charlotte--Gastonia--
  Rock Hill:
 Charlotte Blockbuster
  Pavilion...............    32      amphitheater  owned                   18,000        8,592         34     292,135
Hartford:
 Meadows Music  Theater .    36      amphitheater  facility owned; land    25,000        9,807         26     254,982
                                                   leased for 37 years
                                                   (expires September
                                                   13, 2034)
Rochester:
 Finger Lakes
  Amphitheater...........    39      amphitheater  co-promotion            12,700        6,123         15      91,845
                                                   agreement
Nashville:
 Starwood Amphitheater ..    41      amphitheater  one-half ownership      17,000        8,208         25     205,204

                               36

                                                                                                               TOTAL
                                                                            TOTAL        AVG.       NO. OF     SEATS
                           MARKET      TYPE OF         THE COMPANY'S       SEATING    ATTENDANCE    EVENTS    SOLD IN
     MARKET AND VENUE      RANK(1)      VENUE            INTEREST         CAPACITY      IN 1997     IN 1997     1997
------------------------  -------- --------------  -------------------- -----------  ------------ ---------  ---------
Oklahoma City:
 Zoo Amphitheater........    43      amphitheater  year-to-year             9,000        6,412         4       25,648
                                                   exclusive booking
                                                   agent
Raleigh--Durham--
 Chapel Hill:
 Walnut Creek
  Amphitheater...........    50      amphitheater  66 2/3% partnership     20,000       10,498        40      419,919
                                                   interest in 40-year
                                                   lease (expires
                                                   October 31, 2030)
West Palm Beach--
 Boca Raton:
 SONY Music/Blockbuster
  Coral Sky
  Amphitheater...........    50      amphitheater  75% partnership         20,000       11,244        26      292,340
                                                   interest in 10-year
                                                   lease (expires
                                                   January 4, 205)
Reno:
 Reno Hilton                                       operating agreement
  Amphitheater...........    119     amphitheater  (renewal under
                                                   negotiation)             8,500        3,420        19       64,983



------------
(1) Based on the July 1994 population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States. Does not include venues where PACE sells subscriptions for Touring Broadway Shows.
(2) Assumes completion of current expansion projects, which are anticipated to be completed by Summer 1998.
(3) Additional seating of approximately 40,000 is available for certain events.


   Because the Company operates a number of its venues under leasing or booking agreements, the Company's long-term success will depend on its ability to renew these agreements when they expire or terminate. There can be no assurance that the Company will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

 Sponsorships and Advertising; Marketing and Other Services


   In order to maximize revenues, the Company actively pursues the sale of local, regional and national corporate sponsorships, including the naming of venues (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of the Company's venues currently have no sponsorship arrangements in many of the available categories (including naming rights). The Company believes that the national venue network assembled through the Recent Acquisitions will likely (a) attract a larger number of major corporate sponsors and (b) enable the Company to sell national sponsorship rights at a premium over local or regional sponsorship rights. The Company also pursues the sale of corporate advertising at its venues, and believes that it has substantial advertising space available (e.g., billboard space) that it has not yet begun to utilize. The Company also believes that (a) its relationships with advertisers will enable it to better utilize available advertising space and (b) the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market.


   The Company provides a variety of marketing and consulting services derived from or complementary to their live entertainment operations, including (a) local, regional and national live marketing programs and (b) subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically including at malls and college campuses. For example, Contemporary (one of the Acquired Businesses) presents live marketing events on behalf of AT&T for the purposes of demonstrating the advantages of AT&T's long distance service over that of its competitors. This program is in its third year, and Contemporary is now the primary vendor for this service. Additionally, the Company believes that Contemporary is one of the leading producers of national mall touring events, producing over 65 events every year in the country's top-rated shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. Contemporary recently had mall tour campaigns for Newsweek magazine (the Newsweek Technology Tour) and for Radio Shack (The Rock and Roll Hall of Fame/Radio Shack Tour). The Company believes that, along with mall events, Contemporary is one of the industry leaders in events produced on college campuses. Currently in its seventh year, the CBS College Tour will appear at 40 colleges in the U.S. In addition to promoting the image of the CBS Television Network, these tours also create value-added tie-in promotions and marketing programs for the network's top advertisers. During each year, Contemporary uses over 100 vehicles (including semi-trailer trucks, vans and other vehicles) traveling nationwide in support of these programs, and draws on over 1,000 independent marketing associates across the country with respect to its marketing campaigns.

   The Company is engaged in music marketing, research and artist development activities, and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each of the Company's magazines focuses on research and insight common to a specific contemporary radio format. The Company also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. The Company gathers its information directly from nearly 1,100 radio programmers and product buyers and in 1996 had more than 300 clients for these services. Annual fees from these services during this period have ranged from $2,500 to $250,000 per corporate client.

   The Company, through Network (one of the Acquired Businesses), creates and distributes network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, the Company produces eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, Network delivered these services to approximately 1,100 radio stations in exchange for commercial inventory or airtime, which in turn was sold to national network advertisers. Network also provides consulting and entertainment marketing services to corporate clients with music business interests.

OPERATING STRATEGY

   The Company's principal objectives are (a) to maximize revenue and cash flow growth opportunities by being a leading promoter and producer of live entertainment and (b) to own and/or operate leading live entertainment venues in the United States. The Company's specific strategies include the following:

 Own and/or Operate Leading Live Entertainment Venues in Nation's Top 50
Markets

   A key component of the Company's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. The Company believes that this strategy will enable it to (a) utilize its nationwide venue footprint, significant industry expertise and access to a large aggregate audience to secure more events and distribute content on a national scale, (b) sell additional products and maximize numerous other related revenue sources, (c) position itself to produce national tours by leading music performers in order to capture a greater percentage of revenues from those tours and (d) encourage wider use by performers of the Company's venues by providing centralized access to a nationwide network of venues. The Company believes that it owns and/or operates the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 39 venues either directly owned or operated under lease or exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in 6 of the top 10 markets.

 Maximize Related Revenue Opportunities

   The Company intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. These related revenues comprised approximately 19% of the Company's total revenues for the year ended December 31, 1997. Management believes that these related revenue sources generally have higher margins than promotion and production revenues and include, among others, (a) the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and (b) the sale of rights to advertise to the Company's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of the Company's venues currently have no sponsorship arrangements in many of the available categories (including naming rights). The Company also intends to maximize related revenues by developing and exploiting intellectual property rights associated with (a) its production of musical concert tours and themed events (such as regional music festivals) and (b) branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events.


 Exploit Synergies of the Acquired Businesses

   The Company plans to maximize revenues by exploiting synergies among its existing businesses and the Acquired Businesses. The Company believes that it can utilize the best business practices of the respective Acquired Businesses on a national scale. For example, the Atlanta-based regional Music Midtown Festival, created and promoted by Concert/Southern (one of the Acquired Businesses), is a highly successful music festival concept that drew approximately 200,000 attendees in 1997; the Company believes that it can use the event as a model for other markets. In addition, the Company believes that the radio industry trade publications of Network (another of the Acquired Businesses) will enable the Company to introduce new acts and new musical releases to radio programming directors nationwide. This exposure can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with the Company.

 Increase Use of Venues; Diversification of Acts and Venues

   Typically, a venue is not utilized for many of the dates available for live entertainment events in any given season. The Company believes that it will be able to increase the utilization of its venues through its ability to affect scheduling on a nationwide basis, its local knowledge, relationships and expertise and its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national figure skating and gymnastics competitions and exhibitions and bull riding competitions, among others. The Company believes that a diversified portfolio of performers, events and venues reduces reliance on the commercial success of any one performer, event or venue.

 Innovative Event Marketing

   The Company plans to use innovative event marketing to increase admissions, sponsorship and advertising revenues, and, to a limited extent, average ticket prices at its venues. In particular, the Company believes that it can increase the profitability of its venues by offering premium ticket packages, including (a) season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus, (b) subscription series packages allowing customers to purchase tickets for a set of performances and (c) preferred seating, such as box seating and VIP seating areas, which typically generate higher revenues per seat. Moreover, the market research and audience demographics databases that the Company acquired through certain of the Recent Acquisitions, when combined with the Company's existing audience data collection efforts, will permit highly-effective targeted marketing, such as direct-mail and subscription series campaigns, which the Company believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

 Strict Cost Controls; Nationally Coordinated Booking, Marketing & Accounting

   The Company's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, the Company believes that its size as a result of the Recent Acquisitions will enable it to achieve substantial economies of scale by (a) implementing a nationally coordinated booking system

(for contracting for and scheduling acts), while continuing to utilize the substantial local expertise of the Acquired Businesses, (b) establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities, and (c) implementing a centralized accounting system.

 Pursue Complementary Acquisition Opportunities

   The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. The Company believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, the Company will be better able to coordinate negotiations with performer and talent agents, addressing what the Company believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. The Company intends to pursue additional strategic acquisitions of (a) amphitheater and other live entertainment venues and (b) local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events. The Company may also pursue acquisitions of other related or complementary venues or businesses.

PROPERTIES


   The Company's executive offices are located at 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to the Distribution Agreement, SFX Broadcasting has agreed to transfer certain leases relating to its offices to the Company prior to the Spin-Off. In addition to the properties described in "--The Company's Live Entertainment Activities--Venue Operations," the Company leases office space in New York, New York; Austin and Houston, Texas; Atlanta, Georgia; Chicago, Illinois; Indianapolis, Indiana; Miami, Florida; Gaithersburg, Maryland; Santa Monica, California; Seattle, Washington; London, England; and St. Louis, Missouri and owns office buildings in Burbank and San Francisco, California. These properties are generally leased for terms of 1 to 10 years. See "Agreements Relating to the Spin-Off."


EMPLOYEES


   As of March 3, 1998, the Company has approximately 950 full-time employees. The Company will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although its staffing needs will vary. Pursuant to the SFX Merger Agreement, the Company has agreed to assume all obligations arising under any employment agreements or arrangements between SFX Broadcasting or any of its subsidiaries and the employees identified in the merger agreement. These employees include the members of senior management and all other employees currently employed in SFX Broadcasting's corporate headquarters in New York. Management believes that its relations with its employees are good. A number of the employees to be retained by the Company are covered by collective bargaining agreements. See "Management."


LITIGATION

   Although the Company is involved in several suits and claims in the ordinary course of business, it is not currently a party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition or results of operations.

POTENTIAL CONFLICTS OF INTEREST


   Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 8.8% in Marquee; Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. The Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of the Company. These transactions or arrangements will be subject to the approval of the independent committees of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. Marquee also acts as a promoter of various sporting events and sports personalities and the Company produces ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."


   TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee and Triathlon. TSC's services are provided by certain directors, officers and employees of SFX Broadcasting, who are anticipated to become directors, officers and employees of the Company at the time of consummation of the SFX Merger, and who are not separately compensated for their services by TSC. Messrs. Sillerman and Tytel have substantial equity interests in Triathlon. In any transaction, arrangement or competition with Marquee or Triathlon, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC, Marquee and Triathlon, on the other hand. See "Certain Relationships and Related Transactions--Triathlon Fees."


   In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of the Company's management team will have management obligations to both SFX Broadcasting and the Company that may cause them to have conflicts of interest. See "Management" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to purchase the Company's then existing motor sports line of business (or, if that line of business has been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of the Company in evaluating proposals for the acquisition of either line of business. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

SEASONALITY

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the 1997 Acquisitions, the Company generated approximately 68% of its revenues in the second and third quarters for the twelve months ending December 31, 1997. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company's business causes (and will probably continue to cause) a significant variation in the Company's quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Recent Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

   Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. The Company competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, the Company's marketing and consulting operations compete with advertising agencies and other marketing organizations. The Company and the Acquired Businesses compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of the Company's competitors have substantially greater resources than the Company. Certain of the Company's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than the Company. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by the Company. There can be no assurance that the Company will be able to compete successfully in this market or against these competitors.

REGULATORY MATTERS


   The business of the Company is not generally subject to material governmental regulation. However, if the Company seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that the Company may pursue in the future. There can be no assurance that the Company will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.


FORWARD-LOOKING STATEMENTS


   Many of the statements, estimates, predictions and projections contained in this "Business" section of the Prospectus, in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements"within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, although those sections do not apply to this offering. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions on which they are based, are made in good faith and reflect the Company's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; failure to derive anticipated benefits from the Recent Acquisitions; failure to raise additional financing; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; changes in economic conditions and consumer tastes; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. The Company does not undertake to release publicly any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                 THE SPIN-OFF

BACKGROUND AND REASONS FOR THE SPIN-OFF

   SFX Broadcasting was formed in 1992 to acquire, own and operate radio stations. SFX Broadcasting's strategy was to enhance its stations' financial performance and exploit the changing regulatory environment (which was evolving to allow companies to own more radio stations) by acquiring stations at attractive prices. When SFX Broadcasting completed its initial public offering of common stock in 1993, it became one of only a few publicly traded companies solely devoted to owning and operating radio stations. SFX Broadcasting continued to grow after its initial public offering, from a company that owned or operated 10 stations in six markets to a company that currently owns or programs 74 stations in 19 markets.

   Despite escalating acquisition prices, SFX Broadcasting succeeded in its acquisition strategy by identifying markets and radio stations with significant growth potential and by employing management's expertise in operating radio stations to improve financial performance. In addition, management developed and assembled clusters of radio stations that, when combined in contiguous regions, could justify the increased acquisition prices the market demanded.

   Over time, however, identifying attractive acquisition opportunities became increasingly difficult. In late 1996, SFX Broadcasting began to explore opportunities in other entertainment-related industries where management could employ its expertise and where significant growth opportunities might exist. Management concluded that the live entertainment industry offers attractive acquisition opportunities because it, like the radio industry in 1993, is highly fragmented and consists of mostly local or regional companies. As a result, SFX Broadcasting began investing in the live entertainment industry in early 1997, while continuing to pursue radio station acquisitions and tax-free exchanges of radio stations that would be likely to increase SFX Broadcasting's broadcast cash flow.

   Despite its continuing activity in the radio industry, SFX Broadcasting explored the option of maximizing shareholder value on a shorter time horizon through the sale or merger of SFX Broadcasting under appropriate circumstances. During August 1997, management discussed proposals with various potential acquirors.

   After negotiations with the potential acquirors, the board of directors of SFX Broadcasting determined that the SFX Merger was superior to the other proposals SFX Broadcasting had received because (a) it offered the highest value to the holders of SFX Broadcasting's Class A common stock, (b) it would permit SFX Broadcasting to spin off the concert and live entertainment business to its stockholders, thereby allowing the stockholders to participate in the opportunities presented by that business, and (c) SFX Buyer was willing to permit the transaction to be structured in a manner that would allow the holders of SFX Broadcasting's Class A common stock to effectively have a separate class vote on the transaction. On August 24, 1997, SFX Broadcasting executed the SFX Merger Agreement with SFX Buyer.

   On January 15, 1998, the board of directors of SFX Broadcasting approved the Spin-Off, as contemplated by the Distribution Agreement, and approved the Distribution Agreement and the Tax Sharing Agreement, together with the transactions contemplated by those agreements.


   Consistent with SFX Broadcasting's determination that the concert and live entertainment business offers attractive acquisition opportunities, the Company completed its acquisitions of PACE, Contemporary, BGP, Network, Concert/Southern and certain related entities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   In February 1998, SFX Broadcasting obtained consents under the Indenture governing certain of its Notes and the certificate of designations of its Series E preferred stock that were required to consummate the Spin-Off. In addition, on March 26, 1998, the SFX Broadcasting's stockholders approved the SFX Merger and certain amendments to the certificate of incorporation of SFX Broadcasting to permit the SFX Merger and the Spin-Off as currently contemplated.

   SFX Broadcasting's board believes that the Spin-Off, together with the SFX Merger, will accomplish a number of important business objectives. The Spin-Off and SFX Merger will allow SFX Broadcasting's stockholders to realize a significant premium for SFX Broadcasting's existing radio broadcasting business, while at the same time permitting those stockholders to continue their participation in the Entertainment Business. The Spin-Off will enable the Company to have its own publicly traded equity security to finance its own growth opportunities. By distributing the Company Common Stock to SFX Broadcasting's stockholders, SFX Broadcasting's board of directors believes that there will be a greater potential for increasing the long-term value of the investment of SFX Broadcasting's stockholders in the Entertainment Business. SFX Broadcasting's board of directors believes that the Spin-Off will enable investors to better evaluate the performance, investment characteristics and the future prospects of the Entertainment Business, enhancing the likelihood that it will achieve appropriate market recognition of its performance and potential.

MANNER OF EFFECTING THE SPIN-OFF

   Prior to the Spin-Off, the Company will amend and restate its certificate of incorporation to, among other things, increase its authorized capital stock and will issue to SFX Broadcasting, in exchange for the issued and outstanding shares of stock of the Company then held by SFX Broadcasting, the number of shares of the Company's Common Stock necessary to consummate the Spin-Off. The Spin-Off will be a dividend distribution to the holders of record at the close of business on the Spin-Off Record Date (a date to be determined by the board of directors of SFX Broadcasting) of the outstanding shares of SFX Broadcasting's common stock, Series D preferred stock, interests in SFX Broadcasting's director deferred stock ownership plan and certain warrants and will be made as follows:

   o holders of SFX Broadcasting's Class A common stock will receive 1 share of Company Class A Common Stock per share held;

   o holders of SFX Broadcasting's Class B common stock will receive 1 share of Company Class B Common Stock per share held;

   o holders of SFX Broadcasting's Series D preferred stock will receive the number of shares of Company Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share);


   o SFX Broadcasting will place in escrow with the Escrow Agent an aggregate of approximately 639,289 shares of Company Class A Common Stock for delivery to the holders of the warrants granted by SFX Broadcasting to Sillerman Communications Management Corporation (the "SCMC Warrants") and to the underwriters of MMR's initial public offering (the "IPO Warrants"and, together with the SCMC Warrants, the "Warrants"), upon exercise of the Warrants (see "Certain Relationships and Related Transactions--Company Common Stock to Be Received in the Spin-Off"); and


   o Messrs. Dugan, Kramer and O'Grady will receive an aggregate of 2,766 shares of Company Class A Common Stock as adjustments to their interests under SFX Broadcasting's director deferred stock ownership plan.

See "Description of Capital Stock" for a description of Company Class A Common Stock and Company Class B Common Stock. Fractional shares of Company Common Stock will not be delivered in the Spin-Off.

   The distribution of shares of Company Common Stock in the Spin-Off will be made on the distribution date to be set by the Board, which, in any event, will be before the closing of the SFX Merger (the "Spin-Off Distribution Date"). The Spin-Off is subject to further action by the Board of Directors, which must set the Spin-Off Record Date and the Spin-Off Distribution Date and declare the dividend effectuating the Spin-Off. All shares of Company Common Stock will be fully paid, nonassessable and free of preemptive rights.

   On the Spin-Off Distribution Date, SFX Broadcasting will deposit with Chase Mellon Shareholder Services, L.L.C., as the Distribution Agent, certificates representing the aggregate number of shares of

Company Class A Common Stock and Company Class B Common Stock issuable to holders of SFX Broadcasting's common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan (approximately 14,200,000 shares of Company Class A Common Stock and 1,047,037 shares of Company Class B Common Stock). SFX Broadcasting will instruct the Distribution Agent to distribute the Company Common Stock to holders of SFX Broadcasting's common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan in accordance with the terms of the Distribution Agreement as promptly as practicable following the Spin-Off Distribution Date. Any shares deposited with the Distribution Agent but not required to be distributed to holders of SFX Broadcasting's common stock and Series D preferred stock will be returned to the Company and subsequently canceled.

   On the Spin-Off Distribution Date, SFX Broadcasting will also deposit with Chase Mellon Shareholder Services, L.L.C., as Escrow Agent, certificates representing the aggregate number of shares of Company Class A Common Stock that the holders of Warrants would have been entitled to received as a result of their ownership of SFX Broadcasting's Class A common stock if they had exercised all of the Warrants immediately prior to the Spin-Off Record Date. Thereafter, upon exercise of each Warrant, the Escrow Agent will deliver to the holder of that Warrant the number of shares of Company Class A Common Stock to which the holder is entitled. Any shares deposited with the Escrow Agent but not required to be distributed to holders of Warrants will be returned to the Company and subsequently canceled.


   The receipt of shares of Company Common Stock in the Spin-Off will be taxable to the recipients of shares. See "Certain Federal Income Tax Consequences." Following the Spin-Off and other transactions described in this Prospectus, approximately 81 million shares of Company Class A Common Stock (including 2 million shares to be reserved for issuance pursuant to the Company's 1998 restricted stock and stock option plan), 8 million shares of Company Class B Common Stock and 25 million shares of the Company preferred stock will remain unissued.

   The Spin-Off will be accounted for by the Company based on the historical cost of related assets. SFX Broadcasting will record the Spin-Off as a nonmonetary distribution to stockholders, also at historical cost.

   NO HOLDER OF ANY CLASS OR SERIES OF SFX BROADCASTING'S STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF OR TO SURRENDER OR EXCHANGE SHARES OF SFX BROADCASTING'S STOCK (OTHER THAN IN REGARD TO THE EXCHANGE AS PART OF THE SFX MERGER) OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMPANY COMMON STOCK.


REGULATORY MATTERS

   No material United States federal or state regulatory approvals are required in connection with the Spin-Off that have not been obtained.

                     AGREEMENTS RELATING TO THE SPIN-OFF

   For the purpose of effecting the Spin-Off and governing certain of the relationships between the Company and SFX Broadcasting after the Spin-Off, the Company, SFX Broadcasting and SFX Buyer have entered or will enter into the various agreements described below. The material features of the Distribution Agreement, the tax sharing agreement to be entered into among the Company, SFX Broadcasting and SFX Buyer (the "Tax Sharing Agreement") and the employee benefits agreement to be entered into among the Company, SFX Broadcasting and SFX Buyer (the "Employee Benefits Agreement"), are summarized below. These agreements have been filed with the Securities and Exchange Commission (the "SEC") as exhibits to the Company's Registration Statement on Form S-1, File No. 333-43287 (as amended, the "Registration Statement") and the following descriptions are qualified in their entirety by reference to the actual agreements.

DISTRIBUTION AGREEMENT

 Manner of Effecting the Spin-Off

   The Distribution Agreement provides for the distribution of shares of Company Common Stock to the holders of record on the Spin-Off Record Date of SFX Broadcasting's common stock, Series D preferred stock, interests in SFX Broadcasting's director deferred stock ownership plan and, upon exercise, Warrants, as described in "The Spin-Off--Manner of Effecting the Spin-Off."

 Transfer and Assumption of Assets and Obligations

   The Distribution Agreement provides that, at the time of the Spin-Off, the Company will assume (a) certain of SFX Broadcasting's leases and employment agreements, (b) debt and liabilities incurred by the Company or its subsidiaries after the date of the SFX Merger Agreement in connection with acquisitions and capital expenditures, (c) liabilities under an airplane lease, (d) liabilities under an agreement pursuant to which TSC, a consulting company of which Mr. Sillerman is the Chairman of the Board of Directors and Chief Executive Officer, and of which Mr. Tytel is the Executive Vice President, General Counsel and a Director, provides services to Triathlon and the right to receive fees for such services provided to Triathlon and (e) any other debt and liabilities that the Company deems appropriate. SFX Broadcasting is obligated to use its commercially reasonable efforts to release the Company and its subsidiaries from all other debt and accrued liabilities prior to the effective time of the SFX Merger.

   The Company will be entitled to all of SFX Broadcasting's accounts receivable relating to SFX Broadcasting's live entertainment business. SFX Broadcasting will transfer to the Company, prior to the Spin-Off:

   o  an airplane lease;

   o  fees payable by Triathlon for services provided by TSC;

   o  two real estate leases and assets located on the leased property;

   o a note receivable relating to the sale of SFX Broadcasting's radio stations operating in Myrtle Beach;

   o  the employment agreements of certain employees of SFX Broadcasting; and

   o  all other assets used primarily by the Company.

The Company will assume all of SFX Broadcasting's and its subsidiaries' obligations accruing after the date of the Spin-Off under the above agreements and in connection with the transfer of assets and employees.

 Transferred Employees

   If the Spin-Off occurs prior to the closing date of the SFX Merger, SFX Broadcasting's senior management and certain other employees of SFX Broadcasting will devote as much time as they deem reasonably necessary to conduct the operations of the Company, while continuing to serve in their present capacities with, and consistent with their obligations to, SFX Broadcasting. At the time of consummation of the SFX Merger, the Company will assume all obligations arising under any employment agreement or arrangement between SFX Broadcasting or any of its subsidiaries and the employees who are transferred to the Company other than rights, if any, under those employment agreements to receive options after a change of control and all existing rights of indemnification. Messrs. Dugan, Kramer and O'Grady have indicated that, if the SFX Merger Agreement is terminated, they will promptly resign from their position as directors of the Company, and the Board will appoint three new independent directors to serve until the next annual meeting of the Company's stockholders. See "Management."

 Working Capital

   Pursuant to the Distribution Agreement (and as required by the SFX Merger Agreement), the Company and SFX Broadcasting have agreed to allocate funds between them for working capital. If the Spin-Off occurs prior to the consummation of the SFX Merger, then, immediately after the Spin-Off, SFX Broadcasting's management will allocate working capital between the Company and SFX Broadcasting, and SFX Broadcasting will pay to the Company any positive amount allocated to the Company. In any event, at least five business days before the consummation of the SFX Merger, SFX Broadcasting must provide the Company with a good faith estimate of Working Capital (as defined below) as of the date of consummation of the SFX Merger (the "Estimated Working Capital"). If the Estimated Working Capital is a positive number, then SFX Broadcasting must pay to the Company an amount equal to the Estimated Working Capital at the time of consummation of the SFX Merger. On the other hand, if the Estimated Working Capital is a negative number, then the Company must pay to SFX Broadcasting an amount equal to the Estimated Working Capital at the time of consummation of the SFX Merger.

   As soon as practicable (and in any event within ninety days) after the SFX Merger is consummated, SFX Broadcasting must deliver to the Company an audited statement of Working Capital as of the date of consummation of the SFX Merger. If the Company does not object to SFX Broadcasting's Working Capital statement within fifteen days following delivery thereof, then the Working Capital reflected on SFX Broadcasting's Working Capital statement will be the "Final Working Capital." If the Company does so object, then the issues in dispute will be submitted to a major national accounting firm for resolution and to determine the "Final Working Capital."

   On the third business day after the Final Working Capital is determined, SFX Broadcasting or the Company, as the case may be, must pay to the other an amount equal to the Final Working Capital, less the Estimated Working Capital previously paid, together with interest on the absolute value of the difference at an annual rate of 10% beginning on the date of consummation of the SFX Merger and ending on the date of payment of the amount (the "Working Capital Adjustment Amount"). However, if the Company notifies SFX Broadcasting prior to the payment date that it wishes to have all or any portion of the Final Working Capital (the "SFX Merger Consideration Adjustment") treated as an adjustment to the consideration payable in connection with the SFX Merger, then the consideration payable in connection with the SFX Merger will be increased by an amount equal to the quotient of the SFX Merger Consideration Adjustment divided by the fully diluted number of shares of SFX Broadcasting's common stock outstanding immediately prior to the consummation of the SFX Merger, and SFX Broadcasting must promptly distribute (a) the appropriate amount to the appropriate holders, immediately prior to the consummation of the SFX Merger, of SFX Broadcasting's common stock and Series D preferred stock, (b) upon exercise, the appropriate amount to holders of options, warrants and unit purchase options of SFX Broadcasting unexercised immediately prior to the consummation of the SFX Merger and (c) the appropriate amount to holders of options, warrants and unit purchase options of SFX Broadcasting who exercised their securities on and after the consummation of the SFX Merger and prior to the final payment date. If the Company elects to treat any portion of the Final Working Capital as an SFX Merger Consideration Adjustment, then the Company must pay SFX Broadcasting the difference, if any, between the SFX Merger Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received (as the case may be) by SFX Broadcasting is equal to the amount that would have been paid or received if the SFX Merger Consideration Adjustment had not been made.

   "Working Capital" means the sum of all current assets of SFX Broadcasting and its consolidated subsidiaries minus the sum of all current liabilities of SFX Broadcasting and its consolidated subsidiaries, as of the point in time immediately prior to the consummation of the SFX Merger, adjusted (without duplication) by:

    (a) increasing Working Capital by 50% (up to $1.0 million) of all fees and expenses incurred by SFX Broadcasting in connection with acquiring consents from holders of SFX Broadcasting's Series E preferred stock and certain of its outstanding notes in connection with the transactions contemplated by the SFX Merger Agreement;

    (b) increasing (if a positive number) or decreasing (if a negative number) Working Capital by the product of (A) $75.00 (or any other amount payable to holders of SFX Broadcasting's Class A common stock) and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of SFX Broadcasting common stock outstanding immediately prior to the time of consummation of the SFX Merger (excluding up to 250,838 shares of SFX Broadcasting's common stock subject to a right of repurchase granted by SFX Broadcasting in connection with an acquisition);

    (c) reducing Working Capital by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all options, warrants and unit purchase options of SFX Broadcasting outstanding immediately prior to the SFX Merger consummation plus (B) the aggregate exercise price of all warrants underlying unit purchase options of SFX Broadcasting outstanding immediately prior to the SFX Merger consummation plus (c) the aggregate base price of all SARs of SFX Broadcasting outstanding immediately prior to the SFX Merger consummation;


    (d) reducing Working Capital by the product of (A) $42 and (B) up to 250,838 shares of SFX Broadcasting's common stock subject to a right of repurchase by SFX Broadcasting granted in connection with an acquisition (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Meadows Repurchase");


    (e) increasing Working Capital by all permitted radio-related capital expenditures paid by SFX Broadcasting and its subsidiaries after June 30, 1997 and immediately prior to the SFX Merger consummation;

    (f) decreasing Working Capital by all accrued capital expenditures of SFX Broadcasting as of immediately prior to the SFX Merger consummation (to the extent not reflected in current liabilities);

    (g) increasing Working Capital by accrued but not yet payable dividends;

    (h) except as required by clause (i) below, excluding from Working Capital any liabilities attributable to indebtedness of SFX Broadcasting;

    (i)    excluding from Working Capital any liabilities included in clauses
           (i) through (iv) of clause (k) below;

    (j) reducing Working Capital by unpaid costs, fees and expenses of SFX Broadcasting arising out of, based on or that will arise from the transactions contemplated by the SFX Merger Agreement (other than as a result of actions taken by SFX Buyer Sub) (including amounts relating to the termination of any employees, broker fees, legal fees, accounting fees, advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of SFX Broadcasting's preferred stock);

    (k) reducing Working Capital by the amount of SFX Broadcasting's Excess Debt (as defined below), if a positive number, or increasing Working Capital by the amount of the Excess Debt, if a negative number. "Excess Debt" means, as of immediately prior to the consummation of the SFX Merger, the difference between the sum of the following and $899.7 million:

       (i) the difference between (A) indebtedness of SFX Broadcasting and its subsidiaries, less (B) the difference between $70.0 million and any amounts (other than the reimbursement of expenses) actually received by SFX Broadcasting and its consolidated subsidiaries after August 24, 1997, under agreements relating to the sale or local marketing arrangement (the local marketing payments may not exceed $30,000 per month) of its WVGO-FM and the sale or local marketing arrangement of its Jackson/Biloxi radio stations, less (c) any indebtedness incurred to finance acquisitions approved by Buyer of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the consummation of the SFX Merger that is not then due and payable,

       (ii) the aggregate merger consideration payable to holders of SFX Broadcasting's Series C preferred stock (which SFX Broadcasting anticipates will be $2.0 million),

       (iii) the aggregate liquidation preference amount of SFX Broadcasting's Series E preferred stock, and

       (iv) environmental costs or liabilities accrued and not paid after June 30, 1997, to the extent they exceed $100,000 in the aggregate; and

    (l) reducing Working Capital by the difference between (i) 142,032 times the higher of (A) the average of the last sales price of SFX Broadcasting's Series E preferred stock during the 15 business days ending on the date of consummation of the SFX Merger, or (B) the average of the last sales price of SFX Broadcasting's Series E preferred stock during the 15 business days preceding February 9, 1998 ($115.08), and (ii) $14,203,200 (the "Series E Adjustment").

   Working Capital will not include any asset transferred to the Company or any of its subsidiaries, any liability assumed by the Company or any liability to which none of SFX Broadcasting or any of its subsidiaries is a party immediately after the consummation of the SFX Merger. Any computation of Working Capital should assume that the Spin-Off has been consummated. As of December 31, 1997, Working Capital payable by SFX Broadcasting to the Company would have been approximately $3.0 million (excluding the Series E Adjustment). The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence as of December 31, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual cost of consummating the SFX Merger and the related transactions and other obligations of SFX Broadcasting, including the payment of dividends and interest on SFX Broadcasting's debt, the Meadows Repurchase and the amount of any settlement paid by SFX Broadcasting in connection with the SFX Merger shareholder litigation. Moreover, Working Capital will be reduced by at least $2.1 million pursuant to the Series E Adjustment. See "Risk Factors--Working Capital Adjustments and Repayment of Advances" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Spin-Off."

 Acquisitions and Capital Improvements

   SFX Broadcasting and the Company have agreed that the Company may, from time to time, (a) acquire additional businesses engaged in the same line of business as the Company or (b) make capital improvements on assets owned or leased by it or its subsidiaries. In each case, SFX Broadcasting must loan the Company the funds with which to consummate the acquisitions and capital improvements. However, all amounts so borrowed by the Company must be repaid on the date of the Spin-Off. SFX Broadcasting may increase the borrowing availability under its credit agreement for these purposes, and must use its best efforts to obtain any required or desirable waivers, consents or modifications under any financing or other agreement of SFX Broadcasting in connection with the acquisitions or capital improvements.

   If the Company makes such additional acquisitions or capital improvements by borrowing funds from SFX Broadcasting, it will be required to obtain financing to repay the amounts that it borrows from SFX Broadcasting , which financing may take the form of public or private sales of debt or equity securities, bank credit or other financing. See "--Working Capital." However, there can be no assurance that the Company will be able to obtain such financing on advantageous terms, or at all.

   In February 1998, the Company reimbursed SFX Broadcasting approximately $25.3 million for consent fees, capital expenditures, and other acquisition related fees paid by SFX Broadcasting on behalf of the Company. SFX Broadcasting may advance additional amounts to the Company prior to the consummation of the Spin-Off.

 Release and Indemnification

   Pursuant to the Distribution Agreement, SFX Broadcasting has agreed to release the Company and its subsidiaries and affiliates (other than SFX Broadcasting and its subsidiaries) and all persons who at any time prior to the date of the distribution of the Company's common stock in the Spin-Off (the "Spin-Off Distribution Date") were stockholders, directors, agents or employees of the Company or its subsidiaries from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the Spin-Off Distribution Date (other than claims arising from transactions contemplated by the Distribution Agreement, the SFX Merger Agreement and certain related agreements). Similarly, the Company has agreed to release SFX Broadcasting, its affiliates (other than the Company and its subsidiaries) and all persons who at any time prior to the date of the Spin-Off were stockholders, directors, agents or employees of SFX Broadcasting or its subsidiaries from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the date of the Spin-Off (other than claims arising from transactions contemplated by the Distribution Agreement, the SFX Merger Agreement and certain related agreements).

   The Distribution Agreement requires the Company to indemnify, defend and hold SFX Broadcasting and its subsidiaries (other than the Company and its subsidiaries) and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which SFX Broadcasting or any of its subsidiaries (other than the Company and its subsidiaries) may be or become subject that (a) relate to the assets, business, operations, debts or liabilities of the Company and its subsidiaries (including liabilities to be assumed by the Company as contemplated in the Distribution Agreement and any liabilities arising under certain guarantees of SFX Broadcasting in connection with the Recent Acquisitions), whether arising prior to, concurrent with or after the Spin-Off or (b) result from a breach by the Company or its subsidiaries of any representation, warranty, or covenant contained in the Distribution Agreement or any related agreements.

   The Distribution Agreement requires SFX Broadcasting to indemnify, defend and hold the Company and its subsidiaries and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which the Company and its subsidiaries may be or become subject that (a) relate to the assets, business, operations, debts or liabilities of SFX Broadcasting or its subsidiaries (other than the Company and its subsidiaries), whether arising prior to, concurrent with or after the Spin-Off or (b) result from a breach by SFX Broadcasting or its subsidiaries (other than the Company) of any representation, warranty, or covenant contained in the Distribution Agreement or any related agreements.

   The release and indemnification obligations contained in the Distribution Agreement will survive the Spin-Off for a period of six years (and thereafter as to any claims for indemnification asserted prior to the expiration of that period).

 Registration Statement and Consent Solicitation Documents

   The Company has represented to SFX Broadcasting that the Registration Statement and the consent solicitation documents sent to the holders of certain of SFX Broadcasting's securities did not, at the time it became effective or was mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements in the Registration Statement and the consent solicitation documents, in light of the circumstances under which they were made, not misleading.

 Related Agreements

   SFX Broadcasting and the Company have agreed that any tax sharing agreement to which they are parties must be terminated as of the effective date of the Spin-Off. In addition, the Distribution Agreement requires SFX Broadcasting and the Company to enter into the Tax Sharing Agreement and Employee Benefits Agreement (as described below) on or before the date of the Spin-Off.

 Use of Names; Intellectual Property

   At the closing of the SFX Merger, SFX Broadcasting will assign to the Company or its designee the name "SFX," together with all causes of action and the right to recover for past infringements of that name. As soon as commercially practicable, but no later than six months from the consummation of the SFX Merger, SFX Broadcasting must cease all use of the name "SFX" or other trademarks, trade names or their identifiers owned by, licensed to, or transferred pursuant to the Distribution Agreement to the Company.

 Conditions to the Spin-Off

   Pursuant to the Distribution Agreement, the obligations of the Company and SFX Broadcasting to consummate the Spin-Off will be subject to the fulfillment or waiver of each of the following conditions:

   o SFX Broadcasting's board of directors must be satisfied that SFX Broadcasting's surplus (as defined under Delaware law) would be sufficient to permit the Spin-Off under Delaware law and must formally approve the Spin-Off;

   o the Registration Statement must be declared effective by the SEC, and no stop order may be issued or pending with respect thereto;

   o the Company Class A Common Stock must be accepted for listing or trading, subject to official notice of issuance, on a national exchange or The Nasdaq Stock Market;

   o  all necessary third party consents to the Spin-Off must be obtained;

   o the necessary stockholder approvals must be obtained to consummate the Spin-Off as presently contemplated;

   o there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off;

   o the Company and SFX Broadcasting must enter into the Tax Sharing Agreement and the Employee Benefits Agreement; and

   o each of the covenants and provisions in the Distribution Agreement required to be performed or complied with prior to the Spin-Off must be performed or complied with.

   SFX Broadcasting's board of directors is entitled to waive any of the above conditions prior to the Spin-Off.

 Expenses of Spin-Off

   Pursuant to the Distribution Agreement, all fees and expenses incurred in connection with the Spin-Off will be paid by the party incurring them.

 Termination of the SFX Merger Agreement

   If the SFX Merger Agreement is terminated in accordance with its terms for any reason, the boards of directors of SFX Broadcasting and the Company will each appoint a committee of independent directors (none of whom will serve on both boards of directors) to negotiate in good faith with respect to all matters that they deem necessary to effectuate the separation of the affairs of SFX Broadcasting and the Company, including the employment of employees to be transferred to the Company pursuant to the Distribution Agreement. No adjustments will be made to the initial allocation of working capital between SFX Broadcasting and the Company if the SFX Merger Agreement is terminated in accordance with its terms.

 Amendment or Modification

   SFX Broadcasting and the Company can only amend the Distribution Agreement by written agreement with the consent of SFX Buyer (which may not be unreasonably withheld).

 Termination

   The Distribution Agreement may be terminated and the Spin-Off abandoned at any time before the date of the Spin-Off by, and in the sole discretion of, SFX Broadcasting. In the event of such a termination, no party will have any liability to any other party.

TAX SHARING AGREEMENT

   Prior to the Spin-Off, SFX Broadcasting and the Company will enter into the Tax Sharing Agreement. Under the Tax Sharing Agreement, the Company will agree to pay to SFX Broadcasting the amount of the tax liability of SFX Broadcasting and the Company combined, to the extent properly attributable to the Company for the period up to and including the Spin-Off, and will indemnify SFX Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Broadcasting , in turn, will indemnify the Company for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX Broadcasting during the period prior to and including the Spin-Off. The Company also will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off, including any income taxes but only to the extent that such income taxes result from gain on the distribution that exceeds the net operating losses of SFX Broadcasting and the Company available to offset such gain (including net operating losses generated in the current year prior to the Spin-Off).


   The actual amount of the gain will be based on the excess of the value of the Company Common Stock distributed on the date of the Spin-Off over the tax basis of that stock. The Company believes that the value of the Company Common Stock for tax purposes will be determined by no later than the first trading date following the date the stock is distributed in the Spin-Off. Increases or decreases in the value of the Company Common Stock subsequent to such date will not affect the tax liability. If the Company Common Stock had a value of approximately $15 per share at the time of the Spin-Off, management believes that no material indemnification payment would be required. Such indemnification obligation would be approximately $4.0 million at $16 per share and would increase by approximately $7.7 million for each $1.00 increase above the per share valuation of $16. If the Company Common Stock was valued at $24 1/2 per share (the last sales price of the Company Class A Common Stock (trading on a when-issued basis) on the over the counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70.0 million pursuant to such indemnification obligation. The Company expects that such indemnity payment will be due on or about June 15, 1998. See "Risk Factors--Indemnification Arrangement" and "--Financing Matters."


EMPLOYEE BENEFITS AGREEMENT

   Prior to the Spin-Off, SFX Broadcasting and the Company will enter into an Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, SFX Broadcasting and the Company will agree to take all actions necessary or appropriate so that, as of the Spin-Off, the Company and its subsidiaries will no longer be participating employers and sponsors of the 401(k), health, group term life insurance, long term disability insurance and cafeteria plans maintained by SFX Broadcasting (collectively, the "SFX Employee Benefit Plans"). The Employee Benefits Agreement will also provide for the treatment of the benefits under the SFX Employee Benefit Plans of employees being transferred from SFX Broadcasting to the Company or who are otherwise employed by the Company upon the Spin-Off. With respect to employees transferred from SFX Broadcasting to the Company or who are otherwise employed by the Company upon the Spin-Off, SFX Broadcasting will have sole responsibility for retaining and discharging any claims that are incurred on or prior to the date of their transfer under SFX Employee Benefit Plans that are not 401(k) plans. On or prior to the Spin-Off, the Company will continue to pay premiums and contributions under the SFX Employee Benefit Plans in accordance with its past practices and procedures, except that any premiums and contributions for the month in which the Spin-Off occurs shall be paid as soon as practicable after that month and pro-rated. To the extent the account balances under the 401(k) plan maintained by SFX Broadcasting of employees being transferred from SFX Broadcasting to the Company or who are otherwise employed by the Company upon the Spin-Off are not distributed, SFX Broadcasting and the Company must take all actions necessary or appropriate to effect their transfer to a 401(k) plan established by the Company.

                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following discussion sets forth the material federal income tax consequences of the Spin-Off and the SFX Merger applicable to stockholders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). However, the discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their specific circumstances, such as stockholders who are dealers in securities, foreign persons or stockholders who acquired their shares in connection with stock options or stock purchase warrants. Each stockholder is urged to consult the holder's own tax adviser to determine the tax consequences to the holder of the SFX Merger and the Spin-Off in light of the holder's particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws and possible changes in those tax laws (which may have retroactive effect).

   Subject to the possible recharacterization discussed below, the receipt of Company Common Stock as a result of the Spin-Off should be taxable to the recipient as a distribution from SFX Broadcasting under Section 301 of the Tax Code. The amount of the distribution for federal income tax purposes and the basis for determining gain or loss on a subsequent disposition of the Company Common Stock would be the fair market value of the Company Common Stock at the time of the Spin-Off, and a stockholder's holding period for Company Common Stock received in the Spin-Off will begin on the day following the Spin-Off.

   The receipt of the Company Common Stock should be taxable to the holders of shares of SFX Broadcasting's stock as a dividend to the extent of SFX Broadcasting's current or accumulated earnings and profits (determined as of the end of SFX Broadcasting's taxable year, which will occur on the date of the SFX Merger). Any amount of Company Common Stock that exceeds the above-mentioned earnings and profits of SFX Broadcasting would first be treated as a non-taxable return of capital to the extent of each stockholder's tax basis in shares of SFX Broadcasting's stock, and the stockholder's tax basis in the stock would be reduced accordingly (but not below zero). To the extent that the amount of Company Common Stock were to exceed the stockholder's tax basis in shares of SFX Broadcasting's stock, the excess would be treated as long-term or short-term capital gain from the sale or exchange of shares of SFX Broadcasting's stock, depending on the period the stockholder held the shares of SFX Broadcasting's stock. Although SFX Broadcasting does not currently have accumulated earnings and profits, it is possible that there may be earnings and profits for the year of the SFX Merger, because the Spin-Off might give rise to taxable gain to SFX Broadcasting. There can be no assurance, therefore, that there will be no current or accumulated earnings and profits, and thus it is possible that all or a portion of the value of the Company Common Stock could give rise to ordinary income.

   With respect to corporate stockholders, the portion of the Company Common Stock, if any, that is a taxable dividend under the foregoing rules generally should be eligible for the 70% dividends received deduction. However, a corporate stockholder's ability to use the dividends received deduction is subject to several limitations, including those relating to "debt financed portfolio stock" under Section 246A of the Tax Code and certain holding period requirements. In addition, even if the dividends received deduction is fully available, a portion of the Company Common Stock distribution may constitute an "extraordinary dividend," which is subject to the provisions of
Section 1059 of the Tax Code.

   The receipt by an SFX Broadcasting stockholder of cash pursuant to the SFX Merger (or cash pursuant to the exercise of dissenters' rights of appraisal) will be a taxable event for the stockholder. A stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the amount of cash received and (b) the tax basis in the shares of SFX Broadcasting's stock surrendered in exchange therefor (generally, the amount paid for the shares of SFX Broadcasting's stock, subject to downward adjustment as described herein as a result of the Spin-Off). The gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under recently enacted legislation, individuals whose holding period for shares of SFX Broadcasting's stock exceeds 18 months will, in general, be subject to no more than a 20% tax on any gain, while individuals whose holding period for shares of SFX Broadcasting's stock is more than one year but not more than 18 months will, in general, be subject to no more than a 28% tax on any gain. If an SFX Broadcasting stockholder owns more than one block of shares of SFX Broadcasting's stock, the cash received must be allocated ratably among the blocks in the proportion that the number of shares of SFX Broadcasting's stock in a particular block bears to the total number of shares of SFX Broadcasting's stock owned by the stockholder.

   Although, as stated above, the receipt by an SFX Broadcasting stockholder of cash and Company Common Stock should be treated as if only the cash payment was received as payment for the shares of SFX Broadcasting's stock, while the receipt of Company Common Stock is taxable to the recipient as a distribution from SFX Broadcasting under Section 301 of the Tax Code, and although SFX Broadcasting will report the transaction in a manner consistent with this characterization, it is possible that the Internal Revenue Service might contend that the transaction should be treated as an exchange of shares of SFX Broadcasting's stock for both cash and Company Common Stock. Under this treatment, a stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the fair market value at the time of consummation of the SFX Merger of the Company Common Stock received plus the amount of cash received and (b) the tax basis in the shares of SFX Broadcasting's stock surrendered in exchange therefor (without adjustment for any portion of the distribution of Company Common Stock that would have constituted a return of capital, if the distribution were respected as such). As discussed above, the gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under this characterization, if SFX Broadcasting has no current or accumulated earnings and profits for the taxable year that includes the SFX Merger, the amount of capital gain recognized by stockholders should be the same whether the Spin-Off is treated as a distribution to stockholders, or as part of the sale price received as payment for the shares of SFX Broadcasting's stock. By contrast, if SFX Broadcasting does have earnings and profits for that taxable year, such a characterization will generally decrease the amount of tax payable by an individual (by converting ordinary income to capital gain) and increase the amount of tax payable by a corporation (by converting dividend income potentially eligible for a dividends received deduction to capital gain).

   A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of amounts paid to the stockholder, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

   THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROSPECTUS. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND THE SFX MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

             LISTING AND TRADING OF COMPANY CLASS A COMMON STOCK


   The Company Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SFXE." A when-issued trading market (one in which shares can be traded before certificates are actually available or issued) has developed in Company Class A Common Stock on the over-the-counter market (symbol "SFXAV"). However, such trading prices may not necessarily be indicative of the trading price of Company Class A Common Stock subsequent to the Spin-Off. The Company Class B Common Stock is not expected to be publicly traded.

   On the Spin-Off Distribution Date, SFX Broadcasting will distribute approximately 13,400,000 shares to approximately 150 holders of record of the SFX Broadcasting 's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, assuming the exercise of outstanding warrants of SFX Broadcasting before the Spin-Off Record Date and based on the number of holders of record of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan on March 10, 1998. The Transfer Agent and Registrar for Company Class A Common Stock will be Chase Mellon Shareholder Services, L.L.C. In addition, the Board has approved the grant of up to 793,633 shares of Company Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX Broadcasting, whether or not vested. It is anticipated that the Company will grant an aggregate of 90,000 shares of Company Class A Common Stock pursuant to employment agreements. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."

   Shares of Company Class A Common Stock distributed to SFX Broadcasting stockholders in the Spin-Off will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. See "Principal Stockholders of the Company." Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with the Company, and may include certain officers and directors of the Company as well as principal stockholders of the Company, if any. Persons who are affiliates of the Company may sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

DIVIDEND POLICY


   The Company has no present plans to declare any dividends on Company Class A Common Stock. The terms of the Indenture and Credit Facility restrict the Company's ability to pay dividends on Company Class A Common Stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the Board.

RECENT SALES OF UNREGISTERED SECURITIES


   On February 11, 1998, the Company sold $350.0 million in aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008. Lehman Brothers, Goldman Sachs, & Co., BNY Capital Markets, Inc. and ING Barings (the "Initial Purchasers") were the purchasers of the Notes and resold the Notes (i) to certain "qualified institutional buyers," as defined in Rule 144A of the Securities Act and (ii) outside the United States to certain persons in reliance upon Regulation S promulgated under the Securities Act. The aggregate cash offering price of the Notes was $350.0 million and the aggregate discounts and commissions related to the sale were $10.5 million. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has agreed to register the Notes (or a new series of securities identical in all respects to the Notes) under the Securities Act within a certain time period.


   On February 25, 1998, the Company consummated its acquisition of PACE. In connection with such acquisition, the Company has agreed to issue to the sellers of PACE 1.5 million shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Contemporary. In connection with such acquisition, the Company issued to the sellers of Contemporary shares of the Company's series A redeemable convertible preferred stock which will automatically convert into 1,402,850 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 24, 1998, the Company consummated its acquisition of BGP. In connection with such acquisition, the Company issued to the sellers of BGP options to purchase an aggregate of 562,640 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Network. In connection with such acquisition, the Company has agreed to issue to the sellers of Network 750,188 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   The sales of securities to the sellers of PACE, Contemporary, BGP and Network were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to
Section 4(2) thereof. Each of these sales was made without the use of an underwriter.

                                CAPITALIZATION


   The following table sets forth, as of December 31, 1997, (a) the historical capitalization of the Company, (b) the pro forma capitalization of the Company to reflect the Financing and the Recent Acquisitions and (c) the pro forma capitalization of the Company to reflect the Financing, the Recent Acquisitions, the Spin-Off, the SFX Merger and the issuance of the stock described under "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." This information should be read in conjunction with the financial statements and the related notes thereto included elsewhere herein.



                                                                            DECEMBER 31, 1997
                                                               --------------------------------------------
                                                                              (IN THOUSANDS)
                                                                                            PRO FORMA FOR
                                                                                              FINANCING,
                                                                                                RECENT
                                                                            PRO FORMA FOR   ACQUISITIONS,
                                                                              FINANCING      SPIN-OFF AND
                                                                             AND RECENT          SFX
                                                                           ACQUISITIONS(1)    MERGER(2)
                                                                 ACTUAL      (UNAUDITED)     (UNAUDITED)
                                                               ---------- ---------------  ---------------
CASH AND CASH EQUIVALENTS.....................................  $  5,979      $ 49,762         $ 52,728
                                                               ========== ===============  ===============
DEBT:
Notes ........................................................        --       350,000          350,000
Credit Facility ..............................................        --       150,000          150,000
Other long-term debt..........................................    16,178        34,924           34,924
                                                               ---------- ---------------  ---------------
 TOTAL DEBT ..................................................    16,178       534,924          534,924
                                                               ---------- ---------------  ---------------
TEMPORARY EQUITY(3):                                                  --        16,500           16,500
STOCKHOLDERS' EQUITY(4):
Preferred Stock, $.01 par value, 1,000 shares authorized,
 none issued and outstanding as of December 31, 1997 actual
 and pro forma(5) ............................................        --            --               --
Class A Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of December 31, 1997
 actual, approximately 4,200,000 issued and outstanding pro
 forma for the Financing and Recent Acquisitions and
 approximately 18,600,000 issued and outstanding pro forma
 for the Financing, Recent Acquisitions, Spin-Off and SFX
 Merger(6)....................................................        --            --              186
Class B Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of December 31, 1997
 actual and approximately 1,700,000 shares issued and
 outstanding pro forma for Financing, Recent Acquisitions,
 Spin-Off and SFX Merger(6)...................................        --            --               17
Additional paid-in capital ...................................    98,330       120,030          122,793
Retained earnings(7) .........................................     3,814         3,814            3,814
                                                               ---------- ---------------  ---------------
 Total stockholders' equity ..................................   102,144       123,844          126,810
                                                               ---------- ---------------  ---------------
 Total capitalization.........................................  $118,322      $675,268         $678,234
                                                               ========== ===============  ===============



------------
(1) The cash portion of the purchase price in the Recent Acquisitions is subject to increase under certain circumstances, including, in particular, if the Company is unable to issue shares of its capital stock to certain sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Recent Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. In addition, the agreements relating to the Recent Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. See "Risk Factors--Risks Related to Recent Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Acquisitions" and "--Liquidity and Capital Resources--Recent Acquisitions."

(2) The Distribution Agreement provides that SFX Broadcasting will transfer any positive Working Capital in existence at the closing of the SFX Merger to the Company, and that if Working Capital is negative at that time, the Company will pay the amount of such shortfall to SFX Broadcasting. As of December 31, 1997 the amount of positive Working Capital would have been approximately $3.0 million (excluding the Series E Adjustment) and such amount is reflected in the cash to be acquired by the Company pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on December 31, 1997, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual cost of consummating the SFX Merger and the related transactions and other obligations of SFX Broadcasting, including the payment of dividends and interest on SFX Broadcasting's debt. See "Risk Factors--Working Capital Adjustments and Repayment of Advances." Includes the issuance of stock pursuant to the anticipated employment agreements and the stock issued to the holders of SFX Broadcasting options. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
       No adjustment has been made to reflect the Company's anticipated tax indemnity payment to SFX Broadcasting for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. If the Company Common Stock were valued at $24 1/2 per share for tax purposes (the last price of the Company Class A Common Stock (trading on a when issued basis) on the over-the-counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70.0 million pursuant to such indemnification obligation. See "Agreements Relating to the Spin-Off--Tax Sharing Agreement."
(3) The PACE agreement provides that each PACE seller shall have a Fifth Year Put Option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require the Company to purchase up to one-third of the Company Class A Common Stock received by such PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.
(4) SFX Broadcasting has indicated that it will recapitalize the Company prior to the consummation of the Spin-Off which will allow for, among other things, an increase in the number of authorized shares of Company Common Stock.
(5) In February 1998, the Company amended its certificate of incorporation to increase the number of authorized shares of preferred stock to 25,000,000 and issued 10 shares of preferred stock in connection with the Contemporary Acquisition. See "Description of Capital Stock--Preferred Stock."
(6) Assumes that (a) an aggregate of 4,216,680 shares of Company Class A Common Stock are issued pursuant to the Recent Acquisitions, (b) an aggregate of 793,633 shares of Company Class A Common Stock are issued to the holders of stock options and SARs issued by SFX Broadcasting and
       (c) an aggregate of 90,000 shares of Company Class A Common Stock and 650,000 shares of Company Class B Common Stock are issued pursuant to certain anticipated employment agreements. See "Risk Factors--Financing Matters," "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
(7) Retained earnings on a pro forma basis for the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following financial statements (the "Unaudited Pro Forma Condensed Combined Financial Statements") and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of the Company may differ materially from those discussed herein for the reasons identified herein. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of the Company and the 1997 Acquisitions and Recent Acquisitions and the respective notes to such financial statements included herein. The pro forma information is based upon tentative allocations of purchase price for the Recent Acquisitions, and does not purport to be indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of the Company's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

   The Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 1997 is presented as if the Company had completed the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger as of December 31, 1997.

   The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 is presented as if the Company had completed the 1997 Acquisitions, the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger as of January 1, 1997.

   The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared assuming that the approximately 4.2 million shares of the Company Class A Common Stock will be issued in connection with certain of the Recent Acquisitions and have been valued by the parties at $13.33 per share for purposes of calculating the consideration given for the Recent Acquisitions. Such valuation is based upon certain financial projections developed jointly by the Company and the sellers. There is presently no trading market for the Company Class A Common Stock, and there can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading price of the Company Class A Common Stock.

   The cash portion of the purchase price in the Recent Acquisitions is subject to increase under certain circumstances, including, in particular, if the Company is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off by July 1, 1998 or for any other reason. In such case, the aggregate cash consideration that would be owed to the sellers in the Recent Acquisitions would increase by approximately $56.2 million resulting in a corresponding increase in debt and decrease in stockholder's equity. Although management believes the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Recent Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances. See "Risk Factors--Risks Related to Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The pro forma financial statements do not include the effect of certain immaterial acquisitions.

                           SFX ENTERTAINMENT, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              DECEMBER 31, 1997
                                (in thousands)



                                         PRO FORMA FOR THE RECENT
                                               ACQUISITIONS
                                   -----------------------------------
                          SFX               PACE
                     ENTERTAINMENT           AND          CONTEMPORARY
                        (ACTUAL)    PAVILION ACQUISITIONS  ACQUISITION
                           I                 II                III
                     ------------- ---------------------  ------------
ASSETS:

Current assets .....    $ 11,220          $(152,098)        $(63,107)

Property and
 equipment, net.....      59,685             83,278           25,000
Intangible assets,
 net................      60,306            129,387           76,019

Other assets........      15,731             38,114              755

                     ------------- ---------------------  ------------
TOTAL ASSETS........    $146,942          $  98,681         $ 38,667
                     ============= =====================  ============
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:

Current
 liabilities........    $ 21,514          $  56,705         $ 14,397
Deferred taxes......       2,817                970               --
Credit Facility.....          --                 --               --
Notes...............          --                 --               --
Other long-term
 debt (including
 current portion) ..      16,178             16,985               --
Other liabilities ..       4,289              1,479            5,570
                     ------------- ---------------------  ------------
Total liabilities ..      44,798             76,139           19,967
Minority interest ..          --              2,542               --
Temporary equity ...          --             16,500               --
Stockholders'
 equity.............     102,144              3,500           18,700

                     ------------- ---------------------  ------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY.............    $146,942          $  98,681         $ 38,667
                     ============= =====================  ============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                           PRO FORMA FOR
                                                                                        THE FINANCING, THE
                                                CONCERT/                  PRO FORMA           RECENT
                         BGP        NETWORK     SOUTHERN    PRO FORMA  ADJUSTMENTS FOR     ACQUISITIONS,
                     ACQUISITION  ACQUISITION ACQUISITION  ADJUSTMENTS  THE FINANCING    THE SPIN-OFF AND
                          IV           V           VI          VII           VIII         THE SFX MERGER
                     ----------- -----------  ----------- -----------  --------------- -------------------
ASSETS:

Current assets .....   $(57,798)   $(50,279)    $(15,661)   $  2,966 (a)   $500,000          $132,743 (1)
                                                             (42,500)(b)
Property and
 equipment, net.....     20,000       3,519        1,000          --             --           192,482
Intangible assets,
 net................     50,866      65,781       14,961      10,000 (d)                      431,820
                                                              24,500 (b)
Other assets........      4,100         316          298        (976)(c)         --            52,125
                                                              (6,213)(e)
                     ----------- -----------  ----------- -----------  --------------- -------------------
TOTAL ASSETS........   $ 17,168    $ 19,337     $    598    $(12,223)      $500,000          $809,170
                     =========== ===========  =========== ===========  =============== ===================
LIABILITIES &
 STOCKHOLDERS'
 EQUITY:

Current
 liabilities........   $  7,051    $  7,521     $    598    $ (6,213)(e)   $     --          $101,573
Deferred taxes......      2,617          54           --      10,000 (d)                       16,458
Credit Facility.....         --          --           --          --        150,000           150,000
Notes...............         --          --           --          --        350,000           350,000
Other long-term
 debt (including
 current portion) ..         --       1,762           --          --             --            34,925
Other liabilities ..         --          --           --          --             --            11,338
                     ----------- -----------  ----------- -----------  --------------- -------------------
Total liabilities ..      9,668       9,337          598       3,787        500,000           664,294
Minority interest ..         --          --           --        (976)(c)         --             1,566
Temporary equity ...         --          --           --          --             --            16,500
Stockholders'
 equity.............      7,500      10,000           --       2,966 (a)         --           126,810
                                                             (18,000)(b)
                     ----------- -----------  ----------- -----------  --------------- -------------------
TOTAL LIABILITIES &
 STOCKHOLDERS'
 EQUITY.............   $ 17,168    $ 19,337     $    598    $(12,223)      $500,000          $809,170
                     =========== ===========  =========== ===========  =============== ===================



------------
(1) Pursuant to the Tax Sharing Agreement, the Company will be responsible for certain taxes resulting from the Spin-Off. The amount of the taxes to be paid will be determined by the value of the Company's Common Stock no later than the first trading day following the date of the Spin-Off. The obligation would be approximately $4 million at a trading price of $16 per share and would increase by approximately $7.7 million for each $1 increase above a purchase value of $16. The amount to be paid has not been reflected herein and will result in a decrease in cash and a decrease in stockholder's equity. The Company intends to fund any payment under the Tax Sharing Agreement from the proceeds of a planned public offering of Company Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

I. Reflects the consolidated historical balance sheet of the Company adjusted to reflect the contribution by SFX Broadcasting to the Company's capital primarily to complete the Recent Acquisitions. Only includes working capital associated with the live business.


II. PACE AND PAVILION ACQUISITIONS


   Reflects the PACE acquisition and the separate acquisitions of the remaining two partners' interests in Pavilion Partners.



                                                       AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                            ------------------------------------------------------------
                                                 PACE        PAVILION       PRO FORMA          PACE
                                             AS REPORTED    AS REPORTED    ADJUSTMENTS         TOTAL
                                            ------------- -------------  ---------------   ------------
ASSETS:
Current assets.............................    $51,107        $21,058       $(109,500)(a)    $(152,098)
                                                                              (20,556)(a)
                                                                               (9,752)(b)
                                                                               (4,171)(b)
                                                                              (27,500)(c)
                                                                              (43,126)(e)
                                                                              (13,675)(f)
                                                                               (6,343)(f)
                                                                               10,360 (g)
Property and equipment, net................         --         59,291           5,000 (a)       83,278
                                                                                9,103 (b)
                                                                               27,500 (c)
                                                                              (17,616)(d)
Intangible assets, net.....................     17,633             --         111,754 (a)      129,387
Other assets...............................     29,426         12,675           9,752 (b)       38,114
                                                                               (3,987)(d)
                                                                               (9,752)(d)
                                            ------------- -------------  ---------------   ------------
Total Assets...............................    $98,166        $93,024       $ (92,509)       $  98,681
                                            ============= =============  ===============   ============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities........................    $42,485        $11,134       $   2,000 (b)    $  56,705
                                                                                2,932 (b)
                                                                               (1,846)(d)
Deferred taxes.............................        970             --              --              970
Long-term debt (including current
 portion)..................................     34,231         57,376         (20,556)(a)       16,985
                                                                                6,624 (a)
                                                                               (7,906)(d)
                                                                              (43,126)(e)
                                                                              (13,675)(f)
                                                                               (6,343)(f)
                                                                               10,360 (g)
Other liability............................         --          1,479              --            1,479
                                            ------------- -------------  ---------------   ------------
Total Liabilities..........................     77,686         69,989         (71,536)          76,139
Minority interest..........................      1,110          1,432              --            2,542
Temporary Equity...........................      2,983             --          16,500 (a)       16,500
                                                                               (2,983)(a)
Stockholders' Equity.......................     16,387         21,603         (16,387)(a)        3,500
                                                                               20,000 (a)
                                                                              (16,500)(a)
                                                                              (21,603)(d)
                                                          -------------  ---------------   ------------
Total Liabilities & Stockholders' Equity ..    $98,166        $93,024       $ (92,509)       $  98,681
                                            ============= =============  ===============   ============



                                                 (Footnotes on following page)

------------


PRO FORMA ADJUSTMENTS:
(a) To reflect the PACE acquisition for $109,500,000 in cash, the issuance of 1,500,000 shares of Company Class A Common Stock valued by the parties at $20,000,000, the repayment of debt of $20,556,000, the assumption of a capital lease and notes payable of $6,624,000, the related increase in the fair value allocated to fixed assets of $5,000,000; the related excess of the purchase price paid over the fair value of net tangible assets of $111,754,000 and the elimination of $2,983,000 of Temporary Equity and stockholder's equity of $16,387,000. Pursuant to the terms of the PACE agreement, additional consideration is required to be paid by the Company if the deemed value of the Company Class A Common Stock is below $13.33 per share at the time of the Spin-Off under certain circumstances.
       The PACE agreement further provides that each PACE seller shall have a Fifth Year Put Option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require the Company to purchase up to one-third of the Company Class A Common Stock (500,000 shares) received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.
(b) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Blockbuster for $4,171,000 in cash, the assumption of $2,932,000 in current liabilities and the granting of naming rights of three venues for a two-year period with an estimated value of $2,000,000, which will be recognized as income over such two-year period, and the related increase in the fair value allocated to fixed assets of $9,103,000. Also reflects the purchase of a note receivable from Blockbuster, due from Pavilion Partners, including accrued interest of, $9,752,000. The note is eliminated in consolidation with the acquisition of Sony's interest in Pavilion Partners, as described below.
(c) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Sony for $27,500,000 in cash.
(d) To eliminate PACE's equity method investment in Pavilion Partners due to the Company's acquisition of 100% of Pavilion Partners and to eliminate Pavilion Partners' historical equity. Also reflects the elimination of the $7,906,000 intercompany notes receivable and accrued interest of $1,846,000 acquired from Blockbuster.
(e) To reflect the repayment of Pavilion Partners' third party debt at the closing of the Pavilion Partners acquisition.
(f) To reflect the pay down of debt prior to acquisition of $13,675,000 of PACE's debt and $6,343,000 of Pavilion Partners' debt.
(g) To reflect cash placed in escrow from the purchase price of the PACE Acquisition to retire an Amphitheater loan in July 1998.


III. CONTEMPORARY ACQUISITION


   Reflects the Contemporary acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary.

                                                      AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                          ---------------------------------------------------------------
                                                            RIVERPORT
                                           CONTEMPORARY    AMPHITHEATER     PRO FORMA      CONTEMPORARY
                                            AS REPORTED      PARTNERS      ADJUSTMENTS      ACQUISITION
                                          -------------- --------------  --------------   --------------
ASSETS:
Current assets...........................     $19,311        $   284        $ (72,800) (a)   $(63,107)
                                                                               (9,902) (b)
Property and equipment, net..............       2,813         11,189           10,998 (a)      25,000
Intangible assets, net...................          --             --           66,117 (a)      76,019
                                                                                9,902 (b)
Other assets.............................       6,192             --           (5,437) (a)        755
                                                         --------------  --------------   --------------
Total Assets.............................     $28,316        $11,473        $  (1,122)       $ 38,667
                                          ============== ==============  ==============   ==============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................     $14,240        $   157        $      --        $ 14,397
Other long-term debt (including current
 portion)................................       1,814            443           (2,257) (a)         --
Other Liabilities........................       5,570             --               --           5,570
Total Liabilities........................      21,624            600           (2,257)         19,967
Stockholders' Equity.....................       6,692         10,873           18,700 (a)      18,700
                                                                              (17,565)(a)
                                          -------------- --------------  --------------   --------------
Total Liabilities & Stockholders'
 Equity..................................     $28,316        $11,473        $  (1,122)       $ 38,667
                                          ============== ==============  ==============   ==============


------------


PRO FORMA ADJUSTMENTS:
(a) To reflect the Contemporary acquisition for $72,800,000 in cash, including the additional acquisition of the remaining 50% interest in the Riverport Amphitheater Partners and the issuance of 1,402,851 shares of the Company Class A Common Stock valued by the parties at $18,700,000, the related increase in the fair value allocated to fixed assets of $10,998,000, the related excess of the purchase price paid over the fair value of net tangible assets of $66,117,000, and the adjustment to eliminate $2,257,000 of notes payable, and stockholders' equity of $17,565,000, and to reflect the elimination of Contemporary's $5,437,000 equity investment in Riverport Amphitheather Partners. Pursuant to the Contemporary agreement, the Company has eliminated Contemporary's historical stockholders' equity and replaced it with the value of the equity securities issued by the Company in connection with the Contemporary acquisition.

       Pursuant to the acquisition agreement, ten shares of preferred stock of the Company were issued to the sellers. Such preferred stock is to be converted into 1,402,851 shares of Company Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at its fair market value, but in no event less than $18,700,000. In addition, pursuant to the terms of the Contemporary agreement, the Company has agreed to make certain payments to any Contemporary sellers that own shares of Company Class A Common Stock on February 24, 2000 if the average trading price of such stock on the 20-day period ending on such period is less than $13.33 per share.

(b)    To reflect a net working capital adjustment of $9,902,000.

IV. BGP ACQUISITION


                                             AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                          ---------------------------------------------
                                                           PRO FORMA           BGP
                                           AS REPORTED    ADJUSTMENTS      ACQUISITION
                                          ------------- --------------   -------------
ASSETS:
Current assets...........................    $14,966        $(60,750)(a)    $(57,798)
                                                             (12,014)(b)
Property and equipment, net..............      8,905          11,095 (a)      20,000
Intangible assets, net ..................      1,430          49,436 (a)      50,866
Other assets.............................      4,100              --           4,100
                                          ------------- --------------   -------------
Total Assets.............................    $29,401        $(12,233)       $ 17,168
                                          ============= ==============   =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................    $ 7,051        $     --        $  7,051
Deferred taxes ..........................      2,617              --           2,617
Other long-term debt (including current
 portion)................................     12,014         (12,014)(b)          --
                                          ------------- --------------   -------------
Total Liabilities........................     21,682         (12,014)          9,668
Stockholders' Equity.....................      7,719          (7,719)(a)       7,500
                                                               7,500 (a)
                                          ------------- --------------   -------------
Total Liabilities & Stockholders'
 Equity..................................    $29,401        $(12,233)       $ 17,168
                                          ============= ==============   =============


------------


PRO FORMA ADJUSTMENTS:
(a) To reflect the BGP acquisition for $60,750,000 in cash and the issuance of 563,000 shares of Company Class A Common Stock valued at $7,500,000, the related increase in fair value allocated to fixed assets of $11,095,000 and the related excess of the purchase price paid over the fair value of net tangible assets of $49,436,000, and the elimination of $7,719,000 of stockholders' equity.
(b)    To reflect the repayment of BGP's long-term debt.

V. NETWORK ACQUISITION


   The Network acquisition consists of the separate acquisitions of Network Magazine and SJS.



                                                     AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                          ------------------------------------------------------------
                                             NETWORK
                                             MAGAZINE         SJS         PRO FORMA        NETWORK
                                           AS REPORTED    AS REPORTED    ADJUSTMENTS     ACQUISITION
                                          ------------- -------------  --------------   -------------
ASSETS:
Current assets...........................    $ 2,977        $3,340        $(52,000)(a)     $(50,279)
                                                                            (3,022)(b)
                                                                            (1,574)(c)
Property and equipment, net..............        307           352             341  (a)       3,519
                                                                               757 (b)
                                                                             1,762 (c)
Intangible assets, net...................         --            --          63,516 (a)       65,781
                                                                             2,265 (b)
Other assets.............................        292            24              --              316
                                          ------------- -------------  --------------   -------------
Total Assets.............................    $ 3,576        $3,716        $ 12,045         $ 19,337
                                          ============= =============  ==============   =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................    $ 3,371        $4,150              --         $  7,521
Deferred taxes...........................         54            --              --               54
Long-term debt (including current
 portion)................................      1,574            --          (1,574) (c)       1,762
                                          ------------- -------------  --------------   -------------
                                                                             1,762 (c)
Total Liabilities........................      4,999         4,150             188            9,337
Stockholders' Equity.....................     (1,423)         (434)          1,857 (a)       10,000
                                                                            10,000 (a)
                                          ------------- -------------  --------------   -------------
Total Liabilities & Stockholders'
 Equity..................................    $ 3,576        $3,716        $ 12,045         $ 19,337
                                          ============= =============  ==============   =============


------------


PRO FORMA ADJUSTMENTS:
(a) To reflect the Network acquisition for $52,000,000 in cash and the issuance of 750,188 shares of Company Class A Common Stock valued by the parties at $10,000,000, the related increase in fair value allocated to fixed assets of $341,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $63,516,000, and the elimination of stockholders' deficiency of $1,857,000.
(b) To reflect a net working capital adjustment of $1,765,000, costs to purchase an office building of $757,000 and reimbursed sellers costs of $500,000.
(c) To reflect the repayment of Network's long-term debt at closing and assumption of a mortgage of $1,762,000.

VI. CONCERT/SOUTHERN ACQUISITION


                                             AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                          ---------------------------------------------
                                                                            CONCERT/
                                                           PRO FORMA        SOUTHERN
                                           AS REPORTED    ADJUSTMENTS      ACQUISITION
                                          ------------- --------------   -------------
ASSETS:
Current assets...........................     $1,247        $(16,635)(a)    $(15,661)
                                                                (273)(b)
Property and equipment, net..............        342             658 (a)       1,000
Intangible assets, net...................         --          14,688 (a)      14,961
                                                                 273 (b)
Other assets.............................        896            (598)(a)         298
                                          ------------- --------------   -------------
Total Assets.............................     $2,485        $ (1,887)       $    598
                                          ============= ==============   =============
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities......................     $  598        $     --        $    598
                                          ------------- --------------   -------------
Total Liabilities........................        598              --             598
Stockholders' Equity.....................      1,887          (1,887)(a)          --
                                          ------------- --------------   -------------
Total Liabilities & Stockholders'
 Equity..................................     $2,485        $ (1,887)       $    598
                                          ============= ==============   =============


------------


PRO FORMA ADJUSTMENTS:
(a) To reflect the Concert/Southern acquisition for $16,635,000 in cash; the related increase in fair value allocated to fixed assets of $658,000, the related excess of the purchase price paid over the fair value of net tangible assets of $14,688,000; the adjustments to eliminate, stockholders' equity of $1,887,000 and a $598,000 investment in a non-entertainment affiliated entity not acquired by the Company. Pursuant to the Concert/Southern agreement, the Company eliminated Concert/Southern's historical combined stockholders' equity and replaced it with the value of the equity securities to be issued by the Company in connection with the Concert/Southern acquisition.
(b)    To reflect a net working capital adjustment of $273,000.

VII. PRO FORMA ADJUSTMENTS
(a) The Distribution Agreement provides that SFX Broadcasting will pay any positive Working Capital in existence at the closing of the SFX Merger to the Company, and that if Working Capital is negative at that time, the Company will pay the amount of such shortfall to SFX Broadcasting. As of December 31, 1997 the amount of positive Working Capital would have been $2,966,000 (excluding the Series E Adjustment) and such amount is reflected in the cash to be acquired by the Company pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on December 31, 1997, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger and, actual cost of consummating the SFX Merger and the related transactions. SFX Broadcasting will also incur certain other significant expenses prior to the consummation of the SFX Merger that could reduce Working Capital, including the payment of dividends and interest on SFX Broadcasting's debt, the Meadows Repurchase and the amount of any settlement paid by SFX Broadcasting in connection with the SFX Merger shareholder litigation. Moreover, Working Capital will be reduced by at least $2.1 million pursuant to the Series E Adjustment. Additionally, the Company is required to indemnify SFX Broadcasting for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. If the Company Common Stock were valued at $24 1/2 per share for tax purposes (the last price of the Company Class A Common Stock (trading on a when issued basis) on the over-the-counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70.0 million pursuant to such indemnification obligation. See "Agreements Relating to the Spin-Off -- Tax Sharing Agreement."

(b) To reflect estimated costs associated with the Recent Acquisitions and the Financing and the related transactions. Consists of approximately
       (i) $6.0 million in fees and expenses in connection with the Recent Acquisitions, (ii) $18.0 million in fees in connection with the Spin-Off, the consent solicitations and other required consents and
       (iii) $18.5 million of fees and expenses in connection with the Financing. The information relataing to fees and expenses is based on management's estimates, and may not be indicative of, and are likely to vary from, the actual fees and expenses incurred by the Company relating to the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger.
(c) To reflect the consolidation of GSAC Partners (the entity which operates the PNC Bank Arts Center) following the acquisition of the remaining 50% ownership interest in GSAC currently owned by Pavilion Partners.
(d) To reflect deferred taxes associated with differences between the book and tax bases of assets and liabilities acquired.
(e) To eliminate acquisition cost paid by SFX Broadcasting prior to December 31, 1997 and subsequently reimbursed by the Company.


VIII.  PRO FORMA ADJUSTMENTS FOR THE FINANCING


   Represents borrowings to finance the Recent Acquisitions including the Notes and borrowings under the Credit Facility.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            PRO FORMA FOR THE 1997
                                                 ACQUISITIONS
                                            ----------------------
                                   SFX
                              ENTERTAINMENT   PRO FORMA
                                 (ACTUAL)    ADJUSTMENTS
                                    I            II      PRO FORMA
                              ------------- -----------  ---------
Revenue......................    $96,144       $14,243    $110,387
Operating expenses...........     83,417        13,293      96,710
Depreciation & amortization .      5,431         1,402       6,833
Corporate expenses (1).......      2,206            --       2,206
                              ------------- -----------  ---------
Operating income (loss) .....      5,090          (452)      4,638
Interest expense.............      1,590           171       1,761

Other (income) expenses .....       (295)           (1)       (296)
Equity (income) loss from
 investments.................       (509)           --        (509)
                              ------------- -----------  ---------
Income/(loss) before income
 tax expense.................      4,304          (622)      3,682
Income tax expense
 (benefit)...................        490            --         490
                              ------------- -----------  ---------
Net income (loss)............    $ 3,814       $  (622)   $  3,192
                              ============= ===========  =========
Accretion on temporary
 equity .....................
Net loss applicable to
 common shares ..............
Net loss per common share ...
Weighted average common
 shares outstanding (2)......

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           PRO FORMA FOR THE RECENT ACQUISITIONS
                       ----------------------------------------------------------------------------
                           PACE                                                                           PRO FORMA FOR
                            AND                                              CONCERT/                   THE FINANCING, THE
                         PAVILION    CONTEMPORARY     BGP        NETWORK     SOUTHERN    PRO FORMA     RECENT ACQUISITIONS,
                       ACQUISITIONS  ACQUISITION  ACQUISITION  ACQUISITION  ACQUISITION ADJUSTMENTS       THE SPIN-OFF,
                            III           IV           V           VI           VII         VIII        AND THE SFX MERGER
                       ------------ ------------  ----------- -----------  -----------  -----------    --------------------
Revenue...............   $275,800      $103,300     $105,553     $28,322      $14,797     $     --           $638,159
Operating expenses....    251,950        91,220       96,630      19,577       12,520           --            568,607
Depreciation &
 amortization.........      6,030         1,320        1,027         351           79       23,699 (a)         39,339
Corporate expenses
 (1)..................         --            --           --          --           --        2,000 (b)          4,206
                       ------------ ------------  ----------- -----------  -----------  -----------   --------------------
Operating income
 (loss)...............     17,820        10,760        7,896       8,394        2,198      (25,699)            26,007
Interest expense......      6,772           262          917         195           --       (8,146)(c)         47,296
                                                                                            45,535 (c)
Other (income)
 expenses.............      1,357          (353)        (270)        (78)         (60)        (862) (d)          (562)
Equity (income) loss
 from investments.....     (7,399)           --           --          --           48          862 (d)         (6,998)
                       ------------ ------------  ----------- -----------  -----------  -----------   --------------------
Income/(loss) before
 income tax expense...     17,090        10,851        7,249       8,277        2,210      (63,088)           (13,729)
Income tax expense
 (benefit)............      3,569            --        1,687        (127)          --       (2,373)(e)          3,500
                       ------------ ------------  ----------- -----------  -----------  -----------   --------------------
Net income (loss).....   $ 13,521      $ 10,851     $  5,562     $ 8,150      $ 2,210      (60,715)           (17,229)
                       ============ ============  =========== ===========  ===========  ===========   ====================
Accretion on temporary
 equity ..............                                                                      (3,300)(f)         (3,300)
                                                                                        -----------   --------------------
Net loss applicable to
 common shares .......                                                                    $(64,015)          $(20,529)
                                                                                        ===========   ====================
Net loss per common
 share................                                                                                       $  (1.04)
                                                                                                      ====================
Weighted average
 common shares
 outstanding (2)......                                                                                         20,300
                                                                                                      ====================


------------


(1) Net of fees from Triathlon of $1,794,000. These fees will vary, above the minimum level of $500,000, based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX Broadcasting will assign its rights to receive such fees to the Company. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

(2) Includes 500,000 shares of Company Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option; such shares are not included in calculating the net loss per common share.

NOTES TO PRO FORMA INCOME STATEMENT:

I. Represents the Company's actual operating results for the year ended December 31, 1997.
        EBITDA for the year ended December 31, 1997 was $10,521,000 and $65,346,000 for the Company on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP. Cash flows from operating, investing and financing activities for the Company for the year ended December 31, 1997 were $1,005,000, ($73,296,000) and $78,270,000, respectively.
        There are other adjustments that could affect EBITDA but have not been reflected herein. Had such adjustments been made, Adjusted EBITDA on a pro forma basis would have been approximately $77,344,000 for the year ended December 31, 1997. The adjustments include the expected cost savings in connection with the Recent Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $5,000,000, and include equity income from investments of $6,998,000. While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond the Company's control.

II. The Company acquired Delsener/Slater, the Meadows Music Theater and Sunshine Promotions on January 2, 1997, March 20, 1997 and June 24, 1997, respectively. These adjustments represent the operating results of the Meadows Music Theater and Sunshine Promotions prior to their acquisitions by the Company.


III. PACE AND PAVILION ACQUISITIONS


   Reflects the PACE acquisition and the separate acquisitions of PACE's two partners' interests in Pavilion Partners, a partnership that owns certain amphitheaters operated by PACE.



                                               YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                       ------------------------------------------------------------
                                                                                         PACE
                                                                                          AND
                                            PACE        PAVILION      PRO FORMA        PAVILION
                                        AS REPORTED    AS REPORTED   ADJUSTMENTS     ACQUISITIONS
                                       ------------- -------------  -------------   --------------
Revenue ..............................    $176,168       $98,632       $ 1,000 (a)     $275,800
Operating expenses....................     170,169        83,258        (1,477)(b)      251,950
Depreciation & amortization...........       1,985         4,045            --            6,030
Other expenses........................       1,139            --        (1,139)(c)           --
                                       ------------- -------------  -------------   --------------
Operating income .....................       2,875        11,329         3,616           17,820
Interest expense......................       2,384         4,388            --            6,772
Other expenses........................          53         1,304            --            1,357
Equity (income) loss from
 investments..........................      (8,134)       (1,831)        2,566 (d)       (7,399)
                                                     -------------  -------------   --------------
Income before income tax expense .....       8,572         7,468         1,050           17,090
Income tax expense ...................       3,569            --            --            3,569
                                       ------------- -------------  -------------   --------------
Net income ...........................    $  5,003       $ 7,468       $ 1,050         $ 13,521
                                       ============= =============  =============   ==============

------------


PRO FORMA ADJUSTMENTS:
(a) To reflect non-cash revenue resulting from the Company granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion.
(b) Reflects the elimination of $570,000 of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts and of $907,000 of non-recurring costs incurred in connection with PACE's previously planned initial public offering, which was canceled. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the PACE acquisition. Accordingly, no such bonus is reflected in the pro forma statement of operations as should PACE's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives.
(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners.


IV. CONTEMPORARY ACQUISITION


   Reflects the Contemporary acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary.



                                                 YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                        -------------------------------------------------------------
                                         CONTEMPORARY     RIVERPORT     PRO FORMA      CONTEMPORARY
                                          AS REPORTED    AS REPORTED   ADJUSTMENTS      ACQUISITION
                                        -------------- -------------  -------------   --------------
Revenue ...............................     $89,053        $14,247       $     --        $103,300
Operating expenses.....................      90,820         11,630        (11,230)(a)      91,220
Depreciation & amortization............         541            779             --           1,320
                                                       -------------  -------------   --------------
Operating income (loss)................      (2,308)         1,838         11,230          10,760
Interest expense.......................         192             70             --             262
Other (income) expenses................        (117)          (236)            --            (353)
Equity (income) from investments ......      (1,002)            --          1,002 (b)          --
                                                       -------------  -------------   --------------
Income/(loss) before income tax
 expense...............................      (1,381)         2,004         10,228          10,851
Income tax expense (benefit)...........          --             --             --              --
                                        -------------- -------------  -------------   --------------
Net income (loss)......................     $(1,381)       $ 2,004       $ 10,228        $ 10,851
                                        ============== =============  =============   ==============


------------

PRO FORMA ADJUSTMENTS:


(a) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under the Company's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Contemporary. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Contemporary's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary has acquired its partners' 50% interest in this venture.

   The Contemporary agreement provided for the issuance of shares of preferred stock of the Company to the sellers. Such preferred stock is to be converted into 1,402,851 shares of the Company Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed by the Company at its fair market value, but in no event less than $18,700,000.

V. BGP ACQUISITION


                                         YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                        ----------------------------------------------
                                                           PRO FORMA          BGP
                                        AS REPORTED (A)   ADJUSTMENTS     ACQUISITION
                                        --------------- -------------   -------------
Revenue ...............................     $105,553        $    --        $105,553
Operating expenses.....................       99,958         (3,328)(b)      96,630
Depreciation & amortization............        1,027             --           1,027
                                        --------------- -------------   -------------
Operating income ......................        4,568          3,328           7,896
Interest expense.......................          917             --             917
Other (income) expenses................         (270)            --            (270)
                                        --------------- -------------   -------------
Income/(loss) before income tax
 expense...............................        3,921          3,328           7,249
Income tax expense (benefit)...........        1,687             --           1,687
                                        --------------- -------------   -------------
Net income.............................     $  2,234        $ 3,328        $  5,562
                                        =============== =============   =============


------------

PRO FORMA ADJUSTMENTS:


(a)    Reflects BGP's operating results for the twelve months ended January
       31, 1998.

(b) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under the Company's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of BGP. Accordingly, no such bonus is reflected in the pro forma statement of operations as should BGP's results, once acquired by the Company, be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.

VI. NETWORK ACQUISITION



                                                  YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                        ----------------------------------------------------------------
                                          THE NETWORK
                                            MAGAZINE           SJS         PRO FORMA         NETWORK
                                        AS REPORTED (A)  AS REPORTED (A)  ADJUSTMENTS     ACQUISITIONS
                                        --------------- ---------------  -------------   --------------
Revenue ...............................     $16,274          $14,218        $(2,170)(b)      $28,322
Operating expenses.....................      14,651           14,422         (2,170)(b)       19,577
                                                                             (7,326)(a)
Depreciation & amortization............         224              127                             351
                                        --------------- ---------------  -------------   --------------
Operating income (loss)................       1,399             (331)         7,326            8,394
Interest expense, net..................         159               36             --              195
Other (income) expenses................          --              (78)            --              (78)
                                        --------------- ---------------  -------------   --------------
Income/(loss) before income tax
 expense...............................       1,240             (289)         7,326            8,277
Income tax expense (benefit) ..........          --             (127)            --             (127)
                                        --------------- ---------------  -------------   --------------
Net income (loss) .....................     $ 1,240          $  (416)       $ 7,326          $ 8,150
                                        =============== ===============  =============   ==============

------------

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the Network acquisitions. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Network's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) Reflects the elimination of transactions between Network Magazine and SJS.


VII. CONCERT/SOUTHERN ACQUISITION


                                      YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                      --------------------------------------------
                                                                       CONCERT/
                                                       PRO FORMA       SOUTHERN
                                       AS REPORTED    ADJUSTMENTS     ACQUISITION
                                      ------------- -------------   -------------
Revenue .............................    $14,797         $  --          $14,797
Operating expenses...................     12,949          (429)(a)       12,520
Depreciation & amortization..........         79            --               79
                                      ------------- -------------   -------------
Operating income.....................      1,769           429            2,198
Other (income) expenses..............        (60)           --              (60)
Equity (income) loss from
 investments.........................         80           (32)(b)           48
                                      ------------- -------------   -------------
Income before income tax expense ....      1,749           461            2,210
Income tax expense (benefit).........         --            --               --
                                      ------------- -------------   -------------
Net income...........................    $ 1,749         $ 461          $ 2,210
                                      ============= =============   =============


------------

PRO FORMA ADJUSTMENTS:


(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under the Company's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on the Company's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Concert/Southern. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Concert/Southern's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and the Company would not be contractually obligated to pay a bonus.
(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which was not acquired by the Company.

VIII. PRO FORMA ADJUSTMENTS:
(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Recent Acquisitions. The Company amortizes goodwill over 15 years.
(b) To record incremental corporate overhead charges associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the Recent Acquisitions.
(c) Reflects interest expense associated with the Notes, the Credit Facility and other debt and deferred compensation costs related to Recent Acquisitions and elimination of $8,322,000 of historical interest expense.
(d) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

(e) Represents an adjustment to the provision for their state and local income taxes to reflect an approximate pro forma tax provision of $3,500,000. The calculation treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations. The tax provision reflects the non-deductibility of approximately $17,000,000 of goodwill amortization, and tax savings related to the pro forma adjustments for the Financing.
(f) Represents the accretion on the Fifth Year Put Option issued to the PACE sellers in connection with the PACE acquisition.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

   The Selected Consolidated Financial Data of the Company includes the historical financial statements of Delsener/Slater and affiliated companies, the predecessor of the Company, for each of the four years ended December 31, 1996 and the historical financial statements of the Company for the year ended December 31, 1997. The statement of operations data with respect to Delsener/Slater for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 is unaudited. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes thereto of the Company, the 1997 Acquisitions and the Recent Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of the Company, the 1997 Acquisitions and the Recent Acquisitions. The pro forma selected data for the year ended December 31, 1997 are derived from the unaudited pro forma condensed combined financial statements, which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given.



                                                            YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------
                                                      PREDECESSOR
                                       ----------------------------------------- ----------
                                                                                              1997 (1)
                                                                                              PRO FORMA
                                          1993      1994       1995      1996       1997     (UNAUDITED)
                                       --------- ---------  --------- ---------  ---------- -----------
STATEMENT OF OPERATIONS DATA:
Revenue...............................  $46,526    $92,785   $47,566    $50,362   $ 96,144    $638,159
Operating expenses....................   45,635     90,598    47,178     50,686     83,417     568,607
Depreciation & amortization...........      762        755       750        747      5,431      39,339
Corporate
 expenses (2).........................       --         --        --         --      2,206       4,206
                                       --------- ---------  --------- ---------  ---------- -----------
Operating income (loss)...............      129      1,432      (362)    (1,071)     5,090      26,007
Interest expense......................     (148)      (144)     (144)       (60)    (1,590)    (47,296)
Other income .........................       85        138       178        198        295         562
Equity income (loss) from investments        --         (9)      488        524        509       6,998
                                       --------- ---------  --------- ---------  ---------- -----------
Income (loss) before income taxes ....       66      1,417       160       (409)     4,304     (13,729)
Income tax provision .................      (57)        (5)      (13)      (106)      (490)     (3,500)
                                       --------- ---------  --------- ---------  ---------- -----------
Net income (loss).....................  $     9    $ 1,412   $   147    $  (515)  $  3,814    $(17,229)
                                       ========= =========  ========= =========  ========== ===========
Accretion on temporary equity (3) ....                                                          (3,300)
                                                                                            -----------
Net loss applicable to common shares                                                          $(20,529)
                                                                                            ===========
Net loss per common share.............                                                        $  (1.04)
                                                                                            ===========
Weighted average common shares
 outstanding (4)......................                                                          20,300
                                                                                            ===========
OTHER OPERATING DATA:
EBITDA (5)............................  $   891    $ 2,187   $   388    $  (324)  $ 10,521    $ 65,346
                                       ========= =========  ========= =========  ========== ===========
Cash flow from:
 Operating activities.................             $ 2,959   $  (453)   $ 4,214   $  1,005
 Investing activities.................                   0         0       (435)   (73,296)
 Financing activities.................                (477)     (216)    (1,431)    78,270

                     SELECTED CONSOLIDATED FINANCIAL DATA
                                (in thousands)

BALANCE SHEET DATA:



                                         DECEMBER 31,
                             -------------------------------------
                                          PREDECESSOR
                             -------------------------------------
                               1993      1994     1995      1996
                             -------- --------  -------- --------
Current assets..............  $1,823    $4,453   $3,022    $6,191
Property and equipment,
 net........................   4,484     3,728    2,978     2,231
Intangible assets, net .....      --        --       --        --
Total assets................   6,420     8,222    6,037     8,879
Current liabilities.........   4,356     3,423    3,138     7,973
Long-term debt, including
 current portion............      --     1,830       --        --
Temporary equity(3).........      --        --       --        --
Stockholders' equity........   6,420     2,969    2,900       907



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                         PRO FORMA
                                1997   (UNAUDITED)(6)
                              -------- --------------
Current assets..............  $ 11,220    $132,743
Property and equipment,
 net........................    59,685     192,482
Intangible assets, net .....    60,306     431,820
Total assets................   146,942     809,170
Current liabilities.........    21,514     101,573
Long-term debt, including
 current portion............    16,178     534,925
Temporary equity(3).........        --      16,500
Stockholders' equity........   102,144     126,810



------------
(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1997 is presented as if the Company had completed the 1997 Acquisitions, the Recent Acquisitions, the Spin-Off, Financing and the SFX Merger as of January 1, 1997. There can be no assurance that the Spin-Off and the SFX Merger will be consummated on the terms assumed in preparing such pro forma data or at all.
(2) Corporate expenses are reduced by $1,794,000 for fees earned from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1997. The right to receive such fees in the future is to be assigned to the Company by SFX Broadcasting in connection with the Spin-Off. Future fees may vary, above the minimum fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon. See "Certain Relationships and Related Transactions--Triathlon Fees."
(3) The PACE acquisition agreement provides that each PACE seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the the Company Class A Common Stock received by that PACE seller (representing 500,000 shares in the aggregate) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the sellers. The maximum amount payable under all Fifth Year Put Options ($16,500,000) has been presented as temporary equity on the pro forma balance sheet.
(4) Includes 500,000 shares of the Company Class A Common Stock to be issued to the PACE sellers in connection with the Fifth Year Put Option; these shares are not included in calculating the net loss per common share.
(5) "EBITDA" is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), the Company believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
       There are other adjustments that could effect EBITDA but have not been reflected herein. Had such adjustments been made, EBITDA as so adjusted ("Adjusted EBITDA") on a pro forma basis would have been approximately $77,344,000 for the year ended December 31, 1997. These adjustments include the elimination of duplicative staffing and general and administrative expenses of $5,000,000 and include the Company's pro rata share of equity income from investments of $6,998,000 for the year ended December 31, 1997.
       While management believes that such cost savings are achievable, the Company's ability to fully achieve such cost savings is subject to numerous factors certain of which may be beyond the Company's control.
(6) The Unaudited Pro Forma Balance Sheet Data at December 31, 1997 is presented as if the Company had completed the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger as of December 31, 1997. No adjustment has been made to reflect the Company's anticipated tax indemnity payment to SFX Broadcasting for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. If the Company Common Stock were valued at $24 1/2 per share for tax purposes (the last price of the Company Class A Common Stock (trading on a when issued basis) on the over-the-counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70 million pursuant to such indemnification obligation. See "Agreements Relating to the Spin-Off--Tax Sharing Agreement."
       Retained earnings on a pro forma basis for the Financing, the Recent Acquisitions, the Spin-Off and the SFX Merger have not been adjusted for future charges to earnings which will result from the issuance of stock and options granted to certain executive officers and other employees of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences include, but are not limited to, risks and uncertainties relating to the Company's absence of a combined operating history, its potential inability to integrate the Acquired Businesses and other risks related to the Recent Acquisitions, control of the motor sports and theatrical businesses, future acquisitions, inability to obtain future financings, inability to successfully implement operating strategies (including the achievement of cost savings), the Company's expansion strategy, its need for additional funds, its control of venues, working capital adjustments, control by management, dependence on key personnel, potential conflicts of interest, indemnification agreements, seasonality, competition, regulatory matters, environmental matters, economic conditions and consumer tastes and availability of artists and events. See "Risk Factors." The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   The performance of entertainment companies, such as the Company, is measured, in part, by their ability to generate EBITDA. "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted by the industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP.

   The Company's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by the Company and in third-party venues. In connection with all of its live entertainment events, the Company seeks to maximize related revenue streams, including the sale of corporate sponsorships, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis giving effect to the Recent Acquisitions, the Company's music and ancillary businesses comprised approximately 78%, theater comprised approximately 16% and specialized motor sports comprised approximately 6% of the Company's total net revenues for the year ended December 31, 1997.

   Promotion of events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event such as security and stage hands. Promoters generally receive revenues from the sale of tickets and sponsorships. When an event is promoted at a venue owned or managed by the promoter, the promoter also generally receives a percentage of revenues from concessions, merchandising, parking and premium box seats. The Company earns promotion revenues principally by promoting (a) music concerts, (b) Touring Broadway Shows and (c) specialized motor sports events.


   Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event (with the assistance of the local promoter). Producers generally receive revenues from guarantees and from profit sharing agreements with promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of other rights (including intellectual property rights) related to the production. The Company earns revenues by producing (a) Touring Broadway Shows, (b) specialized motor events and (c) other proprietary and non-proprietary entertainment events.


1997 ACQUISITIONS

   The Company entered the live entertainment business with SFX Broadcasting's acquisition of Delsener/Slater, a New York-based concert promotion company, in January 1997 for aggregate consid-eration of $27.6 million. Delsener/Slater has long-term leases or is the exclusive promoter for many of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired, for aggregate consideration of $23.8 million, companies which hold a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, SFX Broadcasting acquired Sunshine Promotions, a concert promoter in the Midwest, and certain other related companies for an aggregate consideration of $61.5 million. As a result of the acquisition of Sunshine Promotions, the Company owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. See "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."


RECENT ACQUISITIONS


   In February 1998, the Company acquired PACE, Pavilion Partners, Contemporary, BGP and Network and in March 1998, the Company acquired Concert/Southern. See "Business--Recent Acquisitions."


 Acquisition of PACE

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE (the "PACE Acquisition"). In connection with the PACE Acquisition, the Company acquired 100% of Pavilion Partners, a partnership that owns interests in 10 venues ("Pavilion"), one-third through the acquisition of PACE and two-thirds through separate agreements between PACE and Viacom Inc. and certain of its affiliates ("Blockbuster") and between PACE and YM Corp. ("Sony") (the acquisition of such two-thirds interest, the "Pavilion Acquisition"). The total consideration for the PACE Acquisition was approximately $150.1 million, comprised of $109.5 million in cash, the repayment of approximately $20.6 million of debt and the issuance of 1.5 million shares of Company Class A Common Stock. Such shares were valued by the parties at $13.33 per share for a total shares value of $20 million and will be issued upon consummation of the Spin-Off. The total consideration for the Pavilion Acquisition was approximately $90.6 million, comprised of $41.4 million in cash and the repayment of $43.1 million of debt and the assumption of approximately $6.1 million of debt related to a capital lease. The purchase price was financed from the proceeds of an offering exempt from the registration requirements of the Securities Act of the Notes, which was consummated on February 11, 1998 (the "Offering"). In the event that the Spin-Off has not been consummated on or before July 1, 1998 and each third month thereafter, each selling stockholder in the PACE Acquisition will have the option to require the Company to pay $13.33 per share in cash in lieu of each share of the Company Class A Common Stock (the "PACE Option"). SFX Broadcasting has guaranteed the full and timely performance of all of the Company's obligations under the agreement relating to the PACE Acquisition until the shares of Company Class A Common Stock have been delivered or the PACE Option shall have been exercised by each selling stockholder in the PACE Acquisition.

 Acquisition of Contemporary

   On February 27, 1998, the Company acquired Contemporary Group (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly-owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition of the 50% interest in the Riverport Amphitheatre Joint Venture not owned by Contemporary. The total consideration of the Contemporary Acquisition was approximately $101.4 million, comprised of $72.8 million in cash, a payment for working capital of $9.9 million, and $18.7 million in aggregate liquidation preference of shares of the Company's series A redeemable convertible preferred stock (the "Series A Preferred Stock") which, upon consummation of the Spin-Off, will automatically convert into 1,402,850 shares of Company Class A Common Stock. Such shares of Company Class A Common Stock were valued by the parties at $13.33 per share. In the event that the Spin-Off is not consummated by July 1, 1998 the shares of Series A Preferred Stock will be redeemed by the Company for $18.7 million. SFX Broadcasting has guaranteed the repayment of the $18.7 million redemption price, which guarantee will terminate upon consummation of the Spin-off. The purchase price was financed by the borrowings under the Credit Facility and with the proceeds of the Offering.

 Acquisition of BGP

   On February 24, 1998, the Company, through the Company's wholly-owned subsidiary, BGP Acquisition, LLC acquired all of the outstanding capital stock of BGP, for a total consideration of $80.3 million, including $60.8 million in cash, $12.0 million in repayment of debt, which amount was at least equal to BGP's working capital (as defined in the acquisition agreement), and options to purchase 562,640 shares of Company Class A Common Stock. Such shares were valued by the parties at $13.33 per share, for a total share value of $7.5 million (the "BGP Acquisition"). The options shall become exercisable for no additional consideration upon consummation of the Spin-Off. If the Spin-Off shall not have occurred by June 30, 1998, the option holders may elect to sell the options to the Company at $13.33 per option plus interest from the closing date. The purchase price was financed from the proceeds of the Offering.

 Acquisition of Network


   On February 27, 1998, the Company and its wholly-owned subsidiary, SFX Network Group, LLC ("SFX Network") acquired Network (the "Network Acquisition"). In the Network Acquisition, the Company, through SFX Network, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc. The total purchase price was approximately $66.8 million, comprised of $52.0 million cash, a payment for working capital of $1.8 million, reimbursed seller's costs of $500,000, the purchase of an office building and related property for approximately $2.5 million and the issuance of approximately 750,188 shares of Company Class A Common Stock upon consummation of the Spin-Off. Such shares were valued by the parties at $13.33 per share, for a total share value of $10 million. If the Spin-Off does not occur prior to June 30, 1998, at the option of the selling stockholders in the Network Acquisition, the Company may be required to pay $10 million (plus interest at a rate of 10% per annum from the date of closing) in lieu of issuance of the Company Class A Common Stock. In addition, the purchase price is subject to increase based on actual 1998 EBITDA (as defined in the acquisition agreement) by $4.0 million if such EBITDA equals or exceeds $9.0 million to $14 million if EBITDA is greater than $11 million, and is payable in stock, or in certain circumstances in cash, no later than March 20, 1999. The $2.5 million purchase of the office building and related property used in connection with Network's business was comprised of cash of $700,000 and the assumption of debt of $1.8 million. The purchase price was financed by the borrowings under the Credit Facility. In connection with the Network Acquisition, the selling stockholders were reimbursed working capital (as defined in the acquisition agreement) in excess of $500,000. SFX Broadcasting has guaranteed the payment to the Network sellers of any such excess working capital.


 Acquisition of Concert/Southern


   On March 4, 1998, the Company, through its wholly-owned subsidiary, Concerts, acquired Concert/ Southern Promotions, a promoter of live music entertainment in the Atlanta metropolitan area, for a total consideration of $16.9 million (including the payments of the $1.6 million representing the present value of a deferred purchase obligation and $300,000 for the working capital adjustment.) The purchase price was financed by the borrowings under the Credit Facility.


   The foregoing descriptions do not purport to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements, copies of which are attached hereto as exhibits and incorporated herein by reference. Pursuant to the acquisition agreements and the agreements related thereto, the Company, (i) under certain circumstances may be required to repurchase shares of its Company Class A Common Stock or make additional payments in connection therewith, (ii) has granted certain rights of first refusal certain of which are exercisable at 95% of the proposed purchase price, and
(iii) in connection with the PACE Acquisition, has granted Brian Becker, the Executive Vice President, of the Office of the Chairman, and a director of the Company, the option to acquire, after the second anniversary of the consummation of the PACE Acquisition, the Company's then existing motor sports line of business (or, if that business has previously been sold, the Company's then existing theatrical line of business) at its then fair market value See "Risk Factors--Control of Motor Sports and Theatrical Business."


   The approximately 4.2 million shares of Company Class A Common Stock expected to be issued in connection with these acquisitions have been valued by the applicable parties at $13.33 per share for purposes of calculating the consideration to be given for the acquisitions. Such valuation is based upon certain financial projections developed jointly by the Company and the relevant sellers. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading price of the Company Class A Common Stock upon consummation of the Spin-Off.


   The cash portion of the purchase price for each of the Recent Acquisitions is subject to increase under certain circumstances, including, in particular, if the Company is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Recent Acquisitions would increase, in the aggregate, by approximately $56.2 million (plus interest in certain cases), resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Recent Acquisitions provide for certain other purchase price adjustments and future contingent payments in certain circumstances, certain of which could be material. There can be no assurance that the Company will be able to finance the payments. See "Risk Factors--Risks Related to the Recent Acquisitions" and "--Liquidity and Capital Resources."


   The Recent Acquisitions were accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings over a 15-year period. The amount of amortization will be substantial and will continue to affect the Company's operating results in the future. These expenses, however, do not result in an outflow of cash by the Company and do not impact EBITDA.

SPIN-OFF AND SFX MERGER


   SFX Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. SFX Broadcasting currently operates in two lines of business: radio broadcasting and live entertainment. In August 1997, SFX Broadcasting agreed to merge its radio business with a subsidiary of SFX Buyer. Pursuant to the Merger Agreement, SFX Broadcasting (a) has contributed its live entertainment businesses to the Company and prior to the consummation of the SFX Merger (b) intends to distribute all of the outstanding shares of common stock of the Company to the holders of common stock, Series D preferred stock interest in SFX Broadcasting's director deferred stock ownership plan and certain warrants of SFX Broadcasting in the Spin-Off. The receipt of shares by stockholders of SFX Broadcasting pursuant to the Spin-Off will be a taxable transaction. While the Spin-Off is subject to certain conditions, SFX Broadcasting intends to consummate the Spin-Off on or prior to the consummation of the SFX Merger. There can be no assurance that the conditions to the Spin-Off will be satisfied. However, the Spin-Off is not conditioned on the consummation of the SFX Merger. Management believes that the Spin-Off is likely to be consummated in the second quarter of 1998, although there can be no assurance that the Spin-Off will be consummated on the terms described herein or at all. See "Agreements Relating to the Spin-Off."


   Pursuant to the SFX Merger Agreement, if SFX Broadcasting fails or is otherwise unable to consummate the Spin-Off prior to the consummation of the SFX Merger, then SFX Broadcasting will be entitled to divest its interest in its live entertainment business in an alternate type of transaction. If SFX Broadcasting fails to consummate the Spin-Off or any alternate transaction prior to the SFX Merger, then SFX Buyer may elect either to consummate the SFX Merger (increasing the amount of cash consideration to be paid to SFX Broadcasting's stockholders in the SFX Merger by $42.5 million) or to terminate the SFX Merger Agreement. Additionally, part of the aggregate consideration to be paid to the sellers in the Recent Acquisitions is intended to consist of shares of Company Class A Common Stock. If the Spin-Off does not occur, the Company would be unable to issue shares of its common stock to the sellers, and the aggregate cash consideration to be paid in the Recent Acquisitions would increase by approximately $56.2 million. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the conditions to the Spin-Off will be fulfilled or that the Spin-Off will be consummated on the terms contemplated or at all. See "Risk Factors--Risks Related to Recent Acquisitions" and "Agreements Relating to the Spin-Off."

RESULTS OF OPERATIONS

 General

   The Company's operations consist primarily of (a) concert promotion and venue operation, (b) the promotion and production of theatrical events, particularly Touring Broadway Shows, and (c) the promotion and production of motor sports events. The Company and the Acquired Businesses also engage in various other activities ancillary to their live entertainment businesses.


   On a pro forma basis, after giving effect to the Acquisitions, the Company's revenues for the year ended December 31, 1997 would have been $638.1 million. The pro forma revenue is comprised of $527.8 million from the Recent Acquisitions, of which the PACE and Pavilion Acquisitions represented 52%.

   On a pro forma basis, after giving effect to the Recent Acquisitions, operating expenses for the year ended December 31, 1997 would have been $568.6 million. Operating margins on a pro forma basis would have been 11%. Pro forma operating expenses do not reflect the Company's expectation that it will be able to achieve substantial economies of scale upon completion of the Recent Acquisitions and reductions in operating expenses as a result of the elimination of duplicative staffing and general and administrative expenses.

   On a pro forma basis, after giving effect to the Recent Acquisitions, the Company's net loss for the year ended December 31, 1997 would have been $17.2 million. Net loss per share, after accretion of the Fifth Year Put Option issued in connection with the PACE Acquisition, would have been $1.04 for the period. The pro forma operating results include the impact of significant non-cash amortization expense arising from the Recent Acquisitions and interest expense relating to the Financing.

   As of December 31, 1997, on a pro forma basis after giving effect to the Recent Acquisitions, the Company had net current assets of $132.7 million (included in net current assets is cash and cash equivalents of $58.7 million), property and equipment (principally concert venues) of $192.4 million, intangible assets of $431.8 million and long-term debt of $534.9 million. The long-term debt is comprised of $350.0 million of Notes, borrowings of $150.0 million under the Credit Facility and other debt obligations of $34.9 million.


 Concert Promotion/Venue Operation

   The Company's concert promotion and venue operation business consist primarily of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. The Company's primary source of revenues from its concert promotion activities is from ticket sales at events promoted by the Company. As a venue operator, the Company's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, derived principally from events promoted by the Company.

   Revenue from ticket sales is affected primarily by the number of events the Company promotes, the average ticket price and the number of tickets sold. The average ticket price depends on the popularity of the artist whom the Company is promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held. Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or venue operator will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising of the event. However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which the Company assumes the risk of ticket sales, although profits per event would tend to be lower. Operating margins can vary from period to period.

   The Company's most significant operating expenses are talent fees, production costs, venue operating expenses (including rent), advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. Talent fees depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

 Theatrical


   The Company's theatrical operations are directed mainly towards the promotion and production of Touring Broadway Shows, which generate revenues primarily from ticket sales and sponsorships. The Company may also participate in ancillary revenues, such as concessions and merchandise sales, depending on its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the general economic conditions and consumer tastes in the particular market and venue where the production is presented. In order to reduce its dependency on the success of any single touring production, the Company sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that the Company intends to tour in the particular market during the touring season. For the year ended December 31, 1997, on a pro forma basis approximately 34% of ticket sales for Touring Broadway Shows presented by the Company were sold through advance annual subscriptions. Subscriptions for Touring Broadway Shows typically cover approximately two-thirds of the Company's break-even cost point for those shows.


   Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

   The Company also makes minority equity investments in original Broadway productions, principally as a means to obtain rights for touring shows, and in certain Touring Broadway Shows. These investments are accounted for using either the equity method or the cost method of accounting, based on the relative size of the investment. The Company monitors the recoverability of these investments on a regular basis, and the Company may be required to take write-offs if the original production closes or if the Company determines that the production will not recoup the investment. The timing of any write-off could adversely affect operating results in a particular quarter.

 Motor Sports

   The Company's motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30 in 1996. Revenue from these sources is primarily affected by the type of event and the general economic conditions and consumer tastes in the particular markets and venues where the events are presented. Event-related revenues received prior to the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs.

   Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue where the event is held.

   Under certain circumstances, the Company may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Control of Motor Sports and Theatrical Businesses."

 Other Businesses

   The Company's other principal businesses include (a) the production and distribution of radio industry trade magazines, (b) the production of radio programming content and show-prep material and (c) the provision of radio air play and music retail research services. The primary sources of revenues from these activities include (a) the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, (b) subscription fees for its trade publications and
(c) subscription fees for access to its database of radio play list and audience data. Revenues generally vary based on the overall advertising environment and competition.

   The Company also provides marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.

 Seasonality

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for the 1997 Acquisitions, the Company generated approximately 68% of its revenues in the second and third quarters for the twelve months ended December 31, 1997. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company's business causes (and will probably continue to cause) a significant variation in the Company's quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Recent Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May).

HISTORICAL RESULTS

   The following analysis of the historical operations of the Company, including the 1997 Acquisitions, but excluding the Recent Acquisitions, includes, for comparative purposes, the historical operations of Delsener/Slater (the Company's predecessor) for the years ended December 31, 1995, 1996 and 1997.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

   The Company's concert promotion revenue increased by 91% to $96.1 million for the year ended December 31, 1997, compared to $50.4 million for the year ended December 31, 1996, as a result of the acquisitions of Sunshine Promotions and the Meadows Music Theater, which increased concert promotion revenue by $45.5 million. On a pro forma basis, assuming the acquisitions had been completed as of January 1, 1997, concert promotion revenue for the year ended December 31, 1997 would have been $110.4 million.

   Concert promotion operating expenses increased by 65% to $83.4 million for the year ended December 31, 1997, compared to $50.6 million for the year ended December 31, 1996, primarily as a result of the acquisitions of Sunshine Promotions and the Meadows Music Theater, which increased concert operating expenses revenue by $37.1 million, which was offset in part by decreased officer salary expense paid to the former owners of Delsener/Slater. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, concert operating expenses would have been $96.7 million for the year ended December 31, 1997.

   Depreciation and amortization expense increased to $5.4 million for the year ended December 31, 1997, compared to $747,000 for the year ended December 31, 1996, due to the inclusion of $2.6 million of depreciation and amortization expense related to the acquisitions of Sunshine Promotions and the Meadows Music Theater lease and the additional depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997. In 1997, the Company recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater, which was amortized over a 15 year period.

   Corporate expenses were $2.2 million for the year ended December 31, 1997, net of $1.8 million in fees received from Triathlon, compared to zero for the year ended December 31, 1996. These expenses represent the incremental costs of operating the Company's corporate offices, and therefore did not exist in 1996. The fees receivable from Triathlon are based on consulting services provided by or on behalf of Sillerman Communications Management Corporation, a private investment company in which Messrs. Sillerman and Tytel have economic interests, that makes investments in and provides financial consulting services to companies engaged in the media business ("SCMC"). The fees will fluctuate (above the minimum annual fee of $500,000) based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to SFX Broadcasting, and SFX Broadcasting will assign its rights to receive the fees to the Company, pursuant to the Distribution Agreement. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including a possible sale to a third party. If Triathlon is acquired by a third party, it is possible that the consulting fees would not continue for the remainder of the agreement's term. See "Certain Relationships and Related Transactions--Triathlon Fees."

   Operating income was $5.1 million for the year ended December 31, 1997, compared to a loss of $1.1 million for the year ended December 31, 1996, due to the results discussed above.

   Interest expense, net of investment income, was $1.3 million in the year ended December 31, 1997, compared to net interest income of $138,000 for the year ended December 31, 1996, primarily as a result of assumption of additional debt related to the acquisitions of the Meadows Music Theater and Sunshine Promotions.

   Equity income in unconsolidated subsidiaries decreased 3% to $509,000 from $524,000.

   Income tax expense increased to $490,000 for the year ended December 31, 1997, compared to $106,000 for the year ended December 31, 1996, primarily as a result of higher operating income.

   The Company's net income increased to $3.8 million for the year ended December 31, 1997, as compared to a net loss of $515,000 for the year ended December 31, 1996, due to the factors discussed above.

   EBITDA increased to $10.5 million for the year ended December 31, 1997, compared to a negative $324,000 for the year ended December 31, 1996, as a result of the 1997 Acquisitions, the reduction in officers' salary expense and improved operating results.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

   The Company's concert promotion revenue increased by 5.9% to $50.4 million for the year ended December 31, 1996, compared to $47.6 million for the year ended December 31, 1995, primarily as a result of an increase in concerts promoted and an increase in ticket prices.

   Concert promotion operating expenses increased by 7.2% to $50.6 million for the year ended December 31, 1996, compared to $47.2 million for the year ended December 31, 1995, primarily as a result of an increase in concert activity.

   Depreciation and amortization expense decreased slightly to $747,000 for the year ended December 31, 1996, compared to $750,000 for the year ended December 31, 1995.

   The Company's operating loss was $1.1 million for the year ended December 31, 1996, compared to an operating loss of $362,000 for the year ended December 31, 1995, due to the results discussed above.

   Interest income, net of interest expense, increased by 306% to $138,000 for the year ended December 31, 1996, compared to $34,000 for the year ended December 31, 1995.

   Equity income in unconsolidated subsidiaries increased 8% to $524,000 from $488,000, primarily as result of the investment in the PNC Bank Arts Center, offset by lower income from the Company's other equity investments.

   The Company's state and local income tax expense increased to $106,000 for the year ended December 31, 1996, compared to $13,000 for the year ended December 31, 1995. This increase was primarily the result of the higher operating income.

   The Company's net loss was $515,000 for the year ended December 31, 1996, compared to net income of $147,000 for the year ended December 31, 1995, due to the factors discussed above.

   EBITDA was a negative $324,000 for the year ended December 31, 1996, compared to $388,000 for the year ended December 31, 1995, primarily as a result of higher officers' salary expense partially offset by lower general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's principal need for funds is to fund interest and debt service payments, future acquisitions, working capital needs, to make certain payments in connection with the Spin-Off and, to a lesser extent, capital expenditures. The Company anticipates that its principal source of funds will be the proceeds from the recent private placement of $350.0 million 9 1/8% Senior Subordinated Notes, borrowings under the Credit Facility, cash flows from operations and proceeds from an anticipated equity offering.

 Historical Cash Flows

   Net cash provided by operations was $1.0 million for the year ended December 31, 1997.

   Net cash used in investing activities for the year ended December 31, 1997 was $73.3 million. Cash used in investing activities in 1997 related primarily to the acquisitions of Delsener/Slater, Sunshine and the Meadows and capital expenditures.

   Net cash provided by financing activities for the year ended December 31, 1997 was $78.3 million. For the year ended December 31, 1997, cash provided by financing activities related primarily to the funding of the 1997 Acquisitions by the Company.


 1997 Acquisitions


   In 1997, SFX Broadcasting consummated the acquisitions of Delsener/Slater ($23.6 million in cash plus $4.0 million of deferred payments), certain companies which own and operate the Meadows Music Theater ($0.9 million in cash plus shares of SFX Broadcasting's Class A common stock with a value at that time of approximately $7.5 million and the assumption of approximately $15.4 million of debt) and Sunshine Promotions ($53.9 million in cash plus $2.0 million in deferred payments, shares of SFX Broadcasting's Class A common stock with a value of approximately $4.0 million and the assumption of $1.6 million of debt). The present value of the future payments that the Company is required to pay in connection with the 1997 Acquisitions is approximately $6.2 million.

   The foregoing includes a note in the original principal amount of $2.0 million, of which approximately $1.6 million is currently outstanding. Pursuant to the SFX Merger Agreement, the Company is responsible for the payments owing under the note, which by its terms accelerates upon the change of control of SFX Broadcasting resulting from the consummation of the SFX Merger.

 Recent Acquisitions

   The aggregate purchase price of the Recent Acquisitions was approximately $506.1 million, consisting of approximately $442.1 million in cash, including repayment of debt and payments for working capital, $7.8 million of assumed debt and the issuance of approximately 4.2 million shares of the Company Common Stock with an attributed negotiated value of $56.2 million. In addition, in February 1998, the Company reimbursed SFX Broadcasting approximately $25.3 million for consent fees, capital expenditures, and other expenses related to the Recent Acquisitions, the Financing and the Spin-Off funded by SFX Broadcasting. The Company financed the Recent Acquisitions with the proceeds of the Offering and $150.0 million in borrowings under the Credit Facility. The Company incurred approximately $6.0 million in fees and expenses related to the Recent Acquisitions. Each of the agreements relating to the Recent Acquisitions provides that, if the Spin-Off is not completed on or before July 1, 1998, then the sellers may require the Company to increase the cash portion of the consideration by $56.2 million and the Company's stockholders' equity would decrease, and debt would increase, by a corresponding amount. Although management believes that the Spin-Off is likely to occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. The price ascribed to the Company Class A Common Stock in the acquisition agreements is based on certain financial projections developed jointly by the Company and the sellers. There can be no assurance that the assumptions underlying the valuation will, in fact, be correct or that the valuation will approximate the actual trading price of the Company Class A Common Stock.


   In addition, the agreements relating to the Recent Acquisitions provide for certain other purchase price adjustments and future contingent payments. The Company granted the current owners of PACE the right to require the Company to repurchase up to one-third of the shares of stock to be issued to them in the PACE Acquisition during a specified period beginning five years after the closing date at a price of $33.00 per share for an estimated maximum obligation of $16.5 million. In certain circumstances, if the selling price of the Company Class A Common Stock is less than $13.33 per share, the Company may be required to make an offer to the sellers to provide an additional cash payment or additional shares of Company Class A Common Stock, which each seller will have the option of taking. Pursuant to the terms of the Becker Employment Agreement, during the period between December 12, 1999 and December 27, 1999, Mr. Becker will have the option to, among other things, require the Company to purchase any stock or portion thereof (including vested and unvested options) granted to him by the Company and/or pay him an amount equal to the present value of the compensation payable during the remaining term of his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors." In addition, in the Contemporary acquisition agreement, the Company agreed to make payments to any Contemporary sellers who own shares of Company Class A Common Stock on the second anniversary of the closing of the Contemporary Acquisition. These payments will be due only if the average trading price of the Company Class A Common Stock during the 20-day period ending on the anniversary date is less than $13.33 per share. There can be no assurance that the average trading price of the Company Class A Common Stock will be $13.33 per share at that time. In addition, the Company may be required to issue up to an additional $14.0 million of shares of the Company Class A Common Stock or, at the Company's option in certain circumstances, cash, if Network attains certain EBITDA targets (as defined in the Network acquisition agreement) for the year ended December 31, 1998. No assurance can be given that the Spin-Off will be completed on or before July 1, 1998 or at all, or that the Company will have sufficient cash or other available sources of capital to make any or all of the future or contingent payments described above. See "Risk Factors--Risks Related to Recent Acquisitions."


 Future Acquisitions

   The Company intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the live entertainment business and related business, certain of which may be consummated prior to the Spin-Off. The Company is currently negotiating with respect to acquisitions with an aggregate purchase price of approximately $40.0 million. However, the Company has not yet entered into definitive agreements with respect to any of these acquisitions and there can be no assurance that the Company will be able to consummate any of such acquisitions.

 Spin-Off


   Pursuant to the Tax Sharing Agreement, the Company will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off, including any income taxes but only to the extent that the income taxes result from gain on the distribution that exceeds the net operating losses of SFX Broadcasting available to offset such gain (including net operating losses generated in the current year prior to the Spin-Off). See "Agreements Relating to the Spin-Off." The actual amount of the indemnification gain will be based on the excess of the value of the Company Common Stock distributed in the Spin-Off over the tax basis of that stock. The Company believes that the value of the Company Common Stock for tax purposes will be determined by no later than the first trading day following the date on which the Company Common Stock is distributed in the Spin-Off. Increases or decreases in the value of the Company Common Stock subsequent to such date will not affect the tax liability. If the Company Common Stock had a value of approximately $15 per share at the time of the Spin-Off, management believes that no material indemnification payment would be required. Such indemnification obligation would be approximately $4.0 million and would increase by approximately $7.7 million for each $1.00 increase above the per share valuation of $16. If the Company Common Stock was valued at $24 1/2 per share, (the last sales price of the Company Class A Common Stock (trading on a when-issued basis) on the over the counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70 million pursuant to such indemnification obligation. The Company expects that such indemnity payment will be due on or about June 15, 1998.


   The Company also expects to incur approximately $18.0 million in fees and expenses in connection with the Spin-Off. In addition, pursuant to the SFX Merger Agreement, the Company has agreed to assume SFX Broadcasting's obligations under the employment agreements of certain employees and senior management, including the obligation to make change of control payments to Messrs. Sillerman, Ferrel and Benson aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. The assumed obligations will also include the duty to indemnify Messrs. Sillerman and Ferrel for one-half of any excise taxes that may be assessed against them in connection with the change of control payments. It is also anticipated that Mr. Sillerman's employment agreement with the Company will provide for certain indemnities relating to the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Indemnification of Mr. Sillerman." In addition, pursuant to the Distribution Agreement, the Company will be required to indemnify SFX Broadcasting and each of its directors, officers and employees for any losses relating to the Company's assets and liabilities.


   In addition, pursuant to the Distribution Agreement, the Company will assume certain obligations of SFX Broadcasting, including two real estate leases on its executive offices. Such leases provide for annual rent of approximately $1.4 million. See "Agreements Relating to the Spin-Off--Distribution Agreement."


 Working Capital

   As required by the Distribution Agreement, by the time of the Spin-Off, SFX Broadcasting will contribute to the Company all of its concert and other live entertainment assets. At that time, the Company will assume all of SFX Broadcasting 's liabilities pertaining to the live entertainment businesses, along with certain other liabilities. Immediately after the Spin-Off, SFX Broadcasting will contribute to the Company an allocation of working capital in an amount estimated by SFX Broadcasting's management to be consistent with the proper operation of SFX Broadcasting. At the time of the SFX Merger, SFX Broadcasting will pay its positive Working Capital (if any) to the Company. If Working Capital is negative, then the Company must pay the amount of the shortfall to SFX Broadcasting. As of December 31, 1997, the Company estimates that Working Capital to be received by the Company would have been approximately $3.0 million (excluding the Series E Adjustment and the tax liability on the Spin-Off). The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount as of December 31, 1997, and will be a function of, among other things, the operating results of SFX Broadcasting through the date of the SFX Merger, the actual cost of consummating the SFX Merger and the related transactions. SFX Broadcasting will also incur certain other significant expenses prior to the consummation of the SFX Merger that could reduce Working Capital, including the payment of interests and dividends on SFX Broadcasting's debt, approximately $8.3 million payable in connection with the Meadows Repurchase and the amount of any settlement paid by SFX Broadcasting in connection with the SFX Merger shareholder litigation. Working Capital will also be reduced by at least $2.1 million pursuant to the Series E Adjustment. In addition, prior to or at the time of the Spin-Off, the Company must repay sums advanced to it by SFX Broadcasting for certain acquisitions or capital expenditures after August 24, 1997 and which have not been repaid. In February 1998, the Company reimbursed SFX Broadcasting approximately $25.3 million for consent fees, capital expenditures and other acquisition related fees previously funded by SFX Broadcasting. The Company intends to repay these amounts from the proceeds of the Financing. SFX Broadcasting may advance additional amounts to the Company for these purposes before the consummation of the Spin-Off. See "Risk Factors--Working Capital Adjustments and Repayment of Advances," "Agreements Relating to the Spin-Off--Distribution Agreement" and "--Meadows Repurchase."

 Meadows Repurchase

   The Company may assume the obligation to exercise an option held by SFX Broadcasting to repurchase 250,838 shares of SFX Broadcasting's Class A common stock for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). This option was granted in connection with the acquisition of the Meadows Music Theater. If the option were exercised by SFX Broadcasting, the exercise would result in a reduction of Working Capital by approximately $8.3 million. If the option were not exercised, Working Capital would decrease by approximately $10.5 million.

 Interest on Notes and Borrowings Under the Credit Facility

   On February 11, 1998, the Company completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes. Interest is payable on the Notes on February 1 and August 1 of each year. In addition, the Company borrowed $150.0 million under the Credit Facility at an interest rate of approximately 8.07%. See "--Sources of Liquidity."

   The degree to which the Company is leveraged will have material consequences to the Company. The Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes are subject to the covenants contained in the instruments governing its indebtedness. A substantial portion of the Company's cash flow from operations will be required to be used to pay principal and interest on its debt and will not be available for other purposes. The Indenture and the credit agreement with respect to the Credit Facility (the "Credit Agreement") contain restrictive financial and operating covenants, and the failure by the Company to comply with those covenants would result in an event of default under the applicable instruments, which in turn would permit acceleration of the debt under the instruments (and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions). The Company will be more vulnerable to economic downturns and could also be limited in its ability to withstand competitive pressures and in its flexibility in reacting to changes in its industry and general economic conditions. These consequences are not exhaustive; the Company's indebtedness could also have other adverse consequences. See "Risk Factors--Substantial Leverage."

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into the Company's operations. There can be no assurance that the Company will be able to make planned borrowings (including under the Credit Facility), that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing. See "Risk Factors."

 Capital Expenditures

   Capital expenditures totaled $2.1 million in the year ended December 31, 1997. Capital expenditures in 1997 included cash paid for expansion and renovations at the Jones Beach Amphitheater, improvements at other venues and computer and other operating equipment. The Company expects that capital expenditures in fiscal year 1998 will be substantially higher than current levels, due to the planned capital expenditures of approximately $26.0 million for 1998 at existing venues (including $14.0 million initially planned for the expansion and renovation of the Jones Beach Amphitheater and $12.0 million planned for the expansion and renovation of the PNC Bank Arts Center) and capital expenditures requirements of the Acquired Businesses, including $10.0 million for the construction of a new amphitheater serving the Seattle, Washington market.

 Future Charges to Earnings


   The Company anticipates entering into employment agreements with certain of its executive officers before the Spin-Off. In connection with these agreements, the Board, on the recommendation of its Compensation Committee, agreed to sell to the executive officers an aggregate of 650,000 shares of Company Class B Common Stock and 90,000 shares of Company Class A Common Stock at a purchase price of $2.00 per share. The shares will be issued on or about the Spin-Off Distribution Date. The Company will record a non-cash compensation charge at the date of the sale equal to the fair market value of the shares less the aggregate purchase price paid for such shares. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."


   In addition, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of stock options exercisable for an aggregate of 245,000 shares of Company Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the five-year exercise period to the extent that the fair value of the underlying the Company Class A Common Stock exceeds the exercise price less the aggregate purchase price.

   Further, the consummation of the Recent Acquisitions and other future acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill. As of December 31, 1997, the Company's goodwill was approximately $60.3 million. This balance will substantially increase in 1998 due to the Recent Acquisitions. Goodwill is being amortized using the straight line method over 15 years.

 Year 2000 Compliance

   The Company has addressed the risks associated with Year 2000 compliance with respect to its accounting and financial reporting systems and is in the process of installing new accounting and reporting systems. These systems are expected to provide better reporting, to allow for more detailed analysis, to handle both the Recent and the 1997 Acquisitions and to be Year 2000 compliant. The Company anticipates that the cost of implementing these systems will be approximately $2.0 million. The Company is in the process of examining Year 2000 compliance issues with respect to its vendors and does not anticipate that it will be subject to a material impact in this area.

 Sources of Liquidity


   As of December 31, 1997, the Company's cash and cash equivalents totaled $5.9 million. As a subsidiary of SFX Broadcasting, the Company has incurred and, as a stand-alone entity, will continue to incur substantial amounts of indebtedness. In February of 1998, the Company received net proceeds of

$339.5 million from its private placement of the Notes and borrowed $150.0 million under the Credit Facility pursuant to the Financing. The proceeds from the Financing were used to consummate the Recent Acquisitions, including the cash purchase price, debt repayments, and working capital payments of approximately $442.1 million, and to pay approximately $6.0 million of certain fees and expenses related to the Recent Acquisitions. The Company's cash and cash equivalents as of March 4, 1998 were $80.8 million. On a pro forma basis, after giving effect to the Recent Acquisitions, the Spin-Off, the Financing and the SFX Merger, the Company's working capital would have been approximately $31.2 million at December 31, 1997.

   As of December 31, 1997, the Company's consolidated indebtedness would have been approximately $534.9 million on a pro forma basis giving effect to the Spin-Off, the Recent Acquisitions, the Financing and the SFX Merger (assuming that the Spin-Off and the SFX Merger occur on the terms currently contemplated). The total amount of the Company's indebtedness could increase substantially if the Spin-Off does not occur on the terms currently contemplated as described above. In addition, the Company may incur indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "Risk Factors--Substantial Leverage."

   The Credit Facility consists of a $150.0 million seven year reducing revolving facility (the "Revolver") and a $150.0 million eight year term loan (the "Term Loan"). The Company's ability to make significant borrowings under the Credit Agreement will depend upon its ability to increase cash flows or to acquire assets from its existing operations which generate significant cash flows. Loans outstanding under the Credit Facility will bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. The Revolver and Term Loan contain usual and customary covenants, including limitations on (a) line of business, (b) additional indebtedness, (c) liens,
(d) acquisitions, (e) asset sales, (f) dividends, repurchases of stock and other cash distributions, (g) total leverage, (h) senior leverage and (i) ratios of Operating Cash Flow (as defined in the Credit Agreement) to pro forma interest expense, debt service and fixed charges. The Company's obligations under the Revolver and Term Loan are by substantially all of its assets, including property, stock of subsidiaries and accounts receivable and guaranteed by the Company's subsidiaries.


   The Company will require additional financing in order to make all of the payments described above, including the anticipated tax indemnification obligation to SFX Broadcasting (approximately $70.0 million based on the trading price (on a when-issued basis) of the Company Class A Common Stock on March 27, 1998), anticipated acquisitions (approximately $40.0 million), planned capital expenditures (approximately $38.0 million), fees and expenses related to the Spin-Off (estimated to be approximately $18.0 million), certain change of control payments to executive officers ($5.0 million) and the Meadows Repurchase (at least $8.3 million). The Company's ability to issue preferred stock or debt securities or to borrow under its Credit Facility may be significantly impacted by the covenants in the Credit Facility and/or the Indenture relating to the Notes. To the extent that available borrowings under the Credit Facility and cash on hand are insufficient, debt financing is not available or that management determines that debt financing or the issuance of preferred stock is inadvisable in view of the Company's capital structure, management currently anticipates that, upon the consummation of the Spin-Off, such obligations will be financed through a public offering of not less than $125 million of Company Class A Common Stock. If the Company Class A Common Stock were valued at $24 1/2 per share (the last sales price of Company Class A Common Stock (trading on a when-issued basis) on the over-the-counter market on March 27, 1998), approximately 5.1 million shares of Company Class A Common Stock would be issued in such offering. There can be no assurance that the Company will be able to complete the offering or obtain alternative financing on acceptable terms or at all. Any offering of Company Class A

Common Stock would be dilutive to the ownership interests of the Company's then-existing stockholders and the trading price of the Company Class A Common Stock may be adversely affected. Any debt financing would require payments of principal and interest and would adversely impact the Company's cash flows.


   Furthermore, certain agreements of the Company, including the Distribution Agreement, the Tax Sharing Agreement, certain employment agreements and the agreements relating to the Recent Acquisitions provide for tax and other indemnities, purchase price adjustments and future contingent payments in certain circumstances. There can be no assurance that the Company will have sufficient sources of funds to make such payments should they come due. In addition, consistent with its operating strategy, the Company intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the live entertainment business, certain of which may be consummated prior to the Spin-Off. See "Risk Factors--Risks Related to Recent Acquisitions," "--Risks Related to Recent Acquisitions," "--Restrictions Imposed by the Company's Indebtedness," "--Substantial Leverage" and "--Working Capital Adjustments and Repayment of Advances," "Certain Relationships and Related Party Transactions--Indemnification of Mr. Sillerman" and "Description of Indebtedness."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


   Pursuant to the Company's Certificate of Incorporation and By-laws, the business of the Company is managed by the Board. The Board will conduct its business through meetings of the board and its committees. The standing committees of the Board are described below.


   The By-laws of the Company authorize the Board to fix the number of directors from time to time. The initial number of directors of the Company is nine. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of the Company are to be elected annually by the Board and serve at the Board's discretion. In the election of directors, the holders of the Company Class A Common Stock will be entitled by class vote, exclusive of all other stockholders, to elect two-sevenths (rounded up) of the directors to serve on the Board, with each share of the Company Class A Common Stock entitled to one vote.

   Currently, the Board consists of the individuals who are currently serving as directors of SFX Broadcasting and Brian Becker who was appointed to the Board upon the consummation of the PACE Acquisition. All of the individuals who currently serve as directors of SFX Broadcasting will cease to be directors of SFX Broadcasting at the time of the consummation of the SFX Merger. If the SFX Merger Agreement is terminated, Messrs. Dugan, Kramer and O'Grady have indicated that they will promptly resign from their positions as directors of the Company, and the Board will appoint three new independent directors, to serve until the next annual meeting of the stockholders of the Company. The directors of the Company will hold office until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified.


   All of the executive officers of the Company other than Mr. Becker (the "Executive Officers") are currently responsible for the management of SFX Broadcasting. It is anticipated that, prior to the Spin-Off, such Executive Officers will enter into five year employment agreements with the Company that will be similar to their existing employment agreements with SFX Broadcasting (except that Mr. Armstrong will no longer serve as an executive officer of the Company, effective as of September 1, 1998, in order to continue to pursue a career in radio broadcasting). See "--Employment Agreements and Arrangements with Certain Officers and Directors." These employment agreements will become effective immediately at the time of consummation of the SFX Merger. During the period following the Spin-Off and prior to the consummation of the SFX Merger, the Executive Officers who currently serve as officers of SFX Broadcasting will continue to devote as much time as they deem necessary to conduct the operations of the Company consistent with their obligations to SFX Broadcasting. If the Merger Agreement is terminated for any reason, such Executive Officers will continue to perform services to both SFX Broadcasting and the Company until SFX Broadcasting is able to hire suitable replacements for these Executive Officers. If the SFX Merger Agreement is terminated, SFX Broadcasting intends to seek another buyer for the radio broadcasting business.

   The Company and Messrs. Sillerman and Ferrel have reached agreements in principle that Messrs. Sillerman and Ferrel will continue to serve as officers and directors of the Company. See "Risk Factors--Dependence on Key Personnel." The following table sets forth information as to the Directors and the Executive Officers of the Company:

                                                                                       DIRECTOR OF SFX    AGE AS OF
                             POSITION(S) HELD WITH SFX     POSITION(S) HELD WITH SFX    BROADCASTING    DECEMBER 31,
           NAME                    ENTERTAINMENT                 BROADCASTING               SINCE           1997
-------------------------- ----------------------------  ---------------------------- ---------------  --------------
Robert F.X. Sillerman .....Director, Executive           Director and Executive             1992             49
                           Chairman and Member of        Chairman
                           the Office of the Chairman
Michael G. Ferrel .........Director, President, Chief    Director, President and            1996             48
                           Executive Office and          Chief Executive Officer
                           Member of the Office of the
                           Chairman
Brian Becker ..............Director, Executive Vice      None                                --              41
                           President and Member of the
                           Office of the Chairman
Howard J. Tytel ...........Director, Executive Vice      Director, Executive Vice           1993             50
                           President, General Counsel,   President, General Counsel,
                           and Secretary                 and Secretary
Thomas P. Benson ..........Director, Vice President and  Director and Chief Financial       1996             35
                           Chief Financial Officer       Officer
Richard A. Liese ..........Director, Vice President and  Director, Vice President and       1995             47
                           Assistant General Counsel     Assistant General Counsel
D. Geoffrey Armstrong(1) ..Director and Executive Vice   Director, Chief Operating          1993             40
                           President                     Officer and Executive Vice
                                                         President
James F. O'Grady, Jr. .....Director                      Director                           1993             69
Paul Kramer ...............Director                      Director                           1993             65
Edward F. Dugan ...........Director                      Director                           1996             63



------------
(1) While Mr. Armstrong will remain as a director of the Company, it is anticipated that, effective as of September 1, 1998, he will no longer serve as an executive officer of the Company in order to continue to pursue a career in radio broadcasting.


   ROBERT F.X. SILLERMAN has served as the Executive Chairman of SFX Broadcasting since July 1, 1995, and from 1992 through June 30, 1995, he served as Chairman of the Board of Directors and Chief Executive Officer of SFX Broadcasting. Mr. Sillerman is Chairman of the Board of Directors and Chief Executive Officer of SCMC, a private company that makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in mid-western and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

   MICHAEL G. FERREL has been the President, Chief Executive Officer and a Director of SFX Broadcasting since November 22, 1996. Mr. Ferrel served as President and Chief Operating Officer of MMR, a wholly-owned subsidiary of SFX Broadcasting , and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc. the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.


   BRIAN E. BECKER has served as Chief Executive Officer of PACE since 1994 and was appointed as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

   HOWARD J. TYTEL has been a Director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting since 1992. Mr. Tytel is Executive Vice President, General Counsel and a Director of SCMC and TSC and holds an economic interest in those companies. Mr. Tytel is a Director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. Since 1993, Mr. Tytel has been Of Counsel to the law firm of Baker & McKenzie, which currently represents SFX Broadcasting, the Company and other entities with which Messrs. Sillerman and Tytel are affiliated, on various matters.

   THOMAS P. BENSON has been the Chief Financial Officer and a Director of SFX Broadcasting since November 22, 1996. Mr. Benson became the Vice President of Financial Affairs of SFX Broadcasting in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

   RICHARD A. LIESE has been a Director, Vice President and Associate General Counsel of SFX Broadcasting since 1995. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.


   D. GEOFFREY ARMSTRONG has been the Chief Operating Officer and an Executive Vice President of SFX Broadcasting since November 22, 1996 and has served as a Director of SFX Broadcasting since 1993. Mr. Armstrong became the Chief Operating Officer of SFX Broadcasting in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of SFX Broadcasting in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of SFX Broadcasting from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX Broadcasting, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.


   JAMES F. O'GRADY, JR. has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a Director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a Director of The Insurance Broadcast System, Inc. since 1994.

   PAUL KRAMER has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992, and from 1987 to 1992 was Ernst & Young's designated Broadcasting Industry Specialist.

   EDWARD F. DUGAN is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

 Audit Committee

   The Audit Committee will review (and report to the Board) on various auditing and accounting matters, including the selection, quality and performance of the Company's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee will also review certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of the Company. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

 Compensation Committee


   The Compensation Committee will review and make recommendations with respect to certain of the Company's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of SFX Broadcasting or the Company.


 Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is comprised of Messrs. Kramer, O'Grady and Dugan. The Board has approved the issuance of shares of Company Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX Broadcasting , whether or not vested. The issuance was approved to allow the holders of these options and SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A common stock. In connection with this issuance, Messrs. Kramer, O'Grady and Dugan will receive 13,000, 13,000 and 3,000 shares of Company Class A Common Stock, respectively.

 Stock Option Committee

   The Stock Option Committee will grant options, determine which employees and other individuals performing substantial services to the Company may be granted options and determine the rights and limitations of options granted under the Company's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

 Stock Option and Restricted Stock Plan

   The Board and SFX Broadcasting, as sole stockholder of the Company, have approved and adopted the Company's 1998 Stock Option and Restricted Stock Plan, providing for the issuance of up to 2,000,000 shares of Company Class A Common Stock. The purpose of the plan is to provide additional incentive to officers and employees of the Company. Each option granted under the plan will be designated at the time of grant as either an "incentive stock option" or a "non-qualified stock option." The plan will be administered by the Stock Option Committee. The Board has approved the issuance of stock options exercisable for an aggregate of 245,000 shares under the plan. See "--Employment Agreements and Arrangements with Certain Officers and Directors."

 Compensation of Directors

   Directors employed by the Company will receive no compensation for meetings they attend. Each director not employed by the Company will receive a fee of $1,500 for each Board meeting he attends, in addition to reimbursement of travel expenses. Each non-employee director who is a member of a committee will also receive $1,500 for each committee meeting he attends that is not held in conjunction with a Board meeting. If the committee meeting occurs in conjunction with a Board meeting, each committee member will receive an additional $500 for each committee meeting he attends. In addition, the Company will pay each director an annual retainer of $30,000, of which one-half will be paid in cash and one-half will be paid in shares of the Company Class A Common Stock.

EXECUTIVE COMPENSATION


   The Company did not pay any compensation to the current Executive Officers in 1997. The Company anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sillerman, Ferrel, Tytel and Becker. See "--Employment Agreements and Arrangements with Certain Officers and Directors."


   It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, an annual incentive bonus opportunity and long-term stock-based incentive awards. All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation and Stock Option Committees.

   It is anticipated that the Board will, after the Spin-Off, grant shares of the Company Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX Broadcasting, whether or not vested. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."


EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS


   The Company anticipates that it will enter into employment agreements with all of the Executive Officers prior to the consummation of the Spin-Off (except for Mr. Armstrong), and that the employment agreements (except for Mr. Becker's employment agreement which is described below) will become effective immediately after the consummation of the SFX Merger. It is anticipated that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. Each executive officer is expected to receive a bonus to be determined annually in the discretion of the Board, on the recommendation of the Compensation Committee. Each employment agreement will be for a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal. It is anticipated that each of the agreements will provide for payments and other benefits to be mutually agreed upon, if the employee's employment terminates following a change of control.

   In connection with entering into the employment agreements, the Board (on the review and recommendation of the Compensation Committee) approved the following sales of restricted stock: 500,000 shares of Company Class B Common Stock to Mr. Sillerman, 150,000 shares of Company Class B Common Stock to Mr. Ferrel, 80,000 shares of Company Class A Common Stock to Mr. Tytel and 10,000 shares of Company Class A Common Stock to Mr. Benson. The shares of restricted stock are to be sold to the officers at a purchase price of $2.00 per share. For a period of three years from issuance, the restricted stock may not be transferred and will be subject to forfeiture if an unwaived event of default is called on certain indebtedness, including the Notes and the debt to be incurred under the Credit Facility. In addition, the Board (on the review and recommendation of the Compensation Committee) also approved the issuance, effective upon consummation of the Spin-Off, of the following stock options exercisable for shares of Company Class A Common Stock: options to purchase 120,000 shares to Mr. Sillerman, options to purchase 50,000 shares to Mr. Ferrel, options to purchase 40,000 shares to Mr. Armstrong, options to purchase 25,000 shares to Mr. Tytel and options to purchase 10,000 shares to Mr. Benson. The options will vest over five years and will have an exercise price of $5.50 per share. See "Risk Factors--Future Charges to Earnings."


   Until the closing date of the SFX Merger, the Executive Officers (other than Mr. Becker) will continue to be employed by SFX Broadcasting (at SFX Broadcasting's expense), but will devote as much time as they deem reasonably necessary, consistent with their obligations to SFX Broadcasting, in support of the Company on a basis consistent with the time and scope of services that they devoted to the live entertainment business prior to the Spin-Off. Effective immediately prior to the consummation of the SFX Merger, the Company will assume all obligations arising under any employment agreement or arrangement (written or oral) between SFX Broadcasting or any of its subsidiaries and the Executive Officers, other than the rights, if any, of the Executive Officers to receive options at the time of their termination following a change of control of SFX Broadcasting (as defined in their respective employment agreements) and all existing rights to indemnification. The Company will assume the obligation to make change of control payments under Messrs. Sillerman's, Ferrel's and Benson's existing employment agreements with SFX Broadcasting of approximately $3.3 million, $1.5 million and $0.2 million, respectively. The Company will also indemnify SFX Broadcasting and its subsidiaries from all obligations arising under the assumed employment agreements or arrangements (except in respect of the termination options and all existing rights to indemnification).

 Becker Employment Agreement

   As a condition to the execution of the PACE Agreement, the Company entered into an employment agreement with the Chief Executive Officer and President of PACE, Mr. Brian Becker (the "Becker

Employment Agreement"). The Becker Employment Agreement has a term of five years commencing on February 25, 1998. Mr. Becker will continue as President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as (a) a member of the Company's Office of the Chairman, (b) an Executive Vice President of the Company and (c) a director of each of PACE and the Company (subject to shareholder approval). During the term of his employment, Mr. Becker will receive (a) a base salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and (b) an annual bonus in the discretion of the Board.

   The Company has agreed that it will not sell either the theatrical or motor sports line of business of PACE prior February 25, 1999. If the Company sells either line of business after the first anniversary, it has agreed not to sell the other line of business prior to 15 days past the second anniversary of the PACE Acquisition. The Becker Employment Agreement provides that Mr. Becker will have a right of first refusal (the "Becker Right of First Refusal") if, between the first and second anniversary of the PACE Acquisition, the Company receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option (as defined in the PACE acquisition agreement) will also be immediately exercisable as of such closing. If that Mr. Becker does not exercise his right of first refusal and either of the theatrical or motor sports line of business is sold, then he will have an identical right of first refusal for the sale of the remaining line of business beginning on the second anniversary of the PACE Acquisition and ending six months thereafter. Mr. Becker will be paid an administrative fee of $100,000 if he does not exercise his right of first refusal and the Company does not consummate the proposed sale. Mr. Becker would thereafter retain all rights to the Becker Right of First Refusal.

   Beginning on the second anniversary of the date of the Becker Employment Agreement (December 12, 1999), Mr. Becker will have the option (the "Becker Second Year Option"), exercisable within 15 days thereafter, to elect one or more of the following: to (a) put any stock or portion thereof (including any vested and unvested options to purchase stock) and/or any compensation to be paid to Mr. Becker by the Company; (b) become a consultant to the Company for no more than an average of 20 hours per week for the remainder of the term and with the same level of compensation set forth in the Becker Employment Agreement; or (c) acquire PACE's motor sports line of business (or, if that line of business was previously sold, PACE's theatrical line of business) at its fair market value as determined in the Becker Employment Agreement.

   The Becker Employment Agreement may be terminated (a) by the Company for Cause (as defined in the Becker Employment Agreement), (b) by the Company for Mr. Becker's death or permanent disability or (c) by Mr. Becker at any time for any reason or upon exercise of the Becker Second Year Option.

   In addition, Mr. Becker's employment may be terminated by the Company any time in the Company's sole discretion or by Mr. Becker at any time following, among other things, (a) failure to elect or re-elect Mr. Becker as a director of the Company, (b) a reduction in Mr. Becker's base salary or in the formula to calculate his bonus, (c) discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan, (d) prior to two years and fifteen days after consummation of the PACE Acquisition, the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker (unless Mr. Becker elected not to exercise the Becker Right of First Refusal (as defined below)), (e) the sale of all or substantially all of the assets of PACE, (f) a change of control of the Company or (g) the failure by the Company to contribute any acquired business (which derives a majority of its revenues from either a theatrical or motor sports line of business) to PACE. If Mr. Becker's employment is terminated, then, among other things, (a) for the period from the date of termination until the fifth anniversary of the closing of the PACE Acquisition, the Company must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker will be entitled to participate in any and all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate, (b) for a period of one year after the date of termination, the Company will maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities and (c) if the termination occurs prior to two years and 15 days after consummation of the PACE Acquisition, Mr. Becker will retain the Becker Second Year Option and the Becker Right of First Refusal.

   Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business that is directly competitive with the Company (or its affiliates) or solicit any of its employees to leave the Company (or its affiliates). However, these restrictions will not apply if Mr. Becker exercises his rights, or the Company breaches its obligations, with respect to the Becker Right of First Refusal or the Becker Second Year Option

   The Company has agreed to indemnify, defend and hold Mr. Becker harmless to the maximum extent permitted by law against expenses, including attorney's fees, incurred in connection with the fact that Mr. Becker is or was an officer, employee or director of the Company or any of its affiliates.

 Possible Amendments to Delsener/Slater Employment Agreements


   Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the Company's business as a result of the Recent Acquisitions and the Spin-Off. Messrs. Delsener and Slater have agreed in principle to waive any rights to repurchase (or to offer to repurchase) Concerts, and any rights to receive a portion of the proceeds of a Return Event (as defined in their employment agreements) that they might otherwise have in connection with the SFX Merger or the Spin-Off. However, there can be no assurance that Messrs. Delsener and Slater will waive these rights on terms acceptable to the Company or that, if not so waived, neither Mr. Delsener nor Mr. Slater will exercise these rights. These rights may continue to apply in certain circumstances to transactions after, or unrelated to, the Spin-Off and the SFX Merger. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit-sharing provisions. See "Risk Factors--Control of Concerts" and "Certain Relationships and Related Transactions--Delsener/Slater Employment Agreements."


   The Company and SFX Broadcasting have also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions."

                    PRINCIPAL STOCKHOLDERS OF THE COMPANY


   All of the outstanding Company Common Stock is currently held by SFX Broadcasting. To the best of the Company's knowledge, the following table sets forth projected information regarding the beneficial ownership of shares of Company Common Stock after the Spin-Off and stock grants, with respect to
(a) each director of the Company, (b) certain executive officers of the Company, (c) the directors and executive officers of the Company as a group and (d) each person known by the Company to own beneficially more than five percent of the outstanding shares of any class of SFX Broadcasting's common stock. The ownership information presented below with respect to all persons and organizations is based on record ownership of SFX Broadcasting's common stock and certain options and warrants to purchase SFX Broadcasting's common stock as of March 16, 1998 and assumes no change in record ownership of SFX Broadcasting's common stock and the options and warrants.



                                           AFTER THE SPIN-OFF AND STOCK GRANTS(1), (2)
                            -------------------------------------------------------------------------
                                      CLASS A                      CLASS B
                                    COMMON STOCK                 COMMON STOCK
                            ---------------------------- ----------------------------
                                                                                        PERCENT OF
    NAME AND ADDRESS OF        NUMBER OF     PERCENT OF     NUMBER OF     PERCENT OF   TOTAL VOTING
    BENEFICIAL OWNER(3)         SHARES         CLASS         SHARES         CLASS          POWER
 -------------------------- -------------- ------------  -------------- ------------  --------------
Directors and Executive
 Officers:
 Robert F.X. Sillerman  ...    1,332,630(4)     6.9%        1,524,168(5)     89.9%         45.7%
 Michael G. Ferrel ........      179,504(6)      *            172,869(7)     10.1%          5.3%
 Brian Becker .............       29,402         *                 --          --            *
                                 137,891
 Howard J. Tytel(8) .......             (8),(9)  *                 --          --            *
 Thomas P. Benson .........       19,000(10)     *                 --          --            *
 Richard A. Liese .........        9,500(11)     *                 --          --            *
 D. Geoffrey Armstrong  ...      161,800(12)     *                 --          --            *
 James F. O'Grady, Jr.  ...       14,772(13)     *                 --          --            *
 Paul Kramer ..............       15,922(14)     *                 --          --            *
 Edward F. Dugan ..........        5,922(15)     *                 --          --            *
All directors and
executive officers as a
 group (10 persons) .......    1,906,343        9.9%        1,697,037       100.0%         52.0%



------------
 *      Less than 1%
(1) Assumes that (a) all of the outstanding Class B Warrants and Unit Purchase Options of SFX Broadcasting are exercised prior to the Spin-Off Record Date and (b) SFX Broadcasting exercises a contractual right to purchase 250,838 shares of SFX Broadcasting's Class A common stock prior to the Spin-Off Record Date. Does not include 2,000,000 shares reserved for issuance pursuant to the Company's 1998 Stock Option and Restricted Stock Plan. In January 1998, the Board approved the issuance of stock options for an aggregate of 245,000 shares of Company Class A Common Stock.
(2) Assumes that (a) an aggregate of 4,216,680 shares of Company Class A Common Stock are issued pursuant to the Recent Acquisitions, (b) an aggregate of 793,633 shares of Company Class A Common Stock are issued to the holders of stock options and SARs issued by SFX Broadcasting and (c) an aggregate of 90,000 shares of Company Class A Common Stock and 650,000 shares of Company Class B Common Stock are issued pursuant to certain anticipated employment agreements. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
(3) Unless otherwise set forth above, the address of each stockholder is the address of the Company, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, (a) "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and (b) a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of February 9, 1998. Unless noted otherwise, (a) information as to beneficial ownership is based on statements furnished to SFX Broadcasting or the Company by the beneficial owners, and

        (b) stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of February 9, 1998, there were issued and outstanding 9,517,663 shares of SFX Broadcasting's Class A common stock and 1,047,037 shares of SFX Broadcasting's Class B common stock.
(4) Assumes that the Company issues 45,193 shares of Company Class A Common Stock to Mr. Sillerman (or entities controlled by Mr. Sillerman) as a result of his ownership of options of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." Includes (i) 8,949 shares of Company Class A Common Stock expected to be issued to TSC in the Spin-Off; (ii) 600,000 shares of Company Class A Common Stock to be issued to SCMC in the Spin-Off pursuant to certain warrants held by SCMC and (iii) an option, exercisable upon consummation of the Spin-Off, to acquire an aggregate of 537,185 shares of Company Class A Common Stock from a third party. If the 1,524,168 shares of Company Class B Common Stock to be held by Mr. Sillerman were included in calculating his ownership of the Company Class A Common Stock, then Mr. Sillerman would beneficially own 2,856,705 shares of Company Class A Common Stock, representing approximately 14% of the class. Does not include options to purchase an aggregate of 120,000 shares of Company Class A Common Stock that are expected to be issued to Mr. Sillerman pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
(5) Includes 500,000 shares of Company Class B Common Stock that are expected to be issued to Mr. Sillerman pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
(6) Assumes that the Company issues 167,372 shares of Company Class A Common Stock to Mr. Ferrel as a result of his ownership of options of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." If the 22,869 shares of Company Class B Common Stock held by Mr. Ferrel were included in calculating his ownership of the Company Class A Common Stock, then Mr. Ferrel would beneficially own 352,371 shares of Company Class A Common Stock, representing approximately 1.9% of the class. Does not include options to purchase an aggregate of 50,000 shares of Company Class A Common Stock that are expected to be issued to Mr. Ferrel pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
(7) Includes 150,000 shares of the Company Class B Common Stock that are expected to be issued to Mr. Ferrel pursuant to his anticipated employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."
(8) In addition to the shares that Mr. Tytel beneficially owns, he has economic interests in a limited number of shares beneficially owned by Mr. Sillerman. These interests do not impair Mr. Sillerman's ability to vote and dispose of those shares. See "Certain Relationships and Related Transactions--Arrangement Between Robert F.X. Sillerman and Howard J. Tytel."
(9) Assumes that the Company issues an aggregate of 113,614 shares of Company Class A Common Stock to Mr. Tytel pursuant to his anticipated employment agreement and as a result of his ownership of options of SFX Broadcasting. Mr. Tytel has an economic interest in SCMC and TSC, which together will beneficially own an aggregate of 608,949 shares of Company Class A Common Stock, although he does not have voting or dispositive power with respect to the shares beneficially held by SCMC and TSC. See "Certain Relationships and Related Transactions--Arrangement Between Robert F.X. Sillerman and Howard J. Tytel." Does not include options to purchase an aggregate of 25,000 shares of Company Class A Common Stock that are expected to be issued to Mr. Tytel pursuant to his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
(10) Assumes that the Company issues an aggregate of 19,000 shares of Company Class A Common Stock to Mr. Benson pursuant to his anticipated employment agreement and as a result of his ownership of options of SFX Broadcasting. Does not include options to purchase an aggregate of 10,000 shares of Company Class A Common Stock that are expected to be issued to Mr. Benson pursuant to his employment agreement. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
(11) Assumes that the Company issues 9,500 shares of Company Class A Common Stock to Mr. Liese as a result of his ownership of options of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."

(12) Assumes that the Company issues an aggregate of 161,800 shares of Company Class A Common Stock to Mr. Armstrong as a result of his ownership of options of SFX Broadcasting. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs."
(13) Assumes that the Company issues 13,000 shares of Company Class A Common Stock to Mr. O'Grady as a result of his ownership of options and/or SARs of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." Includes 922 shares issuable pursuant to SFX Broadcasting's director deferred stock ownership plan.
(14) Assumes that the Company issues 13,000 shares of Company Class A Common Stock to Mr. Kramer as a result of his ownership of options and/or SARs of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." Includes 922 shares issuable pursuant to SFX Broadcasting's director deferred stock ownership plan.
(15) Assumes that the Company issues 3,000 shares of Company Class A Common Stock to Mr. Dugan as a result of his ownership of options and/or SARs of SFX Broadcasting. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." Includes 922 shares issuable pursuant to SFX Broadcasting's director deferred stock ownership plan.


POSSIBLE CHANGE IN CONTROL


   Mr. Sillerman has pledged an aggregate of 793,401 of his shares of SFX Broadcasting's Class B common stock as collateral for a line of credit, under which Mr. Sillerman currently has no outstanding borrowings. The pledge extends to all dividends payable on the pledged shares; accordingly, if the pledge agreement is in effect at the time of the Spin-Off, then 793,401 shares of Company Class B Common Stock distributed to Mr. Sillerman will be subject to the pledge agreement. Mr. Sillerman continues to be entitled to exercise voting and consent rights with respect to the pledged shares, with certain restrictions. However, if Mr. Sillerman defaults in the payment of any future loans extended to him under the line of credit, the bank will be entitled to sell the pledged shares. Although the Company Class B Common Stock has 10 votes per share in most matters, the pledged shares will automatically convert into shares of Company Class A Common Stock upon such a sale. Such a sale of the pledged shares would reduce Mr. Sillerman's share of the voting power of the Company Common Stock, and would therefore be likely to result in a change of control of the Company. See "Risk Factors--Restrictions Imposed by the Company's Indebtedness."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH SFX BROADCASTING


   The Company and SFX Broadcasting have entered into various agreements with respect to the Spin-Off and related matters. For a description of the material terms of these agreements, see "Agreements Relating to the Spin-Off."


COMPANY COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF


   In the Spin-Off, the holders of SFX Broadcasting's Class A common stock, Series D preferred stock and Warrants (upon exercise) will receive shares of Company Class A Common Stock, whereas Messrs. Sillerman and Ferrel, as the holders of SFX Broadcasting's Class B common stock (which is entitled to ten votes per share on most matters), will receive shares of Company Class B Common Stock. The Company Class A Common Stock and Class B Common Stock have similar rights and privileges, except that the Company Class B Common Stock differs as to voting rights generally to the extent that SFX Broadcasting's Class A common stock and Class B common stock presently differ. The issuance of the Company Class B Common Stock in the Spin-Off is intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the Spin-Off. Mr. Sillerman is anticipated to be deemed to beneficially own approximately 45.7% of the combined voting power of the Company after the Recent Acquisitions, Spin-Off and stock grants to management. Similarly, Messrs. Sillerman and Ferrel are anticipated to be deemed to beneficially own approximately 51.0% of the combined voting power of the Company after the Recent Acquisitions, Spin-Off and stock grants to management. Accordingly, Mr. Sillerman, alone and together with the Company's current directors and executive officers, will generally be able to control the outcome of the votes of the stockholders of the Company on most matters. The Company and Messrs. Sillerman and Ferrel have agreed in principle that Messrs. Sillerman and Ferrel will continue to serve as officers and directors of the Company.


   In addition, in August 1997, the board of directors of SFX Broadcasting approved amendments to the SCMC Warrants (which represent the right to purchase an aggregate of 600,000 shares of SFX Broadcasting's Class A common stock). The SCMC Warrants had previously been issued to SCMC, an entity controlled by Mr. Sillerman. The amendments memorialize the original intent of the directors of SFX Broadcasting that SCMC receive the aggregate number of shares of Company Class A Common Stock that it would have received if it had exercised the SCMC Warrants immediately prior to the Spin-Off Record Date.

ISSUANCE OF STOCK TO HOLDERS OF SFX BROADCASTING'S OPTIONS AND SARS

   The SFX Broadcasting Board has approved the grant of shares of Company Class A Common Stock to holders as of the Spin-Off Record Date of the stock options or SARs of SFX Broadcasting, whether or not vested. These grants were approved by the Board to allow holders of these options and SARs to participate in the Spin-Off in a manner similar to holders of SFX Broadcasting's Class A common stock. Additionally, many of the option and SAR holders will become officers, directors or employees of the Company. These grants will result in the issuance of an aggregate of up to 793,633 shares of Company Class A Common Stock. Among those receiving shares will be all members of the Board other than Mr. Becker.

EMPLOYMENT AGREEMENTS


   The Company anticipates that it will enter into employment agreements with each member of its senior management before consummating the Spin-Off (except for Mr. Armstrong), and that the employment agreements (except for Mr. Becker's employment agreement) will become effective immediately after the consummation of the SFX Merger. The Company anticipates that the employment agreements will provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. In connection with entering into the employment agreements, the Board (on the review and recommendation of the Compensation Committee) approved the following sales of restricted stock: 500,000 shares of Company Class B Common Stock to Mr. Sillerman, 150,000 shares of Company Class B Common Stock to Mr. Ferrel, 80,000 shares of Company Class A Common Stock to Mr. Tytel and 10,000 shares of Company Class A Common Stock to Mr. Benson. The shares of restricted stock are to be sold to the officers at a purchase of $2.00 per share. For a period of three years from issuance, the restricted stock may not be transferred and will be subject to forfeiture if an unwaived event of default is called on certain indebtedness, including the Notes and the debt incurred under the Credit Facility. In addition, the Board, on the recommendation of its Compensation Committee, also has approved the issuance of stock options exercisable for an aggregate of 245,000 shares of Company Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the five-year exercise period to the extent that the fair value of the underlying Company Class A Common Stock of the Company exceeds the exercise price. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Future Charges to Earnings."

   The Company has entered into an employment agreement with Mr. Becker who serves as a Director, Member of the Office of the Chairman and Executive Vice President. Mr. Becker's employment agreement provides for (a) an annual salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years, (b) an annual bonus in the discretion of the Board and (c) the other terms described in "Management--Employment Agreements and Arrangements with Certain Officers and Directors."


DELSENER/SLATER EMPLOYMENT AGREEMENTS

   In connection with the Delsener/Slater Acquisition, SFX Broadcasting entered into employment agreements in January 1997 with Ron Delsener and Mitch Slater (collectively, the "Delsener/Slater Employment Agreements"), pursuant to which each of Messrs. Delsener and Slater serve as co-Presidents and co-Chief Executive Officers of Delsener/Slater. The employment agreements will continue until December 31, 2001 unless terminated earlier by the Company for Cause (as defined in the employment agreements) or voluntarily by Messrs. Delsener or Slater.

   After the consummation of the Spin-off or the SFX Merger, Messrs. Delsener and Slater may have the right pursuant to their employment agreements (a) to purchase the outstanding capital stock of Concerts (a subsidiary of the Company holding a significant amount of the assets of the Company) for Fair Market Value (as defined in their employment agreements) or (b) to receive a cash payment equal to 15% of the amount by which the Fair Market Value of Concerts exceeds the fixed payment portion of the cash purchase price of the acquisition of Concerts, plus 20% interest thereon. The senior management of Concerts and SFX Broadcasting have reached an agreement in principle to waive any of the above rights in connection with the Spin-Off, the SFX Merger and related transactions; however, there can be no assurance that the rights will be waived on terms acceptable to SFX Broadcasting and the Company or at all. In addition, although the Company is in the process of negotiating amendments to these agreements, these and certain other rights described in the agreements may continue to apply to transactions after, or unrelated to, the Spin-Off or the SFX Merger.

   Additionally, the Messrs. Delsener's and Slater's employment agreements provide for certain annual bonus arrangements.

   Management believes that no bonuses were earned in 1997 pursuant to such arrangements. However, any bonuses that may accrue to Messrs. Delsener and Slater in the future will not be available for the Company's use to service its debt or for other purposes.

ASSUMPTION OF EMPLOYMENT AGREEMENTS; CERTAIN CHANGE OF CONTROL PAYMENTS

   Pursuant to the terms of the Distribution Agreement, at the time of the consummation of the SFX Merger, the Company will assume all obligations under any employment agreement or arrangement (whether written or oral) between SFX Broadcasting or any of its subsidiaries and any employee of the

Company (including Messrs. Sillerman and Ferrel), other than obligations relating to Messrs. Sillerman's and Ferrel's change of control options and existing rights to indemnification. These assumed obligations include the obligation to pay to Messrs. Sillerman, Ferrel and Benson, after the termination of their employment with SFX Broadcasting, cash payments aggregating approximately $3.3 million, $1.5 million and $0.2 million, respectively. These payments will become due to Messrs. Sillerman, Ferrel and Benson after the termination of their employment with SFX Broadcasting following a change of control of SFX Broadcasting, pursuant to their employment agreements with SFX Broadcasting. In addition, the Company's assumed obligations will include the duty to indemnify Messrs. Sillerman and Ferrel (to the extent permitted by law) for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by SFX Broadcasting in connection with the SFX Merger.


INDEMNIFICATION OF MR. SILLERMAN

   On August 24, 1997, Mr. Sillerman entered into an agreement with SFX Broadcasting, SFX Buyer and SFX Buyer Sub to waive his right to receive indemnification (except to the extent covered by directors' and officers' insurance) from SFX Broadcasting, its subsidiaries, SFX Buyer and SFX Buyer Sub for claims and damages arising out of the SFX Merger and related transactions. It is anticipated that, in any employment agreement with Mr. Sillerman, the Company will agree to indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

POTENTIAL CONFLICTS OF INTEREST


   Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have an aggregate equity interest of approximately 8.8% in Marquee; Mr. Sillerman is the chairman of its board of directors, and Mr. Tytel is one of its directors. The Company anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In addition, the Company could in the future compete with Marquee in the production or promotion of motor sports or other sporting events. These transactions or arrangements will be subject to the approval of the independent committees of the Company and Marquee, except that booking arrangements in the ordinary course of business will be subject to periodic review, but not approval of each particular arrangement.

   TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, provides financial consulting services to Marquee and Triathlon. TSC's services are provided by certain directors, officers and employees of SFX Broadcasting, who are anticipated to become directors, officers and employees of the Company at the time of consummation of the SFX Merger, and who are not separately compensated for their services by TSC. Messrs. Sillerman and Tytel have substantial equity interests in Triathlon. In any transaction, arrangement or competition with Marquee or Triathlon, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of the Company, on the one hand, and their duties as directors of Marquee and their interests in TSC, Marquee and Triathlon, on the other hand. See "--Triathlon Fees."


   Pursuant to the employment agreement entered into between Brian Becker and the Company in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to purchase the Company's then existing motor sports line of business (or, if that line of business has been sold, the Company's then existing theatrical line of business) at its then fair market value. Mr. Becker's option may present a conflict of interest in his role as a director of the Company in evaluating proposals for the acquisition of either line of business. See "Management."

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

   Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary and a Director of the Company, is "of counsel" to the law firm of Baker & McKenzie. Mr. Tytel is also an executive vice president, the general counsel and a director of SFX Broadcasting. Baker & McKenzie serves as counsel to SFX Broadcasting, the Company and certain other affiliates of Mr. Sillerman. Baker & McKenzie compensates Mr. Tytel based, in part, on the fees it receives from providing legal services to SFX Broadcasting, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel.

ARRANGEMENT BETWEEN ROBERT F.X. SILLERMAN AND HOWARD J. TYTEL

   Since 1978, Messrs. Sillerman and Tytel have been jointly involved in numerous business ventures, including SCMC, TSC, MMR, Triathlon, Marquee, SFX Broadcasting and the Company. In consideration for certain services provided by Mr. Tytel in connection with those ventures, Mr. Tytel has received from Mr. Sillerman either a minority equity interest in the businesses (with Mr. Sillerman retaining the right to control the voting and disposition of Mr. Tytel's interest) or cash fees in an amount mutually agreed upon. Although Mr. Tytel has not been compensated directly by SFX Broadcasting (except for ordinary fees paid to him in his capacity as a director), he receives compensation from TSC and SCMC, companies controlled by Mr. Sillerman, as well as from Mr. Sillerman personally, with respect to the services he provides to various entities affiliated with Mr. Sillerman, including SFX Broadcasting. In 1997, these cash fees aggregated approximately $5.0 million, a portion of which were paid from the proceeds of payments made by SFX Broadcasting to Mr. Sillerman or entities controlled by Mr. Sillerman and the proceeds from Mr. Sillerman's exercise for tax purposes of options granted to him by SFX Broadcasting and subsequent sale of the underlying shares. It is anticipated that, in connection with the consummation of the SFX Merger and certain related transactions, Mr. Tytel will receive shares of the Company and cash fees from TSC, SCMC and Mr. Sillerman personally in an amount to be determined in the future. See "--Assumption of Employment Agreements; Certain Change of Control Payments." It is also anticipated that Mr. Tytel will enter into an employment agreement directly with the Company that will be effective at the time of consummation of the SFX Merger. See "--Employment Agreements."

TRIATHLON FEES

   SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005 for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Fees paid by Triathlon for the years ended December 31, 1996 and December 31, 1997 were $3,000,000 and $1,794,000, respectively. These fees will vary (above the minimum annual fee of $500,000) depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the Distribution Agreement, SFX Broadcasting will assign its rights to receive these fees to the Company. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. If Triathlon were acquired by a third party, the agreement might not continue for the remainder of its term.

RELATIONSHIPS AND TRANSACTIONS WITH SFX BROADCASTING

   SFX Broadcasting has guaranteed certain payments in connection with the PACE Acquisition, the Contemporary Acquisition and the Network Acquisition.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of Company Class A Common Stock in the public market after the Spin-Off, or the possibility that these sales may occur, could adversely affect market prices for Company Class A Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

   After the Spin-Off, certain stock grants to officers of the Company and other transactions described below, approximately 18.7 million shares of Company Class A Common Stock and approximately 1.7 million shares of Company Class B Common Stock will be outstanding. See "The Spin-Off" and "Management." Shares distributed in the Spin-Off will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act). Of the shares of Company Class A Common Stock to be issued in conjunction with the Spin-Off, approximately 5,913,713 shares will be issued to affiliates of the Company. These shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144 or pursuant to an effective registration statement filed with the SEC.

   Under Rule 144, as recently amended, shares held by affiliates that are not "restricted securities" may be sold in "brokers' transactions" or to market makers, in a number of shares no larger within any three-month period than the greater of (a) one percent of the number of shares of Company Class A Common Stock then outstanding (approximately 187,000 shares at the time of completion of the Spin-Off, certain stock grants to officers of the Company and other issuances described below) or (b) generally, the average weekly trading volume in the Company Class A Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain requirements pertaining to the availability of current public information concerning the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holder of any prior owner other than an affiliate from whom the shares were purchased), is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As an alternative to sales under Rule 144, shares of Company Class A Common Stock may be sold without any volume limitations pursuant to an effective registration statement filed with the SEC.

   The board of directors of the Company has approved the grant of up to 793,633 shares of Company Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX Broadcasting, whether or not vested. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX Broadcasting's Options and SARs." These shares will be "restricted securities" under Rule 144.

   The aggregate of up to 4,216,680 shares of Company Class A Common Stock issuable in connection with the Recent Acquisitions will be "restricted securities" under Rule 144 of the Securities Act when issued, but the Company has obligations to register all or a portion of these shares with the SEC for resale.


   The Company has adopted a stock option plan providing for the issuance of options to purchase up to 2,000,000 shares of Company Class A Common Stock. The Board has approved the grant of options to purchase an aggregate of approximately 245,000 shares of Company Class A Common Stock under such plan. These options will vest over five years and will have an exercise price of $5.50 per share. The Company anticipates that in the future it will file a registration statement with the SEC to register the shares issuable upon exercise of options granted under the plan. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors."

   The Board also approved the following sales of restricted stock: 500,000 shares of Company Class B Common Stock to Mr. Sillerman, 150,000 shares of Company Class B Common Stock to Mr. Ferrel, 80,000 shares of Company Class A Common Stock to Mr. Tytel and 10,000 shares of Company Class A Common Stock to Mr. Benson. The shares of restricted stock are to be sold to the officers at a purchase price of $2.00 per share. For a period of three years from issuance, the restricted stock may not be transferred and will be subject to forfeiture if an unwaived event of default is called on certain indebtedness, including the Notes and the debt to be incurred under the Credit Facility.

   Furthermore, approximately 1.7 million shares of Company Class B Common Stock will be outstanding after the Spin-Off and anticipated stock grants, which may be converted at any time into shares of Company Class A Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

   At the time of the Spin-Off, the authorized capital stock of the Company will consist of 110,000,000 shares of common stock (comprised of 100,000,000 shares of Company Class A Common Stock and 10,000,000 shares of Company Class B Common Stock), par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. The following descriptions of the common stock and the preferred stock are summaries, and are qualified in their entirety by reference to the detailed provisions of the Company Certificate and the Company By-laws (each of which are filed as exhibits to the Registration Statement). See "Additional Information."

COMMON STOCK

 Shares Outstanding

   As of February 13, 1998, there are issued and outstanding 1,000 shares of Company Class A Common Stock and 1,000 shares of Company Class B Common Stock. All of these shares are validly issued, fully paid and nonassessable.


   After the consummation of the Spin-Off and other issuances described in this Prospectus, it is anticipated that there will be issued and outstanding approximately 18,700,000 shares of Company Class A Common Stock and approximately 1,700,000 shares of Company Class B Common Stock. All of these shares will be validly issued, fully paid and nonassessable.


 Dividends

   Although no dividends are anticipated to be paid on the Company Common Stock in the foreseeable future, holders of common stock are entitled to receive any dividends (payable in cash, stock, or otherwise) that are declared thereon by the Board at any time and from time to time out of funds legally available for that purpose. No dividend may be declared or paid in cash or property on either class of common stock, unless the same dividend is simultaneously declared or paid on the other class of common stock. If dividends are declared that are payable in shares of Company Common Stock, then the stock dividends will be payable at the same rate on each class of common stock and will be payable only in shares of Company Class A Common Stock to holders of Company Class A Common Stock and in shares of Company Class B Common Stock to holders of Company Class B Common Stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among the Company Class A Common Stock and the Company Class B Common Stock.

 Voting Rights

   Holders of Company Class A Common Stock and Company Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Company Class A Common Stock entitled to one vote and each share of Company Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Robert F.X. Sillerman or any of his affiliates and (c) as otherwise provided by law.

   In the election of directors, the holders of shares of Company Class A Common Stock, voting as a separate class, are entitled to elect two sevenths of the Company's directors (each, a "Class A Director"). Any person nominated by the Board for election by the holders of Company Class A Common Stock as a director of the Company must be qualified to be an "Independent Director" (as defined in the Company Certificate). If a Class A Director dies, is removed or resigns before his term expires, then that director's vacancy on the Board may be filled by any person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of Company Class A Common Stock and Company Class B Common Stock, voting as a single class, with each share of Company Class A Common Stock entitled to one vote and each share of Company Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of Company Common Stock are not entitled to cumulative votes in the election of directors. Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A Directors.

   The initial Class A Directors are Messrs. Dugan, Kramer and O'Grady. If the SFX Merger Agreement is terminated, each of these individuals has indicated that he will promptly resign from his position as a director of the Company, and the board of directors of the Company will appoint three different Class A Directors, to serve until the next annual meeting of the stockholders of the Company.

   The holders of the Company Class A Common Stock and Company Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of Company Class A Common Stock and Company Class B Common Stock entitled to one vote.

   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

 Liquidation Rights

   Upon liquidation, dissolution or winding-up of the Company, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of Company Class A Common Stock will be entitled to share ratably with the holders of Company Class B Common Stock all assets available for distribution after payment in full of creditors.

 Conversion

   Each share of Company Class B Common Stock is convertible at any time, at the holder's option, into one share of Company Class A Common Stock. Each share of Company Class B Common Stock converts automatically into one share of Company Class A Common Stock (a) at the time of its sale or transfer to a party not affiliated with the Company or (b) in the case of shares held by Mr. Sillerman or any of his affiliates, at the time of Mr. Sillerman's death.

 Other Provisions

   The holders of Company Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Company Class A Common Stock must be identical to that received by holders of Company Class B Common Stock, except that in any such transaction in which shares of common stock are to be distributed, the distributed shares may differ as to voting rights to the extent that voting rights now differ among the Company Class A Common Stock and the Company Class B Common Stock. The Company may not subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares of either class of Company Common Stock unless the outstanding shares of both classes are proportionately subdivided or combined.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Company Class A Common Stock and the Company Class B Common Stock is Chase Mellon Shareholder Services, L.L.C.

PREFERRED STOCK


   As of March 27, 1998, there are 10 shares of the Company's preferred stock, par value $.01 per share, outstanding and there are 25,000,000 shares of preferred stock authorized. The shares of preferred stock issued and outstanding will convert, upon consummation of the Spin-Off, into 1,402,850 shares of Company Class A Common Stock.


   The Board has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, the voting rights of the holders of Company Common Stock could be diluted by increasing the number of outstanding shares having voting rights, and by creating class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Company Common Stock. Also, the preferred stock could have preferences over the common stock (and other series of preferred stock) with respect to dividend and liquidation rights.

WARRANTS AND OTHER SECURITIES OF SFX BROADCASTING

 IPO Warrants

   MMR, a company previously controlled by Mr. Sillerman, granted the IPO Warrants to the underwriters of its initial public offering in July 1993. When SFX Broadcasting acquired MMR, the IPO Warrants converted into warrants to purchase SFX Broadcasting's Class A common stock. Pursuant to the terms of the IPO Warrants, their holders will be entitled to receive, upon exercise after the Spin-Off Record Date, the number of shares of Company Class A Common Stock that they would be entitled to receive if the IPO Warrants were exercised before the Spin-Off Record Date. As of February 9, 1998, there are outstanding IPO Warrants with the right to purchase an aggregate of 9,858 shares of SFX Broadcasting's Class A common stock at an aggregate price per share of $22.36, which will require the transfer of 9,858 shares of Company Class A Common Stock into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."

 SCMC Warrants


   Prior to April 1996, SCMC, a corporation controlled by Mr. Sillerman, provided advisory services to SFX Broadcasting from time to time with respect to specific transactions. In April 1996, SFX Broadcasting and SCMC agreed to terminate the arrangement pursuant to which SFX Broadcasting compensated SCMC for financial consulting services. Pursuant to the termination agreement, among other things, SFX Broadcasting issued to SCMC the SCMC Warrants to purchase up to 600,000 shares of SFX Broadcasting's Class A common stock at an exercise price, subject to adjustment, of $33.75 per share (the market price at the time of the termination agreement). A committee of SFX Broadcasting's independent directors approved the termination transaction. A nationally-recognized investment banking firm provided to the independent directors its written opinion that, as of the date the termination agreement was entered into, the consideration offered by SFX Broadcasting to SCMC pursuant to the agreement was fair, from a financial point of view, to SFX Broadcasting. The SCMC Warrants were subsequently amended to provide for the receipt of an aggregate of 600,000 shares of Company Class A Common Stock upon exercise. See "Certain Relationships and Related Transactions--Company Common Stock to Be Received in the Spin-Off." As of February 13, 1998, all of the SCMC Warrants remain outstanding, and therefore 600,000 shares of Company Class A Common Stock will be transferred into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."


 Director Deferred Stock Ownership Plan

   SFX Broadcasting has adopted a director deferred stock ownership plan, in which Messrs. Dugan, Kramer and O'Grady are the sole participants. Under this plan, each participant receives an annual fee of $20,000, payable in shares of SFX Broadcasting's Class A common stock to a bookkeeping account maintained for that person. As of the date of this Prospectus, 922 shares of SFX Broadcasting's Class A common stock had been credited to each participant's account. The plan provides that, if there is a change in the capitalization of SFX Broadcasting (such as the Spin-Off), an appropriate adjustment will be made to the number and kind of shares held in the directors' accounts. On January 15, 1998, the committee overseeing the plan determined that the adjustment occasioned by the Spin-Off would consist of the issuance to each participant of one share of Company Class A common stock per share of SFX Broadcasting's Class A common stock held in that participant's account on the Spin-Off Record Date.

                         DESCRIPTION OF INDEBTEDNESS

NOTES

   The following is a summary of the material terms contained in the Indenture. This summary is not complete. It is subject to the terms of the Indenture, which was filed as an exhibit to the Registration Statement. See "Additional Information."


   On February 11, 1998, the Company consummated the private placement of $350.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008. The Notes bear interest at an annual interest rate of 9 1/8%, and interest payments will be due semi-annually, commencing August 1, 1998. The Notes will mature on February 1, 2008. The Notes do not contain any sinking fund provision.


  Ranking

   The Notes are general unsecured obligations of the Company, subordinate in right to all Senior Debt (as defined in the Indenture), whether outstanding on the date of the Indenture or thereafter incurred, of the Company and senior in right of payment to or pari passu with all other indebtedness of the Company. See "Capitalization."

 Subsidiary Guarantees

   The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior subordinated basis by all of its current and future domestic subsidiaries, with certain specified exceptions.

 Optional Redemption

   Except as noted below, the Notes are not redeemable at the Company's option before February 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the applicable redemption date. In addition, at any time prior to February 1, 2001, the Company may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of Notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of the Company. However, at least 65.0% of the original aggregate principal amount of Notes must remain outstanding immediately after each occurrence of redemption.

 Change of Control

   After the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

 Certain Covenants

   The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (a) incur additional Indebtedness (as defined in the Indenture), (b) issue preferred stock, (c) pay dividends, (d) make certain other restricted payments, (e) create certain Liens (as defined in the Indenture), (f) enter into certain transactions with affiliates, (g) sell assets of the Company or its Restricted Subsidiaries (as defined in the Indenture), (h) issue or sell Equity Interests (as defined in the Indenture) of the Company's Restricted Subsidiaries or (i) enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase Notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the Indenture).

 Exchange Offer; Registration Rights

   Pursuant to a registration rights agreement among the Company and the initial purchasers of the Notes, the Company must use its best efforts to file a registration statement with the SEC with respect to an offer to exchange the Notes for a new issue of debt securities registered under the Securities Act, with terms identical in all material respects to those of the Notes. If (a) this exchange offer is not permitted by applicable law or (b) any holder of Transfer Restricted Securities (as defined in the Indenture) notifies the Company that (i) it is prohibited by law or SEC policy from participating in the exchange offer, (ii) it may not resell the new issue of debt securities to be acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the registration statement is not appropriate or available for those resales, or
(iii) it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, then the Company will be required to provide a shelf registration statement to cover resales of the Notes by their holders. If the Company fails to satisfy these registration obligations, it will be required to pay Liquidated Damages to the holders of Notes under certain circumstances.

 Transfer Restrictions

   The Notes have not been registered under the Securities Act, and may not be offered or sold except pursuant to an exemption from (or in a transaction not subject to) the registration requirements of the Securities Act.

CREDIT FACILITY

   The following is a summary of the material terms of the Credit Facility. This summary is not complete. It is subject to, and qualified in its entirety by reference to, the Credit and Guarantee Agreement (the "Credit Agreement"), which has been filed as an exhibit hereto.


   In February of 1998, the Company entered into the Credit Agreement which established a $300.0 million of senior secured credit facilities. The Credit Facility is comprised of (a) the $150.0 million eight-year Term Loan and (b) the $150.0 million seven-year reducing Revolver. Borrowings under the Credit Facility are secured by substantially all the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries, and are guaranteed by substantially all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million pursuant to the Term Loan in connection with the Recent Acquisitions. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or the Term Loan by $50.0 million.


 General

   The Credit Facility provides for borrowings in a principal amount of up to $300.0 million, subject to certain covenants and conditions. Borrowings under the Credit Facility may be used by the Company to finance Permitted Acquisitions (as defined in the Credit Agreement), for working capital and for general corporate purposes. Up to $20.0 million of the Revolver will be available for the issuance of standby letters of credit. Each Permitted Acquisition must be in the same line of business (or other business incidental or related thereto) as the Company and must have the prior written consent of the Required Lenders (as defined in the Credit Agreement) if the cost of the Permitted Acquisition exceeds $50.0 million.

 Interest Rates; Fees

   Loans outstanding under the Credit Facility will bear interest, at the Company's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined below). The Company will pay an annual commitment fee on unused availability under the Revolver of 0.50% if the Company's Total Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if that ratio is less than 4.0 to 1.0. The Company will also pay an annual letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect.

 Mandatory Prepayments and Commitment Reductions

   Commitments to lend under the Revolver will be reduced in equal quarterly installments commencing March 31, 2000 in annual percentages of the borrowings under the Revolver as of December 31, 1999 according to the following schedule: by 10.0% in 2000; by 15.0% in 2001; by 20.0% in 2002; by 25.0% in 2003; by 25.0% in 2004; and by the remaining 5.0% upon final maturity. The Term Loan will be reduced by $1.0 million per year until final maturity, at which point the remaining balance will be due and payable. Amounts outstanding under the Credit Facility will be subject to, among others, the following mandatory prepayments, which will also permanently reduce commitments: (a) 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the Credit Agreement), subject to standard reinvestment provisions; (b) 50.0% of Excess Cash Flow (as defined in the Credit Agreement), calculated for each fiscal year beginning with the year ending December 31, 2000; and (c) 50.0% of net proceeds of any equity issuance, to the extent that the Total Leverage Ratio is greater than or equal to 5.0 to 1.0.

 Collateral and Guarantees

   Each of the Company's present and future direct and indirect domestic subsidiaries (the "Senior Guarantors") must provide guarantees under the Credit Facility. In order to secure its obligations under the Credit Facility, the Company and each of the Senior Guarantors must also grant to the lenders a continuing security interest in all of their tangible assets (subject to certain non-material exceptions), all of the capital stock of each Senior Guarantor and not less than 66 2/3% of the capital stock of the Company's present and future direct and indirect foreign subsidiaries.

   The Credit Facility contains various covenants that, subject to certain specified exceptions, restrict the Company's and its subsidiaries' ability to:

   o  incur additional indebtedness and other obligations;

   o  grant liens;

   o  consummate mergers, acquisitions, investments and asset dispositions;

   o  declare or pay Restricted Payments (as defined in the Credit
      Agreement);

   o declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness;

   o amend certain agreements, including the Company's organizational documents, the Notes and the Indenture;

   o  make acquisitions and dispositions;

   o  engage in transactions with affiliates;

   o  engage in sale and leaseback transactions; and

   o  change lines of business.

The Credit Facility also includes covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the Credit Facility requires the Company to maintain compliance with certain specified financial covenants relating to:

   o a maximum ratio (the "Total Leverage Ratio") of (a) all outstanding amounts under the Credit Facility and any other borrowed money and similar type indebtedness (including capital lease obligations) of the Company and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to (b) for the most recently completed four fiscal quarters, (i) revenues less
      (ii) expenses (excluding depreciation, amortization other than capitalized pre-production costs, interest expense and income tax expense), plus (iii) non-recurring expense items or non-cash expense items mutually agreed upon by the Company and the Required Lenders, plus (iv) the lesser of (A) the equity income from Unconsolidated Investments (as defined in the Credit Agreement) and (B) cash dividends and other cash distributions from Unconsolidated Investments (however, the total amount determined under this clause (iv) will not exceed 10.0% of Operating Cash Flow before overhead) (the amount referred to in this clause (b), "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period (with adjustment, "Adjusted Operating Cash Flow");

   o a maximum ratio (the "Senior Leverage Ratio") of (a) Total Debt less the principal amount outstanding under the Notes to, less cash and cash equivalents in excess of $5.0 million, to (b) Operating Cash Flow;

   o a minimum ratio (the "Pro Forma Interest Expense Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period;

   o a minimum ratio (the "Debt Service Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of (i) the sum of all interest expense and commitment fees calculated for the four fiscal quarters following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period and (ii) the scheduled current maturities of Total Debt and current commitment reductions with respect to the Revolver, each measured for the four fiscal quarters immediately succeeding the date of determination; and

   o a minimum ratio (the "Fixed Charges Ratio") of (a) the sum of Operating Cash Flow to (b) the sum of, for the four most recently completed fiscal quarters, the following paid during that period: (i) Interest Expense (as defined in the Credit Agreement) plus the scheduled maturities of Total Debt and current commitment reductions with respect to the Revolver, (ii) cash income taxes, (iii) capital expenditures (excluding certain special capital expenditures to be mutually agreed upon) and (iv) Unconsolidated Investments (as defined in the Credit Agreement).

   The Total Leverage Ratio may not at any time exceed (a) 6.75x from the Credit Facility Closing Date to September 29, 1998, (b) 6.50x from September 30, 1998 to December 30, 1998, (c) 6.25x from December 31, 1998 to June 29,
1999, (d) 5.75x from June 30, 1999 to December 30, 1999, (e) 5.25x from
December 31, 1999 to December 30, 2000, (f) 4.50x from December 31, 2000 to December 30, 2001 and (g) 3.75x on December 31, 2001 and thereafter.

   The Senior Leverage Ratio may not at any time exceed (a) 3.50x from the Credit Facility Closing Date to September 29, 1998, (b) 3.25x from September 30, 1998 to December 30, 1999, (c) 3.00x from December 31, 1999 to December 30, 2000 and (d) 2.50x on December 31, 2000 and thereafter.

   The Pro Forma Interest Expense Ratio may not at the end of any fiscal quarter be less than (a) 1.50x from the Credit Facility Closing Date to December 31, 1998 and (b) 2.00x on January 1, 1999 and thereafter.

   The Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than (a) 1.25x from the Credit Facility Closing Date to December 31, 1998 and
(b) 1.50x on January 1, 1999 and thereafter.

   The Fixed Charges Ratio may not at any quarter end be less than 1.05x.

   The Credit Facility will also prohibit prepayment of any subordinated notes, including the Notes.

 Events of Default

   The Credit Facility contains customary events of default, including payment defaults, the occurrence of a Change of Control (as defined in the Credit Agreement), the invalidity of guarantees or security documents under the Credit Facility, any Material Adverse Change (as defined in the Credit Agreement), breach of any representation or warranty under the Credit Facility and any cross-default to other indebtedness of the Company and its subsidiaries. The occurrence of any event of default could result in termination of the commitments to extend credit under the Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on the Company.

OTHER DEBT


   In addition, the Company also has approximately $16.2 million of long-term debt outstanding, which was incurred primarily in connection with the 1997 Acquisitions. See Note 5 to the Notes to the Consolidated Financial Statements of the Company. The Company also assumed $18.7 million of debt in connection with the Recent Acquisitions.

                            ADDITIONAL INFORMATION

   The Company is a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the Company Common Stock described in this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and its common stock offered hereby, reference is hereby made to the Registration Statement (No. 333-43287) and its exhibits, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite
1400), Chicago, Illinois 60661. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; in each instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by this reference.

   In addition, SFX Broadcasting is a reporting company under the Exchange Act and therefore files reports, proxy statements and other materials with the SEC. SFX Broadcasting's reports, proxy statements and other filed materials are available as discussed above for the Company.

                                LEGAL MATTERS

   The validity of the shares of Company Common Stock to be issued in connection with the Spin-Off will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, who is an executive officer and director of and is anticipated after the Spin-Off to have an equity interest in the Company, and who has an equity interest in SFX Broadcasting, TSC and SCMC and is an executive officer and director of those entities, is Of Counsel to Baker & McKenzie. See "Management," "Principal Stockholders of the Company" and "Certain Relationships and Related Transactions."

                                   EXPERTS


   The consolidated financial statements of the Company as of December 31, 1997, and for the year ended December 31, 1997; the consolidated financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) as of December 31, 1996, and for the years ended December 31, 1995 and 1996; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September 30, 1996 and 1995; the combined financial statements of Contemporary Group as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997; the combined financial statements of SJS Entertainment Corporation as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997; the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September 30, 1996 and 1997, and for the years ended September 30, 1996 and 1997; the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998; and for the years ended January 31, 1996, 1997 and 1998; and the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and for the year ended December 31, 1997, included in the Prospectus and Registration Statement of the Company have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

   Arthur Andersen LLP, independent public accountants, audited the following financial statements (as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement), each appearing in this Prospectus and the Registration Statement: the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996; the combined financial statements of Deer

Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997; the consolidated financial statements of Pavilion Partners as of September 30, 1997, and for the year ended September 30, 1997; the financial statements of Riverport Performing Arts Centre, Joint Venture as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, which are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Pavilion Partners for the year ended October 31, 1995, for the eleven months ended September 30, 1996 and as of September 30, 1996 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


   The Board expects to appoint Ernst & Young LLP as the Company's independent auditors to audit the Company's financial statements.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                PAGE
                                                                                             ---------
SFX ENTERTAINMENT, INC.
 Reports of Independent Auditors............................................................     F-4
 Consolidated Balance Sheets as of December 31, 1997 and 1996 (Predecessor)  ...............     F-6
 Consolidated Statements of Operations for the years ended December 31, 1997, 1996
  (Predecessor) and 1995 (Predecessor) .....................................................     F-7
 Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996
  (Predecessor) and 1995 (Predecessor) .....................................................     F-8
 Notes to Consolidated Financial Statements.................................................     F-9
CONNECTICUT PERFORMING ARTS, INC. AND CONNECTICUT PERFORMING ARTS PARTNERS
 Report of Independent Public Accountants...................................................    F-23
 Combined Balance Sheets as of December 31, 1995 and 1996...................................    F-24
 Combined Statements of Operations for the years ended December 31, 1995
  and 1996..................................................................................    F-25
 Combined Statements of Shareholders' and Partners' Equity (Deficit) for the years ended
  December 31, 1995 and 1996................................................................    F-26
 Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996  .........    F-27
 Notes to Combined Financial Statements.....................................................    F-28
DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
 Report of Independent Public Accountants ..................................................    F-36
 Combined Balance Sheets as of December 31, 1995 and 1996...................................    F-37
 Combined Statements of Operations and Partners' Equity (Deficit) for the years ended
  December 31, 1995 and 1996................................................................    F-39
 Combined Statements of Cash Flows for the years ended December 31, 1995
  and 1996..................................................................................    F-40
 Notes to Combined Financial Statements.....................................................    F-41
PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
 Report of Independent Public Accountants ..................................................    F-47
 Report of Independent Auditors.............................................................    F-48
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
  (unaudited) ..............................................................................    F-49
 Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and
  1997 and the three months ended December 31, 1996 and 1997 (unaudited) ...................    F-50
 Consolidated Statements of Shareholders' Equity for the years ended September 30, 1995,
  1996 and 1997 and the three months ended December 31, 1997 (unaudited) ...................    F-51
 Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
  1997 and the three months ended December 31, 1996 and 1997 (unaudited) ...................    F-52
 Notes to Consolidated Financial Statements.................................................    F-53
PAVILION PARTNERS
 Report of Independent Public Accountants ..................................................    F-67
 Report of Independent Accountants .........................................................    F-68
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
  (unaudited) ..............................................................................    F-69

                               F-1

                                                                                                PAGE
                                                                                             ---------
 Consolidated Statements of Income for the year ended October 31, 1995, eleven months ended
  September 30, 1996, the year ended September 30, 1997 and the three months ended December
  31, 1996 and 1997 (unaudited) ............................................................    F-70
 Consolidated Statements of Partners' Capital for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three months
  ended December 31, 1997 (unaudited) ......................................................    F-71
 Consolidated Statements of Cash Flows for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three months ended
  December 31, 1996 and 1997 (unaudited) ...................................................    F-72
 Notes to Consolidated Financial Statements ................................................    F-73
CONTEMPORARY GROUP
 Report of Independent Auditors ............................................................    F-82
 Combined Balance Sheets as of December 31, 1996 and 1997 ..................................    F-83
 Combined Statements of Operations for the years ended December 31, 1996 and 1997  .........    F-84
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997  .........    F-85
 Combined Statements of Stockholders' Equity for the years ended December 31, 1996 and 1997     F-86
 Notes to Combined Financial Statements ....................................................    F-87
RIVERPORT PERFORMING ART CENTRE, JOINT VENTURE
 Report of Independent Public Accountants ..................................................    F-91
 Balance Sheets as of December 31, 1997 and 1996 ...........................................    F-92
 Statements of Income and Changes in Partners' Equity for the years ended December 31, 1997
  and 1996 .................................................................................    F-93
 Statements of Cash Flows for the years ended December 31, 1997 and 1996  ..................    F-94
 Notes to Financial Statements .............................................................    F-95
SJS ENTERTAINMENT CORPORATION
 Report of Independent Auditors ............................................................    F-98
 Combined Balance Sheets as of December 31, 1996 and 1997 ..................................    F-99
 Combined Statements of Operations and Retained Earnings for the years ended December 31,
  1996 and 1997 ............................................................................   F-100
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997  .........   F-101
 Notes to Combined Financial Statements ....................................................   F-102
THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   F-106
 Combined Balance Sheets as of September 30, 1996 and 1997 .................................   F-107
 Combined Balance Sheet as of December 31, 1997 (unaudited) ................................   F-108
 Combined Statements of Operations and Stockholders' Deficit for the years ended September
  30, 1996 and 1997 ........................................................................   F-109
 Combined Statements of Operations and Stockholders' Deficit for the three months ended
  December 31, 1997 (unaudited) ............................................................   F-110
 Combined Statements of Cash Flows for the years ended September 30, 1996 and 1997 .........   F-111
 Combined Statements of Cash Flows for the three months ended December 31, 1997 (unaudited)    F-112
 Notes to Combined Financial Statements ....................................................   F-113

                               F-2

                                                                                                PAGE
                                                                                             ---------
BG PRESENTS, INC. AND SUBSIDIARIES
 Report of Independent Auditors ............................................................   F-117
 Consolidated Balance Sheets as of January 31, 1997 and 1998 ...............................   F-118
 Consolidated Statements of Operations for the years ended January 31, 1996, 1997 and 1998     F-119
 Consolidated Statements of Cash Flows for the years ended January 31, 1996, 1997 and 1998     F-120
 Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996, 1997
  and 1998 .................................................................................   F-121
 Notes to Consolidated Financial Statements ................................................   F-122
CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   F-128
 Combined Balance Sheet as of December 31, 1997 ............................................   F-129
 Combined Statement of Operations for the year ended December 31, 1997 .....................   F-130
 Combined Statement of Cash Flows for the year ended December 31, 1997 .....................   F-131
 Combined Statements of Stockholders' Equity for the year ended
  December 31, 1997 ........................................................................   F-132
 Notes to Combined Financial Statements ....................................................   F-133

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
SFX Entertainment, Inc.

   We have audited the accompanying consolidated balance sheet of SFX Entertainment, Inc. as of December 31, 1997, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
March 5, 1998

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Delsener/Slater Enterprises, Ltd.

   We have audited the accompanying consolidated balance sheet of Delsener/Slater Enterprises, Ltd. and Affiliated Companies as of December 31, 1996, and the related consolidated statements of operations and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delsener/Slater Enterprises, Ltd. and Affiliated Companies. at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

New York, New York
October 2, 1997

                            SFX ENTERTAINMENT, INC.
                         CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                                DECEMBER 31,
                                                                          -------------------------
                                                                                       PREDECESSOR
                                                                             1997         1996
                                                                          ---------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................  $  5,979      $5,253
 Accounts receivable ....................................................     3,831         159
 Prepaid expenses and other current assets ..............................     1,410         779
                                                                           --------    --------
Total current assets ....................................................    11,220       6,191
Property and equipment, net .............................................    59,685       2,231
Deferred acquisition costs ..............................................     6,213          --
Goodwill, net ...........................................................    60,306          --
Investment in unconsolidated subsidiaries ...............................       937         458
Note receivable from employee ...........................................       900          --
Other assets ............................................................     7,681          --
                                                                           --------    --------
Total assets ............................................................  $146,942      $8,880
                                                                           ========    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable and accrued expenses...................................  $  2,715      $6,078
 Deferred revenue .......................................................     3,603          18
 Income taxes payable ...................................................     1,707          --
 Due to stockholder .....................................................        --       1,877
 Due to SFX Broadcasting ................................................    11,539          --
 Current portion of long-term debt ......................................       923          --
 Current portion of deferred purchase consideration .....................     1,950          --
                                                                           --------    --------
Total current liabilities ...............................................    22,437       7,973
Long-term debt, less current portion ....................................    15,255          --
Deferred purchase consideration, less current portion ...................     4,289          --
Deferred income taxes ...................................................     2,817          --
Commitment and contingencies ............................................
Shareholder's equity:
Capital to be contributed by SFX Broadcasting ...........................    98,330          --
Preferred Stock, $.01 par value, 1,000 shares authorized, none issued
 and outstanding ........................................................        --          --
Class A common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................        --          --
Class B common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................        --          --
Combined stockholder's equity--predecessor ..............................        --         907
Retained earnings .......................................................     3,814          --
                                                                           --------    --------
Total shareholder's equity ..............................................   102,144         907
                                                                           --------    --------
Total Liabilities and shareholder's Equity ..............................  $146,942      $8,880
                                                                           ========    ========



                           See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)



                                                                YEAR ENDED DECEMBER 31,
                                                                    PREDECESSOR   PREDECESSOR
                                                           1997        1996           1995
                                                         --------  -----------  -------------
Concert revenue........................................  $96,144      $50,362       $47,566
OPERATING EXPENSES:
 Cost of concerts .....................................   83,417       50,686        47,178
 Depreciation and amortization ........................    5,431          747           750
 Corporate expenses, net of Triathlon fees of $1,794
 in  1997 .............................................    2,206           --            --
                                                         --------  -----------  -------------
                                                          91,054       51,433        47,928
                                                         --------  -----------  -------------
Income (loss) from operations .........................    5,090       (1,071)         (362)
Investment income .....................................      295          198           178
Interest expense ......................................   (1,590)         (60)         (144)
Equity in pretax income of unconsolidated subsidiaries       509          524           488
                                                         --------  -----------  -------------
Income (loss) before provision for income taxes  ......    4,304         (409)          160
Provision for income taxes ............................      490          106            13
                                                         --------  -----------  -------------
Net income (loss)......................................  $ 3,814      $  (515)      $   147
                                                         ========  ===========  =============



                           See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                                    PREDECESSOR   PREDECESSOR
                                                          1997         1996           1995
                                                       ---------- -------------  -------------
OPERATING ACTIVITIES:
Net income (loss) ....................................  $  3,814      $  (515)      $   147
Adjustment to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation of property and equipment ..............     2,686          746           750
 Amortization of goodwill.............................     2,745           --            --
 Equity in pretax income of unconsolidated
  subsidiaries, net of distributions received ........      (479)          16             2
  Deferred income taxes...............................      (427)          --            --
 Changes in operating assets and liabilities, net of
  amounts acquired:
  Accounts receivable.................................      (923)        (159)          384
  Prepaid expenses and other current assets ..........       419         (649)          374
  Other assets........................................      (275)          --            --
  Accounts payable and accrued expenses...............      (325)       4,759        (1,326)
  Income taxes payable................................       917           --            --
  Deferred revenue....................................    (7,147)          16          (784)
                                                       ---------- -------------  -------------
Net cash provided by (used in) operating activities  .     1,005        4,214          (453)
INVESTING ACTIVITIES:
 Purchase of concert promotion businesses, net of
  cash acquired ......................................   (71,213)          --            --
 Investment in GSAC Partnership ......................        --         (435)           --
 Purchase of property and equipment ..................    (2,083)          --            --
                                                       ---------- -------------  -------------
Net cash used in investing activities ................   (73,296)        (435)           --
                                                       ---------- -------------  -------------
FINANCING ACTIVITIES:
 Capital to be contributed by SFX Broadcasting  ......    79,093           --            --
 Payment of debt .....................................      (823)          --            --
 Proceeds from issuance of common stock and capital
  contributions ......................................        --          152            --
 Loan from stockholder ...............................        --           47            --
 Distributions paid ..................................        --       (1,630)         (216)
                                                       ---------- -------------  -------------
Net cash provided by (used in) financing activities  .    78,270       (1,431)         (216)
Net increase in cash and cash equivalents ............     5,979        2,348          (669)
Cash and cash equivalents at beginning of period  ....        --        2,905         3,574
                                                       ---------- -------------  -------------
Cash and cash equivalents at end of period  ..........  $  5,979      $ 5,253       $ 2,905
                                                       ========== =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ...............................  $  1,504      $    60       $   144
                                                       ==========  =============  =============
Cash paid for income taxes ...........................  $     --      $   106       $    13
                                                       ==========  =============  =============



SUPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note
   1).

o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 1).

o The balance sheet includes certain assets and liabilities which have been or will be contributed by SFX Broadcasting to the Company prior to the Spin-Off.

                          See accompanying notes.

                           SFX ENTERTAINMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

   SFX Entertainment, Inc. ("SFX" or the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations. During 1997, the Company made several acquisitions as described below. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and Affiliated Companies ("Delsener/Slater" or the "Predecessor") in January 1997, and Delsener/Slater is considered the Company's predecessor for financial reporting purposes.

 Delsener/Slater

   In January 1997, SFX Broadcasting acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.

 Meadows


   In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.


   The Company may assume the obligation to exercise an option held by SFX Broadcasting to repurchase 250,838 shares of SFX Broadcasting's Class A Common Stock for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). This option was granted in connection with the acquisition of the Meadows Music Theater. If the option were exercised by SFX Broadcasting, the exercise would result in a reduction of Working Capital as defined in the Spin-Off (see below) by approximately $8.3 million. If the option were not exercised, Working Capital would decrease by approximately $10.5 million.

  Sunshine Promotions


   In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related Companies ("Sunshine Promotions"), one of the largest concert promoters in the Midwest, for $53,900,000 in cash, of which $2,000,000 is payable over five years, 62,792 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 of debt. The shares of stock to be issued in the future are classified as deferred purchase consideration on the balance sheet. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre (the "Murat"), a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. Pursuant to the Broadcasting Merger Agreement, the Company is responsible for the payments owing under the Sunshine note, which by its terms accelerates upon the change in control of SFX Broadcasting resulting from the consummation of the Broadcasting Merger.

   The Delsener/Slater, Meadows, and Sunshine Promotions acquisitions are collectively referred to herein as the "Completed Acquisitions." The cash portion of the Completed Acquisitions were financed

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting. The purchase prices have been preliminarily allocated to the assets acquired and are subject to change.


   The accompanying consolidated financial statements as of December 31, 1997 include the accounts of Delsener/Slater, Sunshine Promotions, the Meadows, and certain assets and liabilities which have been or will be contributed by SFX Broadcasting to the Company prior to the Spin-Off (as defined herein) under the terms of the Broadcasting Merger (as defined herein) Agreement. Operating results for the Completed Acquisitions are included herein from their respective acquisition dates. Operating results associated with the assets and liabilities to be contributed are included herein. SFX Broadcasting provides various administrative services to the Company. It is SFX Broadcasting's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this method of allocation is reasonable and allocated expenses approximate what the Company would have incurred on a stand-alone basis. Intercompany transactions and balances among these companies have been eliminated in consolidation.

   The following unaudited pro forma summary represents the consolidated results for the years ended December 31, 1997 and 1996 as if the Completed Acquisitions had occurred at the beginning of such year after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future (in thousands).



                           PRO FORMA
                          (UNAUDITED)
                  YEAR ENDED        YEAR ENDED
              DECEMBER 31, 1997  DECEMBER 31, 1996
              ----------------- -----------------
Revenues.....      $110,387          $104,784
Net income ..      $    734          $  2,668



 Pending Spin-Off

   In August 1997, SFX Broadcasting agreed to the merger (the "Broadcasting Merger Agreement") among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off is subject to certain conditions, including, among others: (i) the satisfaction of the Board of Directors of SFX Broadcasting that SFX Broadcasting's surplus would be sufficient to permit the Spin-Off under Delaware law, (ii) the acceptance for listing or trading of the Class A Common Stock of the Company, subject to official notice of issuance, on the American Stock Exchange or Nasdaq Stock Market, (iii) receipt of all necessary third party consents to the Spin-Off, and (iv) receipt of necessary SFX Broadcasting stockholder approvals. On March 26, 1998, the Company's stockholders approved the Spin-off.


   At or prior to the Spin-Off, pursuant to the terms of the Spin-Off, SFX Broadcasting will contribute to the Company all of its concert and other live entertainment assets along with an allocation of working capital in an amount estimated by management of SFX Broadcasting to be consistent with the proper operation of SFX Broadcasting, and the Company will assume all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5,000,000 as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, SFX Broadcasting will contribute its positive Working Capital (as defined in the Broadcasting Merger Agreement) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of December 31, 1997, SFX Broadcasting had advanced approximately $11,539,000 to the Company for use in connection with certain

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


acquisitions and capital expenditures. This obligation and other costs subsequently incurred in connection with the Spin-Off were reimbursed in February 1998 with the proceeds from the Senior Subordinated Notes (see Note
2). SFX Broadcasting may advance additional amounts to the Company prior to the consummation of the Spin-Off.

   Prior to the Spin-Off, SFX Broadcasting and the Company will enter into a tax sharing agreement. Under the tax sharing agreement, the Company will agree to pay to SFX Broadcasting the amount of the tax liability of SFX Broadcasting and the Company combined, to the extent properly attributable to the Company for the period up to and including the Spin-Off, and will indemnify SFX Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Broadcasting, in turn, will indemnify the Company for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX Broadcasting during the period prior to and including the Spin-Off. The Company also will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off, including any income taxes but only to the extent that the income taxes result from the gain on the distribution that exceeds the net operating losses of SFX Broadcasting and the Company available to offset such gain including net operating losses generated in the current year prior to the Spin-Off.

   The actual amount of the gain will be based on the excess of the value of the Company's Common Stock on the date of the Spin-Off over the tax basis of that stock. The Company believes that the value of the Company's Common Stock for tax purposes will be determined by no later than the first trading day following the date on which the Company's Common Stock is distributed in the Spin-Off. Increases or decreases in the value of the Company's Common Stock subsequent to such date will not effect the tax liability. If the Company's Common Stock had a value of approximately $15 per share at the time of the Spin-Off, management believes that no material indemnification payment would be required. Such indemnification obligation would be approximately $4.0 million at $16 per share and would increase by approximately $7.7 million for each $1.00 increase above the per share valuation of $16. If the Company's Common Stock was valued at $24 1/2 per share, (the last sales price of the Company's Class A Common Stock (trading on a when-issued basis) on the over the counter market on March 27, 1998), management estimates that the Company would have been required to pay approximately $70.0 million pursuant to such indemnification obligation. The Company expects that such indemnity payment will be due on or about June 15, 1998.

2. RECENT ACQUISITIONS AND FINANCING

   On February 11, 1998, SFX completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

   On February 26, 1998 the Company executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Loans outstanding under the Credit Facility bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company, including a pledge of the outstanding stock of

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

substantially all of its subsidiaries and guaranteed by all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million under the Term Loan. Together with the proceeds from the Notes, the proceeds from the Term Loan were used to finance the Recent Acquisitions (as defined below.)

   On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80,300,000 (including the repayment of $12,000,000 in BGP debt and the issuance upon the Spin-Off of 562,640 shares of common stock of the Company valued by the parties at $7,500,000). The sellers of BGP provided net working capital (as defined in the acquisition agreement) at the closing in an amount equal to or greater than long-term debt.

   On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what the Company believes to be the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $150,100,000 (including issuance upon the Spin-Off of 1,500,000 shares of the Company's common stock valued by the parties at $20,000,000 and assumption of approximately $20,600,000 of debt). Under the terms of the agreement, additional cash consideration would be required if the deemed value of the Company's common stock was less than $13.33 per share as a result of changes in the consummation of acquisitions. In related transactions, the Company acquired, for total consideration of $90,600,000 comprised of $41,400,000 in cash, the repayment of approximately $43,100,000 of debt and the assumption of approximately $6,100,000 of debt related to a capital lease, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

   The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.


   Under the terms of an employment agreement to be entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for the fair value.


   On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,400,000 comprised of $72,800,000 in cash, a payment for working capital of approximately $9,900,000 and the issuance upon the Spin-Off of 1,402,850 shares of common stock of the Company valued by the parties at $18,700,000. (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding any such shares that is equal to the product of (i) the

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by
(ii) the number of shares of Class A Common Stock of the Company received by such individual in the Contemporary Acquisition and owned as of such anniversary date.


   On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66,800,000 comprised of $52,000,000 in cash, a payment for working capital of approximately $1,800,000, reimbursed sellers costs of $500,000, the purchase of an office building and property for $2,500,000 and the issuance upon the Spin-Off of 750,188 shares of common stock of the Company valued by the parties at $10,000,000. The $2,500,000 purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1,800,000. The Company is also obligated to pay the sellers an additional payment in common stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14,000,000. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of the Network 40, Inc.

   On March 4, 1998, the Company acquired Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total cash consideration of approximately $16,900,000, which includes a $300,000 payment for working capital.


   The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the BGP Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "Recent Acquisitions."


   Each of the Recent Acquisition agreements other than Concert/Southern provide that, should the Spin-Off not occur prior to July 1, 1998, the sellers may require the Company to repurchase the shares of the Company's common stock issued to the sellers for $13.33 each.

3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Cash and Cash Equivalents


   The Company considers all investments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1997 is $1,235,000 of cash which has been deposited in a separate account and will be used to fund committed capital expenditures at PNC Bank Arts Center.

PROPERTY AND EQUIPMENT


   Land, buildings and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:


 Buildings and improvements  ....7-40 years
 Furniture and equipment ........ 5-7 years


   Leasehold improvements represent the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Goodwill

   Goodwill represents the excess of the purchase price over the fair market value of the assets purchased in the Completed Acquisitions and is net of accumulated amortization of $2,745,000. Goodwill is being amortized using the straight-line method over 15 years. Management reviews the carrying value of goodwill against anticipated cash flows on a non-discounted basis to determine whether the carrying amount will be recoverable.

 Other Assets

   Other assets includes $4,928,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting, marketing and administrative services provided by the Company to Triathlon. Under the terms of the agreement, the Company has agreed to provide consulting and marketing services to Triathlon for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees to be earned in respect of transactional investment banking services. These fees, which are recorded as a reduction of corporate, general and administrative expenses, will fluctuate based upon the level of acquisition and financing activity of Triathlon. The cost of acquiring the fees is being amortized over the term of the agreement which expires on June 1, 2005. Triathlon has announced its intention to enhance shareholder value through a sale. The Company's management believes that the capitalized cost of acquiring the right to receive fees from Triathlon is recoverable.

 Revenue Recognition

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred revenue until the event occurs.

 Risks and Uncertainties

   Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management believes that no allowance for doubtful accounts is required at December 31, 1996 or 1997.

   The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition. The Company intends to seek a waiver.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Advertising Costs

   Advertising costs are expensed as incurred and approximated $7,109,000, $4,896,000 and $2,687,000 in 1997, 1996, and 1995, respectively.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities.

   The Company calculates its tax provision on a separate company basis.

 Reclassification

   Certain amounts in 1995 and 1996 have been reclassified to conform to the 1997 presentation.

4. CONNECTICUT DEVELOPMENT AUTHORITY ASSISTANCE AGREEMENT

   On September 12, 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Meadows whereby the CDA provided grant funds for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds ("GFO Bonds"). The Meadows received bond proceeds of $8,863,000. Pursuant to such agreement, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual service under the GFO Bonds. An operating shortfall has not existed since the inception of the CDA. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual service requirements, including interest, on the GFO Bonds for each of the next five years and thereafter are as follows (in thousands):



 1998.......... $    739
 1999 .........      737
 2000 .........      739
 2001 .........      740
 2002 .........      741
Thereafter  ...   16,399
                --------
                 $20,095
                ========



   The assistance agreement requires an annual Meadows attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual Meadows attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note 5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the beginning of the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 5. LONG-TERM DEBT

   The Predecessor did not have any long-term debt as of December 31, 1996. As of December 31, 1997, the company's long-term debt, which is recorded at present value, consisted of the following (in thousands):



 Meadows CDA Mortgage Loan........... $ 7,411
Meadows Concession Agreement Loans      5,872
Meadows CDA Construction Loan  .....      700
Murat notes payable ................      790
Meadows note payable ...............      694
Polaris note payable ...............      221
Capital lease obligations ..........      490
                                      -------
                                       16,178
Less current portion................      923
                                      -------
                                      $15,255
                                      =======



 Meadows CDA Mortgage Loan

   On September 12, 1994, the CDA entered into a construction mortgage loan agreement for $7,685,000 with the Meadows. The purpose of the loan was to finance a portion of the construction and development of the Meadows. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019.

   The loan is collateralized by a lien on the Meadows' assets. The loan is secured by an irrevocable standby letter of credit issued by the Company in the amount of $785,000.

 Meadows Concession Agreement Loans

   In connection with the Meadows' concession agreement, the concessionaire loaned the Meadows $4,500,000 in 1995 to facilitate the construction of the amphitheater. Principal and interest at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly concession commission payment. As of December 31, 1997, the outstanding balance was $4,343,000.

   During 1995, the concessionaire loaned the Meadows an additional $1,000,000. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly concession commission payment through December 20, 2002. As of December 31, 1997, the outstanding balance was $679,000.

   The concession agreement also required the Company to supply certain equipment to the concessionaire at the Company's expense. The cost of the equipment purchased by the concessionaire was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185. However, the Company is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1997, the outstanding balance was $850,000.

 Meadows CDA Construction Loan


   In March 1997, the Meadows entered into a $1,500,000 loan agreement with the CDA of which $1,000,000 was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition,

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


the Meadows is required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13,000,000 on or before the March 1 following each calendar year commencing March 1, 1998. In 1997, gross revenues did not exceed the defined threshold and thus no principal payment was made on March 1, 1998.

 Murat Notes Payable

   The Company has two loans payable to the Massachusetts Avenue Community Development Corporation (MAC), an $800,000 non-interest bearing note and a $1,000,000 note. Principal payments on the non-interest bearing note are the lesser of $0.15 per Murat ticket sold during fiscal year or remaining net cash flow, as defined. Interest on the other note is calculated annually and is equal to the lesser of (1) $0.10 per Murat ticket sold during the fiscal year, (2) prime plus 1% or (3) remaining net cash flow, as defined. Interest and principal on the $1,000,000 note is payable at the lesser of $0.10 per Murat ticket sold during fiscal year or remaining net cash flow, as defined.

   Provisions of the $800,000 note payable requires the Murat to continue making payments after the principal has been paid down equal to the lesser of $0.15 per Murat ticket sold during the fiscal year or remaining cash flow. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the theatre.

 Meadows Note Payable

   Under the terms of a Meadows ticket and sales agreement, a vendor loaned the Company $824,500 and pays the Company an annual fee of $140,000 for nine years commencing in March 1996. Proceeds from the annual fee are used by the Company to make the annual principal and interest payments.

 Polaris Note Payable

   In 1994, a concessionaire advanced Sunshine Promotions $500,000 to be used in the construction of the Polaris Amphitheater. The advance is interest free and is payable in annual installments of $25,000 beginning in 1994 for a period of 20 years.

 Capital Lease Obligations

   The Company has entered into various equipment leases. Interest on the leases range from 6.5% to 18.67%.

   Principal maturities of the long-term debt, notes payable and capital lease obligations over the next five years as of December 31, 1997 are as follows (in thousands):



           LONG-TERM DEBT
                AND          CAPITAL LEASE
           NOTES PAYABLE      OBLIGATIONS
           -------------- ---------------
1998....        $756             $167
1999 ...         782              157
2000 ...         611              113
2001 ...         541               53
2002....        $537               --

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 6. PROPERTY AND EQUIPMENT

   The Company's property and equipment as of December 31, 1997 and 1996 consisted of the following (in thousands):



                                       PREDECESSOR
                              1997        1996
                           --------- -------------
Land......................  $ 8,752           --
Building and
 improvements.............   44,364           --
Furniture and equipment ..    6,503      $   131
Leasehold improvements ...    2,676        6,726
                           --------  -------------
                             62,295        6,857
Accumulated depreciation .   (2,610)      (4,626)
                           --------  -------------
                            $59,685      $ 2,231
                           ========  =============



7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

   The Company is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. The Company is also a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center at varying percentages based on the partnership agreement. The Company records these investments on the equity method. In connection with the PACE Acquisition, the Company agreed to purchase the interest in GSAC Partners that it did not already own and in 1998 completed the purchase. Thus, the financial position and operations of GSAC Partners will be consolidated into those of the Company beginning in 1998.

   The following is a summary of the unaudited financial position and results of operations of the Company's equity investees (GSAC Partners in 1997 and 1996 only) as of and for the years ended December 31, 1997, 1996 and 1995 (in thousands):



                                                     PREDECESSOR   PREDECESSOR
                                            1997        1996           1995
                                         --------- -------------  -------------
Current assets..........................  $ 2,818      $   756        $  214
Property, plant and equipment ..........    1,427          239           122
Other assets ...........................      239          819            --
                                         --------- -------------  -------------
Total assets............................  $ 4,484      $ 1,814        $  336
                                         ========= =============  =============

Current liabilities.....................  $ 1,621      $ 1,534        $  264
Partners' capital ......................    2,863          280            72
                                         --------- -------------  -------------
Total liabilities and partners'
 capital................................  $ 4,484      $ 1,814        $  336
                                         ========= =============  =============
Revenue.................................  $20,047      $16,037        $4,058
Expenses................................   17,074       14,624         2,954
                                         --------- -------------  -------------
Net income..............................  $ 2,973        1,413        $1,104
                                         ========= =============  =============



   The equity income recognized by the Company represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted by the Company at these theaters. Such concert revenues of unconsolidated subsidiaries was approximately $97,000, $205,000 and $110,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 8. INCOME TAXES

   The provisions for income taxes for the years ended December 31, 1997, 1996 and 1995 are summarized as follows (in thousands):



                           PREDECESSOR     PREDECESSOR
                 1997         1996             1995
               -------- ---------------  ---------------
CURRENT:
Federal ......     --           --              --
State ........   $420         $106             $13

DEFERRED:
Federal ......     --           --              --
State ........     70           --              --
               -------- ---------------  ---------------
Total ........   $490         $106             $13
               ======== ===============  ===============



   No Federal income taxes were provided in 1997 as a result of the Company's inclusion in the consolidated federal income tax return with SFX Broadcasting. If the Company had filed on a stand alone basis, its federal tax provision would have been approximately $2,050,000, consisting of $1,760,000 in current taxes and approximately $290,000 of deferred taxes. The Predecessor had no Federal tax provision in 1996 or 1995 by virtue of the status of its profitable included companies as S Corporations. State income taxes were provided to the extent that S Corporation status was not recognized.

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax asset and liabilities as of December 31, 1997 are as follows (in thousands):



 Deferred tax assets:
Deferred compensation.......  $  783
Deferred tax liabilities:
Depreciable assets .........  $3,600
                              ------
Net deferred tax liability    $2,817
                              ======



   The Predecessor had no deferred tax liabilities as of December 31, 1996.

   The acquisition of the Meadows resulted in the recognition of deferred tax liabilities of approximately $3,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statement basis over the tax basis in assets, principally fixed assets. The acquisition of Delsener/Slater resulted in the recognition of deferred tax assets of approximately $1,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statements basis over the tax basis in assets, principally deferred compensation.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    At December 31, 1997, 1996, and 1995 the effective rate varies from the statutory Federal income tax rate as follows (in thousands):



                                                                     PREDECESSOR
                                                                  ----------------
                                                           1997      1996    1995
                                                         -------- --------  ------
Income taxes at the statutory rate ....................  $ 1,463    $(139)   $ 54
Effect of Subchapter S status .........................       --      139     (54)
Nondeductible amortization ............................      800       --      --
Travel and entertainment ..............................       20       --      --
Effect of consolidated return loss ....................   (2,283)      --      --
State and local income taxes (net of Federal benefit)        490      106      13
                                                         -------- --------  ------
Total provision .......................................  $   490    $ 106    $ 13
                                                         ======== ========  ======



9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

   Pursuant to the terms of the Spin-Off, upon the consummation of the Broadcasting Merger, the Company will assume all obligations under any employment agreements or arrangements between SFX Broadcasting and any employee of the Company.

   While the Company is involved in several suits and claims in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business.

   The Company's operating leases includes primarily leases with respect to venues, office space and land. Total rent expense was $2,753,000 , $875,000 and $835,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The lease terms range from 3 to 37 years. Prior to the Spin-Off, the Company will enter into contracts with certain officers and other key employees. No such contracts existed in 1997. The future minimum payments for all noncancelable operating leases and employee agreements with initial terms of one year or more are as follows (in thousands):



                         OPERATING      EMPLOYMENT
                           LEASES       AGREEMENTS
                         -----------  ------------
1998 ................     $ 3,366         $1,900
1999 ................       3,823          1,864
2000 ................       1,648          1,624
2001 ................       1,666          1,534
2002 ................       1,678            300
2003 and thereafter        14,117             --
                         -----------  ------------
                          $26,298         $7,222
                         ===========  ============



   The Company has committed to expansion projects at the Jones Beach Theater and PNC Bank Arts Center and, in connection with the BGP Acquisition, for the construction of a new amphitheater in the Seattle, Washington market. The Jones Beach Theater and PNC Bank Arts Center expansions are expected to be completed in June 1998 and to cost approximately $15,000,000 and $10,500,000, respectively. As of December 31, 1997, approximately $1,018,000 and $1,500,000, respectively, of these costs have been incurred. The new amphitheater in Seattle is expected to cost $10,000,000 and is expected to be completed in the spring of 1999.

   As of December 31, 1997 and 1996, outstanding letters of credit for $1,110,000 and $400,000, respectively, were issued by banks on behalf of the Company as security for loans and the rental of theaters.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    In connection with the acquisition of Delsener/Slater, SFX Broadcasting entered into an employment agreement with each of Ron Delsener and Mitch Slater pursuant to which each of Messrs. Delsener and Slater serve as Co-President and Co-Chief Executive Officer of Delsener/Slater. Each of the employment agreements continues until December 31, 2001 unless terminated earlier by the Company for cause or voluntarily by Mr. Delsener or Mr. Slater.

   In certain cases, Messrs. Delsener and Slater have rights to purchase the outstanding capital stock of Delsener/Slater for fair market value as defined in their employment agreements.

   Additionally, in the case of a return event, as defined, which may be deemed to include the Spin-Off, the Broadcasting Merger and related transactions, Messrs. Delsener and Slater have the right to receive a portion of the excess of the proceeds of the return event over a fixed amount determined in reference to the original purchase price for Delsener/Slater, all as calculated pursuant to the Delsener and Slater employment agreements. Management believes that, with respect to the Spin-Off, the Broadcasting Merger and related transactions, no payment will accrue to Mr. Delsener or Mr. Slater pursuant to their employment agreements.

   The employment agreements further provide that Messrs. Delsener and Slater shall be paid annual bonuses determined with reference to Delsener/Slater profits, as defined, for the immediately preceding year. Management believes that no such bonus was earned for the year ended December 31, 1997.

   Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the business of the Company as a result of the Recent Acquisitions and the Spin-Off, and each of Messrs. Delsener and Slater have agreed in principle to waive any rights which may accrue in connection with the Broadcasting Merger or the Spin-Off. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit sharing provisions.

10.  RELATED PARTY TRANSACTIONS

   The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive. In 1997, the Company incurred fees of approximately $2,948,000 for legal services related to the Recent Acquisitions. Such fees were funded by SFX Broadcasting on behalf of the Company. In February 1998, the Company reimbursed SFX Broadcasting for these fees.

   Due to stockholder represents the balance due to Mr. Delsener on his advances to renovate the Jones Beach Theatre (the "Jones Beach Loan") and the PNC Bank Arts Center (the "PNC Loan"). Delsener /Slater paid interest at 8% per annum on the Jones Beach Loan, which was repaid in May 1996. The PNC Loan, which was originated in 1996 was repaid in connection with the acquisition of Delsener/Slater by SFX Broadcasting in 1997 (See Note 1).

11. CAPITAL STOCK

   Prior to the Spin-Off, the Company will amend and restate its certificate of incorporation to, among other things, increase its authorized capital stock and will issue to SFX Broadcasting, in exchange for the issued and outstanding shares of the Company's Common Stock held by SFX Broadcasting, the number of shares of the Company's Common Stock necessary to consummate the Spin-Off.

   Subject to the approval of shareholders of SFX Broadcasting, holders of the Company's Class A Common Stock will be entitled to one vote and holders of the Company's Class B Common Stock will be

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


entitled to ten votes on all matters submitted to a vote of shareholders except for (a) the election of directors, (b) with respect to any "going private" transaction involving the Chairman and (c) as otherwise provided by law.

   The Board of Directors has the authority to issued preferred stock and will assign the designations and rights at the time of issuance.

12.  DEFINED CONTRIBUTION PLAN

   The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The Plan presently provides for discretionary employer contributions. There were no contributions in 1997.

13. SUBSEQUENT EVENTS

   During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 2,000,000 shares.


   During January 1998, in connection with certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 650,000 shares of the Company's Class B Common Stock and 90,000 shares of the Company's Class A Common Stock to certain executive officers for a purchase price of $2.00 per share. Such shares will be issued on or about the effective date of the Spin-Off. A substantial non-cash charge to earnings will be recorded by the Company at the time of the Spin-Off based on then fair value of such shares.


   In addition, the Board, upon recommendation of the Compensation Committee, has approved the issuance of stock options exercisable for 245,000 shares of the Company's Class A Common Stock. The options will vest over five years and will have an exercise price of $5.50 per share. The Company will record non-cash compensation charges over the five-year period to the extent that the fair value of the Company's Class A Common Stock exceeds the exercise price.

   Further, the Board of Directors has approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Connecticut Performing Arts, Inc. and the Partners of Connecticut Performing Arts Partners:


   We have audited the accompanying combined balance sheets of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners (collectively, the Company) as of December 31, 1996 and 1995, and the related combined statements of operations, shareholders' and partners' equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
March 21, 1997

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                           COMBINED BALANCE SHEETS

                                                                      AS OF DECEMBER 31,
                                                                 ----------------------------
                                                                      1995          1996
                                                                 ------------- -------------
ASSETS:
Current assets:
Cash ...........................................................  $    63,061    $     6,778
Accounts receivable.............................................      192,382        152,205
Accounts receivable--related party..............................      124,700        226,265
Prepaid interest ...............................................       54,982         54,279
Prepaid insurance ..............................................       69,797         87,869
Other current assets ...........................................       21,156         60,784
Deposit ........................................................           --        110,000
Subscription receivable ........................................          100            100
                                                                 ------------- -------------
  Total current assets .........................................      526,178        698,280
                                                                 ------------- -------------

Plant and equipment:
Building and building improvements .............................   14,127,632     14,208,153
Furniture, fixtures and equipment ..............................    1,899,041      1,973,911
Leasehold improvements .........................................    1,221,069      1,224,071
                                                                 ------------- -------------
                                                                   17,247,742     17,406,135
Less: Accumulated depreciation and amortization ................     (408,897)    (1,620,297)
                                                                 ------------- -------------
                                                                   16,838,845     15,785,838
                                                                 ------------- -------------
Other assets:
Deferred costs, net of accumulated amortization of $503,766 and
 $165,300 in 1996 and 1995, respectively .......................    2,453,553      2,115,087
Deposit ........................................................      110,000             --
Other ..........................................................           --          2,332
                                                                 ------------- -------------
  Total other assets ...........................................    2,563,553      2,117,419
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============
LIABILITIES AND SHAREHOLDERS' AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable ...............................................  $   915,280    $   908,986
Accrued expenses ...............................................    1,356,132        655,207
Deferred income ................................................      679,476        737,440
Notes payable ..................................................    1,100,000      1,450,000
Current portion of long-term debt and capital lease obligations       493,362        824,800
                                                                 ------------- -------------
  Total current liabilities ....................................    4,544,250      4,576,433
                                                                 ------------- -------------
Long-term debt and capital lease obligations,
 less current portion ..........................................   13,398,700     13,982,196
                                                                 ------------- -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4, 5, 6, 9 and 10)

Shareholders' and Partners' Equity (Deficit):
Shareholders' equity--
 Common stock...................................................        1,000          1,000
 Series A Preferred Stock.......................................    1,346,341      1,372,174
 Series B Preferred Stock.......................................    1,250,000      1,250,000
 Accumulated deficit............................................     (273,114)    (1,999,823)
Partners' equity (deficit)......................................     (338,601)      (580,443)
                                                                 ------------- -------------
  Total shareholders' and partners' equity (deficit)  ..........    1,985,626         42,908
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF OPERATIONS


                                   YEAR ENDED DECEMBER 31,
                                     1995           1996
                                --------------  -------------
Operating revenues:
Concert revenue ...............   $ 6,830,681    $ 8,122,797
Cost of concerts ..............    (5,524,043)    (6,191,777)
                                --------------  -------------
                                    1,306,638      1,931,020
Ancillary income ..............     1,431,577      2,052,592
                                --------------  -------------
                                    2,738,215      3,983,612
                                --------------  -------------
Operating expenses:
General and administrative ....     3,068,162      3,080,914
Depreciation and amortization         574,197      1,549,894
Other .........................        20,046         33,577
                                --------------  -------------
                                    3,662,405      4,664,385
                                --------------  -------------
  Loss from operations.........      (924,190)      (680,773)
Other income (expense):
Interest income................       428,869         30,015
Interest expense...............      (509,225)    (1,274,660)
                                --------------  -------------
  Loss before income taxes  ...    (1,004,546)    (1,925,418)
Provision for income taxes  ...        10,796         17,300
                                --------------  -------------
  Net loss ....................   $(1,015,342)   $(1,942,718)
                                ==============  =============


The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                     COMBINED STATEMENTS OF SHAREHOLDERS'
                        AND PARTNERS' EQUITY (DEFICIT)


                                           SHAREHOLDERS' EQUITY (DEFICIT)
                                       --------------------------------------  PARTNERS'
                                        COMMON    PREFERRED     ACCUMULATED     EQUITY
                                         STOCK      STOCK         DEFICIT      (DEFICIT)
                                       -------- ------------  --------------  -----------
Balance, December 31, 1994............  $1,000    $2,500,000    $       (32)   $ 500,000
Accretion of Series A Preferred
 Stock................................      --        96,341        (96,341)          --
Net loss..............................      --            --       (176,741)    (838,601)
                                       -------- ------------  -------------- -----------
Balance, December 31, 1995............   1,000     2,596,341       (273,114)    (338,601)
Accretion of Series A Preferred
 Stock................................      --        25,833        (25,833)          --
Net loss..............................      --            --     (1,700,876)    (241,842)
                                       -------- ------------  -------------- -----------
Balance, December 31, 1996............  $1,000    $2,622,174    $(1,999,823)   $(580,443)
                                       ======== ============  ============== ===========


The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF CASH FLOWS


                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                               1995            1996
                                                         ---------------  ---------------
Cash flows from operating activities:
Net loss ...............................................  $  (1,015,342)   $ (1,942,718)
Adjustments to reconcile net loss to net cash provided
 by (used in) operating activities:
 Depreciation and amortization .........................        574,197       1,549,894
 Loss on disposal of equipment .........................             --           1,031
Changes in operating assets and liabilities:
 Accounts receivable ...................................       (192,382)         40,177
 Accounts receivable--related party ....................             --        (101,565)
 Prepaid expenses and other assets .....................       (143,703)        (59,329)
 Accounts payable ......................................             --          (6,294)
 Accrued expenses ......................................        505,199         150,008
 Deferred income .......................................        679,476          57,964
                                                         ---------------  ---------------
  Net cash provided by (used in) operating activities  .        407,445        (310,832)
                                                         ---------------  ---------------
Cash flows from investing activities:
 Purchases of plant and equipment ......................    (23,242,858)       (159,452)
 Grant proceeds.........................................      7,680,161              --
 Deferred start-up costs ...............................       (264,975)             --
 Accounts receivable--related party.....................        827,170              --
 Accounts payable.......................................       (438,350)             --
 Accounts payable--related party........................             --              --
 Long term deposit......................................             --              --
                                                         ---------------  ---------------
   Net cash used in investing activities ...............    (15,438,852)       (159,452)
                                                         ---------------  ---------------
Cash flows from financing activities:
 Proceeds from borrowings on notes payable and
  long-term debt .......................................     13,943,316       1,278,068
 Repayments of notes payable, long-term debt and
  capital lease obligations.............................       (176,917)       (864,067)
 Proceeds from sales of common and preferred stock .....            900              --
                                                         ---------------  ---------------
  Net cash provided by financing activities  ...........     13,767,299         414,001
                                                         ---------------  ---------------
Net decrease in cash ...................................     (1,264,108)        (56,283)
Cash, beginning of year ................................      1,327,169          63,061
                                                         ---------------  ---------------
Cash, end of year.......................................   $     63,061     $     6,778
                                                         ===============  ===============
Supplemental Disclosures:
 Cash Paid For--
 Interest...............................................   $    554,342     $ 1,108,291
                                                         ===============  ===============
 Income taxes...........................................   $     10,796     $    17,300
                                                         ===============  ===============
 Noncash Transactions--
 Capital lease obligations..............................   $     59,479     $        --
                                                         ===============  ===============
 Series A Preferred Stock accretion.....................   $     96,341     $    25,833
                                                         ===============  ===============
 Conversion of accrued expense for equipment purchase
  to note payable.......................................   $         --     $   850,933
                                                         ===============  ===============


The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Operations --

   Connecticut Performing Arts, Inc. (the Company) and Connecticut Performing Arts Partners (the Partnership) were incorporated and formed, respectively, in 1993 pursuant to the laws of the State of Connecticut. The Company's shareholders and the Partnership's partners are Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation. The Company's shareholders and the Partnership's partners changed in March 1997 (see Note
10). The Company and Partnership are engaged in the ownership and operation of an amphitheater in Hartford, Connecticut. The construction of the amphitheater commenced in December 1994 and amphitheater operations commenced in July 1995.

   Principles of combination --

   The combined financial statements include the accounts of the Company and the Partnership after elimination of intercompany accounts and transactions.

   Use of estimates in the preparation of financial statements --

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Plant and equipment --

   Plant and equipment is carried at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred. Upon the disposition of plant and equipment, any resulting gain or loss is recognized in the statement of operations as a component of income.

   The Company received grant funds from the City of Hartford and Connecticut Development Authority related to the construction of the amphitheater (see
Note 4). Such amounts have been accounted for as a reduction in the cost of the amphitheater.

   Depreciation of plant and equipment is provided for, commencing when such assets become operational, using straight-line and accelerated methods over the following estimated useful lives:

                                              USEFUL LIVES
                                         ----------------------
Building and building improvements  .... 39 years
Furniture, fixtures and equipment  ..... 4-7 years
Leasehold improvements ................. Shorter of asset
                                         life or lease term


   Effective January 1, 1996, the Company and Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no effect upon adoption. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued) Deferred costs --

   Deferred costs consist of start-up costs being amortized over a period of 5 years and deferred financing costs being amortized over the term of the related debt (24 years and 4 months). As of December 31, 1995 and 1996 deferred costs were as follows:

                                     1995          1996
                                 ------------ ------------
Deferred start-up ..............  $1,452,669    $1,452,669
Deferred financing .............   1,166,184     1,166,184
                                 ------------ ------------
                                   2,618,853     2,618,853
Less: Accumulated amortization      (165,300)     (503,766)
                                 ------------ ------------
                                  $2,453,553    $2,115,087
                                 ============ ============

   Deposit --

   The deposit represents a deposit held by the City of Hartford related to an employment agreement between the Partnership and the City of Hartford for priority hiring of Hartford residents and utilization of minority business enterprise or women business enterprise contractors and vendors in the future operation of the amphitheater. The deposit will be returned to the Partnership in December 1997 if the Partnership is in compliance with the employment agreement. As of December 31, 1996, the Partnership has compensated the City of Hartford for noncompliance with the terms of the agreement in connection with the construction of the facility and the hiring of contractors and the City of Hartford has agreed to make no additional claims with respect to this matter.

   Income taxes --

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

   The income tax effects of the operations of the Partnership accrue to the partners in accordance with the terms of the Partnership agreement and are not reflected in the accompanying combined financial statements.

   Revenue recognition --

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred income until the event occurs. Ticket revenue is recorded net of payments in lieu of taxes under the terms of the City of Hartford lease (see Note 6) and admission taxes.

   Advertising --


   The Company expenses the cost of advertising when the specific event takes place. Advertising expense was $639,424 and $689,160 for the years ended December 31, 1996 and 1995, respectively.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 2. SHAREHOLDERS' EQUITY:

   Common stock --

   The Company is authorized to issue 5,000 shares of common stock with no par value. The subscription receivable of $100 as of December 31, 1996 represents the amount due from shareholders for 100 shares of common stock at $10 per share, of which $900 was received in February 1995.

   Preferred stock --

   The Company is authorized to issue 295,000 shares of preferred stock at no par value. As of December 31, 1996 and 1995, 125,000 of such shares have been designated as Series A Preferred Stock and 125,000 of such shares have been designated as Series B Preferred Stock. Series A and Series B Preferred Stock are not entitled to dividends and have liquidation rights of $10 per share.

   Series A Preferred Stock is mandatorily redeemable at the rate of 20,835 shares commencing December 31, 1995 (the Initial Redemption Date) and an aggregate of 20,833 shares on each six month anniversary of the Initial Redemption Date until all 125,000 shares of the Series A Preferred Stock have been redeemed, at $11.445 per share. As of December 31, 1996, no shares of Series A Preferred Stock had been redeemed. The Company is accreting the difference between the redemption price and the proceeds per share over the period from the issuance date to the respective scheduled redemption dates.

   Series B Preferred Stock is mandatorily redeemable at a per share price of $10 in whole or in part at the option of the Company at any such time as legally available funds, as defined in the resolution establishing and designating the preferred stock, are available. On the tenth anniversary of the completion date of the amphitheater any Series B Preferred Stock outstanding shall be redeemed by the Company at a per share price of $10.

   The Series A and Series B Preferred Stock will not be redeemed if such redemption would result in a violation of the provisions of the Connecticut Development Authority assistance agreement (see Note 4) or the mortgage loan agreement (see Note 5).

3. PARTNERS' EQUITY:

   In 1993, Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation each made an initial capital contribution of $250,000.

4. GRANT FUNDS:

   Connecticut Development Authority (CDA) Assistance Agreement --

   On September 12, 1994, the CDA entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds for the construction and development of an amphitheater in the City of Hartford (the Project) through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Company received bond proceeds of $8,863,000, which amount is net of CDA bond issuance costs of $593,000 and withholdings of $429,000 by the CDA to cover the expected operating shortfall, as discussed below, through December 31, 1995. Commencing January 1, 1996, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements on the GFO Bonds for each of the next five years and thereafter are as follows:

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. GRANT FUNDS:  (Continued)

 YEAR             AMOUNT
-------------  ------------
1997..........  $   740,556
1998 .........      738,906
1999 .........      736,656
2000 .........      738,856
2001 .........      740,293
Thereafter  ..   17,140,363
               ------------
                $20,835,630
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

   City of Hartford Grant Funds --

   On February 15, 1995 the Company entered into an agreement with the City of Hartford whereby the City of Hartford provided grant funds of $2,050,000 for the remediation and closure of a solid waste disposal area near the amphitheater. As of December 31, 1995 all funds had been received by the Company.

5. NOTES PAYABLE AND LONG-TERM DEBT:

   Notes payable --

   In October 1995, the Company entered into two notes payable with related parties for an aggregate of $2,000,000. As of December 31, 1996 and 1995, $1,450,000 and $1,100,000, respectively was outstanding on these notes. The notes bear interest at 6.6% per annum and are payable upon demand.

   CDA mortgage loan --

   On September 12, 1994, CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the amphitheater. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). As of December 31, 1995, proceeds of $6,519,000, which amount is net of deferred financing costs of approximately $1,166,000, had been received by the Company.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
    The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019. As of December 31, 1996, future principal payments are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  111,667
1998 .........     121,667
1999 .........     131,667
2000 .........     141,667
2001 .........     152,500
Thereafter  ..   6,854,498
               -----------
                $7,513,666
               ===========

   The loan is guaranteed by the Company's shareholders and is collateralized by a lien on the Company's assets. As of December 31, 1996, the loan was secured by an irrevocable standby letter of credit issued by a shareholder of the Company in the amount of $785,000. The letter of credit was replaced in March 1997 by a letter of credit issued by a new shareholder (see Note 10).

   Ogden Entertainment, Inc. (OE) Concession Agreement --

   In October 1994, the Partnership entered into a concession agreement with OE which provides for the payment of concession commissions to the Partnership. In connection with the concession agreement, OE loaned the Partnership $4,500,000 in 1995 to facilitate the construction of the amphitheater. On December 30, 1996, the concession agreement was amended and restated retroactively to October 18, 1994. In accordance with the terms of the amended agreement, which expires on July 7, 2025, interest only, at the 6-month LIBOR rate, through July 7, 1995 and principal and interest, at the rate of 7.5% per annum, were due on the note payable via withholdings of the first $41,716 from each monthly commission payment commencing July 20, 1995 through December 20, 1995. Effective January 2, 1996, and through the term of the amended concession agreement, principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly commission payment.

   OE loaned the Partnership an additional $1,000,000 during 1995. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly commission payment through December 20, 2002. As of December 31, 1996, aggregate future principal payments to OE are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  190,722
1998 .........     194,442
1999 .........     198,451
2000 .........     202,772
2001 .........     207,427
Thereafter  ..   4,218,234
               -----------
                $5,212,048
               ===========

   The concession agreement provided for the Partnership to supply certain equipment to OE at the Partnership's expense. This equipment was installed prior to the opening of the amphitheater (the Initial

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
Equipment). The Initial Equipment was purchased by OE at a cost of $850,933 and the Partnership was obligated to reimburse OE for the cost of the equipment. Accordingly, this amount was reflected as an accrued expense in the accompanying combined balance sheet as of December 31, 1995. In 1996, in connection with the amended concession agreement, the $850,933, and an additional $33,067 related to 1996 equipment purchases, was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185 to OE, however, the Partnership is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1996, future principal payments to OE by the Partnership are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 42,210
1998 .........    46,284
1999 .........    50,751
2000 .........    55,650
2001 .........    61,022
Thereafter  ..   628,083
               ---------
                $884,000
               =========

   Conn Ticketing Company (CTC) Promissory Note Payable --

   On April 1, 1995, CTC (a company related to the Company and the Partnership via common ownership) entered into a promissory note agreement with ProTix Connecticut General Partnership (PTCGP). Under the terms of the agreement, CTC borrowed $825,000 at 9.375% per annum from PTCGP. Principal and interest are repayable by CTC in nine annual installments of $139,714 which commenced March 31, 1996. In May 1995, CTC loaned $824,500 to the Company which is also repayable in nine annual installments of principal and interest of $139,714. The PTCGP loan to CTC is secured by CTC's receivable from the Company. As of December 31, 1996, future principal payments to CTC by the Company are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 68,217
1998 .........    74,613
1999 .........    81,608
2000 .........    89,259
2001 .........    97,627
Thereafter  ..   351,306
               ---------
                $762,630
               =========

   In January 1995, the Partnership entered into a ticket and sales agreement with PTCGP through December 31, 2004. Under the terms of the agreement, PTCGP pays the Partnership an annual fee of $140,000 commencing in March 1996. Proceeds from the annual fee for the first nine years will be used by the Partnership to make the annual principal and interest payment to CTC.

   Line of credit --

   The Partnership has a line of credit in the amount of $2,000,000, which bears interest at 8.25% per annum, with a bank. As of December 31, 1996, $395,000 was outstanding on the line of credit.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
    Capital lease obligations --

   The Partnership entered into capital leases for certain office equipment. The leases expire in 1998 and 2000. As of December 31, 1996 future principal payments are as follows:

 YEAR      AMOUNT
-------  ---------
1997 ...  $16,984
1998 ...   13,905
1999 ...    4,550
2000 ...    4,213
         ---------
          $39,652
         =========

6. LAND AND BUILDING LEASES:

   Land lease agreement between the City of Hartford and the Partnership --

   The Partnership entered into a 40 year lease agreement for certain land with the City of Hartford, Connecticut on September 14, 1994. The lease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The Partnership pays an annual basic rent of $50,000 commencing July 1, 1995; and additional rent payments in lieu of real estate taxes (PILOT) in an amount equal to 2% of all admission receipts, food and beverage revenue, merchandise revenue and parking receipts that exceed 10% of the total admission receipts, which amount is to be net of any surcharges and sales or like taxes levied by governmental authorities on the price of such items.

   Assignment of lease by the Partnership to the Company --

   The above lease was subsequently assigned by the Partnership to the Company on September 22, 1994 for consideration of $1.

   Lease and sublease agreement between the Company and the Partnership --

   On October 19, 1994, the Company subleased the land and buildings and improvements thereon to the Partnership for a period of 40 years commencing upon substantial completion of the amphitheater. The sublease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The sublease agreement provides for the Partnership to pay rent to the Company in amounts ranging from $804,000 to $831,100 per annum for the first 25 years and $100,000 per annum thereafter including the option periods. Additional rent of six semi-annual installments of $238,452 is also payable by the Partnership commencing six months after the start of operations. Subsequent to the six semi-annual installments an aggregate of $1,250,000 will be payable in semi-annual installments based on available cash flow of the Partnership, as defined. Additionally, the Partnership is also required to pay the annual basic rent ($50,000) and any additional payments in lieu of taxes under the terms of the lease agreement between the City of Hartford and the Partnership described above. The Partnership will also pay additional rent equal to principal and interest payable by the Company to the concession company for a previously arranged concessionaire arrangement (see Note 5). The accompanying combined statement of operations for the year ended December 31, 1996 includes rent expense of $50,000 which represents the aggregate amount due to the City of Hartford under the terms of the above agreements.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1996 represents minimum state income taxes for the Company. As of December 31, 1996, the Company has a net deferred tax asset of

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:  (Continued)
 approximately $750,000 primarily as a result of aggregate net operating losses since inception. Usage of the net operating loss carryforwards is restricted in the event of certain ownership changes. A valuation allowance has been recorded for the same amount due to the uncertainty related to the realization of this asset.

8. RELATED PARTY TRANSACTIONS:

   Accounts receivable -related party as of December 31, 1996, includes net amounts due from a shareholder of $121,265 and receivables from another related party of $105,000.

9. CONTINGENCIES:

   The Company and the Partnership are party to certain litigation arising in the normal course of business. Management, after consultation with legal counsel, believes the disposition of these matters will not have a material adverse effect on the combined results of operations or financial condition.

10. SUBSEQUENT EVENTS:

   Effective March 5, 1997, the Partnership and Company entered into a $1,500,000 loan agreement with the CDA of which $1 million was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Partnership and Company are required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13 million on or before March 1 of each calendar year commencing March 1, 1998.

   In March 1997, three subsidiaries of SFX Broadcasting, Inc. (Broadcasting), which were created for such purpose, were merged into Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp., a newly formed entity. In connection with the merger, the name of Nederlander of Connecticut, Inc., was changed to NOC, Inc. (NOC) and the directors of NOC, Inc., Connecticut Amphitheater Development Corporation (CADCO) and QN Corp. (QN) were replaced with directors of the Broadcasting acquisition subsidiaries. Each outstanding share of stock of NOC, CADCO and QN was canceled and exchanged for an aggregate of $1 million cash and shares of Broadcasting Class A Common Stock valued at $9 million, subject to certain adjustments. The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to Broadcasting for the per share value of Broadcasting stock as of the merger closing date, as defined, less 10%. Additionally, the shares may be called by Broadcasting during the same period for an amount equal to the per share value of the Broadcasting stock as of the merger closing date, as defined, plus 10%. As consideration for approval of the transaction, the CDA received shares of Broadcasting stock valued at approximately $361,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of SFX Broadcasting, Inc.:


   We have audited the accompanying combined balance sheets of DEER CREEK PARTNERS, L.P. (formerly Sand Creek Partners, L.P.) and MURAT CENTRE, L.P., as of December 31, 1996 and 1995, and the related combined statements of operations and partners' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
September 29, 1997.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996

                                                 1995          1996
                                            ------------- ------------
ASSETS
Current Assets:
Cash and cash equivalents..................  $ 1,894,533   $   876,776
Accounts receivable........................      138,548       155,929
Prepaid show expense.......................           --        42,114
Prepaid expenses...........................       91,919       118,152
                                            ------------- ------------
  Total current assets.....................    2,125,000     1,192,971
                                            ------------- ------------
Property and equipment:
Land.......................................    2,428,770     2,428,770
Buildings..................................    6,155,979     6,155,979
Site improvements..........................    2,328,369     2,230,594
Leasehold improvements.....................    5,270,038     9,663,357
Furniture and equipment....................    1,070,547     1,722,874
                                            ------------- ------------
                                              17,253,703    22,201,574
Less: Accumulated depreciation.............    2,167,567     2,850,077
                                            ------------- ------------
  Total property and equipment.............   15,086,136    19,351,497
                                            ------------- ------------
Other Assets:
Cash surrender value--life insurance
 policy....................................       62,819        71,815
Unamortized loan acquisition costs  .......       93,439       350,055
                                            ------------- ------------
  Total other assets.......................      156,258       421,870
                                            ------------- ------------
  TOTAL ASSETS ............................  $17,367,394   $20,966,338
                                            ============= ============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996

                                                            1995          1996
                                                       ------------- -------------
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of notes and capital lease
 obligation...........................................  $   796,391    $   611,127
Current portion of deferred ticket revenue............      542,420        841,476
Accounts payable......................................      472,365        520,663
Accrued interest......................................      663,391        299,600
Accrued property taxes................................      125,524        280,734
Current portion of loan payable.......................           --         34,200
Construction payable and other accrued liabilities  ..    3,341,284         50,641
                                                       ------------- -------------
  Total current liabilities ..........................    5,941,375      2,638,441
                                                       ------------- -------------
Long-term Liabilities:
Notes payable and capital lease obligation,
 net of current portion...............................   12,998,738     17,266,768
Loan, net of current portion (Note 5).................           --         99,200
Deferred ticket revenue, net of current portion ......           --        168,833
                                                       ------------- -------------
  Total long-term liabilities.........................   12,998,738     17,534,801
                                                       ------------- -------------
Partners' equity (deficit):
Contributed capital ..................................           --      2,200,000
Undistributed earnings (loss) ........................   (1,572,719)    (1,406,904)
                                                       ------------- -------------
                                                         (1,572,719)       793,096
                                                       ------------- -------------
  TOTAL LIABILITIES AND PARTNERS' EQUITY..............  $17,367,394    $20,966,338
                                                       ============= =============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
       COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                       1995            1996
                                                  --------------  --------------
Operating revenues:
Concert revenue..................................   $11,073,491    $14,194,502
Cost of concerts.................................     8,939,022     10,724,059
                                                  --------------  --------------
                                                      2,134,469      3,470,443
Ancillary income:
Royalty commissions..............................     1,706,458      1,799,950
Corporate sponsorships...........................       959,518      1,056,161
Other ancillary income...........................       789,433      1,375,528
                                                  --------------  --------------
                                                      5,589,878      7,702,082
Operating expenses:
General & administrative.........................     2,419,679      3,452,990
Depreciation & amortization......................       343,567        783,167
Other operating expenses.........................       249,812        471,126
                                                  --------------  --------------
                                                      3,013,058      4,707,283
Income from operations...........................     2,576,820      2,994,799
Other income (expense):
Interest income..................................        86,034         84,123
Interest expense.................................    (2,203,690)    (1,549,579)
                                                  --------------  --------------
  Net Income (Loss)..............................   $   459,164    $ 1,529,343
Partners' Equity (Deficit) at beginning of year     $(1,857,603)   $(1,572,719)
Contributions....................................            --      2,200,000
Distributions....................................      (174,280)    (1,363,528)
                                                  --------------  --------------
Partners' Equity (Deficit) at end of year  ......   $(1,572,719)   $   793,096
                                                  ==============  ==============


The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                      COMBINED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                                     1995          1996
                                                                -------------  -------------
Operating Activities:
Net income ....................................................  $   459,164    $ 1,529,343
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization.................................      461,678        783,167
Decrease (increase) in certain assets:
 Accounts receivable...........................................      (45,317)       (17,381)
 Prepaid show expenses.........................................           --        (42,114)
 Prepaid expenses and other ...................................      746,307        (33,381)
Increase (decrease) in certain liabilities:
 Accounts payable, construction payable and other accrued
  liabilities..................................................    3,424,461     (3,087,135)
 Deferred ticket revenue.......................................   (1,266,654)       467,889
 Accrued interest..............................................      389,251       (363,791)
 Other.........................................................      (75,407)        44,852
                                                                -------------  -------------
  Net cash provided by (used in) operating activities  ........    4,093,483       (718,551)
                                                                -------------  -------------
Investing Activities:
 Capital expenditures..........................................   (6,713,889)    (5,197,260)
                                                                -------------  -------------
 Net cash used by investing activities.........................   (6,713,889)    (5,197,260)
                                                                -------------  -------------
Financing Activities:
 Net proceeds from borrowings..................................    3,060,087      5,057,249
 Capital contributions.........................................           --      2,200,000
 Department of Metropolitan Development Grant..................      761,014        338,986
 Principal payments on notes and loan payable and capital
  leases.......................................................      (20,308)    (1,334,653)
 Distributions to partners.....................................     (174,280)    (1,363,528)
                                                                -------------  -------------
  Net cash provided by financing activities ...................    3,626,513      4,898,054
                                                                -------------  -------------
Net increase (decrease) in cash and cash equivalents ..........    1,006,107     (1,017,757)
Cash and cash equivalents:
 Beginning of period...........................................      888,426      1,894,533
                                                                -------------  -------------
 End of period.................................................  $ 1,894,533    $   876,776
                                                                =============  =============
Supplemental disclosures:
 Cash paid for interest........................................  $ 1,148,049    $ 1,912,494
 Equipment acquired under capital leases.......................           --        139,000
                                                                =============  =============


The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Organization

   Prior to 1997 (See Note 10) Deer Creek Partners, L.P. (the Deer Creek Partnership) owned and operated Deer Creek Music Center (Deer Creek), a concert amphitheater located in Hamilton County, near Indianapolis, Indiana which commenced operations in 1989. Sand Creek Partners, L.P. (the general partner) was a 50% general partner and is responsible for the management of the Deer Creek Partnership. Conseco, Inc. (Conseco) was a 50% limited partner of the Deer Creek Partnership. All distributable cash, as defined by the Deer Creek partnership agreement, is to be distributed equally between the Partners.

   The Deer Creek Partnership was formed on January 5, 1996 as a result of Conseco exercising its option to become a 50% owner of Deer Creek. Deer Creek was previously 100% owned by Sand Creek Partners, L.P. This change in ownership has been accounted for as a reorganization, and thus the carrying value of the assets and liabilities related to Deer Creek remain unchanged as a result of the reorganization.

   Murat Centre, L.P. (Murat Partnership), formed on August 1, 1995, leases and operates the Murat Theatre (Theatre), a renovated concert and entertainment venue located in downtown Indianapolis, Indiana. The Theatre's grand reopening was in March, 1996. The Theatre is currently owned by and was previously operated by the Murat Temple Association, Inc. Murat Centre, Inc. is the general partner and is responsible for management of the Theatre. Profits and losses of the Murat Partnership are allocated 1% to the general partner and 99% to the limited partners. Distributions to partners are generally limited to the income taxes payable by the partners as a result of taxable income generated by the Murat Partnership. To the extent that cash flow for the applicable year exceeds all payment requirements as discussed in
Note 3, the excess shall be distributed to the partners.

   In connection with reopening the Theatre, the Murat Partnership expended approximately $11.7 million for renovations which began in 1995. Start-up and organizational costs of approximately $85,000 in 1995 and $90,000 in 1996 were expensed as incurred and have been included in general and administrative expenses in the combined statement of operations for the years ended December 31, 1996 and 1995. The building is leased under a 50 year operating lease with options for 5 additional consecutive 10 year periods under the same terms and conditions as the initial 50 year lease.

 b. Basis of Accounting

   The financial statements have been prepared in accordance with generally accepted accounting principles. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated.

 c. Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over forty years, leasehold improvements over thirty years, site improvements over twenty years, and furniture and equipment over five to seven years.

 d. Loan Acquisition Costs

   Loan acquisition costs represent agency and commitment fees paid to the lenders, closing costs and legal fees incurred in connection with the notes payable (see Note 2). These fees are being amortized on a straight-line basis over a fifteen year period, which represented the approximate term of the related debt.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  e. Deferred Revenue

   Deferred revenue includes individual show ticket revenue, season ticket revenue, and corporate box seat revenue received in advance of events or the next concert season and will be recognized over the period in which the shows are held. A portion of the deferred revenue was derived from the bartering of tickets for goods and services related to the Murat renovation. Barter transactions are recorded at the estimated fair value of the materials or service received.

 f. Income Taxes

   No provision for Federal or state income taxes is required because the partners are taxed directly on their distributable shares of the Partnerships' income or loss.

 g. Cash Equivalents

   The Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 h. Advertising and Promotion


   Advertising and promotion costs are expensed at the time the related promotional event is held. The costs were approximately $930,000 in 1996 and $595,000 in 1995.


2. NOTES PAYABLE

   Notes payable and capital lease obligations as of December 31, 1995 and 1996 consisted of the following:

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
MURAT PARTNERSHIP
-------------------------------------------------------------------
Note payable to bank with 9.25% interest rate subject to adjustment in 2001 and 2006; payable in monthly installments of $30,876, including interest, in addition to annual contingent principal payments based upon remaining net cash flow as defined in Note 3;
 secured by assets of the Murat Partnership and guaranteed by two of the limited partners for $375,000 each; balance due no later
 than April 1, 2011. ...............................................   $       --      $2,928,053
Note payable with 9% non-compounding interest rate through November
 14, 1996, 12% non-compounding interest rate from November 15, 1996 through November 14, 1998, 18% non-compounding interest rate thereafter; all interest is cumulative; principal and interest payments are based upon remaining net cash flow as defined in Note
 3; subordinate to above bank note payable. ........................    2,647,165       3,000,000
Note payable with 0% interest rate; principal payments the lesser of $.15 per ticket sold during fiscal year or remaining net cash
 flow as defined in Note 3; subordinate to above bank note payable.            --         800,000

                              F-42

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
Note payable with interest calculated annually and is equal to the lesser of (1) $.10 per ticket sold during fiscal year, (2) prime plus 1% or (3) remaining net cash flow as defined in Note 3;
 interest and principal is paid at the lesser of $.10 per ticket sold during fiscal year or remaining net cash flow as defined in
 Note 3; principal is also required to be paid down upon sale of certain Partnership assets or the refinancing of certain
 Partnership loans; subordinate to above bank note payable  ........   $        --    $ 1,000,000
 Other..............................................................        90,940             --
DEER CREEK PARTNERSHIP
Note payable with interest calculated annually at 9.5%; payable in quarterly installments of approximately $353,000, including interest, through the year 2010; secured by substantially all of the assets of the partnership and is guaranteed up to 50%, jointly and severally, by two officers of Sunshine Promotions, Inc.
 (Sunshine), and by Sunshine (See Note 6.)..........................            --     10,019,361
Note payable with interest at 11.18% payable in monthly
 installments and contingent interest based upon net cash flow;
 secured by substantially all of the assets of the Partnership;
 principal due 1999 with the option for the holder to accelerate
 the maturity date to 1996. ........................................    11,041,024             --
Capital leases .....................................................        16,000        130,481
                                                                     -------------- --------------
  Total notes payable and capital lease obligations.................    13,795,129     17,877,894
  Less--Current portion ............................................       796,391        611,127
                                                                     -------------- --------------
                                                                       $12,998,738    $17,266,768
                                                                     ============== ==============

   Principal payments made on the Murat Partnership bank term note during 1996 totaled $71,947. The Murat Partnership's 1996 net cash flow (see Note 3) did not require additional principal payments to be made on its notes payable. The bank term note contains cash flow and leverage ratio covenants. The Murat Partnership was not in compliance with the cash flow covenant as of December 31, 1996, but received a waiver dated March 31, 1997 for the December 31, 1996 calculation. Provisions of the $800,000 note payable require the Murat Partnership to continue making payments after the principal has been paid down equal to the lesser of $.15 per ticket sold during the fiscal year or remaining cash flow, as defined in Note 3. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the Theatre.


   Under the terms of the note payable in 1995, the Deer Creek Partnership incurred contingent interest, which was based on cash flow, of $885,000. During 1995, Deer Creek Partnership's current lender (a related party) purchased the note payable and entered into an amended and restated loan agreement with the partnership on January 5, 1996. For each year until the Deer Creek loan is repaid, net cash flow (as defined) in excess of $400,000 shall be paid as a principal payment on the loan, not to exceed $400,000. In 1995 and 1996, the Deer Creek Partnership's net cash flow was such that the maximum principal payment of $400,000 was required for each year. In addition, the promotional management fee paid to Sunshine (see Note 6) is subordinate to the quarterly loan payments.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    Principal maturities of notes payable for the next 5 years, excluding principal paydowns resulting from excess cash flow:

1997 ...  $578,895
1998 ...   635,682
1999 ...   698,041
2000 ...   766,518
2001....   841,712

   Future capital lease payments of principal and interest are as follows:

1997 ...  $50,800
1998 ...   46,250
1999 ...   37,000
2000 ...   36,000
2001 ...    4,000

3. MURAT CASH FLOW PAYMENTS

   Each of the Murat Partnership's debt agreements require certain principal and interest to be paid in April of each year based upon the Murat Partnership's net cash flow for the preceding year. The Murat Partnership's building lease agreement provides for lease payments to be made based upon the same net cash flow calculation. Net cash flow, as defined in each agreement, approximates net income, plus depreciation and amortization, less capital expenditures and partnership distributions necessary to pay applicable income taxes. Net cash flow in each year will be used by the Murat Partnership to pay principal, interest and lease payments in the following order of priority:

1. Payment of interest on $1,000,000 note equal to the lesser of (a) $.10 per ticket sold, (b) prime plus 1% or (c) remaining net cash flow;

2. Additional principal payments on bank note so that the total principal paid each month (including mandatory term payments discussed in Note 2) equals up to, but not exceeding, $16,667. If cash flow in any fiscal year is not sufficient to meet these additional principal payments, the obligation carries forward to the subsequent year;

3. For 1997 and beyond, building operating lease payments not to exceed $50,000 per year, non-cumulative;

4. Interest related to the $3 million note (including previous years' cumulative amounts not paid);

5.  Principal payment on the $3 million note until paid in full;

6. Principal payment on $800,000 note equal to lesser of $.15 per ticket sold during fiscal year or remaining net cash flow;

   If cash flow is such that only a portion is paid on the obligation in 2. above, Sunshine, Inc.'s management fee (see Note 6.) could be reduced by the amount paid in 1. in order to maximize the amount available to fully pay the obligation in 2.

4. DMD GRANT

   As part of the original financing for renovation of the Theatre, the Department of Metropolitan Development (DMD) contributed approximately $760,000 in 1995 and $340,000 in 1996 to the Murat Partnership. The DMD stipulated that the grant was to be used for leasehold improvements on the Theatre. As such, the grant has been recorded on the balance sheet as a reduction of leasehold improvements and is being amortized over 30 years.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 5. AGREEMENTS WITH OUTSIDE VENDORS

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a caterer to provide exclusive catering services at the Theatre. The Murat Partnership is entitled to a commission based upon a percentage of the caterer's net sales. As part of the agreement the caterer loaned the Murat Partnership $165,000, at a nominal interest rate, for leasehold improvements necessary to provide catering services. In February 1996 the Murat Partnership began repaying the loan ratably over 5 years.

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a concessionaire for the exclusive license to sell concession food and beverages at Theatre events. The Murat Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts. The concessionaire has paid the Murat Partnership $50,000 to be used for leasehold improvements (which are being depreciated over 30 years) which will be used by the concessionaire. This payment has been recorded as deferred income and is being amortized over the term of the agreement. On March 28, 1997 the rights to the concession agreement were acquired by the caterer under the same terms as the original concession agreement.

   Effective March 1996, the Murat Partnership entered into a five year agreement with a stagehand union allowing the union to provide services at all ticketed shows held in the main theater other than the broadway series. The agreement, among other items, sets minimum hours per show and hourly wages to be paid to union members. It also sets forth duties which must be performed solely by union members. A separate agreement between the stagehand union and Pace Theatrical Group, Inc. (see Note 7) governs the use of union stagehands for the broadway series.

   Effective February 1996, the Murat Partnership entered into a one year agreement granting another party the right to manage and operate the Theatre parking lot.

   In July 1988, the Deer Creek Partnership entered into a ten-year agreement with a concessionaire for the exclusive license to sell food and beverages at Deer Creek events. The Deer Creek Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts.

   The Deer Creek Partnership has an agreement with another concessionaire for an exclusive license to sell consigned nonconsumable novelties and programs at Deer Creek events. The agreement expires on October 31, 2001. The Deer Creek Partnership is entitled to royalty commissions based on the concessionaire's gross receipts.


   Total revenues related to the Deer Creek and Murat Center Partnership's vendor agreements were approximately $1.8 million and $1.7 million in 1996 and 1995, respectively.


6. MANAGEMENT AGREEMENTS


   The Deer Creek Partnership and Murat Partnership have entered into agreements which expire in 2009 and 2015, respectively, with Sunshine whose stockholders are also the limited partners of the general partner. Sunshine provides the overall promotional management and booking of the entertainment events held at respective venues, along with other general management responsibilities. As compensation for Sunshine's services, the Deer Creek Partnership pays Sunshine 4 percent of gross ticket sales, royalty income and various other revenues. Total fees to Sunshine for these services were approximately $581,000 in 1995 and $560,000 in 1996. The Murat pays Sunshine an annual management fee of $300,000, adjusted annually each January 1 by the greater of 4% or the annual increase in the consumer price index. In 1996 no such fee was recognized by the Murat Partnership as Sunshine permanently waived the $300,000 management fee due for 1996.


   In June 1988, the Deer Creek Partnership entered into a ten-year agreement with an unrelated management company to provide the on-site operations management for Deer Creek. At the end of 1995, this agreement was terminated by mutual consent of both parties. The Deer Creek Partnership entered

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

into a new agreement with the former management company whereby it agreed to pay $75,000 in 1996, 1997 and 1998 and also to provide to the former management company selected season tickets at Deer Creek in 1997 and 1998. In return, for 1996, 1997 and 1998, the Deer Creek Partnership is to receive advertising and promotion.

7. BROADWAY SERIES PARTNERSHIP

   In 1996 the Murat Partnership entered into a 5 year partnership agreement with Pace Theatrical Group, Inc. (Pace) and Broadway Series Management (BSMG) to co-present a subscription series of touring Broadway type shows in Indianapolis. This agreement calls for net profits and losses derived from the series to be split, after the allocation of certain revenues to the Murat Partnership and Pace, as follows: 45% Murat Partnership, 45% Pace, and 10% BSMG. No capital was invested by any of the parties and all income has been distributed to the parties. The Murat Partnership is responsible for the local marketing and management of the series, while Pace is responsible for booking, series management, and season ticket sales for the series. The Murat Partnership recognized earnings related to this partnership of $270,000 in 1996.

8. RELATED PARTIES


   In addition to the management agreement with Sunshine discussed in Note 6, the Deer Creek Partnership and Murat Partnership have conducted business with certain related parties in which the limited partners of the general partner have significant interests. Fees paid to all other related parties for catering, uniforms and marketing services totaled $249,000 in 1995 and $65,000 in 1996 from the Deer Creek Partnership and $46,000 in 1996 from the Murat Partnership.

9. SALE OF MURAT PARTNERSHIP AND DEER CREEK PARTNERSHIP


   In June 1997, the partners of the Murat Partnership and the Deer Creek Partnership agreed to sell all of the assets of the Murat Partnership and Deer Creek Partnership to SFX Broadcasting, Inc. (Broadcasting). The total sales price to Broadcasting of the combined partnership assets was approximately $33 million. As a part of the sale, Broadcasting assumed or retired virtually all liabilities and acquired all assets of the Murat Partnership and the Deer Creek Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PACE Entertainment Corporation:


We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation (a Texas Corporation) and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with respect
to the matters discussed in
Note 12, as to which the date
is December 22, 1997)

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
PACE Entertainment Corporation and Subsidiaries

   We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACE Entertainment Corporation and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


Houston, Texas
December 13, 1996, except for
 Note 10, as to which the
 date is August 22, 1997

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                            SEPTEMBER 30      DECEMBER 31
                                                        -------------------- -------------
                                                           1996      1997         1997
                                                        --------- ---------  -------------
                                                                              (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................  $23,165    $23,784     $27,702
 Trade receivables, net ...............................    4,097      4,562       6,741
 Accounts receivable, related parties .................    1,010      1,007       1,096
 Notes receivable .....................................    3,040        386          81
 Prepaid expenses .....................................    6,106      9,967      10,586
 Investments in theatrical productions ................    2,489      4,402       3,958
 Deferred tax asset ...................................    1,872        979         943
                                                        --------- ---------  -------------
  Total current assets ................................   41,779     45,087      51,107
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS ............    8,816     13,899      15,613
NOTES RECEIVABLE, related parties .....................    6,958      8,024       7,766
INTANGIBLE ASSETS, net ................................   17,244     17,894      17,633
OTHER ASSETS, net .....................................    4,484      4,933       6,047
                                                        --------- ---------  -------------
  Total assets ........................................  $79,281    $89,837     $98,166
                                                        ========= =========  =============
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .............  $10,285    $11,078       9,277
 Deferred revenue .....................................   26,909     32,093      33,208
 Current maturities of long-term debt .................    2,576      2,394       2,688
                                                        --------- ---------  -------------
  Total current liabilities ...........................   39,770     45,565      45,173
LONG-TERM DEBT ........................................   21,863     23,129      31,543
OTHER NONCURRENT LIABILITIES ..........................    2,496      1,607       2,080
REDEEMABLE COMMON STOCK ...............................    3,264      2,456       2,983
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value; 500,000 shares
  authorized,
  2,579 shares issued as of September 30, 1996 and
  1997 ................................................        3          3           3
 Additional paid-in capital ...........................    1,910      1,942       2,097
 Retained earnings ....................................   10,115     15,275      14,427
 Treasury stock, at cost, 544 shares ..................     (140)      (140)       (140)
                                                        --------- ---------  -------------
  Total shareholders' equity ..........................   11,888     17,080      16,387
                                                        --------- ---------  -------------
  Total liabilities and shareholders' equity  .........  $79,281    $89,837     $98,166
                                                        ========= =========  =============


The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                                           THREE MONTHS ENDED
                                         YEARS ENDED SEPTEMBER 30             DECEMBER 31
                                   ------------------------------------- --------------------
                                       1995        1996         1997        1996       1997
                                   ----------- -----------  ----------- ----------  ----------
                                                                              (UNAUDITED)
GROSS REVENUES ...................  $ 150,385    $ 156,325   $ 176,046    $ 38,430   $ 38,552
COST OF SALES ....................   (131,364)    (135,925)   (148,503)    (34,221)   (33,687)
EQUITY IN EARNINGS (LOSS) OF
 UNCONSOLIDATED PARTNERSHIPS AND
 THEATRICAL PRODUCTIONS ..........      2,183        3,048       6,838        (111)     1,185
                                   ----------- -----------  ----------- ----------  ----------
  Gross profit ...................     21,204       23,448      34,381       4,098      6,050
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES .........    (13,351)     (15,951)    (21,260)     (4,072)    (5,018)
STOCK COMPENSATION ...............        (25)      (3,675)       (456)         (6)      (683)
LITIGATION SETTLEMENT ............         --       (3,657)         --          --         --
DEPRECIATION AND AMORTIZATION  ...     (1,223)      (1,737)     (1,896)       (434)      (523)
                                   ----------- -----------  ----------- ----------  ----------
  Operating profit (loss) ........      6,605       (1,572)     10,769        (414)      (174)
INTEREST INCOME, related parties          305          329         403          75        178
INTEREST INCOME, other ...........        147          176          60          35          6
INTEREST EXPENSE .................       (655)      (1,206)     (1,997)       (480)      (867)
                                   ----------- -----------  ----------- ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST ...........      6,402       (2,273)      9,235        (784)      (857)
INCOME TAX (PROVISION) BENEFIT  ..     (2,575)         714      (3,529)        222        182
MINORITY INTEREST ................       (485)        (446)       (546)       (130)      (173)
                                   ----------- -----------  ----------- ----------  ----------
NET INCOME (LOSS) ................  $   3,342    $  (2,005)  $   5,160    $   (692)  $   (848)
                                   =========== ===========  =========== ==========  ==========


The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)


                                                          ADDITIONAL                              TOTAL
                                                COMMON     PAID-IN     RETAINED    TREASURY   SHAREHOLDERS'
                                                 STOCK     CAPITAL     EARNINGS     STOCK         EQUITY
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1994 ................    $ 3       $1,465      $ 8,778     $(140)       $10,106
 Amortization of deferred stock compensation .     --           25           --        --             25
 Net income ..................................     --           --        3,342        --          3,342
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1995 ................      3        1,490       12,120      (140)        13,473
 Issuance of restricted stock and
  amortization of deferred stock compensation      --          420           --        --            420
 Net loss ....................................     --           --       (2,005)       --         (2,005)
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1996 ................      3        1,910       10,115      (140)        11,888
 Issuance of restricted stock and
  amortization of deferred stock compensation      --           32           --        --             32
 Net income ..................................     --           --        5,160        --          5,160
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1997 ................      3        1,942       15,275      (140)        17,080
 Issuance of restricted stock and
  amortization of deferred stock compensation
  (unaudited).................................     --          155                     --            155
 Net loss (unaudited) ........................     --           --         (848)       --           (848)
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT DECEMBER 31, 1997 (unaudited)  ....    $ 3       $2,097      $14,427     $(140)       $16,387
                                               ======== ============  ========== ==========  ===============


The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                                      THREE MONTHS ENDED
                                                       YEARS ENDED SEPTEMBER 30          DECEMBER 31
                                                   ---------------------------------
                                                      1995       1996       1997       1996       1997
                                                   --------- ----------  ---------- ---------  ---------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................  $ 3,342    $ (2,005)  $  5,160    $  (692)  $  (848)
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities-
  Depreciation and amortization ..................    1,223       1,737      1,896        434       522
  Equity in (earnings) loss of unconsolidated
   partnerships ..................................   (1,624)       (486)    (4,912)       607    (1,150)
  Distributions from unconsolidated partnerships      1,297       1,090      2,354      1,073       411
  Restricted stock compensation ..................       25       3,675        456          6       683
  Deferred income tax expense (benefit)  .........      848      (4,541)     2,037         36      (574)
  Changes in operating assets and liabilities- ...
   Trade receivables .............................      447        (826)      (465)       383    (2,179)
   Notes receivable ..............................   (1,813)     (1,227)     2,654      1,140       305
   Prepaid expenses ..............................     (221)      1,466     (3,861)    (2,099)     (619)
   Investments in theatrical productions  ........      305        (335)    (1,913)    (1,658)      444
   Other assets ..................................      (37)     (1,130)      (421)       (39)     (469)
   Accounts payable and accrued liabilities  .....      947      (1,142)      (920)      (264)   (2,626)
   Deferred revenue ..............................   (1,082)     (1,008)     5,184     (7,004)    1,115
   Other liabilities .............................      171       1,601        (34)       130     3,083
                                                   --------- ----------  ---------- ---------  ---------
    Net cash provided by (used in) operating
     activities ..................................    3,828      (3,131)     7,215     (7,947)   (1,902)
                                                   --------- ----------  ---------- ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ..............       --     (13,233)    (2,215)        --      (178)
 Capital expenditures ............................     (728)       (827)    (1,008)      (407)     (900)
 Loans and advances to related parties ...........   (2,301)       (535)    (2,295)         2       169
 Contributions to unconsolidated partnerships  ...   (1,212)     (1,806)    (2,162)      (618)   (1,980)
                                                   --------- ----------  ---------- ---------  ---------
    Net cash used in investing activities  .......   (4,241)    (16,401)    (7,680)    (1,023)   (2,889)
                                                   --------- ----------  ---------- ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions ....................    8,927      24,043     24,287        557    14,593
 Payments on debt ................................   (8,928)     (6,512)   (23,203)      (873)   (5,884)
                                                   --------- ----------  ---------- ---------  ---------
    Net cash provided by (used in) financing
     activities ..................................       (1)     17,531      1,084       (316)    8,709
                                                   --------- ----------  ---------- ---------  ---------
NET INCREASE (DECREASE) IN CASH AND  CASH
EQUIVALENTS ......................................     (414)     (2,001)       619     (9,286)    3,918
CASH AND CASH EQUIVALENTS AT  BEGINNING OF YEAR  .   25,580      25,166     23,165     23,165    23,784
                                                   --------- ----------  ---------- ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF  YEAR  .......  $25,166    $ 23,165   $ 23,784    $13,879   $27,702
                                                   ========= ==========  ========== =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH  FLOW
INFORMATION:
 Interest paid ...................................  $   620    $  1,117   $  1,900    $   180   $   644
 Income taxes paid ...............................    2,276       2,804      2,103        565        93


The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:

 Description of Business

   PACE Entertainment Corporation (referred to herein as PACE or the Company), a Texas corporation, is a diversified live entertainment company operating principally in the United States. The Company presents and produces theatrical shows, musical concerts and specialized motor sports events. Through certain unconsolidated partnerships, the Company also owns interests in and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of PACE and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, using the equity method. Intercompany balances are eliminated.

   The Company has various agreements related to the presentation of events with other live entertainment organizations whereby the Company retains 50 percent to 80 percent of the profits from such events. The Company consolidates the revenues and related costs from these events and records the amounts paid to the other parties in cost of sales.

 Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 1997, the Company had restricted cash and cash equivalents of $2,950,000, which secured letters of credit totaling $3,750,000.

 Trade Receivables

   Trade receivables are shown net of allowance for doubtful accounts of $120,000 and $134,000 at September 30, 1996 and 1997, respectively.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $1,337,000 and $1,498,000, respectively. The Company recognized event advertising expenses of $13,818,000, $14,861,000 and $13,802,000 in cost of sales for the years ended September 30, 1995, 1996 and 1997, respectively.

 Investments in Theatrical Productions

   Theatrical production partnerships are typically formed to invest in a single theatrical production and, therefore, have limited lives which are generally less than one year. Accordingly, the Company's investments in such partnerships are generally shown as current assets. The partnerships amortize production costs over the estimated life of each production based on the percentage of revenues earned in relation to projected total revenues.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Intangible Assets

   Intangible assets consisted of the following (in thousands):

                                                  SEPTEMBER 30
                                              --------------------
                                                 1996      1997
                                              --------- ---------
Goodwill ....................................  $16,599    $17,851
Noncompete agreements and other intangibles      3,940      3,857
                                              --------- ---------
                                                20,539     21,708
Accumulated amortization ....................   (3,295)    (3,814)
                                              --------- ---------
                                               $17,244    $17,894
                                              ========= =========

   Goodwill, which represents the excess of costs of business acquisitions over the fair value of net assets acquired, is being amortized on a straight-line basis over periods not exceeding 40 years. The noncompete agreements and other intangibles are being amortized on a straight-line basis over periods generally not exceeding five years. The Company evaluates on an ongoing basis whether events and circumstances indicate that the amortization periods of intangibles warrant revision. Additionally, the Company periodically assesses whether the carrying amounts of intangibles exceed their expected future benefits and value, in which case an impairment loss would be recognized. Such assessments are based on various analyses, including cash flow and profitability projections.

 Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consisted of the following (in thousands):

                               SEPTEMBER 30
                            -------------------
                               1996      1997
                            --------- --------
Accounts payable ..........  $ 1,192   $ 1,866
Accrued payroll ...........    2,384     2,936
Other accrued liabilities      6,709     6,276
                            --------- --------
                             $10,285   $11,078
                            ========= ========

 Revenue Recognition

   Revenues from the presentation and production of an event, including interest on advance ticket sales, are recognized upon completion of the event. Deferred revenue relates primarily to advance ticket sales.

   The Company barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Company's financial position or results of operations.

  Stock-Based Compensation

   The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," during the year ended September 30, 1997, and implemented its disclosure provisions. While SFAS No. 123 encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Financial Instruments


   The carrying amounts of cash equivalents approximate fair value because of the short maturities of these investments. The carrying amount of long-term debt approximates fair value as borrowings bear interest at current market rates.


 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Reclassifications

   Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

 Interim Financial Information

   The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited; and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. ACQUISITIONS:

   On March 13, 1996, the Company acquired substantially all the assets of SRO Motorsports (SRO), a division of Madison Square Garden, L.P., under an asset purchase agreement for an aggregate initial purchase price of approximately $13,300,000 in cash and $3,800,000 in assumed liabilities. The agreement also provides for a contingent deferred purchase price not to exceed $1,000,000, payable if annual earnings before interest, taxes, depreciation and amortization of the Company's motor sports operations, as defined, exceed $8,000,000 for any fiscal year through September 30, 2001. No deferred purchase price costs had been incurred through September 30, 1997.

   The acquisition of SRO was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at fair value, resulting in the recognition of $14,250,000 of goodwill and $400,000 of other intangibles. The results of operations of SRO since March 13, 1996, have been included in the accompanying consolidated financial statements.

   The following unaudited pro forma information assumes that the Company had acquired SRO as of October 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, amortization of goodwill and other intangibles, the income tax effects of the operations of SRO, and the elimination of certain intercompany balances. The unaudited pro forma information, which is not necessarily indicative of what actual results would have been, is as follows (in thousands):

                          YEAR ENDED
                         SEPTEMBER 30
                    ----------------------
                       1995        1996
                    ---------- ----------
                         (UNAUDITED)
Gross revenues  ...  $167,422    $172,952
Net income (loss)       3,742        (257)


               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS AND THEATRICAL
    PRODUCTIONS:

   Investments in unconsolidated partnerships and theatrical productions consisted of the following (in thousands):

                                                SEPTEMBER 30
                                             -------------------
                                                1996      1997
                                             --------- --------
Investment in--
 Pavilion Partners .........................  $ 3,131   $ 4,810
 Universal/PACE Amphitheaters Group, L.P.  .    3,380     3,991
 Other .....................................    2,305     5,098
                                             --------- --------
Investments in unconsolidated partnerships      8,816    13,899
Investments in theatrical productions  .....    2,489     4,402
                                             --------- --------
                                              $11,305   $18,301
                                             ========= ========

   The Company's share of earnings and the distributions received from these investments were as follows (in thousands):

                                        YEAR ENDED SEPTEMBER 30
                                      ----------------------------
                                        1995      1996     1997
                                      -------- --------  --------
Equity in earnings (losses) of--
 Pavilion Partners ..................  $1,872    $  103   $2,803
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     551       871      645
 Other ..............................    (799)     (488)   1,464
                                      -------- --------  --------
Equity in earnings of unconsolidated
 partnerships .......................   1,624       486    4,912
Equity in earnings of theatrical
 productions ........................     559     2,562    1,926
                                      -------- --------  --------
                                       $2,183    $3,048   $6,838
                                      ======== ========  ========
Distributions received from--
 Pavilion Partners ..................  $  992    $1,002   $1,124
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     166        78       34
 Other ..............................     139        10    1,196
                                      -------- --------  --------
Distributions from unconsolidated
 partnerships .......................   1,297     1,090    2,354
Distributions from theatrical
 productions ........................   4,240     5,836    6,803
                                      -------- --------  --------
                                       $5,537    $6,926   $9,157
                                      ======== ========  ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Pavilion Partners

   Pavilion Partners is a Delaware general partnership between the Company and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between Sony Music Entertainment Inc. (Sony) and Blockbuster Entertainment Corporation (Blockbuster). Pavilion Partners owns and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists. Pavilion Partners had interests in 10 and 11 amphitheaters at September 30, 1996 and 1997, respectively. The Company owns a 33-1/3 percent interest in, and is the managing partner of, Pavilion Partners.

   In general, all of Pavilion Partners' income is allocated to the partners in proportion to their respective ownership interests. The partnership agreement generally restricts cash distributions to 35 percent of cash flow after scheduled debt service. Additionally, PACE has been entitled to certain priority allocations of net income based, in part, on the cash flow from one of the amphitheaters it contributed to Pavilion Partners. During the periods ended September 30, 1995, 1996 and 1997, the priority allocations of net income included in the Company's equity in earnings of Pavilion Partners were $771,000, $725,000 and $119,000, respectively. The cumulative amount of the priority allocations of net income was limited; PACE is not entitled to any future priority allocations. AEP is entitled to receive priority allocations of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. The cumulative priority allocations of net income to AEP is limited to $7,000,000. The loan is scheduled to mature in 2004 and no such allocation has yet been made.

   PACE also received booking fees of $323,000, $235,000 and $395,000 from Pavilion Partners for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company is reimbursed for certain costs of providing management services to Pavilion Partners. These reimbursements totaled $1,629,000, $1,824,000 and $1,968,000 during the periods ended September 30, 1995, 1996 and 1997, respectively, and offset general and administrative expenses.

   Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Pavilion Partners follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ----------
Current assets ..........................  $15,787    $20,700   $ 30,178
Noncurrent assets .......................   64,619     72,793     72,598
                                          --------- ---------  ----------
 Total assets ...........................  $80,406    $93,493   $102,776
                                          ========= =========  ==========
Current liabilities .....................  $ 9,467    $17,194   $ 19,748
Noncurrent liabilities ..................   51,578     58,695     59,166
Partners' capital .......................   19,361     17,604     23,862
                                          --------- ---------  ----------
 Total liabilities and partners' capital   $80,406    $93,493   $102,776
                                          ========= =========  ==========
Gross revenues ..........................  $69,372    $89,223   $100,209
                                          ========= =========  ==========
Gross profit ............................  $19,440    $27,993   $ 36,157
                                          ========= =========  ==========
Net income (loss) .......................  $ 3,104    $  (839)  $  6,986
                                          ========= =========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Universal/PACE

   The Company owns a 32.5 percent interest in Universal/PACE Amphitheaters Group, L.P. (Universal/PACE), a limited partnership between the Company and Universal Concerts, Inc., which controls two amphitheaters. PACE earned management fees of $167,000, $79,000 and $34,000 from Universal/PACE for the years ended September 30, 1995, 1996 and 1997, respectively. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Universal/ PACE follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ---------
Current assets ..........................  $ 4,085    $ 3,420   $ 6,659
Noncurrent assets .......................   14,654     14,185    14,156
                                          --------- ---------  ---------
 Total assets ...........................  $18,739    $17,605   $20,815
                                          ========= =========  =========
Current liabilities .....................  $ 6,599    $ 3,876   $10,221
Noncurrent liabilities ..................    6,467      5,618       602
Partners' capital .......................    5,673      8,111     9,992
                                          --------- ---------  ---------
 Total liabilities and partners' capital   $18,739    $17,605   $20,815
                                          ========= =========  =========
Gross revenues ..........................  $24,070    $20,336   $25,299
                                          ========= =========  =========
Gross profit ............................  $ 5,968    $ 6,361   $ 5,817
                                          ========= =========  =========
Net income ..............................  $ 1,183    $ 2,438   $ 1,880
                                          ========= =========  =========

  Other

   The Company also has investments in numerous theatrical production and other unconsolidated partnerships. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for these partnerships, excluding Pavilion Partners and Universal/PACE, follows (in thousands):

                                             1995        1996       1997
                                          ---------- ----------  ----------
Current assets ..........................  $ 10,410    $ 12,433   $ 35,743
Noncurrent assets .......................     5,668       7,267     14,050
                                          ---------- ----------  ----------
 Total assets ...........................  $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Current liabilities .....................  $  7,539    $  6,566   $ 19,134
Noncurrent liabilities ..................     2,315       2,250      2,957
Partners' capital .......................     6,224      10,884     27,702
                                          ---------- ----------  ----------
 Total liabilities and partners' capital   $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Gross revenues ..........................  $113,854    $111,715   $249,707
                                          ========== ==========  ==========
Gross profit ............................  $    221    $ 10,440   $ 34,454
                                          ========== ==========  ==========
Net income (loss) .......................  $ (1,863)   $  9,823   $ 32,164
                                          ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 4. LONG-TERM DEBT:

   Long-term debt consisted of the following (in thousands):

                               SEPTEMBER 30
                           --------------------
                              1996      1997
                           --------- ---------
Term loan ................  $14,464    $12,322
Revolving line of credit      9,250     12,950
Other notes payable  .....      725        251
                           --------- ---------
                             24,439     25,523
Less-Current portion  ....   (2,576)    (2,394)
                           --------- ---------
                            $21,863    $23,129
                           ========= =========

   In March 1996, the Company entered into a new credit agreement with certain financial institutions. The credit agreement provides for a term loan and a revolving line of credit, both of which bear interest at either LIBOR plus 2 percent or prime, at the option of the Company. At September 30, 1997, the weighted average interest rate was 7.8 percent. The term loan is scheduled to mature in March 2001 and is payable in quarterly installments of $536,000 plus interest, with a balloon payment at maturity. The Company may borrow $27,000,000 under the revolving line of credit until February 1998; subsequently, borrowings are limited to $13,000,000 until March 2001, when the revolving line of credit expires. The Company must pay a quarterly commitment fee equal to 0.375 percent per annum on the average daily unused portion of the revolving line of credit. The term loan and the revolving line of credit are secured by substantially all of the Company's assets, including pledges of the capital stock of its subsidiaries. The credit agreement contains various restrictions and requirements relating to, among other things, mergers, sales of assets, investments and maintenance of certain financial ratios.

   At September 30, 1997, scheduled maturities of long-term debt were as follows (in thousands):

 For the year ending September
 30--
 1998 ............................  $ 2,394
 1999 ............................    2,143
 2000 ............................    2,143
 2001.............................   18,843
                                   --------
                                    $25,523
                                   ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. INCOME TAXES:

   Deferred taxes reflect the tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                  SEPTEMBER 30
                                                -----------------
                                                  1996     1997
                                                -------- -------
Deferred tax assets--
 Investments in unconsolidated partnerships
  and theatrical productions ..................  $  286   $  237
 Accounts payable and accrued liabilities  ....   1,014    1,480
 Restricted stock compensation ................   1,387      409
 Other noncurrent liabilities .................   1,717       --
 Other ........................................     107      281
                                                -------- -------
  Total deferred tax assets ...................   4,511    2,407
                                                -------- -------
Deferred tax liabilities--
 Investments in unconsolidated partnerships
  and theatrical productions ..................   1,522    1,099
 Prepaid expenses .............................     907    1,237
 Intangibles ..................................     646      672
                                                -------- -------
  Total deferred tax liabilities ..............   3,075    3,008
                                                -------- -------
                                                 $1,436   $ (601)
                                                ======== =======

   Deferred taxes are included in the consolidated balance sheets as follows (in thousands):

                                  SEPTEMBER 30
                               -------------------
                                 1996      1997
                               -------- ---------
Current deferred tax assets  .  $1,872    $   979
Other noncurrent liabilities      (436)    (1,580)
                               -------- ---------
                                $1,436    $  (601)
                               ======== =========

   The income tax (provision) benefit consisted of the following (in thousands):

                                     YEAR ENDED SEPTEMBER 30
                                ----------------------------------
                                   1995        1996       1997
                                ---------- ----------  ----------
Current--
 Federal ......................   $(1,251)   $(2,817)    $(1,319)
 State ........................      (476)    (1,010)       (173)
Deferred--
 Federal ......................      (692)     3,705      (1,777)
 State ........................      (156)       836        (260)
                                ---------- ----------  ----------
Total tax (provision) benefit     $(2,575)   $   714     $(3,529)
                                ========== ==========  ==========
Effective tax rate ............        44%        26%         41%
                                ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The reconciliation of income tax computed at the U.S. federal statutory rates to the income tax (provision) benefit is as follows (in thousands):

                                            YEAR ENDED SEPTEMBER 30
                                        -------------------------------
                                           1995      1996      1997
                                        ---------- -------  ----------
Tax at the federal statutory rate  ....   $(2,012)   $ 924    $(2,954)
Increases resulting from--
 State income taxes, net of federal
  tax effect ..........................      (417)    (112)      (286)
 Nondeductible expenses ...............       (60)     (98)      (185)
 Other ................................       (86)      --       (104)
                                        ---------- -------  ----------
 Total income tax (provision) benefit     $(2,575)   $ 714    $(3,529)
                                        ========== =======  ==========

6. REDEEMABLE COMMON STOCK:

   At September 30, 1997, the Company had outstanding 155 shares of common stock that are redeemable under conditions that are not solely within the control of the Company. The Company granted this redeemable stock to certain executives during the years ended September 30, 1996 and 1997. To the extent that the grants related to prior service, the Company recognized compensation costs on the grant date. Additionally, the Company recognizes compensation costs for the change in value of certain shares that, as discussed below, the Company may be required to purchase from the executives at fair market value. Restricted stock compensation related to these grants totaled $3,260,000 and $425,000 during the years ended September 30, 1996 and 1997, respectively. The Company has the right of first refusal to purchase the redeemable common stock at fair market value.

   Agreements with one executive who received 140 shares of redeemable stock provide that the Company will have call options to purchase these shares from the executive for a total of $3,420,000. These agreements also provide that the executive will have put options to sell such shares to the Company for $3,420,000. The put and call options are only exercisable if the executive's employment is terminated before an initial public offering of the Company's common stock.

   Of the redeemable stock granted to this executive, 123 shares were granted during the year ended September 30, 1996, and vested during the year ended September 30, 1997. Since the grant related to prior service, the Company recognized compensation costs on the grant date. During the year ended September 30, 1997, the Company executed a promissory note in the amount of $1,232,000 with this executive. This note bears interest at 5.45 percent, is secured by 140 shares of the Company's common stock, and is scheduled to mature in October 2001. The proceeds of the note were used to pay the executive's tax liability related to the 123 shares that vested during the year ended September 30, 1997. Accordingly, the value of redeemable stock outstanding has been reduced by this note receivable.

   The remaining 17 shares of redeemable stock received by this executive were granted during the year ended September 30, 1997, and vest ratably during the years ending September 30, 1999 and 2000. To fund the executive's tax liability related to these 17 shares, the Company may be required to purchase up to 41 percent of the shares at fair market value when the shares vest. The Company has similar agreements with the other executives who received the remaining 15 shares of redeemable stock, which were granted during the year ended September 30, 1996. In order to fund the executives' tax liabilities related to these grants and related restricted common stock grants, these 15 shares of redeemable stock must be purchased at fair market value when the shares vest during the years ended September 30, 1998 and 1999. Although all 32 shares that the Company may be required to purchase in order to satisfy executives' tax liabilities have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition and recognition over the vesting periods is not material to the Company's results of operations and financial position.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. SHAREHOLDER'S EQUITY:

   The Company granted 23 shares of restricted common stock to certain executives during the year ended September 30, 1996. These shares vest ratably during the years ended September 30, 1998 and 1999. Although the shares have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition, which totaled $390,000 and $6,000 during the years ended September 30, 1996 and 1997, respectively, and recognition over the vesting periods is not material to the Company's results of operations and financial position. The Company has the right of first refusal to purchase at fair market value all of the shares granted during the year ended September 30, 1996. Additionally, if the executives' employment is terminated before an initial public offering of the Company's common stock, the Company has a call option to purchase the vested shares at fair market value.

   Effective October 15, 1993, the Company and one of its officers entered into an employment agreement which provided for the granting of 45 shares of the Company's common stock. The shares vested over a five-year period and the Company recorded related compensation expense of $25,000 for each of the years ended September 30, 1995, 1996 and 1997.

8. STOCK OPTIONS:

   The Company adopted the 1996 Stock Incentive Compensation Plan during the year ended September 30, 1996. Under the plan, the Company may grant awards based on its common stock to employees and directors. Such awards may include, but are not limited to, restricted stock, stock options, stock appreciation rights and convertible debentures. Up to 325 shares of common stock may be issued under the plan. During the year ended September 30, 1996, the Company granted options to purchase 117 shares of common stock at a weighted average exercise price of $18,989 per share, which approximated fair value on the date of grant. Such options vest and are generally exercisable ratably over a four-year period. The options expire in 10 years.

   An option to purchase 22 shares of common stock at $10,000 per share was granted to an executive during the year ended September 30, 1994. This option was canceled subsequent to September 30, 1997.

   Because the exercise prices of the Company's employee stock options equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized in accordance with APB Opinion No. 25. Had compensation cost for the options been determined based on the fair value at the grant date pursuant to SFAS No. 123, the Company's net income would have decreased by $49,000 and $148,000 for the years ended September 30, 1996 and 1997, respectively. For this purpose, the fair value of the options was estimated using the minimum value method assuming that the risk-free interest rate was 6.7 percent and that no dividends will be paid.

9. RELATED-PARTY TRANSACTIONS:

   The Company contracts with certain theatrical partnerships of which it is a minority partner to obtain the rights to present theatrical productions in the Company's markets. Approximately $20,000,000, $33,400,000 and $31,200,000
of expenses were incurred for such rights and included in cost of sales during the years ended September 30, 1995, 1996 and 1997, respectively.

   The Company contracts with certain unconsolidated partnerships to sell the rights to present musical concerts. Approximately $2,446,000 of revenues was earned from the sale of such rights during the year ended September 30, 1997. No such rights were sold during the years ended September 30, 1995 and 1996.

   As of September 30, 1997, notes receivable, related parties included $6,453,000 due from executives and $1,571,000 due from other related parties. Two of the notes receivable from executives are promissory notes from the Company's principal shareholder. As of September 30, 1997, these two notes totaled

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$5,961,000, including accrued interest of $550,000. One note, in the original principal amount of $2,911,000, bears interest at 5.83 percent, is secured by 254 shares of PACE common stock and matures on March 28, 1999. The other note is for $2,500,000, bears interest at 6.34 percent, is secured by 246 shares of PACE common stock and was scheduled to mature on November 3, 1997. This note has been extended to mature on November 4, 2000. Interest income on these two notes was approximately $300,000 for each of the years ended September 30, 1995, 1996 and 1997. At September 30, 1997, the Company also had a $583,000 receivable from its principal shareholder. The principal shareholder has represented his intention to pay the outstanding loans and receivable balance from personal assets or if necessary, the liquidation of certain ownership interests in the Company.

   At September 30, 1997, notes receivable from other related parties included $945,000 due from a joint venture partner. The terms of the related joint venture agreement provide for the Company to loan to the joint venture partner any required capital contributions, to be repaid on a priority basis from the profits allocated to the joint venture partner. The advances accrue interest at the prime rate plus 4 percent (12.5 percent at September 30, 1997) and are secured by the joint venture partner's 50 percent interest in the joint venture.

10. LITIGATION SETTLEMENT:

   The Company was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several other defendants named in the litigation, including Pavilion Partners, with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts,
(b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiffs' claims was that certain of the defendants agreed to enter into a partnership with plaintiffs for the development and operation of an amphitheater.

   On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. The defendants did not acknowledge or admit any liability. The settlement called for payments from defendants totaling $4,500,000. The Company was obligated to pay $1,500,000 immediately after the settlement and is obligated to pay an additional $2,000,000 on or before May 1, 1998. To guarantee payment of this $2,000,000 obligation, the Company had a standby letter of credit outstanding at September 30, 1997. The remaining $1,000,000 of the settlement was paid by Pavilion Partners during the year ended September 30, 1997. This expense and related legal expenses were charged to operations for the year ended September 30, 1996.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES:

 Leases

   The Company leases office facilities under noncancelable operating leases with future minimum rent payments as follows (in thousands):

 For the year ending September 30--
 1998 ............................  $1,006
 1999 ............................     417
 2000 ............................     215
 2001 ............................     193
 2002 ............................     195
Thereafter .......................      33
                                   --------
 Total ...........................  $2,059
                                   ========

   Rent expense was $676,000, $765,000 and $1,084,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

 Change in Control Provisions

   The Company and its unconsolidated partnerships, including Pavilion Partners, have entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Company.

 Employment Agreements

   The Company has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):

 For the year ending September 30--
 1998 ............................  $4,463
 1999 ............................   3,825
 2000 ............................   2,789
 2001 ............................   1,430
 2002 ............................     743

   The Company is currently negotiating certain other employment agreements that may result in additional future commitments.

 Insurance

   The Company carries a broad range of insurance coverage, including general liability, workers' compensation, stop-loss coverage for its employee health plan and umbrella policies. The Company carries deductibles of up to $10,000 per occurrence for general liability claims and is self-insured for annual healthcare costs of up to $25,000 per covered employee and family. The Company has accrued for estimated potential claim costs in satisfying the deductible and self-insurance provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Legal Proceedings

   Various legal actions and claims are pending against the Company, most of which are covered by insurance. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or results of operations of the Company.

 Guarantees

   The Company has guaranteed a $2,438,000 debt of a partnership in which Pavilion Partners holds a 50 percent interest. PACE has agreements with its partners whereby they would assume approximately 50 percent of any liability arising from this guarantee. The debt matures June 1, 2003. Management does not believe that the guarantee will result in a material liability to the Company.

 Income Taxes

   The Internal Revenue Service is examining several years of returns of a majority-owned subsidiary. Management is currently discussing a possible settlement of approximately $600,000, which has been accrued in the Company's financial statements.

  Subscription Agreement

   During April 1995, the Company acquired an interest in a company incorporated in the United Kingdom. Pursuant to a subscription agreement, the Company made payments totaling $1,355,000 prior to September 30, 1997. The Company has agreed to pay an additional pounds sterling239,000 in April 1998.

 Construction Commitments

   An unconsolidated partnership has committed to certain renovation work at its amphitheater. The Company may be obligated to fund up to approximately $7.3 million of these renovations. Through its investment in another unconsolidated partnership, the Company has an interest in a performance hall being constructed for musical and theatrical presentations. The Company had funded $0.4 million of the performance hall construction costs through September 30, 1997; the Company's estimated additional funding commitments are approximately $2.0 million. In addition, the Company and several third parties are currently negotiating definitive agreements to develop a theatrical venue. The Company may be obligated to fund approximately $3.0 million of the costs of this development over an undetermined period of time.

 Put Option Agreement

   The Company has entered into put option agreements with two banks whereby the Company may be required to repurchase a total of 1,000 shares of the Company's common stock held by an affiliate that collateralizes the personal loans of the Company's principal shareholder at a per share price of $1,500. The put options are effective only in the event of a loan default of the shareholder prior to July 31, 1999. At September 30, 1997, the loans were not in default.

12. SUBSEQUENT EVENTS:


   Subsequent to September 30, 1997, the Company entered into certain agreements with an executive who previously had been granted an option to purchase 22 shares of common stock at $10,000 per share. Pursuant to the new agreements, the option was canceled and the executive was granted 22 shares of restricted common stock.

   In December 1997, the Company and its shareholders entered into an agreement with SFX Entertainment, Inc. (SFX), whereby the shareholders would sell their interests in the Company to SFX (SFX Transaction). The purchase price of $109 million in cash and 1,500,000 shares of SFX Class A Common Stock is subject to adjustment prior to closing. Closing is subject to certain conditions, including

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


approval of certain third parties. Concurrent with closing, the agreement requires, among other things, the repayment of all outstanding loans and receivables due from the Company's principal shareholder (see Note 9) and the repayment of the promissory note received from an executive in connection with a stock grant (see Note 6). Additionally, the agreement provides for the settlement of all restricted and redeemable stock, as well as all outstanding stock options. This settlement is expected to result in a one-time charge by the Company of approximately $4.7 million, net of related tax effects. The agreement also requires SFX to provide the Company with a $25 million line of credit (Acquisition Facility) to be used for certain acquisitions being contemplated by the Company. If the acquisition of the Company is not consummated, this line of credit will be converted to a term loan in the amount of advances then outstanding or under certain circumstances, will become immediately due and payable. This bridge financing is secured by the assets acquired and an option to purchase the Company's interest in Pavilion Partners.

   In December 1997, the Company entered into agreements to effectively purchase substantially all of the assets of United Sports of America (USA Transaction), a producer and presenter of demolition derbies, thrill shows, air shows, monster truck shows, tractor pull events, motorcycle racing and bull riding in the United States and Canada. Pursuant to the agreements, the total purchase price is $6,000,000 in cash of which an option amount of $500,000 was paid upon the execution of the agreement and closing is subject to the satisfactory completion of due diligence by the Company. Management does not expect this transaction to close until May 1998. In the event the transaction does not close, the option amount will be forfeited if certain conditions are not met.

   In December 1997, the Company entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in Pavilion Partners (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Pavilion Partners Partnership Agreement. In addition, the Company has agreed to purchase a note with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony (Note
3)

   On December 22, 1997, the Company entered into an agreement to purchase Sony's 33 1/3 percent interest in Pavilion Partners (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations. (see Note 3)

EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

   Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX retired the Company's outstanding term loan and revolving line of credit and purchased or retired a substantial portion of thoe indebtedness of Pavilion Partners, including debt which was previously guaranteed by PACE. No borrowings had been made under the Acquisition Facility, which expired with the closing of the SFX transaction. Additionally, all put option agreements related to the Company's common Stock were terminated.

   During February 1998, the Company granted 40 shares of restricted common stock to an executive. This grant combined with the settlement of all restricted and redeemable stock and all outstanding stock options in conjunction with the SFX Transaction resulted in a one-time charge during February 1998 of approximately $5.2 million, net of related tax effects.

   The USA Transaction closed on March 25, 1998. To effect the USA Transaction, PACE contributed $4,000,000 to a newly formed partnership and that partnership acquired a 67% interest in certain assets and liabilities of United Sports of America from third parties. The remaining 33% interest in those assets and liabilities was contributed to the partnership by a subsidiary of SFX.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Pavilion Partners:

We have audited the accompanying consolidated balance sheet of Pavilion Partners, a Delaware general partnership, as of September 30, 1997, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Partners as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with
respect to the matters discussed
in Note 11, as to which the date
is December 22, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Pavilion Partners

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Pavilion Partners and its subsidiaries (the Partnership) at September 30, 1996 and the results of their operations and their cash flows for the year ended October 31, 1995 and the eleven months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Houston, Texas
December 12, 1996

                              PAVILION PARTNERS
                         CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)


                                                             SEPTEMBER 30
                                                         ---------------------  DECEMBER 31
                                                            1996       1997        1997
                                                         --------- ----------  ------------
                                                                                (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .............................  $ 8,554    $ 17,898     $15,464
 Accounts receivable ...................................    7,842       6,167       2,067
 Accounts receivable, related parties ..................    1,878       3,878       1,687
 Notes receivable, related parties .....................    1,218       1,218       1,218
 Prepaid expenses and other current assets .............    1,208       1,017         622
                                                         --------- ----------  ------------
    Total current assets ...............................   20,700      30,178      21,058
 Prepaid rent ..........................................    7,075       6,938       6,898
 Property and equipment, net ...........................   61,292      59,938      59,291
 Other assets ..........................................    4,426       5,722       5,777
                                                         --------- ----------  ------------
    Total assets .......................................  $93,493    $102,776     $93,024
                                                         ========= ==========  ============
            LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable ......................................  $ 1,404    $  1,193     $   260
 Accounts payable, related parties .....................    1,866       3,948       2,193
 Accrued liabilities ...................................    8,112       7,032       5,614
 Deferred revenue ......................................    3,602       5,081       3,067
 Current portion of notes payable and capital lease
  obligation ...........................................    1,573       1,614       1,639
 Current portion of note payable, related party  .......      637         880         945
                                                         --------- ----------  ------------
    Total current liabilities ..........................   17,194      19,748      13,718
 Notes payable .........................................   43,680      42,192      41,879
 Note payable, related party ...........................    7,268       7,025       6,961
 Capital lease obligation ..............................    6,130       5,989       5,952
 Other liabilities and minority interests in
  consolidated subsidiaries ............................    1,617       3,960       2,911
                                                         --------- ----------  ------------
    Total liabilities ..................................   75,889      78,914      71,421
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL ......................................   17,604      23,862      21,603
                                                         --------- ----------  ------------
    Total liabilities and partners' capital  ...........  $93,493    $102,776     $93,024
                                                         ========= ==========  ============


The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                      CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)


                                          ELEVEN MONTHS
                            YEAR ENDED        ENDED         YEAR ENDED     THREE MONTHS ENDED
                           OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,       DECEMBER 31,
                               1995           1996             1997         1996       1997
                          ------------- ---------------  --------------- ---------  ---------
                                                                              (UNAUDITED)
TICKET REVENUES .........    $43,266         $50,151         $ 58,479      $ 4,186   $ 4,554
OTHER OPERATING
 REVENUES................     28,109          33,942           41,730        3,254     3,141
                          ------------- ---------------  --------------- ---------  ---------
  Total revenues ........     71,375          84,093          100,209        7,440     7,695
COST OF SALES ...........     49,226          57,723           64,052        4,862     5,229
                          ------------- ---------------  --------------- ---------  ---------
  Gross profit ..........     22,149          26,370           36,157        2,578     2,466
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................      8,329           9,774           10,858        2,299     1,987
DEPRECIATION AND
 AMORTIZATION ...........      2,461           3,346            3,975          961     1,031
OTHER OPERATING COSTS  ..      5,345           7,390            8,531          961       723
LITIGATION EXPENSES AND
 SETTLEMENT .............         --           2,380               --           --        --
                          ------------- ---------------  --------------- ---------  ---------
  Operating profit
   (loss) ...............      6,014           3,480           12,793       (1,643)   (1,275)
INTEREST INCOME .........        504             391              532           74       167
INTEREST EXPENSE ........      2,793           3,855            4,413        1,127     1,102
                          ------------- ---------------  --------------- ---------  ---------
INCOME (LOSS) BEFORE
 MINORITY INTEREST ......      3,725              16            8,912       (2,696)   (2,210)
MINORITY INTEREST .......        276             308            1,926          (63)      (59)
                          ------------- ---------------  --------------- ---------  ---------
NET INCOME (LOSS) .......    $ 3,449         $  (292)        $  6,986       (2,633)   (2,151)
                          ============= ===============  =============== =========  =========


 The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS
                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                (IN THOUSANDS)


                                         AMPHITHEATER
                                        ENTERTAINMENT
                                         PARTNERSHIP     SM/PACE, INC.    TOTAL
                                       --------------- ---------------  ---------
BALANCE, October 31, 1994 ............     $13,108          $2,805       $15,913
 Net income ..........................       1,788           1,661         3,449
 Distributions .......................          --            (699)         (699)
                                       --------------- ---------------  ---------
BALANCE, October 31, 1995 ............      14,896           3,767        18,663
 Net income (loss) ...................        (330)             38          (292)
 Distributions .......................          --            (767)         (767)
                                       --------------- ---------------  ---------
BALANCE, September 30, 1996 ..........      14,566           3,038        17,604
 Net income ..........................       4,578           2,408         6,986
 Distributions .......................          --            (728)         (728)
                                       --------------- ---------------  ---------
BALANCE, September 30, 1997 ..........     $19,144          $4,718       $23,862
 Net loss (unaudited) ................      (1,435)           (716)       (2,151)
 Distributions (unaudited) ...........          --            (108)         (108)
                                       --------------- ---------------  ---------
BALANCE, December 31, 1997
 (unaudited) .........................     $17,709          $3,894       $21,603
                                       =============== ===============  =========


 The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                      FOR THE
                                      FOR THE      ELEVEN MONTHS      FOR THE       THREE MONTHS ENDED
                                     YEAR ENDED        ENDED         YEAR ENDED        DECEMBER 31,
                                    OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,  --------------------
                                        1995           1996             1997         1996       1997
                                   ------------- ---------------  ---------------  ---------  ---------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss) ...............    $  3,449        $  (292)        $ 6,986        (2,633)   (2,151)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities--
  Depreciation and amortization  .       2,461          3,346           3,975           961     1,031
  Minority interest ..............         276            308           1,926           (63)      (59)
  Changes in assets and
   liabilities--
   Accounts receivable ...........      (1,455)        (3,647)          1,669         5,124     4,100
   Accounts receivable and
    payable, related parties  ....          32           (756)             82          (299)      436
   Prepaid expenses and other
    current assets ...............         191           (296)            266           774       435
   Accounts payable and accrued
    liabilities ..................        (512)         1,695          (2,184)       (1,925)   (2,350)
   Deferred revenue and other
    liabilities ..................       1,304          2,110           2,284        (2,082)   (2,092)
   Other, net ....................        (785)        (1,259)         (1,548)         (141)   (1,210)
                                   ------------- ---------------  --------------- ---------  ---------
    Net cash provided by (used
     in) operating activities  ...       4,961          1,209          13,456          (284)   (1,860)
                                   ------------- ---------------  --------------- ---------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payments of preoperating costs  .      (1,318)        (1,114)            (59)         (271)       --
 Capital expenditures ............     (25,856)        (7,483)         (1,879)          (15)     (178)
                                   ------------- ---------------  --------------- ---------  ---------
    Net cash used in investing
     activities ..................     (27,174)        (8,597)         (1,938)         (286)     (178)
                                   ------------- ---------------  --------------- ---------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Funding of capital commitments
  by partners ....................       4,046             --              --            --        --
 Distributions to partner ........        (699)          (767)           (728)         (728)     (108)
 Proceeds from borrowings ........      24,322          8,323              --            --        --
 Repayments of borrowings ........        (639)        (1,072)         (1,446)         (375)     (288)
                                   ------------- ---------------  --------------- ---------  ---------
    Net cash provided by (used
     in) financing activities  ...      27,030          6,484          (2,174)       (1,103)     (396)
                                   ------------- ---------------  --------------- ---------  ---------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS ............       4,817           (904)          9,344        (1,673)   (2,434)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD .............       4,641          9,458           8,554         8,554    17,898
                                   ------------- ---------------  --------------- ---------  ---------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD .......................    $  9,458        $ 8,554         $17,898       $ 6,881   $15,464
                                   ============= ===============  =============== =========  =========


 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Pavilion Partners (the Partnership) is a Delaware general partnership between SM/PACE, Inc. (PACE), which is a wholly owned subsidiary of PACE Entertainment Corporation, and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between a wholly owned subsidiary of Sony Music Entertainment Inc. (Sony) and two wholly owned subsidiaries of Blockbuster Entertainment Corporation (Blockbuster). PACE is the managing partner of the Partnership. AEP owns a 66 2/3 percent interest in the Partnership, and PACE owns a 33 1/3 percent interest in the Partnership.

   In April 1990, Sony and PACE formed YM/PACE Partnership which changed its name to the Sony Music/PACE Partnership. Effective April 1, 1994, the partners entered into an agreement whereby Blockbuster obtained an indirect 33 1/3 percent interest in Sony Music/PACE Partnership, which was renamed Pavilion Partners. In accordance with the agreement, Sony contributed an interest-bearing note in the amount of $4,250,000 and its existing interest in Sony Music/PACE Partnership to AEP. Concurrently, Blockbuster contributed an interest-bearing note in the amount of $4,250,000 and its interest in three existing amphitheaters to AEP. AEP in turn contributed these assets to the Partnership. At the same time, PACE Entertainment Corporation contributed its interest in two existing amphitheaters to the Partnership. Upon completion of these contributions to the Partnership, AEP owned a 66 2/3 percent interest in the Partnership and PACE owned a 33 1/3 percent interest in the Partnership.

   The Partnership owns and operates amphitheaters, which are primarily used for the presentation of live performances by musical artists. As of September 30, 1997, the Partnership owned interests in or leased 10 amphitheaters and had a long-term management contract to operate an additional amphitheater. All of the amphitheaters owned or operated by the Partnership are located in the United States.

   In April 1997, the Partnership entered into a new partnership agreement with a third party to be known as Western Amphitheater Partners (WAP). The Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre, and the other partner contributed or licensed the assets and liabilities of the Irvine Meadows Amphitheatre. Each partner has a 50 percent interest in WAP. Under the terms of the Partnership agreement, the partners are required to make an additional capital contribution of approximately $850,000 each in WAP which was accrued by the Partnership at September 30, 1997. The fiscal year-end for the WAP partnership will be December 31.

   During 1996, the Partnership changed its fiscal year-end from October 31 to September 30.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

   The consolidated financial statements of the Partnership include all of its wholly owned subsidiaries and other partnerships in which Pavilion Partners holds a controlling interest. All partnerships in which Pavilion Partners holds less than a controlling interest are reported on the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

 Basis of Contributed Assets

   All assets contributed to the Partnership by the partners were recorded at the carrying values of the contributing entities.

 Revenue Recognition

   The Partnership records revenues from the presentation of events at the completion of the related event. Advance ticket sales are classified as deferred revenue until the event has occurred. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and amortized over each of the amphitheaters' various shows during the operating season.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The Partnership barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Partnership's financial position or results of operations.

 Income Taxes

   No provision for federal or state income taxes is necessary in the financial statements of the Partnership because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $160,000 and $137,000, respectively. The Partnership recognized event advertising expenses of $5,815,000, $6,439,000 and $6,569,000 in cost of sales for the year ended October 31, 1995, the eleven months ended September 30, 1996, and the year ended September 30, 1997, respectively.

 Other Assets

   The Partnership incurs certain costs in identifying and selecting potential sites for amphitheater development. All costs incurred by the Partnership during the initial site selection phase are expensed as incurred. Certain incremental start-up costs that are incurred after a decision has been made to develop a site are capitalized as preoperating costs. After an amphitheater is fully developed, these preoperating costs are amortized on a straight-line basis over a five-year period.

   Contract acquisition costs include fees associated with securing a contract with a booking agent for one of the Partnership's amphitheaters. These costs are amortized on a straight-line basis over the life of the contract which is 10 years.

 Property and Equipment


   Property and equipment is stated at cost. Repair and maintenance costs are expensed as incurred. Interest incurred in connection with the construction of an amphitheater is capitalized as part of the cost of the amphitheater. During 1995 and 1996, the Partnership capitalized interest in connection with the construction of amphitheaters of $645,000 and $161,000, respectively. No interest was capitalized in 1997.


   Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Other property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. A summary of the principal ranges of useful lives used in computing the annual provision for depreciation and amortization is as follows:

                         RANGE OF YEARS
                         --------------
Buildings ..............     27-31.5
Leasehold improvements       5-31.5
Equipment ..............       3-7
Furniture and fixtures        5-10

   The Partnership evaluates on an ongoing basis whether events and circumstances indicate that the estimated useful lives of property and equipment warrant revision. The Partnership adopted Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1997. The adoption of SFAS No. 121 did not have a material effect on the Partnership's financial position or results of operations.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Fair Value of Financial Instruments

   The carrying amounts of the Partnership's financial instruments approximate their fair value at September 30, 1996 and 1997.

 Statement of Cash Flows

   The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest paid was $2,319,000, $3,652,000 and $3,917,000 for 1995, 1996 and 1997, respectively.
During the year ended October 31, 1995, the Partnership issued a note payable with a fair value of $1,300,000 to a vendor in exchange for certain equipment with a fair value which approximated the amount of the note. During 1997, the Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre into the new WAP Partnership in which it holds a 50 percent interest. The net book value of the investment made in the WAP Partnership was $54,000.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

   Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.


 Interim Financial Information

   The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


3. PARTNERSHIP AGREEMENT:

   The Partnership agreement provides, among other things, for the following:

 Contributions and Project Loans

   In addition to the initial contributions as discussed in Note 1, the partners are obligated to contribute, in proportion to their respective Partnership interests, any deficiency in the funding for the construction of each approved amphitheater development or any operational shortfall, as defined in the Partnership agreement. No such funding was required in 1995, 1996 or 1997.

   In addition, AEP is responsible for providing project financing, as defined, for each approved amphitheater development. To the extent AEP does not fulfill this responsibility, AEP must indemnify, defend and hold harmless the Partnership from all claims, demands, liabilities or other losses (including the loss of any earnest money deposits and any reasonable attorneys' fees) which might result from AEP's failure to provide such project loan.

 Income Allocation

   In general, all of the Partnership's income is allocated to the partners in proportion to their respective Partnership interests. However, PACE receives a priority allocation of net income, as defined in the Partnership agreement, until the cumulative amount of such allocations is equal to $2,000,000 increased

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by 7 percent of the unpaid allocation on the last day of each fiscal year. Any such allocation of net income to PACE is distributed in the following year. The priority allocation of net income to PACE for 1995, 1996 and 1997 was approximately $767,000, $716,000 and $119,000, respectively. This allocation obligation was fully satisfied with the distribution of the fiscal 1997 income allocation amount during October 1997.

   AEP is entitled to receive a priority allocation of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. At September 30, 1997, the loan balance is $7,905,000 and is payable in quarterly installments with a balloon payment due at its maturity on April 1, 2004. The priority allocation of net income is equal to 65 percent of the cash flow attributable to the amphitheater, as defined in the Partnership agreement. The cumulative priority allocation of net income to AEP is limited to $7,000,000. No such allocation was made in 1995, 1996 or 1997.

   On November 1 of each calendar year, the executive committee of the Partnership determines if any excess cash exists in the Partnership's accounts above what is necessary to fund future operations and obligations. Any such excess cash may be distributed to the partners in proportion to their respective interests in the Partnership. No distributions of excess cash flow have been made.

4. PROPERTY AND EQUIPMENT:

   The components of the Partnership's property and equipment are as follows (in thousands):

                                                    SEPTEMBER 30
                                                 -------------------
                                                    1996      1997
                                                 --------- --------
Property .......................................  $   695   $   695
Buildings ......................................   10,817    10,817
Leasehold improvements .........................   53,148    53,826
Equipment ......................................    5,007     4,488
Furniture and fixtures .........................      705       722
Construction in progress .......................       --       786
                                                 --------- --------
                                                   70,372    71,334
Less--Accumulated depreciation and amortization     9,080    11,396
                                                 --------- --------
                                                  $61,292   $59,938
                                                 ========= ========

   Depreciation and amortization expense associated with property and equipment for 1995, 1996 and 1997 was $1,905,000, $2,693,000 and $3,179,000,
respectively.

   Assets under capital lease included above are as follows (in thousands):

                                   SEPTEMBER 30
                                ------------------
                                  1996      1997
                                -------- --------
Building ......................  $5,333    $5,333
Furniture and equipment  ......     841       841
                                -------- --------
                                  6,174     6,174
Less--Accumulated depreciation    2,068     2,237
                                -------- --------
                                 $4,106    $3,937
                                ======== ========

   Amortization expense associated with assets under capital lease for 1995, 1996 and 1997 was $169,000, $156,000 and $169,000, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. OTHER ASSETS:

   Other assets consist of the following (in thousands):

                                                                              SEPTEMBER 30
                                                                           ------------------
                                                                             1996      1997
                                                                           -------- --------
Preoperating costs, net of accumulated amortization of $2,092,000 and
 $1,094,000, respectively.................................................  $2,153    $1,709
Investment in unconsolidated partnerships ................................   1,302     2,797
Contract acquisition costs, net of accumulated amortization of $45,000
 and $129,000, respectively ..............................................     624       815
Other ....................................................................     347       402
                                                                           -------- --------
                                                                            $4,426    $5,723
                                                                           ======== ========

   During 1995, 1996 and 1997, the Partnership recognized equity in earnings of unconsolidated partnerships of $263,000, $129,000 and $1,592,000, respectively, which is included in other operating revenues.

6. ACCRUED LIABILITIES:

   Accrued liabilities consist of the following (in thousands):

                                       SEPTEMBER 30
                                     -----------------
                                       1996     1997
                                     -------- -------
Interest ...........................  $  544   $  522
Rent ...............................     638      580
Taxes ..............................     748      613
Litigation expenses and settlement     1,873       --
Insurance ..........................   1,216    1,656
Other ..............................   3,093    3,660
                                     -------- -------
                                      $8,112   $7,031
                                     ======== =======

   Accrued liabilities do not include accrued interest on the notes payable to Blockbuster (see Note 7). Such accrued interest, which is included in accounts payable, related parties, was $1,082,000 and $1,601,000 as of September 30, 1996 and 1997, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 7. NOTES PAYABLE:

   Notes payable to third parties consist of the following (in thousands):

                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to a bank, interest at LIBOR plus 0.18% (6% at
 September 30, 1996 and 1997), payments due semiannually with a balloon payment due on maturity in July 2005, guaranteed by
 Sony ..........................................................  $13,122    $12,573
Note payable to a bank, interest at 8.35% through July 2002 and
 LIBOR plus 0.18% thereafter, due in July 2005, guaranteed by
 Sony...........................................................   10,000     10,000
Note payable to a bank, interest at LIBOR plus 0.85% (6.78% at
 September 30, 1996 and 1997), payments due annually with a
 balloon payment due on maturity in December 2005, guaranteed
 by Blockbuster and Sony........................................    7,732      7,575
Note payable to a bank, interest at prime minus 105 basis
 points (7.2% and 7.45% at September 30, 1996 and 1997,
 respectively), payments due quarterly with a balloon payment
 due on maturity in April 2000, guaranteed by Sony..............    6,449      6,356
Note payable to a bank, interest at 9.46%, payments due
 quarterly with a balloon payment due on maturity in December
 1999, guaranteed by Sony.......................................    3,958      3,914
Note payable to a vendor, interest imputed at 8.98%, payments
 due weekly through May 2005....................................    1,826      1,671
Other notes payable to vendors, interest at fixed rates ranging from 8.2% to 10.72%, due in equal installments with final
 maturities ranging from December 1996 through February 2006 ...    2,040      1,591
                                                                 --------- ---------
  Total.........................................................   45,127     43,680
Less--Current maturities........................................    1,447      1,488
                                                                 --------- ---------
  Noncurrent portion............................................  $43,680    $42,192
                                                                 ========= =========
Note payable to a related party consist of the following (in thousands):
                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to Blockbuster, interest at 7%, payments due
 quarterly with a balloon payment due on maturity in April
 2004, secured by property and equipment with a net book value
 of $6,212 .....................................................  $ 7,905    $ 7,905
Less--Current maturities........................................      637        880
                                                                 --------- ---------
  Noncurrent portion............................................  $ 7,268    $ 7,025
                                                                 ========= =========

   The terms of contracts with concessionaires such as food and beverage vendors generally require the vendors to make a significant initial payment to the Partnership at the time of the construction of an amphitheater. These advances are repayable in periodic installments from amounts otherwise due to the Partnership under the concession contracts. As of September 30, 1997, the notes payable to vendors under

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

such arrangements had a weighted-average effective interest rate of 9.15 percent. The Partnership's weighted-average interest rate on notes payable to banks was 7.3 percent on September 30, 1997.

   Interest expense on the note payable to a related party was $547,000, $489,000 and $519,000 for 1995, 1996 and 1997, respectively. Principal and interest on the note payable to a related party have not been paid as accounts receivable, related parties from Blockbuster remain outstanding.

   As of September 30, 1997, scheduled maturities of notes payable were as follows:

 1998 ......... $ 2,368
1999 .........    1,841
2000 .........   11,560
2001 .........    1,751
2002 .........    1,811
Thereafter  ..   32,254
               --------
                $51,585
               ========

8. LEASE COMMITMENTS:

   The Partnership leases various amphitheaters under operating and capital leases. Initial lease terms are 25 to 60 years with varying renewal periods at the Partnership's option on most leases. A number of the amphitheater leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Minimum rental expense associated with operating leases for 1995, 1996 and 1997 was $648,000, $2,353,000 and
$2,612,000, respectively. Contingent rental expense associated with operating leases for 1995, 1996 and 1997 was $2,407,000, $2,515,000 and $2,571,000,
respectively. Contingent rental expense associated with capital leases for 1995, 1996 and 1997 was $144,000, $155,000 and $149,000, respectively.

   Minimum rental commitments on long-term capital and operating leases at September 30, 1997, were as follows (in thousands):

                                            CAPITAL    OPERATING
                                             LEASES     LEASES
                                           --------- -----------
Year ending September 30--
 1998 ....................................  $   757     $ 2,902
 1999 ....................................      757       3,056
 2000 ....................................      756       3,148
 2001 ....................................      757       3,248
 2002 ....................................      757       3,297
 Thereafter ..............................    9,714      54,693
                                           --------- -----------
                                             13,498     $70,344
                                                     ===========
Less--Amount representing interest  ......    7,383
                                           ---------
Present value of minimum rental payments      6,115
Less--Current portion ....................      126
                                           ---------
Noncurrent portion........................  $ 5,989
                                           =========

9. RELATED PARTIES:

   The responsibility for the day-to-day business and affairs of the Partnership has been delegated by the partners to a managing director and support staff employed by PACE Entertainment Corporation and

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

its subsidiaries. PACE Entertainment Corporation and its subsidiaries provide the Partnership with management and consulting services in connection with the development, construction, maintenance and operation of amphitheaters owned or leased by the Partnership. The Partnership paid $1,650,000, $1,687,000 and $1,968,000 during 1995, 1996 and 1997, respectively, to PACE Entertainment Corporation as reimbursement for the costs of these services.

   The Partnership paid PACE Music Group (PMG), a subsidiary of PACE Entertainment Corporation, $289,000, $225,000 and $395,000 during 1995, 1996 and 1997, respectively, for services provided by PMG as a local presenter at one of the Partnership's amphitheaters.

   Accounts receivable from and accounts payable to related parties at September 30, 1997, of $3,878,000 and $3,948,000, respectively, relate to amounts owed to and due from the partners arising from the formation of the Partnership and general and administrative expenses paid by or on behalf of the Partnership.

   Notes receivable, related parties consist of two notes due from AEP which bear interest at 5.62 percent per annum and matured April 1, 1997. Principal payments on the notes are due upon request by the Partnership in order to fund the construction of proposed amphitheaters. Interest on the partners' notes amounted to $192,000, $63,000 and $68,000 for 1995, 1996 and 1997,
respectively.

10. COMMITMENTS AND CONTINGENCIES:

 Commitments

   The Partnership guarantees 50 percent of a $2,305,000 promissory note issued by its 50 percent equity partner in the Starwood Amphitheater. The note matures on June 1, 2003.

   The Partnership has committed to fund certain renovation work at one of its amphitheaters in proportion to its 66 2/3 percent partnership interest in that amphitheater. The renovations are to include increasing seating capacity and upgrading the amphitheater's concession plazas and parking facilities. The total budget for these renovations is approximately $11.0 million of which $5.0 million will be funded by the minority partner and a note payable to vendor, therefore the Partnership's funding commitment is approximately $6.0 million.

   The Partnership maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management performs periodical evaluations of the relative credit standards of the financial institutions with which it deals. Additionally, the Partnership's cash management and investment policies restrict investments to low-risk, highly liquid securities. Accordingly, management does not believe that the Partnership is currently exposed to any significant credit risk on cash and cash equivalents.

   The Partnership is subject to other claims and litigation arising in the normal course of its business. The Partnership does not believe that any of these proceedings will have a material adverse effect on its financial position or results of operations.

   The Partnership was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several defendants named in the litigation with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud,
(c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiff's claims was that certain of the defendants agreed to enter into a partnership with the plaintiffs for the development and operation of an amphitheater. On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. Although the defendants believe that they would have prevailed at a trial of the Promotion Litigation, the defendants chose to

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

settle rather than risk the uncertainties of a trial. The defendants did not acknowledge or admit any liability. The settlement called for payments to plaintiffs totaling $4.5 million, of which $1.0 million was paid by the Partnership. The Partnership recorded litigation settlement expense of $1.0 million at September 30, 1996. The settlement was paid during May 1997.

 Change in Control Provisions

   The Partnership has entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Partnership.

 Employment Agreements

   The Partnership has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands);

 For the year ending September
 30--
1998 .............................  $335
1999 .............................   177

 Insurance

   The Partnership carries a broad range of insurance coverage, including general liability, workers' compensation, employee health coverage and umbrella policies. The Partnership carries deductibles of up to $10,000 per occurrence for general liability claims. The Partnership has accrued for estimated potential claim costs in satisfying the deductible provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

11. SUBSEQUENT EVENTS:


   In December 1997, the managing partner and its shareholders entered into an agreement whereby the shareholders would sell their interests in PACE Entertainment Corporation to SFX Entertainment, Inc. (SFX Transaction). Closing is subject to certain conditions, including the approval of third parties.

   On December 19, 1997, the PACE Entertainment Corporation entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in the Partnership (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Partnership agreement. In addition, PACE Entertainment Corporation has agreed to purchase the note payable to Blockbuster with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony.

   On December 22, 1997, PACE Entertainment Corporation entered into an agreement to purchase Sony's 33 1/3 percent interest in the Partnership (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations (see Note 7).

EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

   Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX purchased or retired approximately $38 million of the Partnership's outstanding notes payable.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Contemporary Group

   We have audited the accompanying combined balance sheets of Contemporary Group as of December 31, 1996 and 1997 and the related combined statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Contemporary Group at December 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

New York, New York
March 20, 1998

                              CONTEMPORARY GROUP
                           COMBINED BALANCE SHEETS


                                                                            DECEMBER 31
                                                                   -----------------------------
                                                                        1996           1997
                                                                   -------------- -------------
ASSETS
Current assets:
 Cash ............................................................   $ 2,972,409    $10,427,805
 Accounts receivable .............................................     4,067,444      7,672,187
 Notes receivable -related party .................................            --      1,000,000
 Prepaid expenses and other current assets .......................       272,105        210,640
                                                                   -------------- -------------
Total current assets .............................................     7,311,958     19,310,632
Property and equipment, at cost, less accumulated depreciation
 and amortization of $2,723,986 in 1996 and $3,264,972 in 1997  ..     2,438,210      2,813,902
Reimbursable event costs..........................................       474,469        152,617
Deferred event expenses...........................................       250,973        402,460
Investment in Riverport...........................................     4,934,513      5,436,717
Other assets......................................................       120,256        199,518
                                                                   -------------- -------------
Total assets......................................................   $15,530,379    $28,315,846
                                                                   ============== =============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued compensation and bonuses.................................   $ 2,906,153    $ 6,721,459
 Accrued expenses and other current liabilities...................     1,994,036      6,169,861
 Accounts payable.................................................     1,733,676      1,347,539
 Current portion of note payable..................................       667,138      1,075,000
                                                                   -------------- -------------
Total current liabilities.........................................     7,301,003     15,313,859
Deferred revenue and other liabilities............................     2,586,880      5,570,295
Note payable, less current portion................................     1,659,723        739,424
Combined stockholders' equity.....................................     3,982,773      6,692,268
                                                                   -------------- -------------
Total liabilities and combined stockholders' equity...............   $15,530,379    $28,315,846
                                                                   ============== =============


See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF OPERATIONS


                                         YEAR ENDED DECEMBER 31
                                      ----------------------------
                                           1996          1997
                                      ------------- -------------
Operating revenues:
 Event promotion revenue ............  $38,023,454    $48,057,060
 Marketing revenue ..................   12,969,621     30,195,359
 Other event revenue ................    8,859,218     10,800,118
                                      ------------- -------------
                                        59,852,293     89,052,537
Cost of revenue .....................   46,410,935     66,940,088
                                      ------------- -------------
                                        13,441,358     22,112,449
Operating expenses:
 Salary and bonus expense ...........    8,010,991     18,992,476
 Depreciation and amortization  .....      566,573        540,986
 General and administrative expenses     3,767,111      4,887,615
                                      ------------- -------------
                                        12,344,675     24,421,077
Income (loss) from operations .......    1,096,683     (2,308,628)
Other income (expense):
 Interest income ....................      158,512        201,310
 Interest expense ...................     (213,658)      (192,130)
 Loss on asset disposal .............           --        (84,261)
 Equity in income of Riverport  .....      822,716      1,002,204
                                      ------------- -------------
                                           767,570        927,123
                                      ------------- -------------
Income before income taxes ..........    1,864,253     (1,381,505)
Federal and state taxes .............       35,367             --
                                      ------------- -------------
Net income (loss) ...................  $ 1,828,886    $(1,381,505)
                                      ============= =============


See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                                   1996           1997
                                                              ------------- --------------
OPERATING ACTIVITIES
Net income ..................................................  $ 1,828,886    $(1,381,505)
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization ..............................      566,573        540,986
 Loss on asset disposal .....................................           --         84,261
 Non cash interest expense...................................      148,113        154,701
 Equity in income of Riverport, net of distributions
  received ..................................................     (222,716)      (502,204)
 Changes in operating assets and liabilities:
  Accounts receivable .......................................     (899,830)    (3,604,743)
  Prepaid expenses and other current assets .................      225,754         61,465
  Reimbursable event costs ..................................     (207,355)       321,852
  Deferred event expenses ...................................     (159,393)      (151,487)
  Other assets ..............................................      (29,923)       (79,262)
  Accounts payable ..........................................     (186,876)      (386,137)
  Accrued compensation and bonuses ..........................    1,489,179      3,815,306
  Accrued expenses and other current liabilities  ...........    1,116,003      4,175,825
  Deferred revenue ..........................................    1,324,206      3,227,827
  Other liabilities .........................................   (1,134,683)      (244,412)
                                                              ------------- --------------
Net cash provided by operating activities ...................    3,857,938      6,032,473
INVESTING ACTIVITIES
Loan to related party .......................................           --     (1,000,000)
Purchase of property and equipment ..........................   (1,159,382)    (1,063,848)
Proceeds from sale of property and equipment ................           --         62,909
                                                              ------------- --------------
Net cash used in investing activities .......................   (1,159,382)    (2,000,939)
FINANCING ACTIVITIES
Borrowings ..................................................      626,970             --
Payments of notes payable ...................................     (109,832)      (667,138)
Proceeds received from capital contributions ................           --      5,000,000
Distributions paid ..........................................   (2,993,000)      (909,000)
                                                              ------------- --------------
Net cash provided by (used in) financing activities  ........   (2,475,862)     3,423,862
                                                              ------------- --------------
Net increase in cash ........................................      222,694      7,455,396
Cash at beginning of period .................................    2,749,715      2,972,409
                                                              ------------- --------------
Cash at end of period .......................................  $ 2,972,409    $10,427,805
                                                              ============= ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest ......................................  $   143,271    $    37,421
                                                              ============= ==============
Cash paid for income taxes ..................................  $    34,550    $    27,077
                                                              ============= ==============


See accompanying notes.

                              CONTEMPORARY GROUP
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Year ended December 31, 1997 and 1996


 Balance, January 1, 1996 ....................... $ 5,146,887
 Distributions to stockholders .................   (2,993,000)
 Net income for the year ended December 31,
  1996 .........................................    1,828,886
                                                 -------------
Balance, December 31, 1996 .....................    3,982,773
 Distributions to stockholders .................     (909,000)
 Capital contributions .........................    5,000,000
 Net loss for the year ended December 31, 1997     (1,381,505)
                                                 -------------
Balance, December 31, 1997 .....................  $ 6,692,268
                                                 =============


See accompanying notes.

                              CONTEMPORARY GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination


   The accompanying combined financial statements include the accounts of Contemporary International Productions Corporation, Contemporary Productions Incorporated, Contemporary Marketing, Inc. ("CMI"), Contemporary Sports Incorporated, Innovative Training and Education Concepts Corporation, n/k/a Contemporary Group, Inc., Contemporary Investments Corporation ("CIC"), Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Dialtix, Inc., and Capital Tickets L.P. (collectively, the "Contemporary Group" or the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are subject to common ownership and to the transaction described in
Note 8.

   The Contemporary Group is a live entertainment and special events producer, venue operator and consumer marketer. Income from operations originates from the operation of the concert division which earns promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles it to a profit percentage based on a predetermined formula. The Companies recognize revenue from the promotion of events when earned, which is generally upon exhibition. The Companies record commissions on booking acts as well as sponsorship and concession income as other event revenues.

   CIC is a 50% partner in Riverport Performing Arts Centre Joint Venture ("Riverport"), a Missouri general partnership which operates a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The investment in Riverport is recorded under the equity method of accounting.

 Income Taxes

   As of December 31, 1997, all of the entities combined are either "S Corporations" or partnerships and therefore no tax provision has been provided. In 1996, certain of the entities were "C Corporations" for which a tax provision has been provided.


   For the year ended December 31, 1996, with respect to the "C
Corporations," the total provision for income taxes is $35,367.

   Certain of the "C Corporations" filed elections to be treated as "S Corporations" beginning January 1, 1997. Therefore, with respect to such corporations, no provision for income taxes has been provided for the year ended December 31, 1997. These Companies have subsequently revoked the election to be taxed as "S Corporations", effective January 1, 1998.

 Accounts Receivable

   Accounts receivable consist of amounts due from ticket vendors, venue box offices and customers of marketing services. Management considers these accounts receivable as of December 31, 1997 and 1996 to be collectible; accordingly, no allowance for doubtful accounts is recorded.


 Revenue Recognition

   Deferred revenue relates primarily to an advance on future concession revenues which is evidenced by a noninterest bearing note payable and advances on marketing services. Payments collected in advance are recognized as income as events occur or services are provided. Reimbursable event costs represent amounts paid by the Companies on behalf of co-promoters and other parties with interests in the events which will be reimbursed by such parties.

   Sales under long-term contracts for the Company's marketing division are recorded under the percentage-of-completion method, wherein revenues and estimated costs are recorded as the work is performed.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

  Significant Customer


   CMI's most significant customer is AT&T, which provided approximately 23% and 12% of the Companies' combined revenues for the years ended December 31, 1997 and 1996, respectively. In March 1998, AT&T has indicated that it will no longer be using the services of CMI.


 Advertising Costs

   Advertising costs are expensed as incurred. For the year ended December 31, 1997 and 1996, advertising costs were $115,634 and $71,879, respectively.

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on either the straight-line method or accelerated methods over the estimated useful lives of the assets or the term of the related lease as follows:

 Furniture, fixtures and equipment  ....5-7 years
Land improvements ..................... 15 years
Leasehold improvements ................ 10 years

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassification

   Certain amounts in the 1996 financial statements have been reclassified to conform with the current year's presentation.

2. INVESTMENTS

   The following is a summary of the financial position and results of operations of Riverport as of and for the year ended December 31, 1996 and 1997:

                                                  DECEMBER 31
                                          ----------------------------
                                               1996          1997
                                          ------------- -------------
Current assets ..........................  $   473,275    $   284,424
Property and equipment ..................   11,815,552     11,188,826
Other assets ............................       16,553             --
                                          ------------- -------------
Total assets ............................  $12,305,380    $11,473,250
                                          ============= =============
Current liabilities .....................  $ 1,993,981    $   318,028
Other liabilities .......................      442,374        281,789
Partners' capital .......................    9,869,025     10,873,433
                                          ------------- -------------
Total liabilities and partners' capital    $12,305,380    $11,473,250
                                          ============= =============
Revenue .................................  $11,693,138    $14,247,109
Net operating income ....................  $ 1,970,887    $ 2,616,839
Net income ..............................  $ 1,645,431    $ 2,004,408

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    During the years ended December 31, 1997 and 1996, CIC received a cash distribution of $500,000 and $600,000, respectively, from Riverport.

3. NOTES PAYABLE


   At December 31, 1997 and 1996, CIC held a $2,322,500 non interest-bearing note payable to its partner in Riverport. The carrying value of the note was $1,814,424 and $1,734,723 at December 31, 1997 and 1996, respectively, which includes imputed interest at a rate of approximately 9%. The note, which was payable in installments through December 1, 2000 and was secured by CIC's investment in Riverport, was repaid in 1998 in connection with the transaction described in Note 8.


   At December 31, 1996, the Companies had a $592,138 bank note payable which bore interest based on the prime lending rate (8.25% in 1996, 8.5% in 1997) and was repaid in full during 1997.

4. COMMON STOCK

   The Companies' stock and tax status for 1997 are as follows:


                                                 TAX          SHARES     SHARES     PAR
                                                STATUS      AUTHORIZED   ISSUED    VALUE
                                            ------------- ------------  -------- -------
Contemporary International Productions
 Corporation............................... S-Corp.           30,000         10      $1
Contemporary Productions Incorporated  .... S-Corp.           30,000        100      $1
Contemporary Marketing, Inc. .............. S-Corp.           30,000        100      $1
Contemporary Sports, Incorporated  ........ S-Corp.           30,000        100      $1
Innovative Training and Education Concepts
 Corporation n/k/a Contemporary Group,
 Inc....................................... S-Corp.           30,000        100      $1
Contemporary Investments Corporation  ..... S-Corp.           30,000        200      $1
Contemporary Investments of Kansas, Inc. .. S-Corp.           30,000     30,000      $1
Continental Entertainment Associates,
 Inc....................................... C-Corp.              300          6    $100
Dialtix, Inc. ............................. S-Corp.              300          6    $100
Capital Tickets L.P. ...................... Partnership          N/A        N/A     N/A


5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 2004. Such leases contain various operating escalations and renewal options.

   Total rent expense for the year ended December 31, 1997 and 1996 was $705,489 and $818,123, respectively.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    Future minimum lease payments under noncancellable operating leases as of December 31, 1997 are as follows:

 1998 ......... $  858,757
1999 .........     863,757
2000 .........     440,050
2001 .........     264,000
Thereafter  ..     317,000
               -----------
                $2,743,564
               ===========

 Compensation


   During 1996, CMI entered into an employment agreement with one of its employees which provided her rights to future cash payments based on the fair value of CMI, as defined. These rights would vest on January 1, 2002 or upon the occurrence of certain transactions, including a change of control. On December 31, 1997, in connection with an amendment to her employment agreement, the rights became fully vested and CMI paid this employee $1,329,284. In addition, she is entitled to receive as a bonus $2,854,899 under the amendment, which will be paid in 1998 and is accrued at December 31, 1997.


 Litigation


   The Companies are party to various legal proceedings generally incidental to their businesses. Although the ultimate disposition of these proceedings is not presently determinable, management, after discussions with counsel, does not expect the outcome of these proceedings to have a material adverse effect on the financial condition of the Companies.


6. EMPLOYEE RETIREMENT PLAN

   In January 1992, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402(g) of the Internal Revenue Code. The Companies contribute to participant employees' accounts at the rate of 25% of the first 5% of the participating employees' contributions. During the years ended December 31, 1996 and 1997, the Companies contributions totaled approximately $25,600 and $37,769, respectively.


7. RELATED PARTY TRANSACTIONS

   During 1997, the Company loaned $1,000,000 to its co-presidents. The loans which bore a rate of interest of approximately 5.8% were repaid in full in early 1998.

8. SUBSEQUENT EVENTS

   In February 1998, the owners of the Companies sold 100% of the capital stock of Contemporary International Productions Corporation and the assets of the remaining companies comprising the Contemporary Group, excluding cash and 1997 receivables, to SFX Entertainment, Inc. for an aggregate consideration of $62,300,000 in cash and the issuance of preferred stock convertible into 1,402,851 shares of SFX Entertainment Class A Common Stock upon a spin-off or redeemable into cash if the spin-off does not occur by July 1, 1998. In connection with this transaction, SFX Entertainment and its affiliates also acquired the 50% interest of Riverport not owned by CIC for $12,585,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Riverport Performing Arts Centre, Joint Venture:

   We have audited the accompanying balance sheets of Riverport Performing Arts Centre, Joint Venture (a Missouri General Partnership) as of December 31, 1997 and 1996, and the related statements of income and changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverport Performing Arts Centre, Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

St. Louis, Missouri,
 February 27, 1998

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
              BALANCE SHEETS -- AS OF DECEMBER 31, 1997 AND 1996



                                                1997          1996
                                           ------------- -------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents................  $   202,251    $    76,231
 Accounts receivable......................           --        324,275
 Prepaid expenses and other current
  assets..................................       82,173         72,769
                                           ------------- -------------
Total current assets......................      284,424        473,275
                                           ------------- -------------
FACILITY:
 Land and leasehold interest..............    5,156,342      5,156,342
 Buildings and improvements...............    8,516,251      8,449,225
 Furniture, fixtures and equipment .......    2,293,356      2,218,987
 Less-Allowance for depreciation..........   (4,777,123)    (4,009,002)
                                           ------------- -------------
                                             11,188,826     11,815,552
                                           ------------- -------------
OTHER ASSETS--Deferred financing fees,
net ......................................           --         16,553
                                           ------------- -------------
                                            $11,473,250    $12,305,380
                                           ============= =============
LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt ....  $   160,585    $ 1,376,762
 Accounts payable and accrued expenses ...      120,043        453,804
 Deferred income..........................       37,400        163,415
                                           ------------- -------------
Total current liabilities.................      318,028      1,993,981
LONG-TERM DEBT............................      281,789        442,374
                                           ------------- -------------
                                                599,817      2,436,355
PARTNERS' EQUITY..........................   10,873,433      9,869,025
                                           ------------- -------------
                                            $11,473,250    $12,305,380
                                           ============= =============



     The accompanying notes are an integral part of these balance sheets.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
             STATEMENTS OF INCOME AND CHANGES IN PARTNERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                1997          1996
                                           ------------- -------------
REVENUES:
 Show admission...........................  $ 9,901,214    $ 8,053,939
 Sponsorships and promotions..............    1,113,100        914,690
 Concession rental........................    1,970,742      1,724,060
 Parking..................................    1,122,979        843,283
 Other....................................      139,074        157,166
                                           ------------- -------------
  Operating revenues......................   14,247,109     11,693,138
                                           ------------- -------------
EXPENSES:
 Talent...................................    5,825,962      4,382,735
 Other show expenses......................    1,866,910      1,706,317
 Advertising and marketing................    1,037,048        887,673
 Producer fees and commissions............    1,187,253      1,071,946
 General and administrative...............    1,713,097      1,673,580
                                           ------------- -------------
  Operating expenses......................   11,630,270      9,722,251
                                           ------------- -------------
  Net operating income....................    2,616,839      1,970,887
                                           ============= -------------
OTHER EXPENSES (INCOME):
 Depreciation and amortization............      779,278        767,258
 Interest, net............................       13,167        112,947
 Other income.............................     (180,014)      (554,749)
                                           ------------- -------------
  Other expenses, net.....................      612,431        325,456
                                           ------------- -------------
  Net income..............................    2,004,408      1,645,431
PARTNERS' EQUITY AT THE BEGINNING OF
PERIOD....................................    9,869,025      9,423,594
DISTRIBUTION TO PARTNERS..................   (1,000,000)    (1,200,000)
                                           ------------- -------------
PARTNERS' EQUITY AT THE END OF THE
PERIOD....................................  $10,873,433    $ 9,869,025
                                           ============= =============



       The accompanying notes are an integral part of these statements.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                 1997          1996
                                                            ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................  $ 2,004,408    $ 1,645,431
 Adjustments to reconcile net income to net cash provided
  by operating activities
  Depreciation and amortization............................      779,278        767,258
  Change in accounts receivable............................      324,275       (215,712)
  Change in prepaid expenses and other current assets .....       (4,008)        (3,606)
  Change in accounts payable and accrued expenses .........     (333,761)       284,945
  Change in deferred income................................     (126,015)       (31,505)
                                                            ------------- -------------
   Net cash provided by operating activities...............    2,644,177      2,446,811
                                                            ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Facility additions........................................     (141,395)      (182,801)
                                                            ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of debt.........................................   (1,376,762)    (1,160,585)
 Distribution to Partners..................................   (1,000,000)    (1,200,000)
                                                            ------------- -------------
   Net cash used in financing activities...................   (2,376,762)    (2,360,585)
                                                            ------------- -------------
   Change in cash and cash equivalents.....................      126,020        (96,575)
CASH AND CASH EQUIVALENTS, beginning of year...............       76,231        172,806
                                                            ------------- -------------
CASH AND CASH EQUIVALENTS, end of year.....................  $   202,251    $    76,231
                                                            ============= =============



       The accompanying notes are an integral part of these statements.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996


1. SIGNIFICANT ACCOUNTING POLICIES:

 Organization

   The Riverport Performing Arts Centre, Joint Venture (the Joint Venture) is a Missouri General Partnership between Contemporary Investments Corporation (Contemporary) and Sverdrup/BRC Joint Venture (formerly Sverdrup/MDRC Joint Venture). The partners each hold a 50% interest in the equity and operations of the Joint Venture. The term of the Joint Venture continues until December 31, 2045. The Joint Venture is the developer, owner and operator of a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The Joint Venture contracts with popular musical performing artists for the entertainment of its guests. Entertainment is provided during the months of April through October to guests primarily from the St. Louis metropolitan area.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash equivalents consist of investments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates market. Interest income of $61,199 and $56,708 for 1997 and 1996, respectively, is netted against interest expense in the accompanying statements of income.

 Depreciation and Amortization

   Depreciation is provided using the straight-line method over estimated useful lives of 5 to 20 years. Deferred financing fees are amortized over the life of the related debt.

 Leasehold Interest

   The facility was constructed on land obtained through a leasehold interest that expires on April 25, 2011. The Sverdrup/BRC Joint Venture sold to Contemporary an undivided 50% interest in the leasehold interest.
Concurrently, both Sverdrup/BRC Joint Venture and Contemporary contributed their undivided 50% interests in the leasehold interest into the Joint Venture. Ground rent is $1 per year under the lease with the Joint Venture assigned as landlord.

 Deferred Income

   Deferred income reflects advance sales of season tickets for the subsequent operating season and is amortized into show admission revenues as the subsequent operating season progresses.

 Income Taxes

   Income taxes have not been provided for in the financial statements since the Joint Venture is organized as a partnership, and each partner is liable for its own tax payments.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT

   Notes payable outstanding at December 31 are as follows:

                                                             1997         1996
                                                          ---------- ------------
Mortgage note due in installments through 1997, bearing
 interest at prime plus 1/2% which averaged 8.875%
 during 1997 and 1996....................................  $     --    $1,216,178
Noninterest-bearing note due in installments through
 2000....................................................   442,374       602,958
                                                          ---------- ------------
                                                            442,374     1,819,136
Less-Current maturities..................................   160,585     1,376,762
                                                          ---------- ------------
                                                           $281,789    $  442,374
                                                          ========== ============


   The mortgage note contains covenants that require the Joint Venture to maintain certain financial ratios and also prohibit certain transactions. The mortgage note is secured by buildings, improvements, furniture, fixtures and equipment, limited to the remaining term of the leasehold interest expiring April 25, 2011. The mortgage note was paid off on September 25, 1997. The noninterest-bearing note is secured by all concession equipment. Cash paid for interest totaled $79,391 and $173,172 for 1997 and 1996, respectively.

   Maturities of long-term debt are as follows:


 1998... $160,585
1999...   160,585
2000...   121,204
        ----------
         $442,374
        ==========


3. CONCESSION RENTAL:

   The Joint Venture rents certain premises at its location for the sale of concessions under a lease that expires in 2000. Rental income is based on a percentage of gross receipts for some products sold and gross margin for other products sold.

4. RELATED-PARTY TRANSACTIONS

   Contempro Group, Inc., an affiliate of Contemporary, provides various services to the Joint Venture. These services include marketing, media placement, sales and show production. Approximately $2,235,000 and $1,766,000 was paid for these services in 1997 and 1996, respectively.

   In addition to the payments described above, the Joint Venture also compensates Contempro Group, Inc. as an agent for the procurement of these services.

   Sverdrup Investments, Inc., an affiliate of Sverdrup/BRC Joint Venture, was paid $36,000 for accounting services in 1997 and $147,000 for accounting and landscaping services in 1996.

   Riverport Trust, an affiliate of Sverdrup/BRC Joint Venture, provides ground maintenance to the tenants of the Riverport complex. The fees charged for these services is based on the total space occupied by the tenant. The Joint Venture paid approximately $62,000 and $73,000 for these services in 1997 and 1996, respectively.

   The Joint Venture had liabilities for related-party transactions and pass-through costs to affiliates of Contemporary totaling approximately $56,000 and $416,000 as of December 31, 1997 and 1996, respectively. The Joint Venture also had receivables for income collected by Contemporary totaling approximately $273,000 as of December 31, 1996.

               RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. CONTINGENCIES:

   From time to time, the Joint Venture is a party to certain lawsuits and other claims related to the normal conduct of its business. Management believes that liabilities, if any, resulting from the resolution of pending or threatened proceedings would not materially affect the financial condition or results of operations of the Joint Venture.

6. SUBSEQUENT EVENT:

   On February 27, 1998, Sverdrup/BRC Joint Venture and Contemporary sold their 50% interests in the equity and operations of the Joint Venture to SFX Entertainment, Inc. and Contemporary Acquisition Corporation, respectively.

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
SJS Entertainment Corporation

   We have audited the accompanying combined balance sheets of SJS Entertainment Corporation as of December 31, 1996 and 1997, and the related combined statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SJS Entertainment Corporation at December 31, 1996 and 1997 and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP


New York, New York
March 18, 1998

                        SJS ENTERTAINMENT CORPORATION


                           COMBINED BALANCE SHEETS



                                                           DECEMBER 31,
                                                    ---------------------------
                                                        1996          1997
                                                    ------------ -------------
ASSETS
Current assets:
 Cash .............................................  $  230,280    $  330,315
 Accounts receivable ..............................   2,257,110     2,954,730
 Due from officers ................................     616,177            --
 Prepaid expenses .................................      27,962        54,475
                                                    ------------ -------------
Total current assets...............................   3,131,529     3,339,520
Fixed assets, at cost:
 Furniture, fixtures and office equipment  ........     309,756       414,904
 Production equipment .............................      95,317       190,721
 Leasehold improvements ...........................      61,228        61,228
                                                    ------------ -------------
                                                        466,301       666,853
Accumulated depreciation and amortization  ........     187,546       314,940
                                                    ------------ -------------
Net fixed assets ..................................     278,755       351,913
Other assets ......................................      23,658        24,737
                                                    ------------ -------------
Total assets ......................................  $3,433,942    $3,716,170
                                                    ============ =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Loans payable--bank ..............................  $1,900,000     1,500,000
 Accounts payable .................................     694,055       955,876
 Accrued expenses .................................     857,423       399,614
 Due to officers ..................................          --     1,294,291
                                                    ------------ -------------
Total current liabilities..........................   3,451,478     4,149,781
Stockholders' equity:
 Common stock .....................................      27,200        27,200
 Retained earnings (deficit) ......................      30,264      (385,811)
 Treasury stock ...................................     (75,000)      (75,000)
                                                    ------------ -------------
Total stockholders' equity (deficit) ..............      17,536      (433,611)
                                                    ------------ -------------
Total liabilities and combined stockholders'
 equity ...........................................  $3,433,942    $3,716,170
                                                    ============ =============


See accompanying notes.

                         SJS ENTERTAINMENT CORPORATION


           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------
                                                             1996          1997
                                                        ------------- -------------
Net sales, including management fees from related
 party
 (Note 2) .............................................  $11,374,672    $14,218,435
Cost of sales .........................................    4,039,320      4,320,654
                                                        ------------- -------------
Gross profit...........................................    7,335,352      9,897,781
                                                        ------------- -------------
Operating expenses:
 Officers salaries and bonus ..........................    2,965,353      4,000,000
 Employee payroll and taxes ...........................    2,211,372      3,087,185
 Consulting fees ......................................      272,233        290,693
 Messengers and delivery expense ......................      208,697        255,814
 Telephone and utilities ..............................      341,649        468,878
 Travel and Transportation expenses ...................      240,218        351,748
 Advertising and promotion ............................      149,907        382,640
 Rent expense, net ....................................      182,012        261,834
 Depreciation and amortization ........................       84,001        127,394
 Other, net ...........................................      648,128      1,002,727
                                                        ------------- -------------
                                                           7,303,570     10,228,913
                                                        ------------- -------------

Income (loss) from operations .........................       31,782       (331,132)
Interest expense--net .................................       (3,229)       (35,657)
Other income ..........................................           --         77,510
                                                        ------------- -------------
Income before provision for income taxes ..............       28,553       (289,279)
Provision for income taxes ............................       91,197        126,796
                                                        ------------- -------------
Net loss ..............................................      (62,644)      (416,075)
Retained earnings at beginning of year ................       92,908         30,264
                                                        ------------- -------------
Retained earnings (deficit) at end of year ............  $    30,264    $  (385,811)
                                                        ============= =============

See accompanying notes.

                         SJS ENTERTAINMENT CORPORATION


                      COMBINED STATEMENTS OF CASH FLOWS



                                                         YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                            1996          1997
                                                       ------------- -------------
CASH FLOW FROM OPERATING ACTIVITIES
Net loss .............................................  $   (62,644)   $  (416,075)
Adjustments to reconcile net loss to net cash
 provided
 by (used in) operating activities:
  Depreciation and amortization ......................       84,001        127,394
  Changes in assets and liabilities:
   (Increase) decrease in accounts receivable  .......      241,679       (697,620)
   (Increase) in prepaid expenses ....................       (5,445)       (26,513)
   (Increase) Decrease in other assets ...............        4,737         (1,079)
   Increase (decrease) in accounts payable  ..........     (130,667)       261,821
   Increase (decrease) in accrued expenses  ..........      636,011       (457,809)
   Increase in due to affiliate ......................       22,137             --
                                                       ------------- -------------
Net cash provided by operating activities ............      789,809     (1,209,881)
                                                       ------------- -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets ....................     (184,132)      (200,552)
                                                       ------------- -------------
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net .................................   (2,204,564)     1,910,468
Repayments of bank loan ..............................     (275,760)    (1,900,000)
Proceeds from new bank loans .........................    1,900,000      1,500,000
Payments towards treasury stock financing agreement  .      (12,500)            --
                                                       ------------- -------------
Net cash provided by (used by) financing activities  .     (592,824)     1,510,468
                                                       ------------- -------------
Net increase in cash .................................       12,853        100,035
                                                       ------------- -------------
Cash at beginning of year ............................      217,427        230,280
                                                       ------------- -------------
Cash at end of year ..................................  $   230,280    $   330,315
                                                       ============= =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ..........................  $     9,003    $    33,222
                                                       ============= =============
Income taxes paid during period ......................  $   180,636    $    77,333
                                                       ============= =============


See accompanying notes.

                        SJS ENTERTAINMENT CORPORATION
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   The financial statements present the combined financial position and results of operations of SJS Entertainment Corporation and its wholly-owned subsidiary SJS Research Corporation, and Urban Entertainment Corp. (collectively, the "Company") which is affiliated through common management and ownership. All intercompany balances and transactions have been eliminated in combination.


 Nature of Business

   The Company creates, produces and distributes music-related radio programs and services which it barters or exchanges with radio broadcasters for commercial air time, which is then sold to national network advertisers. Through SJS Research, incorporated in September 1997, the Company provides statistical information relating to the Entertainment Industry based upon telephone surveys.

 Use of Estimates


   The preparation of financial statements in conformity with generally accepted accounting principles requires management use of estimates based upon available information, which directly affect reported amounts. Actual results could differ from those estimates.


 Depreciation and Amortization

   Depreciation of furniture, fixtures and equipment is computed using the straight-line and declining balance methods, at rates adequate to allocate the cost of the applicable asset over its expected useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the expected useful life of the asset.

 Estimated useful life ranges are as follows:
 Furniture, fixtures and office equipment  ......      5-7 years
 Production equipment ...........................        5 years
 Leasehold improvements .........................     5-10 years

 Concentration of Credit Risk

   The Company maintains bank balances with Sterling National Bank in excess of the federally insured limit of $100,000.

 Reclassification

   Certain 1996 amounts have been reclassified to conform to the 1997 presentation. Retained earnings at January 1, 1996 was adjusted to reflect the underaccrual of $51,831 of state and local taxes and $115,000 of sales commissions related to 1995.

2. RELATED PARTY TRANSACTIONS

 Due from/to Officers

   The Company maintains a running loan/exchange account with its officers in order to satisfy the cash flow needs of operations. There is no interest charged by either party on these temporary loans.

   As of January 1, 1996, the Company owed its officers $1,589,146. During 1996, the officers loaned the Company an additional $354,780, while the Company paid to its officers a total of $2,560,103.

   As of January 1, 1997, the officers owed the companies $616,177. During the year, the officers paid back this amount, and loaned the Company an additional $1,294,291.

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    In addition, the Company pays its officers in total $2,000 per month towards the business use of their home. These amounts are charged to rent expense and totaled $24,000 for each of the years ended December 31, 1996 and 1997.

   Salaries and bonuses paid to officers is determined annually by the Company's board of directors.

 Management Services

   The Company managed the operations of a related company which is 40% owned by the officers of the Company. In exchange for the services provided, the Company received management fees of $40,000 per month. In addition, the Company had subleased a portion of its premises to this related company and is also reimbursed for other direct operating expenses (telephone, utilities, cleaning, bookkeeping and administrative) and indirect overhead costs. This arrangement terminated at the end of April 1997.

   During the years ended December 31, 1996 and 1997, the Company received the following amounts from this related company:

                                     1996        1997
                                  ---------- ----------
Management fees .................  $480,000    $160,000
Rental income ...................    69,780      32,490
Direct expense reimbursement  ...    25,519      13,347
Indirect overhead reimbursement     108,000      27,914
                                  ---------- ----------
                                   $683,299    $233,751
                                  ========== ==========

   Management fees, rental income, the direct expense reimbursement and indirect overhead reimbursement are reflected as an adjustment to the related income or expense account in the accompanying statement of operations.

   The Company received $77,510 from an unrelated third party as consideration for the termination of the management services agreement and sublease agreement, which was recorded as other income in 1997.

3. LOANS PAYABLE--BANK

   At December 31, 1997, the Company owed to Sterling National Bank a term loan of $1,500,000, which was secured by all corporate receivables and is personally guaranteed by the officers of the Company. Interest charged to the Company was at a rate of prime plus 1%. This amount was fully repaid on February 28, 1998.

   At December 31, 1996, the Company owed to Sterling National Bank a term loan of $1,600,000 which was secured by personal certificates of deposit totaling $1,600,000 and a $300,000 line-of-credit which was secured by all corporate assets and guaranteed by the officers/shareholders. Interest charged to the Company was at the rate of prime plus 1%.

   On February 20, 1997 the certificates matured, at which time they were transferred into the Company as an officers' loan repayment and used to pay-off the bank loan. In 1997, the Company also repaid the $300,000 line-of-credit from Sterling National Bank.

4. COMMITMENTS AND CONTINGENCIES

 Automobile Lease

   The Company leases automobiles with monthly payments of $1,834 due through February, 1999.

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

  Office and Audio Production Studio Leases

   The Company maintains several offices for sales and administration throughout the United States, as well as two production studios. The main premises are located in New York City and is subject to an operating lease expiring March 31, 2006. Other premises are subject to operating leases with various terms ranging from month-to-month, to January 31, 2001.

   Future minimum commitments for automobile, office and studio leases, including two new leases entered into during 1997, are as follows:

 1998 ......... $  311,200
1999 .........     300,000
2000 .........     267,000
2001 .........     240,100
2002 .........     246,200
Thereafter  ..     852,500
               -----------
                $2,217,000
               ===========

   Rent expense for offices and production studios, net of the subtenant lease income (see note 2 below), totaled $261,834 for the year ended December 31, 1997 compared to $182,012 for the year ended December 31, 1996, while the automobile lease cost was approximately $22,000 for both 1996 and 1997.

 Consulting Agreements

   Urban Entertainment Corp. is a party to consulting agreements with two individuals, requiring monthly payments totaling $9,583 to be paid through December 31, 1999.

5. SHAREHOLDERS' EQUITY


Shareholders' equity consists of the following:



                                                  PAR                  ISSUED AND
            COMPANY                 CLASS        VALUE   AUTHORIZED    OUTSTANDING    VALUE
-----------------------------  --------------- -------  ------------ -------------  ---------
SJS Entertainment
 Corporation..................        --         None       1,000         1,000      $27,000
Urban Entertainment Corp. .... A (voting)        None         840           840          100
                               B (nonvoting)     None         160           160          100
                                                                                    ---------
                                                                                     $27,200
                                                                                    =========



6. INCOME TAXES


   Urban Entertainment Corporation has elected "S" Corporation status for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the stockholders on their respective personal income tax returns. Therefore, no federal or state tax has been provided.

   SJS Entertainment Corporation is subject to corporate taxes at the federal level and eight state and local jurisdictions.

   The provision for income taxes for the years ended December 31, 1997 and 1996 is summarized as follows:


                 1996       1997
              --------- ----------
Current:
 Federal.....  $ 9,647    $ 28,266
 State.......   81,550      98,530
Deferred:  ..       --          --
              --------- ----------
 Total.......  $91,197    $126,796
              ========= ==========

                        SJS ENTERTAINMENT CORPORATION
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1997, the Company had deferred tax assets of approximately $124,000 relating to start-up costs which is offset in full by a valuation allowance.

   The provision for income taxes differed from the U.S. statutory rate principally due to nondeductible meals and entertainment expense, state and local taxes and in 1997 only, the valuation allowance.


7. EMPLOYEE RETIREMENT PLAN


   The Company maintains a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of six months with the Company. Participants may make voluntary contributions into the plan of up to 15% of their compensation. The Company contributes to each participant's account an amount equal to 25% of the participant's voluntary contribution, or $2,000, whichever is less.

   During the years ended December 31, 1996 and 1997, employer contributions totaled $16,758 and $18,747 respectively.


8. LEGAL MATTERS


   The Company has been named in various lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Company as a result of these lawsuits. Management has stated that all cases will be vigorously defended.


9. SUBSEQUENT EVENTS


   On February 27, 1998, the Company was acquired by SFX Entertainment Inc.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Album Network, Inc.

   We have audited the accompanying combined balance sheets of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and the related combined statements of operations and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Album Network, Inc. and Affiliated Companies at September 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

November 20, 1997
New York, New York

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET


                                                                             SEPTEMBER 30,
                                                                      ----------------------------
                                                                           1996          1997
                                                                      ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $   160,453    $   272,423
 Accounts receivable, less allowance for doubtful
  accounts of $153,728 in 1997and $95,450 in 1996 ...................    2,148,159      2,229,237
 Officers' loans receivable .........................................      423,447        390,794
 Prepaid expenses and other current assets ..........................      125,558        234,914
                                                                      ------------- -------------
Total current assets ................................................    2,857,617      3,127,368
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,056,689 in 1997 and $ 914,513 in 1996  ..........      278,898        303,614
Deferred software costs, less accumulated amortization of $106,639
 in 1997 and $45,768 in 1996 ........................................      172,302        262,061
Other noncurrent assets .............................................       39,477         37,033
                                                                      ------------- -------------
Total assets ........................................................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accrued officers' bonuses ..........................................  $ 1,200,000    $ 1,251,000
 Accounts payable and other accrued expenses ........................    1,081,469      1,208,424
 Officers' loans payable ............................................      650,000        489,085
 Unearned subscription income .......................................      530,255        406,529
 Taxes payable and other current liabilities ........................      339,551        224,011
 Current portion of long-term debt ..................................      636,723        506,228
                                                                      ------------- -------------
Total current liabilities ...........................................    4,437,998      4,085,277
Long-term debt ......................................................    1,294,133      1,051,881
Deferred income taxes ...............................................      279,434        114,178
Combined stockholders' deficit ......................................   (2,663,271)    (1,521,260)
                                                                      ------------- -------------
Total liabilities and stockholders' deficit .........................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET
                              DECEMBER 31, 1997
                                 (UNAUDITED)



ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $   169,498
 Accounts receivable, less allowance for doubtful
  accounts of $157,682 ..............................................    2,268,205
 Officers' loans receivable .........................................      406,421
 Prepaid expenses and other current assets ..........................      133,293
                                                                       -----------
Total current assets ................................................    2,977,417
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,098,747 .........................................      307,096
Deferred software costs, less accumulated amortization of $127,116  .      282,453
Other noncurrent assets .............................................        9,525
                                                                       -----------
Total assets ........................................................  $ 3,576,491
                                                                       ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and other accrued expenses ........................  $ 1,346,095
 Officers' loans payable ............................................      717,336
 Unearned subscription income .......................................      558,358
 Taxes payable and other current liabilities ........................      749,108
 Current portion of long-term debt ..................................      635,464
                                                                       -----------
Total current liabilities ...........................................    4,006,361
Long-term debt ......................................................      939,200
Deferred income taxes ...............................................       53,575
Combined stockholders' deficit ......................................   (1,422,645)
                                                                       -----------
Total liabilities and stockholders' deficit .........................  $ 3,576,491
                                                                       ===========



                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    COMBINED STATEMENTS OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT

                                                       YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------
                                                          1996           1997
                                                     -------------- -------------
OPERATING REVENUES
Advertising revenue ................................   $ 7,040,465    $ 7,619,751
Research services revenue ..........................     2,453,026      2,441,703
Direct mail & subscription revenue .................     1,791,887      1,837,248
Broadcast revenue ..................................     2,085,714      2,235,788
Consulting revenue..................................       720,000        470,000
Other revenue ......................................       675,790      1,152,448
                                                     -------------- -------------
                                                        14,766,882     15,756,938
Direct costs of revenue ............................     4,408,997      4,107,328
                                                     -------------- -------------
                                                        10,357,885     11,649,610
OPERATING EXPENSES
Officers' salary expense ...........................     3,384,870      3,662,427
Other salary expense ...............................     3,956,910      3,949,715
Depreciation and amortization ......................       183,976        203,047
General and administrative expenses ................     2,524,704      2,483,197
                                                     -------------- -------------
                                                        10,050,460     10,298,386
                                                     -------------- -------------
Income from operations .............................       307,425      1,351,224
OTHER INCOME (EXPENSE)
Interest income--officers' loans ...................        35,000         41,600
Interest income--third party .......................         6,961          1,295
Interest expense--officers' loans ..................       (35,000)       (55,940)
Interest expense--third party ......................      (256,164)      (175,490)
                                                     -------------- -------------
Income before income taxes .........................        58,222      1,162,689
INCOME TAXES
Provision for income taxes .........................       211,832         20,678
                                                     -------------- -------------
Net income (loss) ..................................      (153,610)     1,142,011
Combined stockholders' deficit at beginning of year     (2,509,661)    (2,663,271)
                                                     -------------- -------------
Combined stockholders' deficit at end of year  .....   $(2,663,271)   $(1,521,260)
                                                     ============== =============

                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                     COMBINED STATEMENT OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT
                     THREE MONTHS ENDED DECEMBER 31, 1997
                                 (UNAUDITED)



OPERATING REVENUES
Advertising revenue .................................  $ 1,605,422
Research services revenue ...........................      604,961
Direct mail & subscription revenue ..................      521,851
Broadcast revenue ...................................      825,686
Other revenue .......................................       97,437
                                                         3,655,357
Direct costs of revenue .............................    1,056,785
                                                       -----------
                                                         2,598,572
OPERATING EXPENSES
Officers' salary expense ............................      209,424
Other salary expense ................................    1,090,662
Depreciation and amortization .......................       62,535
General and administrative expenses .................    1,034,159
                                                         2,396,780
                                                       -----------
Income from operations ..............................      201,792

OTHER INCOME (EXPENSE)
Interest income--officers' loans ....................        4,171
Interest income--third party ........................          169
Interest expense--officers' loans ...................      (15,596)
Interest expense--third party .......................      (26,921)
                                                       -----------
Income before income taxes ..........................      163,615

INCOME TAXES
Provision for income taxes ..........................       65,000
                                                       -----------
Net income (loss) ...................................       98,615

Combined stockholders' deficit at beginning of
 period .............................................   (1,521,260)
                                                       -----------
Combined stockholders' deficit at end of period  ....  $(1,422,645)
                                                       ===========



                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDED SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1997
                                                                     ------------ ------------
OPERATING ACTIVITIES
Net income .........................................................   $(153,610)   $1,142,011
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................     183,976       203,047
  Provision for doubtful accounts ..................................      13,584        58,278
  Changes in operating assets and liabilities:
   Accounts receivable .............................................    (246,873)     (139,356)
   Prepaid expenses and other current assets .......................     154,120      (109,356)
   Other non current assets ........................................      (3,378)        2,444
   Accounts payable and accrued expenses ...........................      69,816       126,955
   Unearned subscription income ....................................     101,623      (123,726)
   Accrued officers' bonus .........................................     639,000        51,000
   Deferred income taxes ...........................................      39,268      (165,256)
   Taxes payable and other current liabilities .....................     143,423      (115,540)
                                                                     ------------ ------------
Net cash provided by operating activities ..........................     940,949       930,501
                                                                     ------------ ------------
INVESTING ACTIVITIES
Purchase of property and equipment .................................     (65,731)     (166,892)
Deferred software costs ............................................     (97,463)     (150,630)
                                                                     ------------ ------------
Net cash used in investing activities ..............................    (163,194)     (317,522)
                                                                     ------------ ------------
FINANCING ACTIVITIES
Payments on long term debt .........................................    (860,236)     (527,747)
Proceeds from additional debt borrowings ...........................      52,500       155,000
Proceeds from (repayments of) officers' loans, net .................      61,355      (128,262)
                                                                     ------------ ------------
Net cash used in financing activities ..............................    (746,381)     (501,009)
                                                                     ------------ ------------
Net increase in cash and cash equivalents ..........................      31,374       111,970
Cash and cash equivalents at beginning of year .....................     129,079       160,453
                                                                     ------------ ------------
Cash and cash equivalents at end of year ...........................   $ 160,453    $  272,423
                                                                     ============ ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .............................................   $ 304,726    $  190,168
                                                                     ============ ============
Cash paid for income taxes .........................................   $  21,375    $   26,316
                                                                     ============ ============


                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF CASH FLOWS
                     THREE MONTHS ENDED DECEMBER 31, 1997
                                 (UNAUDITED)



OPERATING ACTIVITIES
Net income .........................................................  $    98,615
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................       62,535
  Provision for doubtful accounts ..................................        3,954
  Changes in operating assets and liabilities:
   Accounts receivable .............................................      (42,922)
   Prepaid expenses and other current assets .......................      101,621
   Other non current assets ........................................       27,508
   Accounts payable and accrued expenses ...........................      137,671
   Unearned subscription income ....................................      151,829
   Accrued officers' bonus .........................................   (1,251,000)
   Deferred income taxes ...........................................      (60,603)
   Taxes payable and other current liabilities .....................      525,097
                                                                      -----------
Net cash used in operating activities ..............................     (245,695)
INVESTING ACTIVITIES
Purchase of property and equipment .................................      (45,540)
Deferred software costs ............................................      (40,869)
                                                                      -----------
Net cash used in investing activities ..............................      (86,409)
FINANCING ACTIVITIES
Payments on long term debt .........................................     (112,681)
Proceeds from additional debt borrowings ...........................      129,236
Proceeds from officers' loans, net .................................      212,624
                                                                      -----------
Net cash provided by financing activities ..........................      229,179
                                                                      -----------
Net decrease in cash and cash equivalents ..........................     (102,925)
Cash and cash equivalents at beginning of year .....................      272,423
                                                                      -----------
Cash and cash equivalents at end of year ...........................  $   169,498
                                                                      ===========



                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of The Album Network, Inc., The Network 40, Inc., The Urban Network, Inc. and In-the-Studio (collectively, the "Companies"). Intercompany transactions and balances among the Companies have been eliminated in combination.

   On August 27, 1997, the board of directors and shareholders of the Companies approved a plan of agreement and merger which provided that The Urban Network, Inc. merge into The Album Network, Inc. (the "Company") effective September 24, 1997. The Companies accounted for the transaction as a merger of companies under common control.

   The Companies publish six music trade magazines, produce rock, urban and top 40 programming specials and manufacture compact disc samplers. They also serve as product marketing advisors to contemporary music talent and their managers in providing creative content and innovative marketing campaigns. In addition, the Companies provide research services for radio station program directors and record label executives. The Companies publishes five print periodicals for rock and top 40 music broadcasters, retailers and music industry executives. The weekly publications are the "Album Network" and the "Network 40". The monthly publications are the "Virtually Alternative" and "Totally Adult" and the quarterly publication is titled "AggroActive." Additionally, "The Urban Network" trade magazine is published each week.

 Revenue Recognition

   The Companies' magazines generate revenue from advertising sales, complemented by subscription sales and incremental direct mail revenue.

   Unearned subscription income represents revenues on subscriptions for which publications have not been delivered to customers as of the balance sheet date. Unearned subscription income at September 30, 1996 also includes unearned income on certain advertising and direct mail packages.

   Revenue from research services is recognized straight-line over the license term or upon the sale of computer software developed for licensees and other customers. Advertising and broadcast revenues are recognized when advertisements are run or aired.

 Furniture and Equipment

   Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets, as follows:

 Computer hardware ...........5 years
Software .................... 5 years
Furniture and equipment  .... 5-7 years
Leasehold improvements  ..... 5 years

 Deferred Software Costs

   Costs incurred to produce software masters and subsequent enhancements to such software are capitalized and amortized over the remaining economic life of the master (generally, five years). Costs of maintenance and customer support are charged to expense when incurred.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Income Taxes

   Each of the affiliated Companies file a separate tax return. The Album Network, Inc. and the Urban Network, Inc. are "C Corporations." The Network 40, Inc. has elected to be taxed as an "S Corporation". The "S Corporation" election is effective for both federal and state tax purposes. Accordingly all items of income, loss, deduction or credit are reported by the shareholders on their respective personal income tax returns. The corporate tax rate for S Corporations in California is one and one-half percent (1.5%).

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

  Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

   The Company maintains bank balances with City National Bank in excess of the federally insured limit of $100,000.


 Reclassification

   Certain amounts in the financial statements have been reclassified to conform with the current presentations.

 Interim Financial Information

   Financial information as of December 31, 1997 and for the three months ended December 31, 1997 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included, all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.


2. RELATED PARTY TRANSACTIONS

 Officers' Loans

   The Companies have several loan agreements outstanding with its officers in order to satisfy the cash flow needs of operations. The interest rates on the loans to and from the officers range from approximately 10% to 12%.

   At October 1, 1995, the officers owed the Companies $471,918 and the Companies owed the officers $637,116. During the year ended September 30, 1996, the officers repaid $48,471 and loaned the Companies an additional $12,884.

   At October 1, 1996, the officers owed the Companies $423,447 and the Companies owed the officers $650,000. During the year ended September 30, 1997, the officers repaid $32,653 to the Companies and the Companies repaid $160,915 to the officers.

3. LONG-TERM DEBT

   A summary of long-term debt as of September 30, 1997 and 1996 is as follows:


                                                                          SEPTEMBER 30
                                                                    -------------------------
                                                                        1996         1997
                                                                    ------------ -----------
Note payable to City National Bank, collateralized by certain equipment and personally guaranteed by the stockholders; payable in monthly installments of $2,917 plus interest at 10.5%; due May
 1999 .............................................................  $   96,994   $   62,740
Note payable to City National Bank, personally guaranteed by the stockholders; payable in monthly installments of $41,233 plus interest at 8.75% through January 22, 1997 and at 8.25%
 thereafter; due December 2000.(A) ................................   1,821,862    1,415,369
Other..............................................................      12,000       80,000
                                                                    ------------ -----------
                                                                      1,930,856    1,558,109
Less current portion ..............................................     636,723      506,228
                                                                    ------------ -----------
Long-term debt ....................................................  $1,294,133   $1,051,881
                                                                    ============ ===========



(A) In September 1995 The Album Network, Inc., The Network 40, Inc. and The Urban Network, Inc. entered into a loan agreement with City National Bank for $2,330,000 in connection with a redemption of common stock. Interest was set at 8.75% per year and principal and interest were payable in monthly installments of $57,846 through September 1999. In January 1997, the loan agreement was revised. Interest was reset at 8.25% and monthly payments of $41,233 were extended through December 2000. The principal balance at the date of revision was $1,687,560.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 4. COMMON STOCK

   The Companies' stock and tax status at September 30, 1997 are as follows:

                                                          SHARES
                                                          ISSUED
                               TAX          SHARES         AND
                              STATUS      AUTHORIZED   OUTSTANDING
                          ------------- ------------  -------------
The Album Network, Inc.      C-Corp.      1,000,000        220
The Network 40, Inc.  ...    S-Corp.        100,000        825
The Urban Network, Inc.      C-Corp.        100,000        825
In-the-Studio ...........  Partnership       n/a           n/a

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease an office facility under noncancellable leases which expire in February 1998.

   Total rent expense for the years ended September 30, 1997 and 1996 under operating leases was $262,812 and $256,026, respectively.

   Future minimum lease payments under noncancellable operating leases as of September 30, 1997 total $121,155, all of which is payable in 1998.

 Other Matters

   As of September 30, 1997, approximately $80,000 was drawn on lines of credit with City National Bank. There were no amounts drawn as of September 30, 1996.

6. INCOME TAXES

   The Album Network has received a Statutory Notice of Deficiency from the Internal Revenue Service ("IRS") for the years ended September 30, 1994, 1995 and 1996 asserting tax deficiencies resulting primarily from an IRS position that compensation paid to officers was unreasonable and excessive. In total, approximately $3.5 million of adjustments increasing taxable income have been proposed. The total additional tax, penalties and interest through September 30, 1997 related to these adjustments would be approximately $1.8 million. The company has analyzed these matters with tax counsel and believes it has meritorious defenses to the deficiencies asserted by the IRS. The company has filed a petition with the United States Tax Court contesting the asserted liability. While the company believes that a successful defense of this case may be made, in light of the economic burdens of the defense, the company may entertain a settlement for up to $291,000. Accordingly, the company has recorded reserves in such amount, including $23,000, $115,000 and $153,000 for the years ended September 30, 1997, 1996 and prior periods, respectively.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    For the years ended September 30, 1996 and 1997 the provision for income taxes is as follows:

                1996        1997
             ---------- -----------
Current:
 Federal  ..  $129,911    $ 143,056
 State .....    17,710       42,878
             ---------- -----------
  Total ....   147,621      185,934
             ---------- -----------
Deferred:
 Federal  ..    49,764     (150,383)
 State .....    14,447      (14,873)
             ---------- -----------
  Total ....    64,211     (165,256)
             ---------- -----------
Total ......  $211,832    $  20,678
             ========== ===========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:

                                     1996       1997
                                  ---------- ---------
Deferred tax assets:
 Contributions carryforward  ....  $  8,194   $ 10,078
Deferred tax liabilities:
 Fixed assets ...................    12,280     11,830
 Intangible assets ..............   275,346    112,424
                                  ---------- ---------
 Total deferred tax liabilities     287,628    124,254
                                  ---------- ---------
Net deferred tax liabilities  ...  $279,434   $114,176
                                  ========== =========

7. EMPLOYEE RETIREMENT PLAN

   In January 1997, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402 (g) of the Internal Revenue Code. The Companies contribute monthly to participating employees accounts at the rate of 10% of the participating employees contributions. During the year ended September 30, 1997, the Companies contributions totaled approximately $14,000.


8. SUBSEQUENT EVENTS (UNAUDITED)

   On February 27, 1998, the Company was acquired by SFX Entertainment Inc.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BG Presents, Inc.


   We have audited the accompanying consolidated balance sheets of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BG Presents, Inc. and subsidiaries at January 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                                 Ernst & Young LLP

New York, New York
March 20, 1998

                      BG PRESENTS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                                   JANUARY 31
                                                          ----------------------------
                                                               1997          1998
                                                          ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................  $11,819,831    $ 5,380,984
 Accounts receivable--trade .............................    3,164,543      5,460,915
 Accounts receivable--related parties ...................    1,347,150        776,174
 Investments ............................................      370,000             --
 Inventories ............................................      236,078        227,766
 Prepaid assets .........................................      450,883      3,001,450
 Income tax receivable ..................................      418,528             --
 Deferred income taxes ..................................       94,000             --
 Other current assets....................................           --        118,455
                                                          ------------- -------------
Total current assets ....................................   17,901,013     14,965,744
Property and equipment, net .............................    9,661,910      8,904,509
Goodwill, net of accumulated amortization of $238,400
 and $357,600 at January 31, 1997 and 1998,
 respectively............................................    1,549,600      1,430,400
Other assets (Note 6)....................................          167      4,100,011
                                                          ------------- -------------
Total assets ............................................  $29,112,690    $29,400,664
                                                          ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion .........................  $   722,966    $   879,040
 Lease commitment--current portion ......................       35,676             --
 Accounts payable .......................................    3,229,054      1,816,959
 Deferred revenue .......................................    1,362,533      1,480,145
 Accrued liabilities and other current liabilities ......    3,721,749      3,753,613
                                                          ------------- -------------
Total current liabilities ...............................    9,071,978      7,929,757
Lease commitment, less current portion ..................    6,704,719             --
Notes payable, less current portion .....................    5,233,709     11,134,834
Deferred income taxes ...................................    2,617,000      2,617,000

Stockholders' equity:
 Common stock, no par value; 10,000,000 shares
  authorized; 1,000,000 shares issued and outstanding in
  1997 and 1998..........................................    1,198,947      1,198,947
 Retained earnings.......................................    4,286,337      6,520,126
                                                          ------------- -------------
Total stockholders' equity...............................    5,485,284      7,719,073
                                                          ------------- -------------
Total liabilities and stockholders' equity...............  $29,112,690    $29,400,664
                                                          ============= =============


See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENTS



                                                    YEAR ENDED JANUARY 31
                                         -------------------------------------------
                                              1996          1997           1998
                                         ------------- -------------  -------------
REVENUES
Concert revenues........................  $62,996,606    $74,981,534   $ 75,898,464
Contract management ....................    7,844,248     10,255,060     23,632,596
Concessions/merchandise ................    5,536,287      7,094,593      6,021,845
                                         ------------- -------------  -------------
                                           76,377,141     92,331,187    105,552,905
Cost of revenues .......................   54,383,763     69,916,840     81,092,377
                                         ------------- -------------  -------------
                                           21,993,378     22,414,347     24,460,528
EXPENSES
General and administrative .............   17,614,296     17,602,501     18,866,259
Depreciation and amortization ..........    1,441,439      1,474,414      1,026,684
                                         ------------- -------------  -------------
Income from operations .................    2,937,643      3,337,432      4,567,585

OTHER INCOME (EXPENSE)
Interest expense .......................   (1,324,219)    (1,257,758)      (916,723)
Interest income ........................      307,756        295,057        294,888
Miscellaneous ..........................      535,191        289,222        (24,300)
                                         ------------- -------------  -------------
Income before provision for income
 taxes .................................    2,456,371      2,663,953      3,921,450
Provision for income taxes .............    1,160,718      1,272,190      1,687,661
                                         ------------- -------------  -------------
Net income..............................  $ 1,295,653    $ 1,391,763   $  2,233,789
                                         ============= =============  =============


See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED JANUARY 31
                                                      -------------------------------------------
                                                           1996          1997           1998
                                                      ------------- -------------  -------------
OPERATING ACTIVITIES
Net income...........................................  $ 1,295,653    $ 1,391,763   $ 2,233,789
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization of property and
  equipment..........................................    1,322,239      1,355,214       907,484
 Amortization of goodwill............................      119,200        119,200       119,200
 Loss on sale of property and equipment .............       13,603             --            --
 Changes in operating assets and liabilities:
  Accounts receivable--trade ........................      524,566     (1,356,263)   (2,296,372)
  Accounts receivable--related parties ..............     (496,971)          (821)      570,976
  Inventories .......................................     (228,294)        (7,784)        8,312
  Prepaid assets and other ..........................     (322,524)       478,391    (2,550,567)
  Income tax receivable .............................      (50,888)      (328,390)      300,073
  Accounts payable and accrued expenses .............     (491,982)     3,128,476    (1,380,231)
  Deferred income taxes .............................    1,139,000         45,000        94,000
  Deferred revenue ..................................      (67,859)       379,748       117,612
  Other .............................................      288,367            160        74,347
                                                      ------------- -------------  -------------
Net cash provided by (used in) operating activities      3,044,110      5,204,694    (1,801,377)

INVESTING ACTIVITIES
Purchase of SAP limited partnership interest  .......   (4,250,000)            --            --
Proceeds from sale of equipment .....................       13,150             --            --
Capital expenditures, including White River
 Amphitheatre........................................     (469,447)      (367,678)   (4,247,528)
Other ...............................................     (644,496)      (247,000)      293,254
                                                      ------------- -------------  -------------
Net cash used in investing activities ...............   (5,350,793)      (614,678)   (3,954,274)

FINANCING ACTIVITIES
Payments of notes payable ...........................     (444,985)      (775,756)           --
Borrowings on notes payable..........................           --      1,000,000     6,057,199
Payments of lease commitments .......................     (395,330)      (405,275)   (6,740,395)
Retirement of stock .................................           --        (21,053)           --
                                                      ------------- -------------  -------------
Net cash used in financing activities ...............     (840,315)      (202,084)     (683,196)
Net increase (decrease) in cash and cash equivalents    (3,146,998)     4,387,932    (6,438,847)
Cash and cash equivalents at beginning of year  .....   10,578,897      7,431,899    11,819,831
                                                      ------------- -------------  -------------
Cash and cash equivalents at end of year.............  $ 7,431,899    $11,819,831   $ 5,380,984
                                                      ============= =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...............................  $ 1,324,219    $ 1,257,664   $ 1,092,356
Cash paid for income taxes ..........................      888,738      1,280,000     1,325,000


See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED JANUARY 31, 1998, 1997 AND 1996


Balance--January 31, 1995 ......................  $2,818,921
Net income for the year ended January 31, 1996     1,295,653
                                                 ------------
Balance--January 31, 1996 ......................   4,114,574
Net income for the year ended January 31, 1997     1,391,763
Repurchase and retirement of stock .............     (21,053)
                                                 ------------
Balance--January 31, 1997 ......................   5,485,284
Net income for the year ended January 31, 1998     2,233,789
                                                 ------------
Balance--January 31, 1998 ......................  $7,719,073
                                                 ============


See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JANUARY 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business and Principles of Consolidation

   BG Presents, Inc. ("BGP" or the "Company") is a holding company for various operating subsidiaries which principally promote and manage musical and special events in the San Francisco Bay Area. In addition, the Company owns the Shoreline Amphitheatre in Mountain View, California. Bill Graham Enterprises, Inc. ("BGE"), Bill Graham Presents, Inc. ("BGPI"), Bill Graham Management, Inc. ("BGM"), AKG, Inc. ("AKG"), Shoreline Amphitheatre, Ltd. ("SAL"), Fillmore Fingers, Inc. ("FF"), and Shoreline Amphitheatre Partners ("SAP" and, collectively, the "Companies") are wholly-owned subsidiaries of the Company. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.


   BGE and BGPI earn promotion income in two ways: either a fixed fee for organizing and promoting an event, or an arrangement that entitles them to a profit percentage based on a predetermined formula. In addition, the Companies earn revenue from merchandise and concessions sold during events which they promote. BGM manages the careers of various artists and records a percentage of the artists' gross sales from publishing rights, record sales, and tours as contract management revenue.


   AKG operates the Fillmore, Warfield, and Punchline theatres located in San Francisco, which generate revenue from food and beverage sales, sponsorships, and ticket sales. Bill Graham Special Events, a division of AKG, records management/contract fees from organizing corporate and other parties at various venues in the San Francisco Bay Area. FF provides table service (food and beverage) for two theatres located in Los Angeles owned by third parties.


 Revenue Recognition


   Revenue from talent management and the sales of tickets is recognized when earned. Cash received from the sale of tickets for events not yet performed is deferred. Revenue from the direct sale of compact discs is recognized upon the date of sale. The Company's revenue included $305,017, $14,562,000 and $13,483,683 during the fiscal years ended January 31, 1996, 1997 and 1998, respectively, from various gymnastics tours, ice skating tours and television specials.


 Cash and Cash Equivalents

   The Company considers all investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 1996, 1997 and 1998, the Companies had cash balances in excess of the federally insured limits of $100,000 per institution.

 Use of Estimates

   Generally accepted accounting principles require management to make assumptions in estimates that affect the amount reported in the financial statements for assets, liabilities, revenues, and expenses. In addition, assumptions and estimates are used to determine disclosure for contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

 Accounts Receivable

   The Company's accounts receivable are principally due from ticket service and merchandising companies in the San Francisco Bay Area. In addition, related party receivables include amounts due from owners of the Company and from affiliated companies. Management believes that all accounts receivable as of January 31, 1996, 1997 and 1998 were fully collectible; therefore, no allowance for doubtful accounts was recorded.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
    (CONTINUED)

 Property and Equipment


   Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 40 years. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

 Goodwill

   The Company amortizes goodwill over a 15 year period.

 Income Taxes


   The Companies account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.


 Inventories

   Inventories, which consist principally of compact discs and beverage items, are stated at first-in, first-out (FIFO) cost, which is not in excess of market.


 Advertising and Promotion Costs

   The Company expenses all advertising and promotion costs as incurred, except in instances where management believes these costs generate a direct response from customers. Advertising expenses were $3,408,322, $4,319,291 and $4,519,049 for the fiscal years ended January 31, 1996, 1997 and 1998, respectively.


2. INCOME TAXES


   The provision for income taxes for the fiscal years ended January 31, 1997 and 1998 is summarized as follows:



                 1997          1998
             ------------ ------------
Current:
 Federal  ..  $  984,500    $1,304,837
 State......     285,800       378,824
             ------------ ------------
               1,270,300     1,683,661
Deferred:
 Federal  ..       1,500         3,100
 State .....         400           900
             ------------ ------------
                   1,900         4,000
             ------------ ------------
              $1,272,200    $1,687,661
             ============ ============


   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liabilities as of January 31, 1997 and 1998 are primarily the result of the difference between the book basis of depreciable assets and the related tax basis.


   The difference between the tax provision at Federal statutory rates and the effective rate is due to state taxes, amortization of goodwill and other nondeductible items.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT

   Property and equipment as of January 31, 1997 and 1998 consists of the following:


                                   1997            1998
                              -------------- --------------
Buildings ...................  $  8,234,231    $  8,251,729
Leasehold improvements  .....    10,326,553      10,403,033
Equipment ...................     2,166,037       2,184,855
Office furniture ............       693,068         711,235
Computer equipment ..........       330,367         343,493
Vehicle .....................        61,211          67,205
                              -------------- --------------
                                 21,811,467      21,961,550
Accumulated depreciation and
 amortization ...............   (12,783,510)    (13,528,140)
                              -------------- --------------
                                  9,027,957       8,443,410
Land ........................       633,953         633,953
                              -------------- --------------
                               $  9,661,910    $  9,067,363
                              ============== ==============


4. PENSION PLAN

   The Company sponsors a 401(k) Tax Advantage Savings Plan that covers employees who have one year of service, have worked at least 1,000 hours, are 21 years of age or older, and are not covered by a union contract. At its discretion, the Company may contribute a percentage of gross pay to the plan, up to a maximum gross pay of $150,000 per participant. In addition, the Company makes a matching contribution of 25% of each participant's account up to $400 of their salary deferral each year, for a maximum company matching contribution of $100. Total contributions to the plan were approximately $182,000, $186,000 and $213,049 for the years ended January 31, 1996, 1997 and 1998, respectively.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE

   Notes payable as of January 31, 1997 and 1998 consists of the following:


                                                              1997          1998
                                                          ------------ ------------
Note payable to Midland Loan Services LP; monthly
 payments of $16,574, including interest at the bank's
 index rate plus 3.5% (8.4% and 8.375% at January 31,
 1997 and 1998, respectively; matures May 1, 2004;
 secured by deed ........................................  $2,215,001   $ 2,193,732
Note payable to Sanwa Bank; quarterly payments range
 from $75,000 to $200,000, interest accrued monthly at
 the bank's prime rate plus 0.5% (8.75% and 8.75% at
 January 31, 1997 and 1998, respectively); matures
 January 31, 2001........................................   2,925,000     2,425,000
Note payable to Sanwa Bank; monthly payments of $16,666,
 including interest at a rate of London Inter-Bank
 Offered Rate (LIBOR) plus 2.5%; matures January 31,
 2002; secured by assets of the Company (excluding the
 office building)........................................     816,674       616,682
Note payable to Sanwa Bank; monthly payments range from
 $12,000 to $25,000, interest accrued monthly at the
 bank's index rate plus 2.375%; matures March 1, 2007;
 secured by deed.........................................          --     6,778,460
                                                          ------------ ------------
                                                            5,956,675    12,013,874
Less current portion ....................................    (722,966)     (879,040)
                                                          ------------ ------------
                                                           $5,233,709   $11,134,834
                                                          ============ ============



   The first note payable with Sanwa Bank also provided for a line-of-credit of up to $1,000,000 that expired on April 30, 1997. At January 31, 1998, there were no borrowings outstanding against this credit line.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


5. NOTES PAYABLE (CONTINUED)


   At January 31, 1998, the Company has a $3,000,000 unused line-of-credit with a bank to be drawn upon as needed, with interest at the bank's prime rate plus 0.5%. In addition, the Company may use up to $1,500,000 of the line for letters-of-credit. This line-of-credit is secured by the assets of the Company.

   Maturities of long-term debt are approximately as follows:

 Year ended January 31:
 1999 .................  $   879,040
 2000 .................      893,998
 2001 .................    1,851,908
 2002 .................      227,764
 2003 .................      246,791
Thereafter ............    7,914,373
                        ------------
                         $12,013,874
                        ============

6. COMMITMENTS AND CONTINGENCIES

 Leases


   The Company leases nightclubs, theaters and storage space pursuant to noncancellable operating leases. Certain leases require contingent rentals to be paid based on a percentage of gross sales of tickets, merchandise, and food and beverage. These leases expire on various dates through June 2021.


   At January 31, 1998, the future minimum operating lease payments under noncancelable operating leases are as follows:

 Year ended January 31:
 1999 .................  $  543,354
 2000 .................     547,211
 2001 .................     485,961
 2002 .................     451,694
 2003 .................     425,633
Thereafter ............   2,367,353
                        -----------
                         $4,821,206
                        ===========


   Total minimum rental expense included in operating expenses for the years ended January 31, 1996, 1997 and 1998 was $810,956, $438,500 and $706,219,
respectively, and the contingent rental expense was $541,334, $627,222 and $725,787, respectively. Included in cost of revenues is $6,145,944, $6,392,616 and $7,265,769 of contingent rentals paid based on gross sales for the years ended January 31, 1996, 1997 and 1998, respectively.


 Shoreline Amphitheater Lease and Agreement


   The Shoreline Amphitheater Lease and Agreement, as amended, provides for, among other things, that the City of Mountain View, California (the "City") owns certain real property (the "Site") which it has leased to the Company for the purpose of constructing and operating the amphitheater. The lease terminates after 35 years on November 30, 2021, and the Company has the option to extend for three additional five-year periods.


   The Company is obligated to pay as rent to the City a certain percentage of "gross receipts" received annually by the Company and additional rent based on the "net available cash" of the Company, as such terms are defined in the agreement.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


6. COMMITMENTS AND CONTINGENCIES (CONTINUED)


   Rent expense charged to operations for the years ended January 31, 1996, 1997 and 1998 amounted to $594,002, $396,789 and $613,933, respectively.


   As of the year ended January 31, 1997, the Company was obligated to pay the City $93,200 monthly, which related to $9,500,000 of funds provided the Company by the City pursuant to the lease. Prior to the refinancing of this arrangement as a $6.9 million note payable to Sanwa Bank (see Note 5), the Company had accounted for this obligation as a long-term liability amortizable on a monthly basis over the 20-year period commencing August 1, 1986. The principal and interest (10.24%) on this liability were being amortized monthly. At January 31, 1997, the outstanding balance amounted to $6,740,395, of which $35,676 was current.

 Seattle White River Amphitheatre

   The Company has committed payments for the construction of an amphitheatre in the Seattle, Washington market totaling $10 million. Through January 31, 1998, the Company has paid $3,921,812 toward this project. This amount is included in other assets on the balance sheet. The Company has also capitalized interest pertaining to the capital expenditures for the amphitheatre of $175,633 at January 31, 1998, which is also included in other assets on the balance sheet.


 Employment Contracts


   The Company has entered into employment contracts with certain key employees which amount to $2,300,000 per year. These contracts are in effect until the first note payable to Sanwa Bank (see Note 5) is paid in full or six years, whichever comes first. According to these agreements, compensation and other benefits will cease if discharged with just cause, death or disability, and resignation of employment. Benefits do not cease if discharged without just cause.


 Contingencies

   The Company is involved in various legal and other matters arising in the normal course of business. Based upon information available to management, its review of these matters to date and consultation with counsel, management believes that any liability relating to these matters would not have a material effect on the Company's financial position and results of operations.

7. SUBSEQUENT EVENTS

 Acquisition of Companies by SFX Entertainment, Inc.


   On February 24, 1998, the stockholders of the Company sold all of the outstanding capital stock of the Companies to SFX Entertainment, Inc. for cash consideration of $60.8 million (including the repayment of $12 million in the Companies' debt and the issuance of 562,640 shares of common stock of SFX Entertainment, Inc.). The Company has agreed to have net working capital, as defined, at the closing at least equal to the Company's debt.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Concert/Southern Promotions

   We have audited the accompanying combined balance sheet of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and the related combined statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Concert/Southern Promotions and Affiliated Companies at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP

New York, New York
March 13, 1998

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET
                              DECEMBER 31, 1997


 ASSETS
Current assets:
 Cash and cash equivalents ..........................  $  612,967
 Accounts receivable ................................     185,437
 Due from owners (Note 3) ...........................     332,754
 Prepaid expenses and other current assets  .........     115,844
                                                      ------------
Total current assets ................................   1,247,002

Investments in equity investees (Note 2).............     895,790
Property and equipment:
 Land ...............................................      19,638
 Leasehold improvements .............................     286,998
 Furniture and equipment ............................     496,265
                                                      -------------
                                                          802,901
 Accumulated depreciation and amortization  .........     460,483
                                                      -------------
                                                          342,418
                                                      ------------
Total assets ........................................  $2,485,210
                                                      ============

LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ..............  $  229,558
 Deferred income ....................................     368,150
                                                      ------------
Total current liabilities ...........................     597,708
Combined stockholders' equity (Note 4) ..............   1,887,502
                                                      ------------
Total liabilities and combined stockholders' equity    $2,485,210
                                                      ============


See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997


 Operating revenues:
 Concert revenue ....................  $14,796,977
 Cost of concerts....................    9,877,586
                                      -------------
                                         4,919,391
Operating expenses:
 Salaries--officers .................      364,000
 Bonuses--officers ..................      564,767
 Salaries--other ....................      367,356
 Rent expense .......................      207,220
 Legal and accounting fees ..........      201,435
 Depreciation and amortization  .....       78,682
 General and administrative expenses     1,367,304
                                      -------------
                                         3,150,764
                                      -------------

Income from operations...............    1,768,627
Other income:
 Interest income ....................       59,624
 Losses from equity investees  ......      (79,629)
                                      -------------
Net income ..........................  $ 1,748,622
                                      =============


See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997


OPERATING ACTIVITIES
Net income ......................................................................  $ 1,748,622
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .................................................       78,682
  Losses from equity investees...................................................       79,629
  Changes in operating assets and liabilities:
   Accounts receivable ..........................................................    1,000,781
   Prepaid expenses and other current assets ....................................       69,896
   Accounts payable and accrued expenses ........................................     (452,361)
   Deferred income ..............................................................      368,150
Net cash provided by operating activities .......................................    2,893,399
FINANCING ACTIVITIES
Due to/from owner ...............................................................     (398,080)
Distributions paid to stockholder ...............................................   (2,722,827)
                                                                                  -------------
Net cash used in financing activities ...........................................   (3,120,907)
                                                                                  -------------
Net decrease in cash and cash equivalents .......................................     (227,508)
Cash and cash equivalents at beginning of year ..................................      840,475
                                                                                  -------------
Cash and cash equivalents at end of year ........................................  $   612,967
                                                                                  =============


See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                         YEAR ENDED DECEMBER 31, 1997

Balance, January 1, 1997  ....  $ 2,861,707
Distributions to stockholder     (2,722,827)
Net income ...................    1,748,622
                               -------------
Balance, December 31, 1997  ..  $ 1,887,502
                               =============

See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination


   The accompanying combined financial statements include the accounts of Southern Promotions, Inc., High Cotton, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Cooley and Conlon Management, Inc. ("CCMI") and Interfest, Inc. and their wholly-owned subsidiaries:
Concert/ Southern Chastain Promotions ("Concert/Southern"), Roxy Ventures, Cotton Club and Midtown Music Festival (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Alex Cooley, Peter Conlon and Stephen Selig III.


   Concert/Southern is the predominant musical event promoter in the Atlanta, Georgia region, and through Chastain Joint Ventures ("Chastain Ventures") is the operator, pursuant to a long-term lease with the City of Atlanta, of the Chastain Park Amphitheater. Chastain Ventures is owned equally by Concert/Southern and the Atlanta Symphony Orchestra, and is accounted for by Concert/Southern on the equity method. Buckhead Promotions and Northern Exposure equally own Roxy Ventures which holds a long-term lease for the Roxy Theatre, and Pure Cotton holds a long-term lease for the Cotton Club. Interfest, Inc. promoted the three-day Midtown Music Festival held in downtown Atlanta during 1997. In addition, High Cotton owns 52.6% of HC Properties, Inc., a real estate investment company which is accounted for on the equity method.

   The Companies record revenue when earned. Concert revenue includes ticketing, concession, and sponsorship revenue. Deferred income relates primarily to deposits received in advance of the concert season.

 Property and Equipment


   Land, leasehold improvements, and furniture and equipment are stated at cost. Depreciation of furniture and equipment is provided primarily by the straight-line method over the estimated useful lives of the respective classes of assets. Leasehold improvements are amortized over the life of the lease or of the improvement, whichever is shorter.


 Income Taxes


   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations." The "S Corporation" elections are effective for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns and, therefore, no current or deferred federal or state taxes have been provided in the accompanying combined financial statements.

   The difference between the tax basis and the reported amounts of the Companies' assets and liabilities was $16,576 at December 31, 1997.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


 2. INVESTMENTS IN EQUITY INVESTEES


   The following is a summary of the financial position and results of operations of the Companies' equity investees as of and for the period ended December 31, 1997:


                                               CHASTAIN
                                          PARK AMPHITHEATER   HC PROPERTIES
                                          ----------------- ---------------
                                             (50% OWNED)      (52.6% OWNED)
Current assets ..........................      $322,527        $   51,820
Property and equipment ..................       468,145           810,480
Other assets ............................            --           415,145
                                          ----------------- ---------------
Total assets ............................      $790,672        $1,277,445
                                          ================= ===============
Current liabilities .....................      $129,953        $    1,927
Partners' capital .......................       660,719         1,275,518
                                          ----------------- ---------------
Total liabilities and partners' capital        $790,672        $1,277,445
                                          ================= ===============
Revenue .................................      $653,251        $   87,407
Expenses ................................       747,055           165,328
                                          ----------------- ---------------
Net income (loss) .......................      $(93,804)       $  (77,921)
                                          ================= ===============



3. RELATED PARTY TRANSACTIONS

   The Companies have an arrangement with Stephen Selig III whereby the cash receipts of Concert/Southern, Buckhead Promotions and Roxy Ventures are transferred to the Selig Enterprises, Inc. Master Cash Account (the "Master Account"). All subsequent payments made by the Companies are funded by the Master Account. Accordingly, the Companies' cash held by the Master Account of $281,058 is recorded as due from owner.

   In addition, CCMI has recorded a receivable from its stockholders of $51,696.


4. STOCKHOLDERS' EQUITY

   The Companies' stocks are as follows:

                         SHARES      SHARES    PAR
                       AUTHORIZED    ISSUED   VALUE
                      ------------ --------  -------
Southern Promotions     1,000,000    5,000      $1
High Cotton .........      10,000      550       1
Buckhead Promotions     1,000,000      500       1
Northern Exposure  ..   1,000,000    1,000       1
Pure Cotton .........     100,000      500       1
CCMI ................      10,000    1,000       1
Interfest ...........     100,000      500       1
                                   --------
                                     9,050
                                   ========

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The following is a schedule of future minimum rental payments under operating leases (principally office and venue facilities) that have initial or remaining lease terms in excess of one year as of December 31, 1997:

 Year ended December 31:
 1998 ..................  $  222,539
 1999 ..................     183,198
 2000 ..................     188,991
 2001 ..................     133,350
 2002 ..................     136,350
 Thereafter ............     174,375
                         -----------
 Total .................  $1,038,803
                         ===========


   Certain office facilities have renewal and escalation clauses.


 Legal Matters

   On October 10, 1997, Concert/Southern settled a lawsuit stemming from the termination of a ticketing agent's contract, agreeing to pay the agent $100,000. Such amount has been provided for in the accompanying combined statement of operations.

   The Companies have also been named in various other lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Companies as a result of these lawsuits. Management has stated that all cases will be vigorously defended.


6. SUBSEQUENT EVENTS

   On March 4, 1998, SFX Entertainment Inc. acquired the Companies for a total cash purchase price of $16,900,000 (including a working capital payment of $300,000).

   Prior to the sale of the Companies to SFX, the sole shareholder of High Cotton received a distribution of High Cotton's interest in HC Properties, Inc.

                                   PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND SPIN-OFF

   The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Nasdaq listing fee.


 SEC Registration Fee..................... $   30,777
Nasdaq National Market Listing Fees .....      90,000
Transfer Agent and Registrar Fees .......      20,000
Accounting Fees and Expenses.............     500,000
Legal Fees and Expenses..................     800,000
Printing, Engraving and Mailing
 Expenses................................     200,000
Miscellaneous............................      59,223
                                          -----------
TOTAL....................................  $1,700,000
                                          ===========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.


   The Company's Certificate of Incorporation (the "Company Certificate") provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:


   o for any breach of the director's duty of loyalty to the Company or its stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o  under Section 174 of the DGCL; or

   o for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of the Company is not personally liable as set forth above, no director will be liable to the Company or its stockholders to such further extent as permitted by any law enacted after the date of the Company's Certificate, including any amendment to the DGCL.


   The Company Certificate requires the Company to indemnify any person who was, is, or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he (a) is or was a director or officer of the Company or (b) is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. This indemnification is to be to the fullest extent permitted by the DGCL. The right to indemnification will be a contract right and, as such, will run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this provision of the Company Certificate is in effect. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting his claim. It will be a defense to any such action that the requested indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving this defense will be on the Company. The rights described above do not exclude any other right that any person may have or acquire under any statute, by-law, resolution of stockholders or directors, agreement or otherwise.


   The by-laws of the Company require the Company to indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL. The by-laws also require the Company to pay expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is/was a director (or was serving at the Company's request as a director or officer of another corporation) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director to repay the advance if it ultimately is determined that the director is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL. The indemnification and advancement of expenses provided in the by-laws are not to be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


   On February 11, 1998, the Company sold $350.0 million in aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008. Lehman Brothers, Goldman Sachs, & Co., BNY Capital Markets, Inc. and ING Barings (the "Initial Purchasers") were the purchasers of the Notes and resold the Notes (i) to certain "qualified institutional buyers," as defined in Rule 144A of the Securities Act, and (ii) outside the United States to certain persons in reliance upon Regulation S promulgated under the Securities Act. The aggregate cash offering price of the Notes was $350.0 million and the aggregate discounts and commissions related to the sale were $10.5 million. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The Company has agreed to register the Notes (or a new series of securities identical in all respects to the Notes) under the Securities Act within a certain time period.


   On February 25, 1998, the Company consummated its acquisition of PACE. In connection with such acquisition, the Company has agreed to issue to the sellers of PACE 1.5 million shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Contemporary. In connection with such acquisition, the Company issued to the sellers of Contemporary shares of the Company's series A redeemable convertible preferred stock which will automatically convert into 1,402,850 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 24, 1998, the Company consummated its acquisition of BGP. In connection with such acquisition, the Company issued to the sellers of BGP options to purchase an aggregate of 562,640 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   On February 27, 1998, the Company consummated its acquisition of Network. In connection with such acquisition, the Company has agreed to issue to the sellers of Network 750,188 shares of Company Class A Common Stock upon consummation of the Spin-Off.

   The sales of securities to the sellers of PACE, Contemporary, BGP and Network were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to
Section 4(2) thereof. Each of these sales was made without the use of an underwriter.

 ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits:


 EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
     2.1     Form of Distribution Agreement between the Company and SFX Broadcasting (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
     2.2     Form of Tax Sharing Agreement between the Company and SFX Broadcasting*
     2.3     Form of Employee Benefits Agreement between the Company and SFX Broadcasting*
     3.1     Certificate of Incorporation of the Company*
     3.2     Bylaws of the Company*
     3.3     Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the
             Secretary of State of Delaware on February 25, 1998 (incorporated by reference to Report on Form
             8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
     3.4     1998 Stock Option and Restricted Stock Plan of the Company*
     3.5     Certificate of Designations relating to the Series A Preferred Stock of the Company as filed with the Secretary of State of Delaware on February 27, 1998 (incorporated by reference to Report on
             Form 8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
     3.6     Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Schedule 14A of SFX Broadcasting, filed with the Commission on February 13, 1998)
     4.1     Indenture relating to the 9 1/8% Senior Subordinated Notes due 2008 (incorporated by reference to
             Report on Form 8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
     5.1     Opinion of Baker & McKenzie*
    10.1     Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises,
             Ltd., Beach Concerts, Inc., Connecticut Concerts Incorporated, Broadway Concerts, Inc., Arden
             Productions, Ltd., In-house Tickets, Inc., Exit 116 Revisited, Inc., Ron Delsener, Mitch Slater
             and SFX Broadcasting, Inc.*
    10.2     License Agreement, dated January 29, 1990, by and between the State of New York and Beach
             Concerts, Inc.*
    10.3     Amendment to License Agreement of January 29, 1990, dated as of April 11, 1997, by and between the State of New York and Beach Concerts, Inc.*
    10.4     Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants dated as of May 1,
             1996, by and between New Jersey Highway Authority and GSAC Partners*
    10.5     Partnership Agreement, dated as of November 18, 1996, by and between Pavilion Partners Exit 116
             Revisited, Inc.*
    10.6     Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Sunshine Concerts, L.L.C.,
             SFX Broadcasting, Inc., Sunshine Promotions, Inc., P. David Lucas and Steven P. Sybesma*

                               II-3

EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
    10.7     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition,
             L.P., SFX Broadcasting, Inc., Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and
             John Valant*
    10.8     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek
             Amphitheater Concerts, L.P., SFX Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek
             Partners, L.P., Sand Creek, Inc., P. David Lucas and Steven P. Sybesma*
    10.9     Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts,
             L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and Steven P. Sybesma*
    10.10    Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater
             Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership*
    10.11    Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P.,
             SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas and Steven P. Sybesma*
    10.12    Indenture of Lease, dated as of September 1, 1995, by and between Murat Temple Association, Inc.
             and Murat Centre, L.P.*
    10.13    Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting, Inc., NOC
             Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts,
             Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation and QN Corp.*
    10.14    Agreement of Merger, dated as of February 14, 1997, by and among SFX Broadcasting, Inc., NOC
             Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp., Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts,
             Inc., Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut,
             Inc., Connecticut Amphitheater Development Corporation and QN Corp.*
    10.15    Second Amendment of Agreement of Merger, dated as of March 19, 1997, by and among SFX
             Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
             Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp.,
             Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the Stockholders of
             Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.*
    10.16    Lease Agreement, dated as of September 14, 1994, by and between The City of Hartford and
             Connecticut Performing Arts Partners*
    10.17    Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of
             Kansas, Inc., Continental Entertainment Associates, Inc., Capital Tickets, LP, Dialtix, Inc.,
             Contemporary International Productions Corporation, Steven F. Schankman Living Trust, dated
             10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81, Steven F. Schankman and Irving P.
             Zuckerman*
    10.18    Lease Agreement, dated December 13, 1992, by and between Wyandotte County, Kansas and Wyandotte
             County Parks Board and Sandstone Amphitheater Joint Venture*

                               II-4

EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
    10.19    Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP
             Presents, Inc. and BGP Acquisitions, LLC*
    10.20    Amphitheater Lease and Agreement, dated June 20, 1986, between the City of Mountain View, the
             Mountain View Shoreline Regional Park Community and Shoreline Amphitheater Partners*
    10.21    Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group,
             L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird
             Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird
             Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith
             Family Trust u/d/o 7/17/89, June E. Brody, Steven A. Saslow and The Network 40, Inc.*
    10.22    Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen
             Selig, III, Peter Conlon, Southern Promotions, Inc., High Cotton, Inc., Cooley and Conlon
             Management, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc.,
             Interfest, Inc., Concert/Southern Chastain Promotions Joint Venture, Roxy Ventures Joint Venture
             and SFX Concerts, Inc.*
    10.23    Stock Purchase Agreement, dated as of December 12, 1997 by and between Pace Entertainment
             Corporation and SFX Entertainment, Inc.*
    10.24    Agreement and Plan of Merger, dated as of August 24, 1997, as amended on February 9, 1998, among
             SFX Buyer, SFX Buyer Sub and SFX (composite version) (incorporated by reference to Report on Form
             8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
    10.25    Reserved
    10.26    Non-Negotiable Promissory Note, dated as of June 23, 1997, between SFX (as maker) and Sunshine
             Promotions, Inc. (as payee)*
    10.27    Partnership Agreement, dated as of April 1, 1994, by and among SM/PACE, Inc., YM Corp., The
             Westside Amphitheater Corporation, Charlotte Amphitheater Corporation and Amphitheater
             Entertainment Partnership*
    10.28    Purchase Agreement, dated as of December 19, 1997, by and among SM/PACE, Inc., PACE Entertainment
             Corporation, Charlotte Amphitheater Corporation, The Westside Amphitheater Corporation and Viacom
             Inc.*
    10.29    Letter Purchase Agreement, dated as of December 22, 1997, by and among SM/PACE, Inc., YM Corp.
             and PACE Entertainment Corporation*
    10.30    Extended Events Management Agreement, dated as of November 21, 1994, by and between The Woodlands
             Center for the Performing Arts and Pavilion Partners*
    10.31    Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and
             The Westside Amphitheatre Corp.*
    10.32    Addendum to Operator Lease Agreement, dated as of September 26, 1989, by and between the City of
             Phoenix and Pavilion Partners*
    10.33    Memorandum of Lease, dated as of April 1, 1994, by and between the City of Phoenix and Pavilion
             Partners*
    10.34    Lease Agreement, dated as of February 9, 1994, by and between New Jersey Development Authority and Sony Music/Pace Partnership *

                               II-5

EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
    10.35    First Amendment to Lease Agreement, dated as of March 11, 1994, by and between New Jersey
             Economic Development and Sony Music/Pace Partnership*
    10.36    Second Amendment to Lease Agreement, dated as of June 7, 1994, by and between New Jersey Economic
             Development Authority and Pavilion Partners*
    10.37    Third Amendment to Lease Agreement, dated as of March 15, 1995, by and between New Jersey
             Economic Development Authority and Pavilion Partners*
    10.38    Fourth Amendment|P% to Lease Agreement, dated as of March 11, 1997, by and between the New Jersey
             Economic Development Authority and Pavilion Partners*
    10.39    Three Way Agreement, dated as of April 28, 1995, by and between New Jersey Economic Development
             Authority, South Jersey Performing Arts Center, Inc. and Pavilion Partners*
    10.40    Lease Agreement, dated as of December 1, 1989, between Crossroads Properties, Incorporated and
             Pace Entertainment Group, Inc.*
    10.41    Assignment of Ground Lease, dated as of April 6, 1990, by and between Pace Entertainment Group,
             Inc. and YM/Pace Partnership*
    10.42    Partnership Agreement, dated as of July 1, 1991, by and between SM/PACE Partnership and CDC
             Amphitheaters/I, Inc.*
    10.43    First Amendment to Partnership Agreement, dated as of January 31, 1992, by and between SM/PACE
             Partnership and CDC Amphitheaters/I, Inc.*
    10.44    Lease Agreement, dated as of December 1, 1990, by and between the City of Raleigh, North Carolina and Sony Music/Pace Partnership*
    10.45    Amendment to Lease Agreement, dated as of November 15, 1995, by and between Walnut Creek
             Amphitheater Partnership and City of Raleigh, North Carolina*
    10.46    Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
             Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City
             of Raleigh, North Carolina and Sony Music/Pace Partnership*
    10.47    Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
             Amphitheater Financing Assistance Corporation, First Union National Bank of North Carolina, City
             of Raleigh, North Carolina and Sony Music/Pace Partnership*
    10.48    Partnership Agreement, dated as of February 28, 1986, by and between Belz Investment Company,
             Inc., Martin S. Belz and Pace Productions, Inc.*
    10.49    First Amendment to Partnership Agreement, dated as of June 15, 1986, by and among Belz Investment
             Company, Martin S. Belz, Belz-Starwood, Inc. and Pace Productions, Inc.*
    10.50    Partnership Agreement, dated as of May 15, 1996, by and between Pavilion Partners and CDC/SMT,
             Inc.*
    10.51    Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants, dated as of January
             4, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion
             Partners*
    10.52    First Amendment to Lease Agreement, dated as of June 5, 1995, by and between South Florida Fair and Pam Beach County Expositions, Inc. and Pavilion Partners*
    10.53    Partnership Agreement, dated as of April 4, 1997, by and between Pavilion Partners and Irvine
             Meadows Amphitheater*

                               II-6

EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
    10.54    Amended and Restated Agreement, dated as of October 1, 1991, by and between The Irvine Company and Irvine Meadows*
    10.55    Concession Lease, dated as of October 19, 1992, by and between the County of San Bernardino and
             Amphitheater Entertainment Corporation*
    10.56    Partnership Formation Agreement, dated as of January 22, 1988, by and among MCA Concerts II, Inc.
             and Pace Entertainment Group, Inc.*
    10.57    Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace
             Entertainment Group, Inc.*
    10.58    Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA Concerts,
             Inc.*
    10.59    Amended Indenture of Lease, February 2, 1984, by and between the City of Atlanta and Filmworks
             U.S.A., Inc.*
    10.60    Amendment to Lease Agreement, dated as of October 10, 1988, between the City of Atlanta, Georgia and Filmworks U.S.A., Inc.*
    10.61    Agreement Regarding Sublease, dated as of January 20, 1988, by and between Filmworks U.S.A., Inc.
             and MCA Concerts, Inc.*
    10.62    First Amendment to Sublease, dated as of January 21, 1988, between Filmworks U.S.A., Inc. and MCA
             Concerts, Inc.*
    10.63    Second Amendment to Sublease, dated as of April 19, 1988, between Filmworks U.S.A., Inc. and MCA
             Concerts, Inc.*
    10.64    Third Amendment to Sublease, dated as of September 15, 1988, between Filmworks U.S.A., Inc. and
             MCA Concerts, Inc.*
    10.65    Memorandum of Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA
             Concerts, Inc.*
    10.66    Assignment of Sublease, dated as of June 15, 1989, by Filmworks U.S.A., Inc. and MCA Concerts,
             Inc.*
    10.67    Assignment of Sublease, dated as of June 23, 1989, by Filmworks U.S.A., Inc. and MCA Concerts,
             Inc.*
    10.68    Assignment of Agreement, dated as of June 15, 1989, by the City of Atlanta and MCA Concerts,
             Inc.*
    10.69    Assignment of Agreement, dated as of June 23, 1989, by the City of Atlanta and MCA Concerts,
             Inc.*
    10.70    Lease, dated as of June, 1997, by and between 500 Texas Avenue Limited Partnership and Bayou
             Place Performance Hall General Partnership*
    10.71    Master Licensed User Agreement, dated as of February 1, 1996, by and between Ticketmaster
             Ticketing Co., Inc. and Pace Entertainment Corporation*
    10.72    Joint Venture Agreement, dated as of July, 1995 by and between American Broadway, Inc. and Gentry
             & Associates, Inc.*
    10.73    Amended and Restated Employment Agreement, dated as of December 12, 1997, by and between SFX
             Entertainment, Inc. and Brian E. Becker*

                               II-7

EXHIBIT
NO.                                                DESCRIPTION OF EXHIBIT
-----------  -------------------------------------------------------------------------------------------------
    10.74    Second Amended and Restated Partnership Agreement, dated as of April 1, 1994 by and between The
             Westside Amphitheatre Corporation, San Bernardino Amphitheater Corporation and YM Corp.*
    10.75    Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX
             Broadcasting, Inc. and Ron Delsener*
    10.76    Employment Agreement, dated as of January 2, 1997, between Delsener/Slater Enterprises, Inc., SFX
             Broadcasting, Inc. and Mitch Slater*
    10.77    Reserved
    10.78    Reserved
    10.79    Credit and Guarantee Agreement, dated as of February 26, 1998, by and among SFX Entertainment, the Subsidiary Guarantors party thereto, the Lenders party thereto, Goldman Sachs Partners, L.P., as co-documentation agent, Lehman Commercial Paper, Inc., as co-documentation agent and the Bank of New York, as administrative agent (incorporated by reference to Report on Form 8-K (File No.
             333-43287) filed with the Commission on March 11, 1998)
    10.80    Purchase Agreement, dated February 5, 1998, relating to the 9 1/8% Senior Subordinated Notes due
             2008 of SFX Entertainment, Inc., by and among SFX Entertainment, Inc., Lehman Brothers Inc.,
             Sachs & Co., BNY Capital Markets, Inc. and ING Barings (incorporated by reference to Report on
             Form 8-K (File No. 333-43287) filed with the Commission on March 11, 1998)
    10.81    Amendment No. 2 to Agreement and Plan of Merger among SBI Holdings Corporation, SBI Radio
             Acquisition Corporation and SFX Broadcasting, Inc., dated March 9, 1998 (incorporated by reference to Annual Report on Form 10-K (File No. 333-43287) filed with the Commission on March
             18, 1998)
    21.1     Subsidiaries of the Company (incorporated by reference to Annual Report on Form 10-K (File No.
             333-43287) filed with the Commission on March 18, 1998)
    23.1     Consent of Baker & McKenzie (included in Exhibit 5.1)
    23.2     Consent of Ernst & Young LLP.+
    23.3     Consents of Arthur Anderson LLP.+
    23.4     Consent of Price Waterhouse LLP.+
    24.1     Power of Attorney*
    99.1     Opinion of Lehman Brothers (incorporated by reference to Schedule 14A of SFX Broadcasting, filed with the Commission on February 13, 1998)


------------
*      Previously filed.
+      Filed herewith.

 (b) Financial Schedules.

   None.

ITEM 17. UNDERTAKINGS

   (1) The undersigned registrant hereby undertakes:

   (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on March 27, 1998.

                                          SFX ENTERTAINMENT, INC.
                                          By: /s/ Howard J. Tytel
                                              -------------------------------
                                                  Howard J. Tytel
                                                  Executive Vice President,
                                                  General Counsel and Secretary


                              POWER OF ATTORNEY

   Pursuant to the requirements of the Securities and Exchange Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                     DATE
-------------------------   ------------------------------  ------------------
                            EXECUTIVE CHAIRMAN, MEMBER OF
             *              the Office of the Chairman and
 -------------------------  Director (principal executive
 Robert F.X. Sillerman      officer)                           March 27, 1998

             *              President, Chief Executive
 -------------------------  Officer, Member of the Office
 Michael G. Ferrel          of the Chairman and Director       March 27, 1998

      /s/Brian Becker       Executive Vice President,
 -------------------------  Member of the Office of the
 Brian Becker               Chairman and Director              March 27, 1998

             *
 -------------------------  Executive Vice President and
 D. Geoffrey Armstrong      Director                           March 27, 1998

   /s/ Howard J. Tytel      Executive Vice President,
 -------------------------  General Counsel, Secretary and
 Howard J. Tytel            Director                           March 27, 1998

                            Chief Financial Officer, Vice
             *              President and Director
 -------------------------  (principal financial and
 Thomas P. Benson           accounting officer)                March 27, 1998

             *
 -------------------------  Vice President, Associate
 Richard A. Liese           General Counsel and Director       March 27, 1998

             *              Director                           March 27, 1998
 -------------------------
 James F. O'Grady, Jr.

         SIGNATURE                       TITLE                     DATE
-------------------------   ------------------------------  ------------------

             *              Director                           March 27, 1998
 -------------------------
 Paul Kramer

             *              Director                           March 27, 1998
 -------------------------
 Edward F. Dugan


*By: /s/ Howard J. Tytel
-----------------------------------
Attorney-in-Fact

                                EXHIBIT INDEX


  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  -------------------------------------------------------------------------------------- ------------
       2.1       Form of Distribution Agreement between the Company and SFX Broadcasting (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on
                 March 11, 1998)
       2.2       Form of Tax Sharing Agreement between the Company and SFX Broadcasting*
       2.3       Form of Employee Benefits Agreement between the Company and SFX Broadcasting*
       3.1       Certificate of Incorporation of the Company*
       3.2       Bylaws of the Company*
       3.3       Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware on February 25, 1998 (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on
                 March 11, 1998)
       3.4       1998 Stock Option and Restricted Stock Plan of the Company*
       3.5       Certificate of Designations relating to the Series A Preferred Stock of the Company as filed with the Secretary of State of Delaware on February 27, 1998 (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on
                 March 11, 1998)
       3.6       Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Schedule 14A of SFX Broadcasting, filed with the Commission on
                 February 13, 1998)
       4.1       Indenture relating to the 9 1/8% Senior Subordinated Notes due 2008 (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on
                 March 11, 1998)
       5.1       Opinion of Baker & McKenzie*
      10.1       Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater
                 Enterprises, Ltd., Beach Concerts, Inc., Connecticut Concerts Incorporated, Broadway
                 Concerts, Inc., Arden Productions, Ltd., In-house Tickets, Inc., Exit 116 Revisited,
                 Inc., Ron Delsener, Mitch Slater and SFX Broadcasting, Inc.*
      10.2       License Agreement, dated January 29, 1990, by and between the State of New York and
                 Beach Concerts, Inc.*
      10.3       Amendment to License Agreement of January 29, 1990, dated as of April 11, 1997, by and between the State of New York and Beach Concerts, Inc.*
      10.4       Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants dated as of May 1, 1996, by and between New Jersey Highway Authority and GSAC Partners*
      10.5       Partnership Agreement, dated as of November 18, 1996, by and between Pavilion Partners
                 Exit 116 Revisited, Inc.*
      10.6       Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Sunshine
                 Concerts, L.L.C., SFX Broadcasting, Inc., Sunshine Promotions, Inc., P. David Lucas
                 and Steven P. Sybesma*

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  --------------------------------------------------------------------------------------  ------------
      10.7       Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex
                 Acquisition, L.P., SFX Broadcasting, Inc., Suntex, Inc., P. David Lucas, Steven P.
                 Sybesma, Greg Buttrey and John Valant*
      10.8       Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek
                 Amphitheater Concerts, L.P., SFX Broadcasting, Inc., Deer Creek Partners, L.P., Sand
                 Creek Partners, L.P., Sand Creek, Inc., P. David Lucas and Steven P. Sybesma*
      10.9       Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat
                 Centre Concerts, L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and
                 Steven P. Sybesma*
      10.10      Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris
                 Amphitheater Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited
                 Partnership and certain of the partners of Polaris Amphitheater Limited Partnership*
      10.11      Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine
                 Design, L.P., SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas and Steven P.
                 Sybesma*
      10.12      Indenture of Lease, dated as of September 1, 1995, by and between Murat Temple
                 Association, Inc. and Murat Centre, L.P.*
      10.13      Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting,
                 Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
                 Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN
                 Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the
                 Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development
                 Corporation and QN Corp.*
      10.14      Agreement of Merger, dated as of February 14, 1997, by and among SFX Broadcasting,
                 Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition Corp.,
                 Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN
                 Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts Partners and the
                 Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development
                 Corporation and QN Corp.*
      10.15      Second Amendment of Agreement of Merger, dated as of March 19, 1997, by and among SFX
                 Broadcasting, Inc., NOC Acquisition Corp., Cadco Acquisition Corp., QN-Acquisition
                 Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development
                 Corporation, QN Corp., Connecticut Performing Arts, Inc., Connecticut Performing Arts
                 Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut
                 Amphitheater Development Corporation and QN Corp.*
      10.16      Lease Agreement, dated as of September 14, 1994, by and between The City of Hartford and Connecticut Performing Arts Partners*
      10.17      Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10,
                 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation,
                 Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc.,
                 Capital Tickets, LP, Dialtix, Inc., Contemporary International Productions
                 Corporation, Steven F. Schankman Living Trust, dated 10/22/82, Irving P. Zuckerman
                 Living Trust, dated 11/24/81, Steven F. Schankman and Irving P. Zuckerman*
      10.18      Lease Agreement, dated December 13, 1992, by and between Wyandotte County, Kansas and
                 Wyandotte County Parks Board and Sandstone Amphitheater Joint Venture*
  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  --------------------------------------------------------------------------------------  ------------
      10.19      Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP Presents, Inc. and BGP Acquisitions, LLC*
      10.20      Amphitheater Lease and Agreement, dated June 20, 1986, between the City of Mountain
                 View, the Mountain View Shoreline Regional Park Community and Shoreline Amphitheater
                 Partners*
      10.21      Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX
                 Network Group, L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith,
                 individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody,
                 Steven A. Saslow and The Network 40, Inc.*
      10.22      Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley,
                 S. Stephen Selig, III, Peter Conlon, Southern Promotions, Inc., High Cotton, Inc.,
                 Cooley and Conlon Management, Inc., Buckhead Promotions, Inc., Northern Exposure,
                 Inc., Pure Cotton, Inc., Interfest, Inc., Concert/Southern Chastain Promotions Joint
                 Venture, Roxy Ventures Joint Venture and SFX Concerts, Inc.*
      10.23      Stock Purchase Agreement, dated as of December 12, 1997 by and between Pace
                 Entertainment Corporation and SFX Entertainment, Inc.*
      10.24      Agreement and Plan of Merger, dated as of August 24, 1997, as amended on February 9,
                 1998, among SFX Buyer, SFX Buyer Sub and SFX (composite version)(incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the Commission on
                 March 11, 1998)
      10.25      Reserved
      10.26      Non-Negotiable Promissory Note, dated as of June 23, 1997, between SFX (as maker) and
                 Sunshine Promotions, Inc. (as payee)*
      10.27      Partnership Agreement, dated as of April 1, 1994, by and among SM/PACE, Inc., YM
                 Corp., The Westside Amphitheater Corporation, Charlotte Amphitheater Corporation and
                 Amphitheater Entertainment Partnership*
      10.28      Purchase Agreement, dated as of December 19, 1997, by and among SM/PACE, Inc., PACE
                 Entertainment Corporation, Charlotte Amphitheater Corporation, The Westside
                 Amphitheater Corporation and Viacom Inc.*
      10.29      Letter Purchase Agreement, dated as of December 22, 1997, by and among SM/PACE, Inc.,
                 YM Corp. and PACE Entertainment Corporation*
      10.30      Extended Events Management Agreement, dated as of November 21, 1994, by and between
                 The Woodlands Center for the Performing Arts and Pavilion Partners*
      10.31      Operator Lease Agreement, dated as of September 26, 1989, by and between the City of
                 Phoenix and The Westside Amphitheatre Corp.*
      10.32      Addendum to Operator Lease Agreement, dated as of September 26, 1989, by and between the City of Phoenix and Pavilion Partners*
      10.33      Memorandum of Lease, dated as of April 1, 1994, by and between the City of Phoenix and
                 Pavilion Partners*
      10.34      Lease Agreement, dated as of February 9, 1994, by and between New Jersey Development
                 Authority and Sony Music/Pace Partnership *

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  --------------------------------------------------------------------------------------  ------------
      10.35      First Amendment to Lease Agreement, dated as of March 11, 1994, by and between New
                 Jersey Economic Development and Sony Music/Pace Partnership*
      10.36      Second Amendment to Lease Agreement, dated as of June 7, 1994, by and between New
                 Jersey Economic Development Authority and Pavilion Partners*
      10.37      Third Amendment to Lease Agreement, dated as of March 15, 1995, by and between New
                 Jersey Economic Development Authority and Pavilion Partners*
      10.38      Fourth Amendment|P% to Lease Agreement, dated as of March 11, 1997, by and between the
                 New Jersey Economic Development Authority and Pavilion Partners*
      10.39      Three Way Agreement, dated as of April 28, 1995, by and between New Jersey Economic
                 Development Authority, South Jersey Performing Arts Center, Inc. and Pavilion
                 Partners*
      10.40      Lease Agreement, dated as of December 1, 1989, between Crossroads Properties,
                 Incorporated and Pace Entertainment Group, Inc.*
      10.41      Assignment of Ground Lease, dated as of April 6, 1990, by and between Pace
                 Entertainment Group, Inc. and YM/Pace Partnership*
      10.42      Partnership Agreement, dated as of July 1, 1991, by and between SM/PACE Partnership and CDC Amphitheaters/I, Inc.*
      10.43      First Amendment to Partnership Agreement, dated as of January 31, 1992, by and between
                 SM/PACE Partnership and CDC Amphitheaters/I, Inc.*
      10.44      Lease Agreement, dated as of December 1, 1990, by and between the City of Raleigh,
                 North Carolina and Sony Music/Pace Partnership*
      10.45      Amendment to Lease Agreement, dated as of November 15, 1995, by and between Walnut
                 Creek Amphitheater Partnership and City of Raleigh, North Carolina*
      10.46      Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
                 Amphitheater Financing Assistance Corporation, First Union National Bank of North
                 Carolina, City of Raleigh, North Carolina and Sony Music/Pace Partnership*
      10.47      Mutual Recognition Agreement, dated as of December 1, 1990, by and among Walnut Creek
                 Amphitheater Financing Assistance Corporation, First Union National Bank of North
                 Carolina, City of Raleigh, North Carolina and Sony Music/Pace Partnership*
      10.48      Partnership Agreement, dated as of February 28, 1986, by and between Belz Investment
                 Company, Inc., Martin S. Belz and Pace Productions, Inc.*
      10.49      First Amendment to Partnership Agreement, dated as of June 15, 1986, by and among Belz
                 Investment Company, Martin S. Belz, Belz-Starwood, Inc. and Pace Productions, Inc.*
      10.50      Partnership Agreement, dated as of May 15, 1996, by and between Pavilion Partners and
                 CDC/SMT, Inc.*
      10.51      Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants, dated as of January 4, 1995, by and between South Florida Fair and Pam Beach County
                 Expositions, Inc. and Pavilion Partners*
      10.52      First Amendment to Lease Agreement, dated as of June 5, 1995, by and between South
                 Florida Fair and Pam Beach County Expositions, Inc. and Pavilion Partners*
      10.53      Partnership Agreement, dated as of April 4, 1997, by and between Pavilion Partners and
                 Irvine Meadows Amphitheater*

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  --------------------------------------------------------------------------------------  ------------
      10.54      Amended and Restated Agreement, dated as of October 1, 1991, by and between The Irvine
                 Company and Irvine Meadows*
      10.55      Concession Lease, dated as of October 19, 1992, by and between the County of San
                 Bernardino and Amphitheater Entertainment Corporation*
      10.56      Partnership Formation Agreement, dated as of January 22, 1988, by and among MCA
                 Concerts II, Inc. and Pace Entertainment Group, Inc.*
      10.57      Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace Entertainment Group, Inc.*
      10.58      Agreement, dated as of October 10, 1988, by and between the City of Atlanta and MCA
                 Concerts, Inc.*
      10.59      Amended Indenture of Lease, February 2, 1984, by and between the City of Atlanta and
                 Filmworks U.S.A., Inc.*
      10.60      Amendment to Lease Agreement, dated as of October 10, 1988, between the City of
                 Atlanta, Georgia and Filmworks U.S.A., Inc.*
      10.61      Agreement Regarding Sublease, dated as of January 20, 1988, by and between Filmworks
                 U.S.A., Inc. and MCA Concerts, Inc.*
      10.62      First Amendment to Sublease, dated as of January 21, 1988, between Filmworks U.S.A.,
                 Inc. and MCA Concerts, Inc.*
      10.63      Second Amendment to Sublease, dated as of April 19, 1988, between Filmworks U.S.A.,
                 Inc. and MCA Concerts, Inc.*
      10.64      Third Amendment to Sublease, dated as of September 15, 1988, between Filmworks U.S.A.,
                 Inc. and MCA Concerts, Inc.*
      10.65      Memorandum of Agreement, dated as of October 10, 1988, by and between the City of
                 Atlanta and MCA Concerts, Inc.*
      10.66      Assignment of Sublease, dated as of June 15, 1989, by Filmworks U.S.A., Inc. and MCA
                 Concerts, Inc.*
      10.67      Assignment of Sublease, dated as of June 23, 1989, by Filmworks U.S.A., Inc. and MCA
                 Concerts, Inc.*
      10.68      Assignment of Agreement, dated as of June 15, 1989, by the City of Atlanta and MCA
                 Concerts, Inc.*
      10.69      Assignment of Agreement, dated as of June 23, 1989, by the City of Atlanta and MCA
                 Concerts, Inc.*
      10.70      Lease, dated as of June, 1997, by and between 500 Texas Avenue Limited Partnership and
                 Bayou Place Performance Hall General Partnership*
      10.71      Master Licensed User Agreement, dated as of February 1, 1996, by and between
                 Ticketmaster Ticketing Co., Inc. and Pace Entertainment Corporation*
      10.72      Joint Venture Agreement, dated as of July, 1995 by and between American Broadway, Inc.
                 and Gentry & Associates, Inc.*
      10.73      Amended and Restated Employment Agreement, dated as of December 12, 1997, by and between SFX Entertainment, Inc. and Brian E. Becker*

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
---------------  --------------------------------------------------------------------------------------  ------------
      10.74      Second Amended and Restated Partnership Agreement, dated as of April 1, 1994 by and between The Westside Amphitheatre Corporation, San Bernardino Amphitheater Corporation
                 and YM Corp.*
      10.75      Employment Agreement, dated as of January 2, 1997, between Delsener/Slater
                 Enterprises, Inc., SFX Broadcasting, Inc. and Ron Delsener*
      10.76      Employment Agreement, dated as of January 2, 1997, between Delsener/Slater
                 Enterprises, Inc., SFX Broadcasting, Inc. and Mitch Slater*
      10.77      Reserved
      10.78      Reserved
      10.79      Credit and Guarantee Agreement, dated as of February 26, 1998, by and among SFX
                 Entertainment, the Subsidiary Guarantors party thereto, the Lenders party thereto,
                 Goldman Sachs Partners, L.P., as co-documentation agent, Lehman Commercial Paper,
                 Inc., as co-documentation agent and the Bank of New York, as administrative agent
                 (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the
                 Commission on March 11, 1998)
      10.80      Purchase Agreement, dated February 5, 1998, relating to the 9 1/8% Senior Subordinated
                 Notes due 2008 of SFX Entertainment, Inc., by and among SFX Entertainment, Inc.,
                 Lehman Brothers Inc., Sachs & Co., BNY Capital Markets, Inc. and ING Barings
                 (incorporated by reference to Report on Form 8-K (File No. 333-43287) filed with the
                 Commission on March 11, 1998)
      10.81      Amendment No. 2 to Agreement and Plan of Merger among SBI Holdings Corporation, SBI
                 Radio Acquisition Corporation and SFX Broadcasting, Inc., dated March 9, 1998
                 (incorporated by reference to Annual Report on Form 10-K (File No. 333-43287) filed with the Commission on March 18, 1998)
      21.1       Subsidiaries of the Company (incorporated by reference to Annual Report on Form 10-K
                 (File No. 333-43287) filed with the Commission on March 18, 1998)
      23.1       Consent of Baker & McKenzie (included in Exhibit 5.1)
      23.2       Consent of Ernst & Young LLP.+
      23.3       Consents of Arthur Anderson LLP.+
      23.4       Consent of Price Waterhouse LLP.+
      24.1       Power of Attorney*
      99.1       Opinion of Lehman Brothers (incorporated by reference to Schedule 14A of SFX
                 Broadcasting, filed with the Commission on February 13, 1998)


------------
*      Previously filed.
+      Filed herewith.